PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ACCOLADE, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐	No fee required.
☐	Fee paid previously with preliminary materials.
☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025

Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, Washington 98101
Dear Fellow Stockholder:
You are cordially invited to attend a special meeting of stockholders (together with any adjournment, postponement, or other delay thereof, the “special meeting”) of Accolade, Inc. (“Accolade”), which will be held as a virtual meeting on [•], 2025 at [•], Pacific Time through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM.
At the special meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated as of January 8, 2025 (the “merger agreement”), by and among Accolade, Transcarent, Inc., a Delaware corporation (“Parent”), and Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into Accolade (the “merger”), and approve the merger and the transactions contemplated by the merger agreement (the “Merger Agreement Proposal”). At the special meeting, you also will be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Accolade to its named executive officers in connection with the merger (the “Compensation Proposal”), and a proposal to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the special meeting (the “Adjournment Proposal”).
If the merger is completed, you will be entitled to receive $7.03 in cash (the “per share price”), without interest thereon and subject to any applicable withholding taxes, for each share of Accolade common stock (each, a “Share” and together the “Shares”) that you own as of immediately prior to the effective time of the merger, unless you have properly exercised your appraisal rights. This per share price constitutes (i) a premium of approximately 110% over the closing price per share of the Accolade common stock on January 7, 2025, the last full trading day prior to the transaction announcement, and (ii) a premium of approximately 98% over the volume weighted average price of the Accolade common stock for the 30-day period ending January 7, 2025.
The Accolade Board of Directors (the “Accolade Board”), after considering the factors more fully described in the enclosed proxy statement and upon the recommendation of a special committee thereof, (1) determined that the entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Accolade and its stockholders; (2) authorized and approved the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; (3) recommended that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; and (4) directed that the merger agreement be submitted for consideration by the Accolade stockholders at the special meeting.
The Accolade Board recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
The accompanying proxy statement provides detailed information about the special meeting, the merger agreement and the merger and other transactions contemplated by the merger agreement, and the other proposals to be considered at the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement.
The accompanying proxy statement also describes the actions and determinations of the Accolade Board in connection with its evaluation of the merger agreement and the transactions contemplated thereby. Please read the proxy statement and its annexes, including the merger agreement, carefully and in their entirety, as they contain important information.

Your vote is very important, regardless of the number of Shares that you own. The merger cannot be completed unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares as of the record date.
Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the Merger Agreement Proposal.
If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” If you hold your Shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your Shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your Shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the Merger Agreement Proposal.
If you have any questions or need assistance voting your Shares, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com
On behalf of the Accolade Board, thank you for your support.

Very truly yours,

Rajeev Singh Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [•], 2025, and, together with the enclosed form of proxy card, is first being sent to stockholders on [•], 2025.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025

Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, Washington 98101
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA LIVE WEBCAST ON [•], 2025
Notice is given that a special meeting of stockholders (together with any adjournment, postponement or other delay thereof, the “special meeting”) of Accolade, Inc., a Delaware corporation (“Accolade”), will be held on [•], 2025, at [•], Pacific Time, for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time), dated January 8, 2025 (the “merger agreement”), by and among Accolade, Transcarent, Inc., a Delaware corporation (“Parent”), and Acorn Merger Sub, Inc., a Delaware corporation (“Merger Sub”), pursuant to which Merger Sub will merge with and into Accolade (the “merger”), and approve the merger and the transactions contemplated by the merger agreement (the “Merger Agreement Proposal”);

2.
To consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Accolade to its named executive officers in connection with the merger (the “Compensation Proposal”); and

3.
To consider and vote on the proposal to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the special meeting (the “Adjournment Proposal”).

The special meeting will be held as a virtual meeting through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. The special meeting will begin promptly at [•], Pacific Time. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares (as defined below)).
Only Accolade stockholders as of the close of business on [•], 2025, are entitled to notice of, and to vote at, the special meeting.
The Accolade Board of Directors (the “Accolade Board”) recommends that you vote: (i) “FOR” the Merger Agreement Proposal; (ii) “FOR” the Compensation Proposal; and (iii) “FOR” the Adjournment Proposal.
Accolade urges you to carefully read the accompanying proxy statement, including a copy of the merger agreement attached as Annex A, incorporated herein by reference, and any other annexes attached thereto and any documents incorporated by reference therein for additional information.
If the merger is completed, you will be entitled to receive $7.03 in cash (the “per share price”), without interest thereon and subject to any applicable withholding taxes, for each share of Accolade common stock (each, a “Share” and together the “Shares”) that you own as of immediately prior to the effective time of the merger, unless you have properly exercised your appraisal rights. This per share price constitutes (i) a premium of approximately 110% over the closing price per share of the Accolade common stock on January 7, 2025, the last full trading day prior to the transaction announcement, and (ii) a premium of approximately 98% over the volume weighted average price of the Accolade common stock for the 30-day period ending January 7, 2025.
Accolade stockholders or beneficial owners who do not vote in favor of the Merger Agreement Proposal will have the right to seek appraisal of the “fair value” of their Shares (exclusive of any elements of value arising from the accomplishment or expectation of the merger and together with interest (as described in the accompanying proxy statement) to be paid on the amount determined to be “fair value”) in lieu of receiving the per share price, without interest thereon and subject to any applicable withholding taxes, if the merger is completed, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). To do so, an Accolade stockholder or beneficial owner must properly demand appraisal before the vote is taken on the merger agreement and comply with all other requirements of the DGCL, including Section 262 of the DGCL, which are summarized in the section of the accompanying proxy statement captioned “The Merger—Appraisal Rights”, and certain conditions set forth in Section 262(g) of the DGCL must be satisfied. A copy of Section 262 of the DGCL is available as a publicly available electronic resource, which may be accessed without subscription or cost, at the following hyperlink, which is incorporated in this notice by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Your vote is very important, regardless of the number of Shares that you own. The merger cannot be completed unless the Merger Agreement Proposal is approved by the affirmative vote of the holders of at least a majority of the issued and outstanding Shares as of the record date.
Even if you plan to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy that you have previously submitted. If you fail to return your proxy or to attend the special meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the Merger Agreement Proposal.
If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” If you hold your Shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your Shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your Shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the Merger Agreement Proposal.

By Order of the Accolade Board,

Richard Eskew, Corporate Secretary
Plymouth Meeting, Pennsylvania
Dated: [•], 2025

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2025

ACCOLADE, INC.
PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA LIVE WEBCAST ON [•], 2025
This proxy statement is dated [•], 2025 and, together with the enclosed form of proxy card, is first being sent to stockholders on [•], 2025.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the adoption of the merger agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

i

ii

YOUR VOTE IS IMPORTANT
The merger cannot be completed unless the Merger Agreement Proposal (as defined below) is approved by the affirmative vote of the holders of a majority of the issued and outstanding Shares (as defined below) as of the record date.
EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) OVER THE INTERNET; (2) BY TELEPHONE; OR (3) BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD (A PREPAID REPLY ENVELOPE IS PROVIDED FOR YOUR CONVENIENCE). You may revoke your proxy or change your vote at any time before your proxy is voted at the special meeting.
If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” If you hold your Shares in “street name,” you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your Shares counted at the special meeting. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your Shares will not be counted for purposes of a quorum or be voted at the special meeting, and that will have the same effect as voting against the Merger Agreement Proposal.
If you are a stockholder of record, voting at the special meeting will revoke any proxy that you previously submitted. If you hold your Shares through a bank, broker or other nominee, you must obtain a “legal proxy” from the bank, broker or other nominee that holds your Shares in order to vote at the special meeting.
If you fail to (1) return your proxy card, (2) grant your proxy electronically over the Internet or by telephone or (3) vote by virtual ballot in person at the special meeting, your Shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help voting your Shares, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com
iii

TRANSACTION SUMMARY
Except as otherwise specifically noted in this proxy statement, “Accolade,” the “Company,” “we,” “our,” “us” and similar words refer to Accolade, Inc., including, in certain cases, its subsidiaries. Throughout this proxy statement, the “Accolade Board” refers to the Accolade Board of Directors. We refer to Accolade common stock, $0.0001 par value per share, as the “Common Stock.” When we refer to “Accolade Options,” we mean Accolade stock options, when we refer to “Accolade RSUs,” we mean Accolade restricted stock units and when we refer to “Accolade PSUs,” we refer to Accolade performance stock units.
Throughout this proxy statement, we refer to Transcarent, Inc., as “Parent,” and Acorn Merger Sub, Inc., as “Merger Sub.” In addition, throughout this proxy statement, we refer to the Agreement and Plan of Merger (as it may be amended from time to time), dated as of January 8, 2025, among Parent, Merger Sub and Accolade as the “merger agreement.” This summary highlights selected information from this proxy statement related to the proposed merger of Merger Sub (an indirect wholly owned subsidiary of Parent) with and into Accolade with Accolade surviving and continuing as an indirect wholly owned subsidiary of Parent, pursuant to the merger agreement. We refer to this transaction as the “merger.” If the merger is completed, you will be entitled to receive $7.03 in cash, which we refer to as the “per share price” or the “merger consideration,” without interest thereon and subject to any applicable withholding taxes, for each share of Common Stock (each, a “Share” and together the “Shares”) that you own as of immediately prior to the effective time of the merger, unless you have properly exercised your appraisal rights.
This proxy statement may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of its legal terms, you should carefully read this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.” A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger, carefully and in its entirety.
Introduction
On January 8, 2025, Accolade agreed to be acquired by Parent pursuant to the merger agreement. Pursuant to the merger agreement, Merger Sub will merge with and into Accolade, with Accolade continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. If the merger is completed, each outstanding Share as of immediately prior to the effective time of the merger will be converted into the right to receive the per share price in cash without interest thereon and subject to applicable withholding taxes.
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Accolade Board for use at a special meeting of stockholders and at any adjournments thereof where our stockholders will be asked to consider and vote on proposals:
•	to adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement (the “Merger Agreement Proposal”);
•
to approve, on a non-binding, advisory basis, the compensation that will or may become payable by Accolade to our named executive officers in connection with the merger (the “Compensation Proposal”); and

•
to approve the adjournment of the special meeting, from time to time, to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement Proposal at the time of the special meeting (the “Adjournment Proposal”).

A copy of the merger agreement is attached as Annex A to this proxy statement.

Parties Involved in the Merger (page 30)
Accolade, Inc.
Accolade, Inc. is a publicly held, personalized healthcare company that provides millions of people and their families with exceptional healthcare experiences so they can live their healthiest lives. Accolade’s employer, health plan, and consumer solutions combine virtual primary care and mental health, expert medical opinion, and best-in-class care navigation. These offerings are built on a platform that is engineered to care through predictive engagement of population health needs, proactive care that improves outcomes and cost savings, and addressing barriers to access and continuity of care.
Our Common Stock is listed on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “ACCD.” Accolade’s principal executive offices are located at 1201 3rd Ave, Suite 1700, Seattle, WA 98101, and our telephone number is 206-926-8100.
Transcarent, Inc.
Parent is a privately held healthcare company that is focused on making it easy for people to access high quality, affordable health and care. Parent offers a number of Care Experiences and WayFinding, a new experience powered by generative AI, that allows people to instantly access benefits navigation, clinical guidance, and care delivery including on demand care provided by physicians and other health and care professionals.
Parent is aligned with those who pay for healthcare (self-insured employers, and health consumers, and the payors who support them) and creates a measurably better experience, higher quality health, and lower costs. For more information, visit www.transcarent.com and follow Parent on LinkedIn or X. The information included on Parent's website, Parent's LinkedIn page or Parent's X page is not incorporated herein by reference. Parent’s address is 4700 S. Syracuse Street, Suite 900, Denver, CO 80237, and Parent’s telephone number is 888-511-3371.
Acorn Merger Sub, Inc.
Merger Sub is an indirect wholly owned subsidiary of Parent and was formed on January 3, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the merger and the transactions contemplated by the merger agreement. Merger Sub’s address is 4700 S. Syracuse Street, Suite 900, Denver, CO 80237, and Merger Sub’s telephone number is 888-511-3371.
Effects of the Merger (page 30)
Upon the terms and subject to the conditions of the merger agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the effective time of the merger: (1) Merger Sub will merge with and into Accolade; (2) the separate corporate existence of Merger Sub will cease; and (3) Accolade will continue as the surviving corporation in the merger and as an indirect wholly owned subsidiary of Parent. Throughout this proxy statement, we use the term “surviving corporation” to refer to Accolade as the surviving corporation following the merger.
As a result of the merger, Accolade will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation as a result of the merger.
The merger will become effective (the “effective time” or the “effective time of the merger”) upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Accolade, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect of the Merger on Our Outstanding Common Stock (page 31)
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each Share that is issued and outstanding as of immediately prior to the effective time of the merger (other than Shares (1) held at the effective time of the merger by Accolade or any direct or indirect wholly owned subsidiary of Accolade or held in Accolade’s treasury (other than, in each case, shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (2) held at the effective time of the merger by Parent, Merger Sub or any other wholly owned subsidiary of Parent or (3) as to which, at the effective time of the merger, dissenters’ rights have been perfected (collectively, the “Excluded Shares”)) will be automatically converted into the right to receive cash in an amount equal to the per share price, without interest thereon and less any applicable withholding taxes (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the terms of the merger agreement). After the merger is completed, you will have the right to receive the per share price for each Share that you own, but you will no longer have any rights as a stockholder (except that any of our stockholders who has properly and validly exercised and perfected, and has not validly withdrawn or otherwise subsequently lost, their appraisal rights will have the right to receive a payment for the “fair value” of their Shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights”).
At or prior to the closing of the merger, Parent will deposit (or cause to be deposited) a sufficient amount of cash with a designated paying agent to pay the aggregate per share price to our stockholders in accordance with the merger agreement. Once a stockholder has provided the paying agent with the documentation required by the paying agent, the paying agent will pay the stockholder the aggregate per share price payable under the merger agreement (less applicable withholding taxes) in exchange for the Shares held by that stockholder. For more information, see the section of this proxy statement captioned “The Merger Agreement—Paying Agent, Payment Fund and Payment Procedures.”
The Special Meeting (page 92)
Date, Time and Place
The special meeting of our stockholders will be held as a virtual meeting on [•], 2025 at [•], Pacific Time through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM. We refer to the special meeting, and any adjournment, postponement or other delay of the special meeting, as the “special meeting.” By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.
Purpose
At the special meeting, we will ask stockholders to vote on: (1) the Merger Agreement Proposal; (2) the Compensation Proposal; and (3) the Adjournment Proposal.
Record Date; Shares Entitled to Vote
You are entitled to vote at the special meeting if you owned any Shares as of the close of business on [•], 2025 (the “record date”). For each Share that you owned as of the close of business on the record date, you will have one vote on each matter properly submitted for a vote at the special meeting.
Quorum
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote are present at the special meeting virtually or represented by proxy. On the record date, there were [•] Shares outstanding and entitled to vote at the special meeting. Thus, the holders of [•] Shares must be present virtually or represented by proxy at the special meeting to constitute a quorum.
Required Vote
The proposals to be voted on at the special meeting require the following votes:
•
Proposal 1: Approval of the Merger Agreement Proposal requires the affirmative vote of the holders of a majority of the issued and outstanding Shares as of the record date (the “required stockholder vote”). As of the record date, [•] Shares constitute a majority of the issued and outstanding shares of Common Stock.

•
Proposal 2: Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon. This vote will be on a non-binding, advisory basis and is not a condition to the completion of the merger.

•
Proposal 3: If a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereat.

Voting and Proxies
Any stockholder of record entitled to vote at the special meeting may vote in any of the following ways:
•	by proxy, by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience);
•	by proxy, by granting a proxy electronically over the internet or by telephone (using the instructions found on the proxy card); or
•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by (1) signing another proxy card with a later date and returning it to us prior to the special meeting; (2) submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
If you are a beneficial owner and hold your Shares in “street name” through a bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee that you must follow in order to submit your voting instructions and have your Shares counted at the special meeting. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters, but not on non-routine matters.
THE PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING ARE ALL NON-ROUTINE MATTERS, AND BANKS, BROKERS AND OTHER NOMINEES CANNOT VOTE ON THESE PROPOSALS WITHOUT YOUR INSTRUCTIONS. THEREFORE, IT IS IMPORTANT THAT YOU CAST YOUR VOTE OR INSTRUCT YOUR BANK, BROKER OR NOMINEE ON HOW YOU WISH TO VOTE YOUR SHARES.
If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting.
Recommendation of the Accolade Board (page 44)
The Accolade Board, after considering the factors more fully described in the section of this proxy statement captioned “The Merger—Reasons for the Merger” and upon the recommendation of the Special Committee (as defined below), (1) determined that the entry into the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Accolade and its stockholders; (2) authorized and approved the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; (3) recommended that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; and (4) directed that the merger agreement be submitted for consideration by the Accolade stockholders at the special meeting.
The Accolade Board recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Opinion of Accolade’s Financial Advisor (page 49)
Accolade retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to act as its financial advisor in connection with a potential sale of Accolade and to provide financial advice and assistance and, upon the request of Accolade, to render a financial opinion in each case in connection therewith. Accolade selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in Accolade’s industry. On January 7, 2025, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Accolade Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares) was fair, from a financial point of view, to such holders of Common Stock.
The full text of the written opinion of Morgan Stanley delivered to the Accolade Board, dated January 7, 2025, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders and beneficial owners of Accolade are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Accolade Board (in connection with and for purposes of its consideration of the fairness of the merger consideration) and addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares). Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternatives available to Accolade, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion does not constitute an opinion or recommendation as to how the stockholders of Accolade should vote at the special meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.
For additional information, see the section of this proxy statement captioned “The Merger—Opinion of Accolade’s Financial Advisor” and Annex B to this proxy statement.
Treatment of Equity Awards in the Merger (page 80)
The merger agreement provides that Accolade’s equity awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger. For more information, see the section of this proxy statement captioned “The Merger Agreement—Treatment of Equity Awards.”
Treatment of Accolade Options
At the effective time of the merger, each Accolade Option that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than an employee of Accolade or any of our subsidiaries who continues to be an employee of the surviving corporation or one of its affiliates following closing of the merger (a “continuing employee”), with an exercise price per Share that is less than the merger consideration will be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the total number of Shares underlying such Accolade Option, multiplied by (2) the excess, if any, of (a) the merger consideration over (b) the per share exercise price for such Accolade Option, less applicable tax withholdings (if any). Any Accolade Option that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.
Treatment of Accolade RSUs
At the effective time of the merger, each Accolade RSU that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. Each Accolade RSU that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.

Treatment of Accolade PSUs
At the effective time of the merger, the portion of each Accolade PSU that is outstanding immediately prior to the effective time and that is vested or that will become vested at the effective time, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. At the effective time of the merger, each other portion of outstanding Accolade PSUs will be automatically cancelled for no consideration.
Treatment of our 2020 Employee Stock Purchase Plan
The merger agreement generally provides that, effective as of the date of the merger agreement, we will take all actions with respect to the Accolade, Inc. 2020 Employee Stock Purchase Plan (the “ESPP”) that are necessary to ensure that: (1) with respect to any offering periods in effect as of the date of the merger agreement (each, an “ESPP Offering Period”), no employee who is not already a participant in the ESPP as of such date may become a participant, and no existing participant may make additional contributions, whether through payroll deductions or otherwise, following such date; (2) subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time of the merger; (3) if any ESPP Offering Period concludes prior to the effective time of the merger, the ESPP will be suspended, and no new offering periods will be initiated prior to the termination of the merger agreement; and (4) if any ESPP Offering Period remains in effect at the effective time of the merger, the last day of such offering period will be accelerated to a date prior to the closing date of the merger as determined by our board of directors in accordance with the ESPP, and we will apply the funds credited to each participant’s account as of such date to the purchase of whole Shares in accordance with the terms of the ESPP.
Employee Benefits (page 92)
The merger agreement provides that, for a period of no less than one year following the closing date of the merger, Parent will provide, or cause to be provided, to each continuing employee during such period: (1) aggregate cash compensation that is substantially comparable to the aggregate cash compensation of such continuing employee as of the date of the merger agreement; (2) aggregate health and welfare benefits that are substantially comparable to the aggregate health and welfare benefits of such continuing employee as of the date of the merger agreement; and (3) to the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the surviving corporation or any of its affiliates, Parent shall, and shall cause its affiliates to, to the extent permitted under the applicable benefit plan, (a) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the continuing employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the effective time of the merger, (b) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit continuing employees (and their eligible dependents) for service and amounts paid prior to the effective time with Accolade or any subsidiary of Accolade to the same extent that such service and amounts paid was recognized prior to the effective time of the merger under the corresponding health or welfare benefit plan of Accolade or any subsidiary of Accolade and (c) as applicable, credit each continuing employee with his or her contribution balances, if any, under the health savings accounts, flexible spending accounts and dependent care spending accounts administered under employee plans which contributions are made during the employee plan year in which the closing occurs. Parent will also provide continuing employees credit for accrued but unused personal, sick and vacation time, and allow for rollover of continuing employee participation into Parent’s 401(k) plan, each as described further in the sections of this proxy statement captioned “The Merger Agreement—Employee Benefits” and “The Merger Agreement—Parent Arrangements.”
Interests of Accolade’s Directors and Executive Officers in the Merger (page 59)
When considering the recommendation of the Accolade Board that you vote to approve the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, your interests as a stockholder. In (1) evaluating and negotiating the merger agreement; (2) authorizing and approving the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; and (3) recommending that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement, the Accolade Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger.”
Appraisal Rights (page 28)
If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders (including beneficial owners of shares of our Common Stock) who (1) do not vote in favor of the Merger Agreement Proposal; (2) continuously hold their Shares through the effective time of the merger; (3) properly demand appraisal of their Shares; (4) meet certain statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their Shares in connection with the merger under Section 262 of the DGCL. This means that these persons will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective time of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation or Parent, makes a voluntary cash payment to persons seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). Parent and the surviving corporation are under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of their Shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their Shares.
Only a stockholder of record or a beneficial owner may submit a demand for appraisal. To exercise appraisal rights, such person must (1) submit a written demand for appraisal to Accolade before the vote is taken on the Merger Agreement Proposal; (2) not vote, in person or by proxy, in favor of the Merger Agreement Proposal; (3) continue to hold of record (or in the case of a demand made by the beneficial owner, continue to beneficially own) their Shares through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings unless certain conditions are satisfied by the persons seeking appraisal, as described further below. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL. Pursuant to Subsection (d)(1) of Section 262 of the DGCL, this proxy statement is to include either a copy of Section 262 of the DGCL or information directing the stockholders to a publicly available electronic resource at which Section 262 of the DGCL may be accessed without subscription or cost. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of Shares as to which appraisal rights are asserted, unless otherwise expressly noted herein. All references in Section 262 of the DGCL and in this summary “beneficial owner” mean a person who is the beneficial owner of Shares held either in voting trust or by a nominee on behalf of such person, unless otherwise expressly noted.
Material U.S. Federal Income Tax Consequences of the Merger (page 70)
For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of Common Stock in the merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the merger and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered in the merger.

A Non-U.S. Holder (as defined in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to such Non-U.S. Holder’s exchange of Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
For more information, see the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” The discussion in such section is for general information purposes only, however, and does not address all of the tax consequences that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances. U.S. Holders and Non-U.S. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the merger in light of their particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Regulatory Approvals Required for the Merger (page 73)
Under the merger agreement, the merger cannot be completed until the waiting period (and extensions thereof, if any) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and applicable state health care entity notice of material change laws, including, but not limited to, the Oregon Health Care Market Oversight Program (the “Oregon HCMO Program”) and the Minnesota Health Care Transactions Notice laws administered by the Office of the Minnesota Attorney General and the Minnesota Department of Health (the “Minnesota Transaction Review”), have expired or been terminated, there is no agreement with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”) not to consummate the merger in effect, if such agreement is mutually agreed to in writing by Accolade and Parent, and there is no court order or other legal requirement that prohibits or makes the merger illegal.
Accolade and Parent each filed or caused to be filed the requisite notification and report forms under the HSR Act with the FTC and DOJ on January 22, 2025. Both before and after the expiration or termination of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.
Accolade and Parent each filed or caused to be filed the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review on January 24, 2025, and will file or cause to be filed the requisite notification forms under other applicable state notice of material change laws. Accolade and Parent will each take prompt action to address any questions or concerns raised by such regulators to help expediate their respective reviews. The Oregon Health Authority, Office of the Minnesota Attorney General and Minnesota Department of Health, and certain other state agencies retain the authority to perform cost and impact reviews in connection with the merger and to challenge the merger on such grounds. In Oregon, transaction notice is required at least 180 days prior to closing, and unless it determines that a preliminary review is sufficient within 30 days of receiving the complete notice, the Oregon Health Authority has up to 180 days from submission of a completed notice to conduct a comprehensive review. The Minnesota Department of Health and Minnesota Office of the Attorney General require a transaction notice to be submitted at least 60 days prior to closing; the review period may be extended to up to 90 days by the Minnesota Attorney General’s Office by written notification.
The waiting period applicable to the merger under the HSR Act will expire 30 calendar days following the complete and satisfactory filing of the requisite notification and report forms under the HSR Act at 11:59 p.m., Eastern Time, if not terminated early, but this period may change if Parent voluntarily withdraws and refiles its notification and report form in order to restart the 30-day waiting period, or if the reviewing agency issues a formal request for additional information and documentary material. If such requests are made, the waiting period will be extended until 11:59 p.m., Eastern Time, 30 calendar days after substantial compliance with such requests. Accolade and Parent may also agree with the FTC or DOJ to not consummate the merger for a specified period of time. If any waiting period expires on a Saturday, Sunday or federal holiday, then the applicable waiting period is extended until the next day that is not a Saturday, Sunday or federal holiday at 11:59 p.m., Eastern Time.
Financing of the Merger (page 74)
The transactions contemplated by the merger agreement, including the payment of consideration due to our stockholders and the holders of Accolade Options, Accolade RSUs and Accolade PSUs under the merger agreement, the repayment or refinancing of certain indebtedness of Accolade, including payments of all amounts required to be paid in connection with the merger pursuant to the Credit Agreement, dated as of July 19, 2019, by and among Accolade, the lenders from time to time party thereto, and Comerica Bank, as agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and the Indenture, dated as of March 19, 2021, by and between Accolade and U.S. Bank Trust Company, National Association, as trustee (the “Indenture”) and the 0.50% convertible senior notes due 2026 issued pursuant thereto (the “Convertible Notes”) and the payment of all related fees and expenses, will be funded with the proceeds of the Financing (as defined below).
Pursuant to a stock purchase agreement (the “stock purchase agreement”), the investors party thereto (the “Equity Financing Parties”) have committed to capitalize Parent at or prior to the closing of the merger (the “Equity Financing”), with the proceeds to be used to fund the payment of the aggregate consideration to be paid in respect of Shares, Accolade Options, Accolade RSUs and Accolade PSUs pursuant to the merger agreement, the repayment of certain Accolade indebtedness as discussed above, as well as any fees, costs and expenses that Parent, Merger Sub and Accolade are required to pay in connection with the consummation of the merger. For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Settlement of conversions or repurchases of our issued and outstanding Convertible Notes will be handled by Parent and the surviving corporation after the closing of the merger.
For more information, see the section of this proxy statement captioned “The Merger—Financing of the Merger.”
Voting Agreements (page 74)
In connection with the execution of the merger agreement, AH Parallel Fund IV, LP, Andreessen Horowitz Fund IV, LP and certain officers of Accolade and members of the Accolade Board that hold Shares (each, a “Signing Stockholder”) entered into a support agreement (the “Voting Agreements”). As of January 6, 2025, the Signing Stockholders held, in the aggregate, Shares representing approximately 9.7% of the voting power of the outstanding Shares. As of the record date, the Signing Stockholders held, in the aggregate, Shares representing approximately [•]% of the outstanding Shares.
Under the Voting Agreements, the Signing Stockholders have agreed to, among other things, during the term of the Voting Agreements, vote the Signing Stockholders’ Shares (1) in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal and/or (2) against any other Acquisition Proposal (as defined in the merger agreement) or any action, proposal, agreement, transaction or arrangement that is intended, or would reasonably expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the consummation of the merger, result in a material breach of a covenant, representation or warranty or any obligation of Accolade under the merger agreement or any of the conditions to Accolade’s obligations under the merger agreement not being fulfilled or satisfied.
For more information, please see the section of this proxy statement captioned “The Merger—Voting Agreements.”
No Solicitation of Other Acquisition Proposals (page 88)
From January 8, 2025, until the effective time of the merger (or the earlier termination of the merger agreement) Accolade agreed to (i) cease and cause to be terminated any discussions or negotiations between Accolade or any of the other Acquired Companies (as defined in the merger agreement) and any other person and its representatives in connection with any acquisition proposal or acquisition inquiry, and (ii) terminate any data room access (or other access to diligence) granted to any such person and its representatives (other than Parent and its representatives) in connection with a potential acquisition proposal.
In particular, under and subject to the terms of the merger agreement, from January 8, 2025 and continuing until the earlier to occur of the effective time of the merger or the termination of the merger agreement, Accolade will not and will cause the other Acquired Companies and its and their respective directors and officers, and will direct its financial advisors and legal advisors not to, and shall not authorize or permit any of its and their other respective representatives to, directly or indirectly:
•
continue any solicitation, knowing facilitation or encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal or any inquiries regarding, or that would reasonably be expected to lead to, an acquisition proposal;

•
solicit, initiate, knowingly induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any acquisition proposal or any inquiries regarding, or that would reasonably be expected to lead to, an acquisition proposal;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to any Acquired Company, or afford to any other person access to the properties, assets, books or to any personnel of any Acquired Company, in connection with or for the purpose of soliciting, initiating, knowingly facilitating or encouraging, an acquisition proposal or any inquiries regarding, or that would reasonably be expected to lead to, an acquisition proposal;

•	enter into or accept any acquisition agreement; or
•	approve, endorse or recommend any acquisition proposal.
However, prior to the adoption of the merger agreement by our stockholders, in the event that Accolade or any of the other Acquired Companies or any of their respective representatives receives an unsolicited written acquisition proposal from any person and the Accolade Board (or a committee thereof) determines in good faith, after consultation with Accolade’s financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, and, after consultation with outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, then Accolade and its representatives may (1) enter into an acceptable confidentiality agreement and furnish information with respect to Accolade and its subsidiaries to such person and its representatives and financing sources and (2) engage or otherwise participate in discussions or negotiations with such person, including soliciting the submission of a revised acquisition proposal.
Accolade is not entitled to terminate the merger agreement to enter into an agreement for a superior proposal unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period. If Accolade terminates the merger agreement in order to accept a superior proposal from a third party, it must pay a termination fee to Parent.
For more information, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation of Other Acquisition Proposals.”
Accolade Board Recommendation Change (page 90)
The Accolade Board may not withdraw its recommendation that our stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement or take certain similar actions other than, under certain circumstances, if the Accolade Board determines in good faith, after consultation with Accolade’s outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law.
Moreover, the Accolade Board cannot withdraw its recommendation that our stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement or take certain similar actions unless it complies with certain procedures in the merger agreement, including engaging in good faith negotiations with Parent during a specified period, to the extent Parent desires to negotiate. If Accolade or Parent terminates the merger agreement under certain circumstances, including because the Accolade Board withdraws its recommendation that our stockholders adopt the merger agreement, then Accolade must pay to Parent a termination fee. For more information, see the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change.”
Conditions to the Closing of the Merger (page 98)
The respective obligations of Parent, Merger Sub and Accolade, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:
•	the receipt of the required stockholder vote;
•	the expiration or termination of the waiting periods under the HSR Act applicable to the transactions contemplated by the merger agreement;
•	the absence of any agreement with the FTC or DOJ not to consummate the merger if such agreement is mutually agreed to in writing by Parent and Accolade; and

•	the absence of any law, order or injunction that prohibits the consummation of the merger.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the accuracy of the representations and warranties of Accolade set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing date of the merger or, if a representation or warranty was expressly made as of an earlier date or time, the date or time in respect of which such representation or warranty was specifically made;

•	Accolade having performed and complied in all material respects with all covenants in the merger agreement required to be performed or complied with by it at or prior to the closing of the merger;
•	the absence of any Material Adverse Effect (as defined below) having occurred since January 8, 2025, that is continuing;
•	the receipt by Parent and Merger Sub of a customary closing certificate of Accolade; and
•
Accolade will have submitted the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review, respectively, and any required notice periods will have passed and/or receipt of any required approvals will have been obtained.

The obligations of Accolade to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Accolade:
•
the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of the closing date of the merger or, if a representation or warranty was expressly made as of an earlier date or time, the date in respect of which such representation or warranty was specifically made;

•
Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied by Parent and Merger Sub at or prior to the closing of the merger; and

•	the receipt by Accolade of a customary closing certificate of Parent and Merger Sub.
For more information see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.”
Termination of the Merger Agreement (page 99)
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following circumstances:
•	by mutual written consent of Accolade and Parent;
•	by either Accolade or Parent if:
○
a court of competent jurisdiction or other governmental body has issued or enacted a legal restraint that would prohibit the closing of the merger and such legal restraint has become final and non-appealable; provided, that this right to terminate the merger agreement will not be available to a party if its (or in the case of Parent, its or Merger Sub’s) material breach of any provision of the merger agreement has resulted in, or was a principal cause of, the failure to satisfy the no legal restraint condition or such legal restraint becoming final and non-appealable;

○
the effective time of the merger has not occurred on or prior to 11:59 p.m. Eastern Time on October 7, 2025 (such date, the “termination date”); provided, however, that in the event that on the termination date all conditions have been satisfied except that (i)(A) the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement has not expired or terminated and/or (B) there exists any agreement with the FTC or DOJ not to consummate the merger, (ii) any legal restraint prohibiting the consummation of the merger is in effect that relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act, or (iii) such notifications required to be submitted pursuant to the terms of the merger agreement have not been submitted and/or approvals required to be received pursuant to the terms of the merger agreement have not been received in respect of certain state healthcare regulations, then the termination date will be automatically extended until 11:59 p.m. Eastern Time on January 7, 2026; provided, further, that this right to terminate the merger agreement will not be available to any party if its (or in the case of Parent, its or Merger Sub’s) material breach of any provision of the merger agreement was a principal cause of, or directly resulted in, the failure of the effective time to occur by the termination date; or
○	the special meeting (including any adjournment or postponement thereof) has concluded and the required stockholder vote has not been obtained.
•	by Parent if:
○
subject to a 30-day cure period, Accolade has breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, provided that Parent’s right to terminate on these grounds will not be available if Parent is in breach of the merger agreement such that a condition to closing would not then be satisfied; or

○
prior to receiving the requisite stockholder vote, the Accolade Board (or a committee thereof) makes an adverse change recommendation (as defined in the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change”).

•	by Accolade if:
○
subject to a 30-day cure period, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, provided that Accolade’s right to terminate on these grounds will not be available if Accolade is in breach of the merger agreement such that a condition to closing would not then be satisfied;

○
prior to receiving the required stockholder vote, in order to accept a superior proposal and enter into an acquisition agreement providing for the consummation of such superior proposal with respect thereto, so long as (1) Accolade has not breached (other than immaterial breaches) any of its obligations under the merger agreement with respect to such superior proposal, and (2) prior to or substantially concurrently with such termination, Accolade pays the applicable termination fee; or

○
(1) all of the closing conditions set forth in the merger agreement have been and continue to be satisfied ((A) other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be, satisfied at the closing of the merger, or (B) unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in the merger agreement) or waived; (2) Parent and Merger Sub fail to consummate the closing of the merger by the time required under the merger agreement; (3) Accolade has irrevocably notified Parent in writing that (A) all the conditions in the merger agreement to Accolade’s obligations to effect the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be satisfied at the closing of the merger) and (B) Accolade is ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement; (4) Accolade gives Parent written notice at least three business days prior to such termination stating Accolade’s intention to terminate the merger agreement; and (5) the closing of the merger has not been consummated by the end of such three business day period; and

For more information see the section of this proxy statement captioned “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Remedies (page 100)
The merger agreement contains certain termination rights for Accolade and Parent. Upon valid termination of the merger agreement under specified circumstances, Accolade has agreed to pay Parent a termination fee of $19,800,000. Specifically, this termination fee will be payable by Accolade to Parent if the merger agreement is terminated:
•	by Accolade in order to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement; or
•	by Parent if the Accolade Board (or a committee thereof) makes an adverse change recommendation.
The termination fee will also be payable by Accolade in certain circumstances if:
•
the merger agreement is terminated (1) for the failure to obtain the required stockholder vote; or (2) subject to a 30-day cure period, because Accolade breaches or fails to perform in any material respect any of its representations, warranties or covenants in a manner that would cause the related closing conditions to not be satisfied; or

•	the merger agreement is terminated by either Parent or Accolade if the effective time of the merger has not occurred on or prior to 11:59 p.m. Eastern Time on the termination date; and
•
following the execution of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or otherwise made and not publicly withdrawn; and

•
within twelve months of such termination, Accolade consummates an acquisition proposal involving the acquisition of at least 50% of Accolade’s assets, Shares or voting interests or enters into a definitive agreement with respect to such an acquisition proposal.

Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Accolade a termination fee of $29,950,000. Specifically, this termination fee will be payable by Parent to Accolade if the merger agreement is terminated:
•
by Accolade if (1) all of the closing conditions set forth in the merger agreement have been satisfied ((A) other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be, satisfied at the closing of the merger, or (B) unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in the merger agreement) or waived; (2) Parent and Merger Sub fail to consummate the closing of the merger by the time required under the merger agreement; (3) Accolade has irrevocably notified Parent in writing that (A) all the conditions in the merger agreement to Accolade’s obligations to effect the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be satisfied at the closing of the merger) and (B) Accolade is ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement; (4) Accolade gives Parent written notice at least three business days prior to such termination stating Accolade’s intention to terminate the merger agreement; and (5) the closing of the merger has not been consummated by the end of such three business day period; or

•
by either Parent or Accolade (1) if a court of competent jurisdiction or other governmental body has issued or enacted a legal restraint that would prohibit the closing of the merger and such legal restraint has become final and non-appealable to the extent that such legal restraint relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act, or (2)(A) if the effective time of the merger has not occurred on or prior to 11:59 p.m. Eastern Time on the termination date and (B) all of the conditions to closing have been satisfied or waived except that (x) (i) the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement has not expired or terminated and/or there exists any agreement with the FTC or DOJ not to consummate the merger, or (ii) any legal restraint prohibiting the consummation of the merger is in effect that relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act and (y) any other condition to the closing of the merger that by its nature is to be, and reasonably expected to be, satisfied at the closing of the merger is not so satisfied.

Neither Accolade nor Parent, as applicable, is required to pay a termination fee on more than one occasion. The merger agreement also provides that Accolade, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Accolade may only cause Parent and Merger Sub to consummate the merger, and Parent to cause the Equity Financing to be funded pursuant to the stock purchase agreement, if certain conditions are satisfied. Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at an amount equal to $29,950,000, plus any enforcement expenses plus certain reimbursement obligations under the merger agreement, and Accolade’s liability for monetary damages for breaches of the merger agreement if the merger agreement is terminated is capped at $19,800,000 plus the amount of any enforcement expenses.
For more information see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Remedies.”
Delisting and Deregistration of Our Common Stock (page 75)
If the merger is completed, our Common Stock will no longer be traded on NASDAQ and will be deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”). We will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (the “SEC”) on account of our Common Stock.
Effect on Accolade if the Merger is Not Completed (page 30)
If the Merger Agreement Proposal is not approved by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Shares in connection with the merger. Instead: (1) Accolade will remain an independent public company; (2) our Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) Accolade will continue to file periodic reports with the SEC.
In addition, if the merger is not completed, we expect that: (1) our management will continue to operate the business as it is currently being operated; and (2) our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the industry in which Accolade operates and adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our Shares may decline significantly.
Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of the Shares you hold. If the merger is not completed, the Accolade Board will continue to evaluate and review, among other things, Accolade’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Accolade’s business, prospects or results of operation may be adversely impacted.
In specified circumstances in which the merger agreement is terminated, Accolade has agreed to pay Parent a termination fee.

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that are important to you. We encourage you to carefully read the more detailed information contained elsewhere in this proxy statement, including the annexes to this proxy statement and the other documents to which we refer in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On January 8, 2025, we announced that Accolade entered into the merger agreement. Under the merger agreement, Parent will acquire Accolade for $7.03 in cash per Share, without interest thereon and subject to any applicable withholding taxes. In order to complete the merger, our stockholders representing a majority of the issued and outstanding Shares as of the record date must vote to approve the Merger Agreement Proposal at the special meeting. This approval is a condition to the consummation of the merger. See the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger.” The Accolade Board is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of proxies of our stockholders to be voted at the special meeting.

This proxy statement, which you should read carefully, contains important information about the merger, the merger agreement, the special meeting and the matters to be voted on at the special meeting. The enclosed materials allow you to submit a proxy to vote your Shares without attending the special meeting and to ensure that your Shares are represented and voted at the special meeting.
Your vote is very important. Even if you plan to attend the special meeting, we encourage you to submit your proxy as soon as possible.
Q:	What is the proposed merger and what effects will it have on Accolade?
A:
The proposed merger is the acquisition of Accolade by Parent. If the Merger Agreement Proposal is approved by our stockholders and the other closing conditions under the merger agreement are satisfied or waived, Merger Sub will merge with and into Accolade, with Accolade continuing as the surviving corporation. As a result of the merger, Accolade will become an indirect wholly owned subsidiary of Parent, and our Common Stock will no longer be publicly traded and will be delisted from NASDAQ. In addition, our Common Stock will be deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q:	What will I receive if the merger is completed?
A:
Upon completion of the merger, you will be entitled to receive $7.03 in cash, without interest and less any applicable withholding taxes, for each Share that you own as of immediately prior to the effective time of the merger (unless you have properly exercised, and not validly withdrawn or subsequently lost, your appraisal rights under the DGCL, and certain other conditions under the DGCL are satisfied). For example, if you own 100 Shares, you will be entitled to receive $703 in cash in exchange for your Shares, without interest thereon and subject to any applicable withholding taxes.

Q:	How does the per share price compare to the market price of Accolade’s Common Stock?
A:
The per share price constitutes (1) a premium of approximately 110% over the closing price per share of Common Stock on January 7, 2025, the last full trading day prior to the transaction announcement and (2) a premium of approximately 98% over the volume weighted average price (“VWAP”) of Common Stock for the 30-day period ending January 7, 2025.

Q:	What will happen to Accolade Options, Accolade RSUs and Accolade PSUs?
A:	Accolade Options, Accolade RSUs and Accolade PSUs will be treated as follows:
•
At the effective time of the merger, each outstanding Accolade Option that is vested, after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee, and has a per share exercise price less than the per share price, will be automatically cancelled and converted into the right to receive an amount in cash equal to (1) the total number of Shares subject to such Accolade Option as of immediately prior to the effective time of the merger, multiplied by (2) the excess, if any, of (a) the per share price over (b) the per share exercise price for such Accolade Option, less applicable withholding taxes. Any Accolade Option that has a per share exercise price that is greater than or equal to the per share price and any Accolade Option that is unvested as of immediately prior to the effective time of the merger, after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee, will be automatically cancelled at the effective time of the merger for no consideration.
•
At the effective time of the merger, each outstanding Accolade RSU that is vested after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the per share price, less applicable withholding taxes. Any Accolade RSU that is unvested as of immediately prior to the effective time of the merger, after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee, will be automatically cancelled at the effective time of the merger for no consideration.

•
At the effective time of the merger, the portion of each Accolade PSU that is outstanding immediately prior to the effective time of the merger and that is vested or that will become vested at the effective time of the merger, including after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee, shall be treated as a vested Accolade RSU and the portion of each Accolade PSU that is not treated as a vested Accolade RSU (including Accolade PSUs that have satisfied, or are treated as satisfying, the performance condition as of the effective time of the merger, but that will not accelerate vesting as a result of a termination of employment at the effective time of the merger, which shall be treated as earned and unvested Accolade PSUs) will be automatically cancelled at the effective time of the merger for no consideration.

Q:	What am I being asked to vote on at the special meeting?
A:	You are being asked to vote on the Merger Agreement Proposal, the Compensation Proposal, and the Adjournment Proposal.
Q:	When and where is the special meeting?
A:
The special meeting will be held as a virtual meeting on [•], 2025 at [•], Pacific Time through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares).

Q:	Who is entitled to vote at the special meeting?
A:
All of our stockholders as of the close of business on [•], 2025, which is the record date for the special meeting, are entitled to vote their Shares at the special meeting. As of the record date, there were [•] Shares outstanding and entitled to vote at the special meeting. For each Share that you owned as of the close of business on the record date, you will have one vote on each matter properly submitted for a vote at the special meeting.

Q:	What vote is required to approve the Merger Agreement Proposal?
A:	The affirmative vote of the holders representing a majority of the issued and outstanding Shares as of the record date is required to approve the Merger Agreement Proposal.
The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) attend and vote at the special meeting, will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. If you hold your Shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your Shares will have the same effect as a vote “AGAINST” the Merger Agreement Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Agreement Proposal.

Signing Stockholders representing approximately 9.7% of our outstanding voting power based on the number of Shares outstanding as of January 6, 2025, and approximately [•]% of our outstanding voting power based on the number of Shares outstanding as of the record date, have agreed to vote all of their respective Shares in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment proposal pursuant to the Voting Agreements. For additional information regarding the Voting Agreements, see the section of this proxy statement captioned “The Merger—Voting Agreements.”
Q:	What vote is required to approve the Compensation Proposal and the Adjournment Proposal?
A:
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon.

If a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereat.
The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the internet or by telephone; or (3) vote at the special meeting will not have any effect on the Compensation Proposal or the Adjournment Proposal, except to the extent that such failure affects obtaining a quorum at the special meeting. If you hold your Shares in “street name,” the failure to provide voting instructions to your bank, broker or other nominee will not have any effect on these proposals, except to the extent that such failure affects obtaining a quorum at the special meeting. In all cases, abstentions are treated as Shares present and entitled to vote generally on the subject matter and will have the same effect as a vote “AGAINST” these proposals.
Q:	What do I need to do now?
A:
We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to or incorporate by reference in this proxy statement carefully and consider how the merger affects you.

Then, even if you expect to attend the special meeting, please sign, date and return, as promptly as possible, the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or via telephone (using the instructions found on the proxy card), so that your Shares can be voted at the special meeting. If you hold your Shares in “street name,” please refer to the voting instruction form provided by your bank, broker or other nominee for information on how to vote your Shares. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
Q:	How does the Accolade Board recommend that I vote?
A:	The Accolade Board recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if the merger is not completed?
A:
If the Merger Agreement Proposal is not approved by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Shares in connection with the merger. Instead: (1) Accolade will remain an independent public company; (2) our Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) Accolade will continue to file periodic reports with the SEC.

In certain circumstances specified in the merger agreement in which the merger agreement is terminated, Accolade has agreed to pay Parent a termination fee.
For more information, see the section of this proxy statement captioned “The Merger Agreement—Termination Fees and Remedies.”
Q:	What is the compensation that will or may become payable by Accolade to its named executive officers in connection with the merger?
A:
The compensation that will or may become payable by Accolade to our named executive officers in connection with the merger is certain compensation that is tied to or based on the merger and payable to certain of

Accolade’s named executive officers pursuant to underlying plans and arrangements that are contractual in nature. Compensation that will or may become payable by Parent or its affiliates (including, following the consummation of the merger, the surviving corporation) to our named executive officers in connection with or following the merger is not subject to this advisory vote. For further information, see the section of this proxy statement captioned “Proposal 2: The Compensation Proposal.”
Q:	Why am I being asked to cast a vote to approve the Compensation Proposal?
A:
Accolade is required to seek approval, on a non-binding, advisory basis, of compensation that will or may become payable by Accolade to our named executive officers in connection with the merger. Approval of the Compensation Proposal is not required to consummate the merger.

Q:	What will happen if Accolade’s stockholders do not approve the compensation that will or may become payable by Accolade to its named executive officers in connection with the merger?
A:
Approval of the compensation that will or may become payable by Accolade to our named executive officers in connection with the merger is not a condition to consummation of the merger. This is an advisory vote and will not be binding on Accolade or Parent. The underlying plans and arrangements providing for such compensation are contractual in nature and are not, by their terms, subject to stockholder approval.

Accordingly, if the Merger Agreement Proposal is approved by our stockholders and the merger is consummated, the compensation that will or may become payable by Accolade to our named executive officers in connection with the merger will or may be paid to Accolade’s named executive officers even if our stockholders do not approve such compensation.
Q:	What is the difference between holding Shares as a stockholder of record and as a beneficial owner?
A:
If your Shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), you are considered, with respect to those Shares, to be the “stockholder of record.” If you are a stockholder of record, this proxy statement and your proxy card have been sent directly to you by or on behalf of Accolade. As a stockholder of record, you may attend the special meeting and vote your Shares at the special meeting using the control number on the enclosed proxy card.

If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” If you are a beneficial owner of Shares held in “street name,” this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your Shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your Shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting.
Q:	If my broker holds my Shares in “street name,” will my broker automatically vote my Shares for me?
A:
No. Your bank, broker or other nominee is permitted to vote your Shares on any proposal currently scheduled to be considered at the special meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your Shares. Without instruction, your Shares will not be counted for the purpose of obtaining a quorum or voted on the proposals, which will have the same effect as if you voted “AGAINST” the Merger Agreement Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal, except to the extent that failure to provide such instructions affects obtaining a quorum at the special meeting.

Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your Shares are registered in your name with Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card (a prepaid reply envelope is provided for your convenience);

•	by visiting the internet address on your proxy card;
•	by calling the toll-free (within the United States or Canada) phone number on your proxy card; or
•	by attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
The control number located on your proxy card is designed to verify your identity and allow you to vote your Shares and to confirm that your voting instructions have been properly recorded when voting electronically over the internet or by telephone. Although there is no charge for voting your Shares, if you vote electronically over the internet or by telephone, you may incur costs such as internet access and telephone charges for which you will be responsible.
Even if you plan to attend the special meeting, you are strongly encouraged to vote your Shares by proxy. If you are a stockholder of record or if you obtain a “legal proxy” to vote Shares that you beneficially own, you may still vote your Shares at the special meeting even if you have previously voted by proxy. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
If your Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the internet or by telephone. To vote over the internet or via telephone through your bank, broker or other nominee, you should follow the instructions on the voting instruction form provided by your bank, broker or nominee. However, because you are not the stockholder of record, you may not vote your Shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting.
Q:	May I attend the special meeting and vote at the special meeting?
A:
Yes. If you are a stockholder of record or provide a “legal proxy” from your bank, broker or other nominee, you may attend and vote at the special meeting. The special meeting will be held as a virtual meeting on [•], 2025 at [•], Pacific Time through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares). As the special meeting is virtual, there will be no physical meeting location.

Even if you plan to attend the special meeting, to ensure that your Shares will be represented at the special meeting, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card). If you attend the special meeting and vote at the special meeting, your vote will revoke any proxy previously submitted.
If, as of the record date, you are a beneficial owner of Shares held in “street name,” you may not vote your Shares at the special meeting unless you provide a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting. Otherwise, you should instruct your bank, broker or other nominee how to vote your Shares in accordance with the voting instruction form provided by your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals to be considered at the special meeting without your instructions. Without your instructions, your Shares will not be counted for purposes of a quorum or voted at the special meeting, which will have the same effect as voting against the Merger Agreement Proposal.
Q:	Why did Accolade choose to hold a virtual special meeting?
A:
The Accolade Board decided to hold the special meeting virtually in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from virtually any location around the world, at no cost. However, you will bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies. A virtual special meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information, while saving us and our stockholders time and money.

Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your Shares. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your Shares is called a “proxy card.” You may follow the instructions on the proxy card to designate a proxy by telephone or by the Internet in the same manner as if you had signed, dated and returned a proxy card. The Accolade Board asks you to appoint each of Rajeev Singh, Stephen Barnes and Richard Eskew, each with full powers of substitution, as your proxy holders to vote Shares at the special meeting.

Q:	May I change my vote after I have mailed my signed and dated proxy card?
A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
•	signing another proxy card with a later date and returning it to us prior to the special meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary; or
•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
If you hold your Shares in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting.
Q:	If a stockholder gives a proxy, how are the Shares voted?
A:	Regardless of the method you choose to grant your proxy, the individuals named on the enclosed proxy card will vote your Shares in the way that you direct.
If you sign and date your proxy card but do not mark the boxes showing how your Shares should be voted on a matter, the Shares represented by your properly signed proxy will be voted as recommended by the Accolade Board with respect to each proposal. This means that they will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Q:	What happens if I sell or transfer my Shares after the record date but before the special meeting?
A:
The record date for the special meeting is earlier than the date of the special meeting and the expected effective date of the merger. If you sell or transfer your Shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your Shares and Accolade is properly notified in writing of such special arrangements, you will transfer the right to receive the per share price with respect to such Shares, if the merger is completed, to the person to whom you sell or transfer your Shares, but you will retain your right to vote your Shares held as of the record date at the special meeting. Even if you sell or transfer your Shares after the record date, we encourage you to sign, date and return the enclosed proxy card (a prepaid reply envelope is provided for your convenience) or grant your proxy electronically over the internet or by telephone (using the instructions found on the proxy card).

Q:	What should I do if I receive more than one set of voting materials?
A:
Please sign, date and return (or grant your proxy electronically over the internet or by telephone for) each proxy card and voting instruction form that you receive to ensure that all of your Shares are voted.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your Shares are registered differently or are held in more than one account. For example, if you hold your Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold Shares. If you are a stockholder of record and your Shares are registered in more than one name, you will receive more than one proxy card. Please vote all voting materials that you receive.

Q:	Where can I find the voting results of the special meeting?
A:
If available, Accolade may announce preliminary voting results at the conclusion of the special meeting. Accolade intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the special meeting. All reports that Accolade files with the SEC are publicly available when filed. For more information, see the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of Common Stock for cash pursuant to the merger?
A:
If you are a U.S. Holder, your exchange of Common Stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, which generally will require a U.S. Holder to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received by such U.S. Holder in the merger and such U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered in the merger.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to such Non-U.S. Holder’s exchange of Common Stock for cash in the merger unless such Non-U.S. Holder has certain connections to the United States, but may be subject to backup withholding tax unless the Non-U.S. Holder complies with certain certification procedures or otherwise establishes a valid exemption from backup withholding tax.
A more complete description of material U.S. federal income tax consequences of the merger is provided in the section of this proxy statement captioned “The Merger—Material U.S. Federal Income Tax Consequences of the Merger.” This discussion is provided for general information only and does not constitute legal or tax advice to any holder. In addition, the discussion does not address all of the tax consequences that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances. As such, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences relating to the merger in light of your own particular circumstances and any consequences arising under U.S. federal non-income tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.
Q:	When do you expect the merger to be completed?
A:
We currently expect to complete the merger in the second quarter of calendar year 2025. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.

Q:	What governmental and regulatory approvals are required?
A:
Under the merger agreement, the merger cannot be completed until the waiting period applicable to the merger (and extensions thereof, if any) under the HSR Act and applicable state health care entity notice of material change laws, including, but not limited to, the Oregon Health Care Market Oversight Program and the Minnesota Transaction Review, have expired or been terminated, there is no agreement with the FTC or DOJ not to consummate the merger in effect, if such agreement is mutually agreed to in writing by Accolade and Parent, and there is no court order or other legal requirement that prohibits or makes the merger illegal.

Accolade and Parent each filed or caused to be filed the requisite notification and report forms under the HSR Act with the FTC and the DOJ on January 22, 2025. Both before and after the expiration of the applicable waiting period, the FTC and the DOJ retain the authority to challenge the merger on antitrust grounds.
Additionally, Accolade and Parent each filed or caused to be filed the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review on January 24, 2025, and will file or cause to be filed the requisite notification forms under other applicable state notice of material change laws.
Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders (including beneficial owners of shares of our Common Stock) who (1) do not vote in favor of the Merger Agreement Proposal; (2) continuously hold (or, in the case of a demand made by a beneficial owner, continuously beneficially own) their Shares through the effective time of the merger; (3) properly perfect appraisal of their Shares; (4) meet certain other conditions and statutory requirements as described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their Shares in connection with the merger under Section 262 of the DGCL. This means that these persons will be entitled to have their Shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). The surviving corporation is under no obligation to make such voluntary cash payment prior to such entry of judgment. Persons who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger—Appraisal Rights”, which description is qualified in its entirety by Section 262 of the DGCL regarding appraisal rights, available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:	Do any of Accolade’s directors or officers have interests in the merger that may differ from those of Accolade stockholders generally?
A:
Yes. In considering the recommendation of the Accolade Board with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. In: (1) evaluating and negotiating the merger agreement; (2) approving the merger agreement and the merger; and (3) recommending that the merger agreement be adopted by our stockholders, the Accolade Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger.”

Q:	Who can help answer my questions?
A:
If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of the accompanying proxy statement or need help submitting your proxy or voting your Shares, please contact our proxy solicitor:

MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS
This proxy statement, the documents to which we refer you to in this proxy statement and the information included in oral statements or written statements made or to be made by us or on our behalf may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements may be identified by the use of words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “intend,” “maintain,” “might,” “likely,” “potential,” “predict,” “target,” “should,” “would,” “could” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the benefits of and timeline for closing the proposed transaction with Parent. These statements are based on various assumptions, whether or not identified in this proxy statement, and on the current expectations of Company management and are not predictions of actual performance.
These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions. Many actual events and circumstances are beyond the control of Accolade. These forward-looking statements are subject to a number of risks and uncertainties, including:
•
the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction that could delay the consummation of the proposed transaction, result in the imposition of conditions that could reduce the anticipated benefits of the proposed transaction, or cause the parties to abandon the proposed transaction;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in connection with the proposed transaction;
•	the possibility that Accolade’s stockholders may not approve the proposed transaction;
•	the risk that the parties to the merger agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all;
•	risks related to the anticipated benefits of the proposed transaction or other commercial opportunities not being fully realized or taking longer to realize than expected;
•	the competitive ability and position of the combined company;
•	risks related to uncertainty surrounding the proposed transaction and disruption of management time from ongoing business operations due to the proposed transaction;
•	the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of our Common Stock;
•	the risk of any unexpected costs or expenses or delay resulting from the proposed transaction; the risk of any litigation or regulatory action relating to the proposed transaction;
•	the risk that either business may be adversely affected by other economic, business and/or competitive factors;
•	the risk that restrictions during the pendency of the proposed transaction may impact either company’s ability to pursue certain business opportunities or strategic transactions;
•
the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Accolade to retain and hire key personnel and to maintain relationships with customers, vendors, partners, employees, stockholders and other business relationships and on its operating results and business generally; and

•	risks related to general market, political, economic and business conditions.

Further information on factors that could cause actual results to differ materially from the results anticipated by the forward-looking statements is included this proxy statement, in Accolade’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings made by Accolade from time to time with the SEC. These filings, when available, are available on the investor relations section of Accolade’s website (https://ir.accolade.com/) or on the SEC’s website (https://www.sec.gov). If any of these risks materialize or any of these assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Accolade presently does not know of or that Accolade currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. The forward-looking statements included in this proxy statement are made only as of the date hereof. Accolade assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

THE SPECIAL MEETING
Date, Time and Place
The special meeting of our stockholders will be held as a virtual meeting on [•], 2025 at [•], Pacific Time through a live webcast at www.virtualshareholdermeeting.com/ACCD2025SM. By accessing that web address and using the control number found on your proxy card, you will be able to listen to the special meeting live and vote online. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares). We believe that a virtual meeting provides expanded access, improved communication and cost savings for our stockholders.
Purpose of the Special Meeting
At the special meeting, we will ask stockholders to vote on (1) the Merger Agreement Proposal; (2) the Compensation Proposal; and (3) the Adjournment Proposal.
Attending the Special Meeting
The special meeting will begin at [•], Pacific Time on [•], 2025.
As the special meeting is virtual, there will be no physical meeting location. To be admitted to the special meeting, you will need to visit www.virtualshareholdermeeting.com/ACCD2025SM and enter the control number found next to the label “control number” on your proxy card. You will need the control number found on your proxy card or voting instruction form in order to participate in the special meeting (including voting your Shares). If you encounter technical difficulties accessing the special meeting or during the special meeting, a support line will be available on the login page of the special meeting website.
Once online access to the special meeting is open, stockholders may submit questions pertinent to meeting matters, if any, through the special meeting website. You will need the control number found on your proxy card or voting instruction form in order to submit questions. Questions pertinent to meeting matters will be answered during the special meeting, subject to time constraints and any rules of conduct adopted with respect to the special meeting.
Record Date; Shares Entitled to Vote; Quorum
Only our stockholders as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting. A list of stockholders of record entitled to vote at the special meeting will be available for inspection by stockholders for any purpose germane to the special meeting at our Plymouth Meeting office located at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462, during regular business hours for a period of no less than ten days ending on the day before the date of the special meeting. To view the list of stockholders, please email IR@accolade.com.
As of the record date, there were [•] Shares outstanding and entitled to vote at the special meeting. Each Share outstanding as of the close of business on the record date is entitled to one vote per Share on each matter properly submitted for a vote at the special meeting.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of Common Stock entitled to vote are present at the special meeting virtually or represented by proxy. On the record date, there were [•] Shares outstanding and entitled to vote at the special meeting. Thus, the holders of [•] Shares must be present virtually or represented by proxy at the special meeting to constitute a quorum.
Vote Required; Abstentions and Broker Non-Votes
Approval of the Merger Agreement Proposal requires the affirmative vote of the holders representing a majority of the issued and outstanding Shares as of the record date. Approval of the Merger Agreement Proposal by our stockholders is a condition to the closing of the merger.
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon.

If a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereon. If a quorum is not present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the Shares present at the special meeting virtually or represented by proxy and entitled to vote thereat.
If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted: (1) “AGAINST” the Merger Agreement Proposal; (2) “AGAINST” the Compensation Proposal; and (3) “AGAINST” the Adjournment Proposal. Abstentions will be counted as present for purposes of determining whether a quorum exists.
If you are a beneficial owner and do not instruct your bank, broker or other nominee how to vote your Shares, the question of whether your broker or nominee will still be able to vote your Shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Pursuant to NYSE rules, which also govern brokers’ use of discretionary authority for NASDAQ-listed companies, brokers and nominees can use their discretion to vote “uninstructed” Shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders. The proposals included in this proxy statement are considered to be “non-routine” matters and, accordingly, your broker or other nominee may not vote your Shares on such proposals without your instructions.
Shares Held by Accolade’s Directors and Executive Officers
As of the record date, Accolade’s directors, certain executive officers and certain of their respective affiliates that hold Shares, in each case in their capacities as stockholders of Accolade, beneficially owned and were entitled to vote, in the aggregate, [•] Shares, representing in aggregate approximately [•]% of the issued and outstanding Shares as of the record date.
Our directors, executive officers and certain affiliates thereof that hold Shares have entered in Voting Agreements obligating them to vote their Shares: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Voting of Proxies
If your Shares are registered in your name with our transfer agent, Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), you may vote your Shares by returning a signed and dated proxy card (a prepaid reply envelope is provided for your convenience), or you may vote at the special meeting using the control number located on the enclosed proxy card. Additionally, you may grant a proxy electronically over the internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the internet or by telephone.
If you attend the special meeting and wish to vote at the special meeting, you will need the control number located on the enclosed proxy card. Beneficial owners of Shares held in “street name” must also provide a “legal proxy” from their bank or broker in order to vote at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting. If you attend the special meeting and vote at the special meeting, your vote will revoke any previously submitted proxy.
All Shares represented by properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) will, if received before the special meeting, be voted at the special meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies (or proxies granted electronically over the internet or by telephone) that do not contain voting instructions will be voted: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
If your Shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting instruction form provided by your bank, broker or other nominee. You may also attend the special meeting and vote at the special meeting if you have a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting. If available from your bank, broker or other nominee, you may vote over the internet or telephone through your bank, broker or other nominee by following the instructions on the voting instruction form provided by your bank, broker or other nominee. If you do not (1) return your bank’s, broker’s or other nominee’s voting instruction form; (2) vote over the internet or by telephone through your bank, broker or other nominee; or (3) attend the special meeting and vote at the special meeting with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the merger agreement. It will not, however, have any effect on the Compensation Proposal or the Adjournment Proposal, except to the extent such failure affects obtaining a quorum at the special meeting.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by:
•	signing another proxy card with a later date and returning it to us prior to the special meeting;
•	submitting a new proxy electronically over the internet or by telephone after the date of the earlier submitted proxy;
•	delivering a written notice of revocation to our Corporate Secretary; or
•	attending the special meeting and voting at the special meeting using the control number on the enclosed proxy card.
If you have submitted a proxy, your attendance at the special meeting, in the absence of voting at the special meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you hold your Shares in “street name” through a bank, broker or other nominee, you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote at the special meeting if you obtain a “legal proxy” from your bank, broker or other nominee giving you the right to vote your Shares at the special meeting.
Any adjournment, postponement or other delay of the special meeting, including for the purpose of soliciting additional proxies, will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned, postponed or delayed.
The Accolade Board’s Recommendation
The Accolade Board, after considering the factors described in the section of this proxy statement captioned “The Merger—Reasons for the Merger” and upon the recommendation of the Special Committee, (1) determined that the entry into the merger agreement, and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Accolade and its stockholders; (2) authorized and approved the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; (3) recommended that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; and (4) directed that the merger agreement be submitted for consideration aby the Accolade stockholders at the special meeting.
The Accolade Board recommends that you vote: (1) “FOR” the Merger Agreement Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Adjournment
Our stockholders are also being asked to approve the Adjournment Proposal. If a quorum is not present, the chairperson of the meeting or a majority of the stockholders entitled to vote at the special meeting, present virtually or represented by proxy, may adjourn the special meeting, from time to time, without notice other than announcement at the meeting, until a quorum is present or represented, by the affirmative vote of the holders of a majority of the Shares represented thereat. Stockholders may also approve the adjournment of the special meeting if a quorum is present by the affirmative vote of the holders of a majority of the Shares present virtually or represented by proxy at the special meeting and entitled to vote thereon. In addition, the special meeting could be postponed before it commences, subject to the terms of the merger agreement. If the special meeting is adjourned or postponed, our stockholders who have already submitted their proxies will be able to revoke them at any time before they are voted at the special meeting.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Accolade. We have retained Mackenzie Partners, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies, and provide related advice and informational support during the solicitation process, for a fee of $[•], plus reasonable out-of-pocket expenses. We will indemnify this firm against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of Shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax or over the internet. No additional compensation will be paid for such services.
Anticipated Date of Completion of the Merger
We currently expect to complete the merger in the second quarter of calendar year 2025. However, the exact timing of completion of the merger, if at all, cannot be predicted because the merger is subject to the closing conditions specified in the merger agreement, many of which are outside of our control.
Appraisal Rights
If the merger is consummated and certain conditions set forth in Section 262(g) of the DGCL are satisfied, our stockholders (including beneficial owners of Shares) who (1) do not vote in favor of the Merger Agreement Proposal; (2) continuously hold (or, in the case of a demand made by a beneficial owner, continuously beneficially own) their Shares through the effective time of the merger; (3) properly perfect appraisal of their Shares; (4) meet certain other conditions and statutory requirements described in this proxy statement; and (5) do not withdraw their demands or otherwise lose their rights to appraisal will be entitled to seek appraisal of their Shares in connection with the merger under Section 262 of the DGCL. This means that such persons will be entitled to seek appraisal of their Shares by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their Shares, exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment at a rate of five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment, compounded quarterly (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation or Parent makes a voluntary cash payment to each person seeking appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). Parent and the surviving corporation are under no obligation to make such voluntary cash payment prior to such entry of judgment. Due to the complexity of the appraisal process, persons who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Persons considering seeking appraisal should be aware that the fair value of Shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the consideration that they would receive pursuant to the merger agreement if they did not seek appraisal of their Shares.
To exercise appraisal rights, the stockholder of record or a beneficial owner must (1) submit a written demand for appraisal to Accolade before the vote is taken on the Merger Agreement Proposal; (2) not vote, in person or by proxy, in favor of the Merger Agreement Proposal; (3) continue to hold of record (or in the case of a demand by a beneficial owner, own beneficially) the subject Shares through the effective time of the merger; and (4) strictly comply with all other procedures for exercising appraisal rights under the DGCL. The failure to follow exactly the procedures specified under the DGCL may result in the loss of appraisal rights. In addition, the Delaware Court of Chancery will dismiss appraisal proceedings in respect of Accolade unless certain conditions are satisfied by the persons seeking appraisal. The requirements under Section 262 of the DGCL for exercising appraisal rights are described in further detail in this proxy statement, which description is qualified in its entirety by Section 262 of the DGCL, the relevant section of the DGCL regarding appraisal rights. You may find an electronic copy of Section 262 of the DGCL available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In the event of any inconsistency between the information contained in this summary, this proxy statement, or any of the documents incorporated herein or therein by reference, and the actual text of Section 262 of the DGCL, the actual text of Section 262 of the DGCL controls. If you hold your Shares through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Other Matters
At this time, we know of no other matters to be voted on at the special meeting. If any other matters properly come before the special meeting and you deliver a proxy to us, your Shares will be voted in accordance with the discretion of the appointed proxy holders, with full power of substitution and re-substitution.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [•], 2025
This proxy statement is available on the investor relations section of Accolade’s website (https://ir.accolade.com/) and on the SEC’s website (https://www.sec.gov). The information included on our website is not incorporated herein by reference.
Householding of Special Meeting Materials
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings for companies. To take advantage of this opportunity, we will deliver only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy statement, contact Mackenzie Partners, Inc. by calling (800) 322-2885 or writing in at 7 Penn Plaza, New York, NY 10001, Attention: Accolade Special Meeting.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker, if your shares are held in a brokerage account, or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Mackenzie Partners, Inc., at the above telephone number or address or sending a written request to Accolade, Inc., 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. Attention: Investor Relations.
Questions and Additional Information
If you have any questions concerning the merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help submitting your proxy or voting your Shares, please contact our proxy solicitor at:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

THE MERGER
The rights and obligations of the parties to the merger agreement are governed by the specific terms and conditions of the merger agreement and not by any summary or other information provided in this proxy statement. Therefore, this discussion of the merger is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the entire merger agreement carefully as it is the legal document that governs the merger.
Parties Involved in the Merger
Accolade, Inc.
Accolade, Inc. is a personalized healthcare company that provides millions of people and their families with exceptional healthcare experiences so they can live their healthiest lives. Accolade’s employer, health plan, and consumer solutions combine virtual primary care and mental health, expert medical opinion, and best-in-class care navigation. These offerings are built on a platform that is engineered to care through predictive engagement of population health needs, proactive care that improves outcomes and cost savings, and addressing barriers to access and continuity of care.
Our Common Stock is listed on NASDAQ under the symbol “ACCD.” Accolade’s principal executive offices are located at 1201 3rd Ave, Suite 1700, Seattle, WA 98101, and our telephone number is 206-926-8100.
Transcarent, Inc.
Parent is a privately held healthcare company that is focused on making it easy for people to access high quality, affordable health and care. Transcarent offers a number of Care Experiences and WayFinding, a new experience powered by generative AI, that allows people to instantly access benefits navigation, clinical guidance, and care delivery including on demand care provided by physicians and other health and care professionals.
Parent is aligned with those who pay for healthcare (self-insured employers, and health consumers, and the payors who support them) and creates a measurably better experience, higher quality health, and lower costs. For more information, visit www.transcarent.com and follow Parent on LinkedIn or X. The information included on Parent's website, Parent's LinkedIn page or Parent's X page is not incorporated herein by reference. Parent’s address is 4700 S. Syracuse Street, Suite 900, Denver, CO 80237, and Parent’s telephone number is 888-511-3371.
Acorn Merger Sub, Inc.
Merger Sub is an indirect wholly owned subsidiary of Parent and was formed on January 3, 2025, solely for the purpose of engaging in the transactions contemplated by the merger agreement, and has not engaged in any business activities other than in connection with the merger and the transactions contemplated by the merger agreement. Merger Sub’s address is 4700 S. Syracuse Street, Suite 900, Denver, CO 80237, and Merger Sub’s telephone number is 888-511-3371.
Effects of the Merger
Upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Merger Sub will merge with and into Accolade; (2) the separate corporate existence of Merger Sub will cease; and (3) Accolade will continue as the surviving corporation in the merger and as an indirect wholly owned subsidiary of Parent.
As a result of the merger, Accolade will cease to be a publicly traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation as a result of the merger.
The effective time of the merger will occur upon the filing of a certificate of merger with, and acceptance of that certificate by, the Secretary of State of the State of Delaware (or at a later time as Accolade, Parent and Merger Sub may agree and specify in the certificate of merger).
Effect on Accolade if the Merger is Not Completed
If the Merger Agreement Proposal is not approved by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive any payment for their Shares in connection with the merger. Instead, (1) Accolade will remain an independent public company; (2) our Common Stock will continue to be listed and traded on NASDAQ and registered under the Exchange Act; and (3) Accolade will continue to file periodic reports with the SEC.

In addition, if the merger is not completed, we expect that: (A) our management will continue to operate the business as it is currently being operated; and (B) our stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the industry in which Accolade operates and adverse economic conditions.
Furthermore, if the merger is not completed, and depending on the circumstances that cause the merger not to be completed, the price of our Shares may decline significantly.
Accordingly, there can be no assurance as to the effect of the merger not being completed on the future value of the Shares you hold. If the merger is not completed, the Accolade Board will continue to evaluate and review, among other things, Accolade’s business, operations, strategic direction and capitalization, and will make whatever changes it deems appropriate. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, Accolade’s business, prospects or results of operation may be adversely impacted.
In specified circumstances in which the merger agreement is terminated, Accolade has agreed to pay Parent a termination fee.
Effect of the Merger on Our Outstanding Common Stock
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each Share that is issued and outstanding as of immediately prior to the effective time of the merger (excluding (1) any Shares then held by Accolade or any of its wholly owned subsidiaries or in its treasury, (2) any Shares then held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, and (3) any Shares held by holders who properly exercised their appraisal rights) will be automatically converted into the right to receive cash in an amount equal to the per share price, without interest thereon and less any applicable withholding taxes (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the terms of the merger agreement).
Background of the Merger
The Accolade Board regularly reviews, together with Accolade management and with the assistance of its outside advisors, Accolade’s long-term strategic and financial alternatives in light of developments in Accolade’s business, the sectors in which Accolade operates, and the economy and financial markets generally, with the goal of enhancing stockholder value. As part of this process, members of Accolade management have from time to time engaged in business development and strategic discussions with participants in the healthcare industry and other market participants. Accolade’s strategic discussions have focused on, among other things, opportunities for strategic transactions, acquisitions, commercial agreements and other financial and strategic alternatives for Accolade, including continuing as a standalone company. The Accolade Board has periodically sought the advice of outside legal counsel and financial advisors to assist in evaluating such opportunities, including Morgan Stanley, based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry in which Accolade operates and its knowledge of Accolade’s business and affairs.
In connection with Accolade’s regular review of strategic and financial alternatives, from the fall of 2023 through the spring of 2024, the Accolade Board considered and was supportive of Accolade management pursuing the potential acquisition of a strategic company (“Strategic A”). During that time, Accolade entered into confidentiality agreements with certain financial sponsors, including “Sponsor B”, to facilitate discussions concerning financing the potential acquisition of Strategic A.
On April 26, 2024, Rajeev Singh, Chief Executive Officer of Accolade, as discussed with members of the Accolade Board, delivered to a member of the board of directors of Strategic A a non-binding offer to acquire Strategic A, which included a letter providing financing support from Sponsor B. That same day, Mr. Singh updated the Accolade Board regarding the delivery of the offer.
Over the next several weeks, Mr. Singh discussed the potential acquisition of Strategic A with representatives of Strategic A, including its Chief Executive Officer, members of its board of directors, and representatives of investors of Strategic A.
On May 9, 2024, Mr. Singh updated the Accolade Board on his discussions with representatives of Strategic A and its investors, including that board members and representatives of investors of Strategic A had indicated that they were unlikely to accept an offer from Accolade to acquire Strategic A, but might instead provide a proposal for a strategic transaction in which Strategic A would acquire Accolade.

During the next several weeks, Accolade management consulted with Cooley LLP (“Cooley”), legal counsel to Accolade, and Morgan Stanley, to discuss process considerations in connection with a potential review of strategic alternatives.
On May 25, 2024, the Accolade Board held a meeting, with Accolade management, Cooley and Morgan Stanley present, to discuss strategic alternatives, including a potential transaction involving the sale of Accolade. Cooley provided an overview of fiduciary duties attendant to a review of strategic alternatives and related process considerations. The Accolade Board then discussed the formation of a special committee to evaluate, negotiate and make recommendations with respect to a potential transaction, which would, among other things, ensure appropriate fiduciary oversight depending on the range of strategic alternatives considered, including any interest that might arise by management or board members in participating in any such strategic alternative. The Accolade Board approved the formation of such special committee, to be composed of Peter Klein, who the Accolade Board appointed as chair of the Special Committee, Dawn Lepore and Elizabeth Nabel, each of whom was independent and disinterested with respect to a potential strategic transaction, including a transaction involving the sale of Accolade (the “Special Committee”). The Accolade Board delegated to the Special Committee the power and authority to evaluate, negotiate and make recommendations regarding any potential transaction, including that the Special Committee could reject a potential transaction and determined that the Accolade Board would not approve any potential transaction without a prior favorable recommendation of the Special Committee (provided that any approval of a potential transaction would be subject to final approval by the Accolade Board).
Later that day on May 25, 2024, the Special Committee held a meeting, with Accolade management and Cooley present. The Special Committee discussed retaining independent counsel and agreed that Mr. Klein would follow up with potential independent counsel and report back to the Special Committee. The Special Committee also discussed and approved the preparation of a detailed financial model reflecting the current state of the Accolade business by Accolade management and directed Accolade management to work with Morgan Stanley to prepare such model. The Special Committee also discussed the potential transaction process, including potential counterparties.
On May 29, 2024, the Special Committee held a meeting, with Cooley present. The Special Committee discussed and approved retaining Richards, Layton & Finger, P.A. (“RLF”) as independent counsel to the Special Committee. The Special Committee also discussed the potential transaction process, including potential counterparties.
On May 31, 2024, the Special Committee held a meeting, with Accolade management, Cooley, Morgan Stanley and RLF present. Morgan Stanley presented considerations related to the Special Committee’s review and consideration of potential strategic alternatives for Accolade, including a potential transaction involving the sale of Accolade, and provided an overview of the macroeconomic environment and the healthcare technology sector. The Special Committee discussed potential next steps, including conducting selected outreach to specified potential counterparties, based on Accolade’s existing relationships and interest expressed by financial sponsors in connection with Accolade’s earlier consideration of an acquisition of Strategic A. The Special Committee considered outreach to a broader set of potential counterparties, including strategic parties. Following discussion, including concerns regarding risk of leaks, concerns with sharing competitively sensitive confidential information, limited interest during discussions concerning Accolade’s potential acquisition of Strategic A, the advisability of engaging in an initial targeted outreach to certain prospective counterparties, and the possibility of broader outreach at a later time, the Special Committee unanimously approved limiting outreach to three sponsors that had previously considered financing Accolade’s acquisition of Strategic A, including Sponsor B and two other financial sponsors (“Sponsor C” and “Sponsor D”) and two additional financial sponsors (“Sponsor E” and “Sponsor F”), and authorized and directed Accolade management, counsel and Morgan Stanley to engage such parties to assess interest in a potential transaction and negotiate confidentiality agreements. The Special Committee discussed the potential adoption of management guidelines to in connection with the strategic review process, including to direct management, other directors and advisors to follow an appropriate process overseen by the Special Committee. The Special Committee directed RLF to prepare such “rules of the road” for consideration by the Special Committee.
Between June 6, 2024, and June 13, 2024, Accolade entered into amended confidentiality agreements with Sponsor B, Sponsor C and Sponsor F and a new confidentiality agreement with an affiliate of Sponsor D. Each confidentiality agreement included customary confidentiality, use and standstill provisions, none of which would prevent any party from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Accolade.

On June 12, 2024, the Special Committee held a meeting, with RLF present. Following discussion, the Special Committee adopted proposed “rules of the road” regarding the process for considering a potential transaction, which provided, among other things, for the deferral of discussions with potential counterparties regarding management’s continued employment or compensation until a later time in the process deemed appropriate by the Special Committee.
Also on June 12, 2024, a board member of Strategic A called Mr. Singh and indicated Strategic A’s interest in a strategic transaction with Accolade. Mr. Singh indicated that if such interest was genuine, Strategic A should submit a formal proposal including valuation to present to the Special Committee and Accolade Board.
On June 14, 2024, the Special Committee held a meeting, with Accolade management and representatives of Cooley, Morgan Stanley and RLF present. Accolade management presented management’s draft financial projections (the “June Projections”). The Special Committee approved the June Projections, including for use by Morgan Stanley for purposes of conducting a preliminary valuation assessment, and it was noted that the June Projections would subsequently be presented to the Accolade Board for review and potential approval. The Special Committee also directed that the June Projections be shared as appropriate with counterparties in connection with the Special Committee’s strategic review process. Representatives of Morgan Stanley then provided an update with respect to discussions with potential counterparties, including that Sponsor E had declined to participate in the process. The Special Committee discussed the unsolicited inbound inquiry from Strategic A and considered whether Strategic A had a legitimate interest in a potential transaction at a valuation that would be attractive to Accolade and its stockholders. The Special Committee expressed its support for encouraging Strategic A to submit a formal indication of interest with a proposed valuation range.
On June 18, 2024, Strategic A submitted a non-binding written proposal to acquire Accolade for at least $10.50 in cash per share of Common Stock.
Between June 18, 2024 and June 21, 2024, members of Accolade management held management meetings with Sponsor B, Sponsor C, Sponsor D and Sponsor F.
On June 20, 2024, Mr. Singh received an unsolicited inbound inquiry from a representative of a strategic company (“Strategic G”) regarding a potential transaction.
On June 24, 2024, the Special Committee held a meeting, with Accolade management and representatives of Cooley, Morgan Stanley and RLF present. Representatives of Morgan Stanley provided an update with respect to discussions with potential counterparties, including the unsolicited inbound inquiry from Strategic G, the non-binding written proposal from Strategic A to acquire Accolade for $10.50 in cash per share of Common Stock, and potential responses to Strategic A. Representatives from Morgan Stanley discussed sending a process letter to the financial sponsors that had indicated interest to solicit non-binding indications of interest by the week of July 8, 2024, in order to allow the Special Committee to ascertain whether interest from the financial sponsors would be at a valuation likely to be competitive with strategic parties. Representatives from Morgan Stanley also presented initial preliminary financial analyses, including with respect to the proposal received from Strategic A, and discussed with the Special Committee the potential capacity of Strategic A to improve its proposal based on Strategic A’s messaging and the synergies from a potential transaction with Strategic A. After discussion, the Special Committee directed Morgan Stanley to reach out to Sponsor B, Sponsor C, Sponsor D, Sponsor F and Strategic G to solicit indications of interest by the week of July 8, 2024 and to communicate to Strategic A that its per share offer price would need to be increased and that Strategic A should submit a revised proposal by the week of July 8, 2024 before the Accolade Board would be prepared to engage further. After the Special Committee meeting, representatives of Morgan Stanley reached out to such parties to convey the message directed by the Special Committee.
On June 25, 2024, the Accolade Board held a meeting, with representatives from Accolade management and Cooley present. Mr. Singh provided an update on the potential transaction and the outreach process.
On June 27, 2024, Accolade entered into an amended confidentiality agreement with Strategic G, which included a 12-month standstill and customary fall-away provisions.
Also on June 27, 2024, Accolade disclosed its first fiscal quarter results for fiscal year 2025, which included revenue guidance between $460 million and $475 million (reduced from previous revenue guidance between $480 million and $500 million). Accolade’s closing stock price on June 27, 2024 was $6.39. On the day following the earnings call, June 28, 2024, Accolade’s closing stock price had decreased to $3.58.

Between June 27, 2024 and July 9, 2024, members of Accolade management held management meetings with Strategic G and Sponsor B.
None of Sponsor B, Sponsor C, Sponsor D, Sponsor F or Strategic G submitted an indication of interest and Strategic A did not submit an updated indication of interest, prior to the July 9, 2024 deadline that had been communicated by Morgan Stanley.
On July 10, 2024, Sponsor C submitted a non-binding written proposal to acquire Accolade at a price of $7.00 to $8.00 in cash per share of Common Stock.
On July 11, 2024, a representative of a financial sponsor (“Sponsor H”), contacted Mr. Singh and asked for a meeting.
On July 12, 2024, Accolade entered into a confidentiality agreement with Strategic A, which included a 12-month standstill and customary fall-away provisions.
Also on July 12, 2024, representatives of Morgan Stanley held a meeting with Mr. Klein and Mr. Singh. At the meeting, they discussed, among other things, the proposal submitted by Sponsor C. Mr. Klein directed Morgan Stanley to communicate to Sponsor C that the per share offer price would need to be increased in Sponsor C’s next proposal before the Accolade Board would be prepared to engage further. Following this meeting, Morgan Stanley reached out to Sponsor C to convey the message directed by Mr. Klein. Sponsor C indicated that if Sponsor C were to bid on a standalone basis, it was unlikely that Sponsor C would increase its per share offer price beyond the $7.00 to $8.00 per share range provided in its initial bid, but that Sponsor C might consider a potential transaction through one of its portfolio companies (“Strategic I”) in which Sponsor C was an investor.
On July 16, 2024, Mr. Singh met with a representative of Sponsor H and the representative expressed interest in a potential transaction between Sponsor H and Accolade. Following this meeting, Mr. Singh updated Mr. Klein on the discussion and the interest expressed by Sponsor H.
On July 18, 2024, a representative of Sponsor C reached out to Morgan Stanley to request permission to discuss a potential transaction through Strategic I with Sponsor D, as Sponsor D was also an investor in Strategic I. Following this call, Morgan Stanley updated Mr. Klein and Mr. Singh on Sponsor C’s request.
Later on July 18, 2024, the Special Committee held a meeting, with representatives of Accolade management, Cooley and RLF present. Mr. Singh provided an overview on discussions with prospective counterparties in the strategic process, including that only one new proposal (from Sponsor C) had been received since Morgan Stanley had requested indications of interest from prospective counterparties following the last Special Committee meeting. The Special Committee received an update on discussions with Strategic A, including the provision of limited diligence information by Accolade management to Strategic A and Strategic A’s requests for access to additional diligence. Accolade management also provided an update to the Special Committee regarding Strategic A’s request to engage in discussions with certain prospective financing sources (including Sponsor B and Sponsor C). The Special Committee endorsed the provision of limited diligence to Strategic A, but determined to refrain from providing Strategic A with more extensive diligence or permission to engage with prospective financing sources absent more credible interest from Strategic A. Mr. Singh updated the Special Committee on the unsolicited interest from Sponsor H, and following discussion, the Special Committee approved negotiating and entering into a confidentiality agreement with Sponsor H and proceeding with discussions with Sponsor H. The Special Committee discussed and received updates on discussions with other prospective counterparties. After discussing, among other things, Sponsor C’s proposal, Morgan Stanley’s initial preliminary financial analyses and other advice that had previously been presented to the Special Committee, the Special Committee’s confidence in Accolade management and Accolade’s ability to execute its business plan and the superior terms proposed in Strategic A’s initial indication of interest, the Special Committee determined that Sponsor C’s proposal was not sufficiently compelling to warrant further consideration or discussions with Sponsor C on a stand-alone basis at that time. The Special Committee was also updated on discussions with Sponsor D, who recently expressed interest in a potential transaction involving Strategic I, a portfolio company of Sponsor C and Sponsor D, following which the Special Committee determined that it was open to a potential transaction with Strategic I, or other strategic parties capable of producing synergies that could be shared with Company stockholders, and to allowing discussions with Sponsor C and Sponsor D regarding a potential transaction through Strategic I. The Special Committee discussed potential next steps for its strategic review process, including the possibility of ending the process and concentrating on the execution of Accolade’s standalone business plans in the event a sufficiently credible and attractive proposal for a strategic transaction did not emerge in the near future.
Also on July 18, 2024, the Accolade Board held a meeting, with Accolade management and Cooley present. Messrs. Klein and Singh provided an update with respect to the strategic review process being undertaken by the Special Committee and the Special Committee’s meetings and discussions during this process.
On July 19, 2024, a representative of Morgan Stanley informed Sponsor C of the Special Committee’s willingness to allow discussions with Sponsor C and Sponsor D regarding a potential transaction through Strategic I.
On July 20, 2024, a representative of Sponsor C informed Morgan Stanley that Sponsor C and Sponsor D were interested in a potential transaction through Strategic I.
On July 23, 2024, Accolade entered into a confidentiality agreement with Sponsor H, which included customary confidentiality, use and standstill provisions, and which would not prevent Sponsor H from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Accolade.
On July 24, 2024, a representative of Sponsor C informed Morgan Stanley that Sponsor C and Sponsor D had discussed a potential transaction with the management of Strategic I, who were also interested in such a transaction.
On July 25, 2024, the Special Committee held a meeting, with RLF present. Mr. Klein provided an update on the latest discussions with the potential counterparties, including that Accolade was still waiting for a revised bid from Strategic A in light of Accolade’s first fiscal quarter results for fiscal year 2025; that Strategic G indicated that it was no longer pursuing a transaction at this time; that Sponsor H continued to engage in due diligence; and that Accolade remained engaged with Strategic I. The Special Committee discussed the interest of the prospective parties in a potential transaction, and the possibility that a sufficiently attractive proposal might not emerge in the near term. The Special Committee determined that it was advisable to continue with the strategic review process for at least a few additional weeks to permit the remaining parties to submit any other proposals that may be available and discussed that, absent the emergence of a sufficiently attractive proposal during this period, the Special Committee was inclined to end the strategic review process.
On July 29, 2024, Glen Tullman, the Chief Executive Officer of Parent, called Mr. Singh, unsolicited, and expressed interest in a potential transaction to acquire Accolade.
Also on July 29, 2024, Accolade entered into a confidentiality agreement with Strategic I, which included customary confidentiality, use and standstill provisions, and which would not prevent Strategic I from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Accolade.
On July 30, 2024, Accolade management held a due diligence meeting with Strategic I.
On August 2, 2024, a representative of Strategic I informed Morgan Stanley that Strategic I was not going to pursue a potential transaction.
On August 12, 2024, Sponsor H submitted a non-binding written proposal to acquire Accolade for $8.50 in cash per share of Common Stock.
Also on August 12, 2024, certain media publications reported rumors of a potential strategic process for the sale of Accolade, which identified Morgan Stanley as advising Accolade in connection with such process. Following the reports, Morgan Stanley and Mr. Singh received unsolicited inbound inquiries from 16 additional potential counterparties. Three of such potential counterparties (“Strategic J”, “Strategic K” and “Strategic L”) later signed confidentiality agreements with Accolade, each of which included customary confidentiality, use and standstill provisions, and none of which would prevent any party from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Accolade.
On August 21, Mr. Singh met via teleconference with a representative of Sponsor H. Mr. Singh indicated that Sponsor H’s prior proposal was not sufficient for Accolade to be prepared to engage further at that time.

On August 23, 2024, a representative of Strategic A emailed Mr. Singh that Strategic A remained interested in a potential transaction.
On August 29, 2024, Evercore (“Evercore”), financial advisor to Parent, submitted to Morgan Stanley an unsolicited non-binding written proposal from Parent to acquire Accolade for $6.00 in cash per share of Common Stock (“Parent’s August Proposal”), which was then shared with Messrs. Klein and Singh. Given the lower price per share and concerns about Parent’s ability to finance a potential transaction, committed interest, and lack of history successfully completing transactions of the proposed size and nature, Mr. Klein, as chair of the Special Committee, directed Morgan Stanley to communicate to Evercore that Parent’s proposal was insufficient for Accolade to engage further at that time regarding a potential transaction. Morgan Stanley subsequently communicated this message to Evercore on September 3, 2024, and Mr. Singh communicated this message to Mr. Tullman on September 5, 2024.
From late August 2024 through September 2024, Accolade management held meetings with potential counterparties and responded to diligence requests.
On September 23, 2024, Evercore submitted to Morgan Stanley an unsolicited non-binding written proposal from Parent to acquire Accolade for $7.00 in cash per share of Common Stock (“Parent’s September Proposal”), which was then shared with Messrs. Klein and Singh.
On September 25, 2024, prior to the Accolade Board meeting, the Accolade Board held an executive session, with members of Accolade management team present, in which Messrs. Klein and Singh provided an update on the latest discussions with the potential counterparties, including Parent’s September Proposal. The Accolade Board, including the members of the Special Committee, discussed Parent’s September Proposal, including concerns with respect to Parent’s ability to finance a potential transaction, committed interest, and lack of history successfully completing transactions of the proposed size and nature, determined not to move forward with Parent as a potential counterparty at that time, and directed Morgan Stanley to communicate to Evercore that Parent’s proposal was insufficient for Accolade to engage further regarding a potential transaction. Morgan Stanley subsequently communicated this message to Evercore on September 30, 2024.
In mid-October 2024, Accolade learned that one of its key prospective customers, a federal contractor assuming management of a large government contract, was unwilling to execute a contract on pricing and terms that had been previously discussed and proposed to renew its relationship with Accolade at significantly reduced pricing and with unfavorable terms that would make the engagement commercially untenable. Accolade had been in extensive long-term discussions with the prospective customer, which was taking over as the prime contractor, as of January 1, 2025, on a government health benefit services contract for which Accolade was a subcontractor under the then incumbent prime contractor.
On October 22, 2024, the Special Committee held a meeting, with Accolade management, Cooley and RLF present. Accolade management reported on the anticipated loss of the strategic federal subcontract resulting in a significant reduction in Accolade’s government business. Accolade management expected this loss of business to have a significant impact on revenue in the near-term and more significantly in future years, as Accolade had previously expected that business to be a driver of year-over-year growth. Accolade management also reviewed market and competitive pressures that could adversely affect Accolade in the near-term. Accolade management presented updates to the June Projections (such updated projections, the “October Projections”) to account for the expected loss of the government customer business and resulting loss of growth opportunities and expected underperformance in Accolade’s corresponding government business, as well as initial indications that other market conditions were creating headwinds in Accolade’s outlook in its enterprise customer business (including with respect to new customer bookings, customer retention and usage-based revenues) and performance guarantee revenue achievement given an elevated healthcare cost environment, in each case which would negatively affect Accolade’s revenue growth and financial forecasts. In addition, Accolade management reported that Accolade’s direct-to-consumer business was being impacted by an increase in customer acquisition costs, particularly relevant to weight management, and the prior loss of in-network status with a large health plan, which would create a further negative impact on Accolade’s revenue. The October Projections are more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” In light of the developments discussed and the potential impact on Accolade’s business, the Special Committee then discussed the status of its review process and the prospect of recommencing efforts to actively seek out strategic alternatives. Mr. Singh provided an overview of the discussions with and proposals received from prospective counterparties to date, including earlier proposals from Strategic A, Sponsor C and Sponsor H, Parent’s August Proposal, Parent’s September Proposal, and an oral expression of interest from Strategic K suggesting a potential price range of $6.00 to $7.00 per share of Common Stock (but that Strategic K had not provided a formal proposal). Following discussion, the Special Committee directed Accolade management to discuss the October Projections with Morgan Stanley, and determined that it was advisable to seek the views and advice of Morgan Stanley with respect to next steps, if any, with respect to the Special Committee’s strategic review process.
Also on October 22, 2024, Parent submitted an unsolicited non-binding written proposal to acquire Accolade for $7.25 in cash per share of Common Stock (“Parent’s October Proposal”).
On October 24, 2024, Mr. Tullman called Mr. Singh to discuss Parent’s October Proposal, and Mr. Singh confirmed that the Accolade Board had received and would discuss Parent’s October Proposal.
On October 27, 2024, the Special Committee held a meeting, with Accolade management, Cooley, Morgan Stanley and RLF present. Accolade management again reviewed the October Projections with the Special Committee. Representatives of Morgan Stanley presented updated preliminary financial analyses based on the October Projections and reviewed the status of discussions with potential counterparties regarding a potential transaction. Morgan Stanley and Accolade management provided an overview of the history and status of discussions with potential counterparties that had expressed interest in a potential transaction in recent months, including Parent’s October Proposal. The Special Committee determined to defer making any final decision regarding the Special Committee’s continued pursuit of strategic activities until after the Accolade Board meeting the following day, at which the October Projections would be reviewed with the Accolade Board. The Special Committee discussed with Accolade management and Morgan Stanley a prospective process timeline to the extent the Special Committee determined to continue pursuing strategic alternatives, including the potential benefits of completing any strategic process in advance of Accolade’s scheduled earnings release date in early January 2025 given the possibility that Accolade could face additional competitive pressures and other potential challenging dynamics following that time. The Special Committee directed Morgan Stanley to develop a proposed process timeline for soliciting updated indications of interest, with the objective of completing a potential transaction in early January 2025, to the extent the Special Committee determined to continue pursuing strategic alternatives.
On October 28, 2024, the Accolade Board held a meeting, with Accolade management, Cooley, Morgan Stanley and RLF present. Accolade management reviewed the October Projections with the Accolade Board and explained the adjustments to the June Projections to account for the expected loss of the government customer and anticipated underperformance in the corresponding government business channel, current market conditions, direct-to-consumer channel updates, and impact to Accolade’s annual revenue. Representatives of Morgan Stanley presented updated preliminary financial analyses based on the October Projections and reviewed the status of the potential counterparties in connection with a potential transaction. Morgan Stanley and Accolade management provided an overview of the history and status of discussions with potential counterparties that had expressed interest in a potential transaction in recent months, including Parent’s October Proposal. After discussing the revised assumptions underlying the October Projections, the Accolade Board approved the use of the October Projections by Morgan Stanley and approved sharing the October Projections with appropriate potential counterparties. Representatives of Morgan Stanley then reviewed the competitive landscape of the healthcare technology industry and Accolade’s performance as compared to relevant peers.
Also on October 28, 2024, upon the conclusion of the Accolade Board meeting held that day, the Special Committee held a meeting, with representatives of Accolade management, Cooley and RLF present. The Special Committee considered the prospect of continuing to actively engage prospective counterparties regarding a potential transaction and discussed related considerations, including the October Projections, recent developments and potential risks and competitive pressures facing Accolade, the indications of value that had been conveyed by various parties and the preliminary financial analysis and other advice provided by Morgan Stanley. Following discussion, the Special Committee determined to continue to explore strategic alternatives. After discussing the interest conveyed by the parties who expressed interest, the credibility of their respective interest in a potential transaction (including uncertainty surrounding Parent’s ability to finance an acquisition of Accolade) and concerns with sharing competitively sensitive information with certain strategic parties, the Special Committee determined to proceed with additional engagement with Strategic A, Strategic L and Sponsor C (a significant investor in Strategic L), and Sponsor H, and to delay additional diligence and substantive engagement with Strategic K or Parent until a later stage in the strategic process (other than efforts to align all parties to a timetable for progressing process) and directed Morgan Stanley to reach out to the respective parties accordingly.

Between October 30, 2024, and November 18, 2024, Accolade management held due diligence meetings with and responded to written requests from Strategic A, Sponsor H, Strategic J, Strategic K and Strategic L.
On November 1, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley and Cooley present. Accolade management provided an update on the discussions with potential counterparties, including Parent, Strategic A, Sponsor H, Strategic L, Strategic J and Strategic K. The Special Committee determined to further gauge and develop a better understanding of the legitimacy of the interest of Parent, Strategic J and Strategic K in a potential transaction prior to sharing sensitive information with such parties in diligence.
On November 6, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley, Cooley, and RLF present. Accolade management and Morgan Stanley updated the Special Committee on recent communications with potential counterparties, including Parent and Strategic K, and noted that Strategic A stated that it was not currently interested in a potential transaction at a price of $10.50 per share, and to the extent Strategic A were to submit a revised proposal to acquire Accolade, it would be at a lower valuation. Following discussion, the Special Committee expressed support for engaging with Strategic K and Parent regarding a potential transaction, and providing those parties with access to preliminary diligence generally consistent with that provided to Strategic A, subject to the entry into confidentiality agreements and appropriate safeguards.
In early November 2024, at the direction of the Special Committee, representatives of Morgan Stanley reached out to potential counterparties that had expressed interest in a potential transaction in recent months, including Parent, and verbally requested such potential counterparties to submit updated indications of interest during the week of November 18, 2024.
On November 14, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley, Cooley and RLF present. Morgan Stanley updated the Special Committee on recent conversations with potential counterparties, including that Sponsor H had indicated that it was prepared to submit a non-binding proposal to acquire Accolade in the range of $5.00 to $6.00 per share. It was discussed that the confidentiality agreement was still being negotiated with Parent, in connection with which Parent sought permission to engage in discussions with several financing sources, including Sponsor D, which was no longer involved in any discussions with Accolade regarding a potential transaction. The Special Committee discussed the importance of maintaining competition among prospective counterparties, as well as the importance of ensuring that prospective counterparties are able to progress in their discussions and evaluation of a potential transaction, including that Parent’s ability to finance and proceed with a potential transaction may depend on its ability to begin discussions with at least a subset of prospective financing sources. Following discussion, the Special Committee directed counsel to continue working to negotiate a confidentiality agreement with Parent with the goal of seeking to narrow the scope of initial prospective financing sources permitted for contact.
On November 16, 2024, a board member of Strategic A called Morgan Stanley to communicate that Strategic A was focused on other matters and unlikely to engage in a potential transaction until January 2025 at the earliest and provided feedback that Strategic A believed Accolade’s stock price reflected Accolade’s value.
On November 21, 2024, Morgan Stanley received a verbal indication of interest from a financial advisor to Strategic K who noted that Strategic K was interested in acquiring Accolade for around $4.40 in cash per share of Common Stock.
That same day, Accolade and Parent executed a confidentiality agreement, which included customary confidentiality, use and standstill provisions, none of which would prevent any party from submitting a private acquisition proposal at any time or from making a public acquisition proposal following the announcement of, or entry into, a change-in-control transaction with respect to Accolade, and permitted Parent to initially engage in discussions with General Catalyst and one other potential financing source as financing sources.
On November 22, 2024, Sponsor H submitted a non-binding written proposal to acquire Accolade for a price in the range of $5.00 to $5.50 in cash per share of Common Stock.
That same day, Accolade management, with representatives of Morgan Stanley present, held a management presentation with Parent and Evercore as requested by Parent.
On November 25, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley, Cooley and RLF present. Morgan Stanley reviewed status of discussions with potential counterparties, including the non-binding written proposal from Sponsor H, the verbal indication of interest from Strategic K and recent discussions with Strategic A in which Strategic A advised Morgan Stanley of its current view on valuation and focus on other matters. Morgan Stanley noted that Sponsor C, Strategic J, Strategic L, and Parent continued to evaluate a potential transaction. Accolade management provided an update on Accolade’s business, including with respect to enhanced market competition, recent customer losses and employee departures and customer acquisition challenges. The Special Committee discussed these risks, including with respect to the Special Committee’s views on the achievability of the October Projections, the timeline for conducting the Special Committee’s strategic review process and the importance of certain factors, such as closing certainty, in evaluating prospective proposals and counterparties. The Special Committee also discussed other macroeconomic developments and trends and the prospect of these developments and other risks facing Accolade continuing into the future, including the possibility that Accolade’s upcoming earnings release could add to the pressure from the recent challenges facing the Accolade business and market perception.
On November 26, 2024, Evercore provided to Morgan Stanley a non-binding written letter of intent from Parent to acquire Accolade for $7.50 in cash per share of Common Stock.
On November 27, Strategic L informed Morgan Stanley that Strategic L did not believe it would be in a position to submit a competitive proposal as its proposal would only reflect a modest premium to Accolade’s current trading price.
On December 1, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley, Cooley and RLF present. Representatives of Morgan Stanley reviewed the recent proposals from Sponsor H and Parent (including that Parent had indicated it would finance the potential transaction with a new equity investment from its existing investors). The Special Committee discussed the credibility of Parent’s interest and the certainty of its financing for a potential transaction. Representatives of Morgan Stanley also reviewed recent interactions with potential counterparties, including that Strategic L had communicated that it did not believe it would be in a position to submit a competitive proposal (although several days prior, Sponsor C, an investor in Strategic L, indicated that Sponsor C might submit a proposal through Strategic L). Following discussion, the Special Committee directed Morgan Stanley to contact Sponsor C to assess whether Sponsor C was interested in continuing to pursue a potential transaction. An update was provided on discussions with other potential counterparties, including Strategic J, an investor of which indicated to Morgan Stanley that neither the investor nor Strategic J would be submitting a proposal, noting the challenges they perceived with valuing Accolade at that time and another strategic party, which expressed unsolicited interest in a potential transaction but did not enter into a confidentiality agreement or commence diligence with Accolade. Morgan Stanley reviewed an illustrative timeline for continuing to facilitate diligence with the parties who remained potentially interested, with the goal of favorably progressing their views on valuation and seeking updated proposals the week of December 16, 2024. The Special Committee discussed the potential timeline and the prospect of conducting additional outreach to three large strategic parties, including competitive and confidentiality concerns with any such outreach. Cooley and RLF provided an overview of the fiduciary duties attendant to the strategic transaction, with attention focused on the particular status and engagement of the current strategic process. Following discussion, the Special Committee approved the proposed process and timeline for continuing diligence and seeking updated proposals during the week of December 16, 2024, and directed Morgan Stanley to initiate outreach to the three identified strategic parties to gauge interest in a potential transaction. Morgan Stanley then presented an illustrative analysis regarding the market’s possible reaction to Accolade’s upcoming earnings release (including based on a potential update in Accolade’s guidance), and the Special Committee discussed recent difficulties facing Accolade, including challenges with employee retention and customer acquisition and retention. The Special Committee discussed with Accolade management how the risks facing Accolade might affect Accolade’s ability to successfully execute its business plan and whether the forecasts set forth in the October Projections were still likely to be achieved.
On December 2, 2024, representatives of Morgan Stanley reached out to three additional potential strategic counterparties, of which two parties affirmatively indicated they were not interested in a potential transaction and one party did not respond.
On December 3, 2024, the Accolade Board held a meeting, with Accolade management, Cooley and Morgan Stanley present. Mr. Klein provided an update to the Accolade Board from the Special Committee, regarding the strategic process and recent developments. Morgan Stanley provided an overview of the recent proposals from Parent and Sponsor H, the verbal indication of interest from Strategic K and targeted outreach to additional strategic counterparties. Morgan Stanley also presented an illustrative potential transaction timeline and a forecast of Accolade’s future stock price. The Accolade Board discussed challenges facing Accolade and its outlook for fiscal year 2026.
That same day, Morgan Stanley, on behalf of Accolade, gave Parent and its advisors access to a data room containing various materials covering business, financial and legal matters.
On December 4, 2024, Sponsor C indicated to Morgan Stanley that Sponsor C would not be moving forward with a potential transaction with Accolade.
On December 6, 2024, the Special Committee held a meeting, with Accolade management, Morgan Stanley, Cooley and RLF present. Accolade management provided an update with respect to a series of increasing challenges facing Accolade since October 2024, including recent employee departures with respect to employee retention and the risks that potential employee departures presented to Accolade’s sales, marketing and customer relations efforts. Accolade management also discussed Accolade’s increasing challenges in customer retention and sales since late October 2024, including further softness in Accolade’s business-to-business channel, increasing risk in achievement of performance guarantee revenue, particularly reflecting a significantly rising healthcare cost environment, enhanced competition facing Accolade, and that trends in the healthcare market with respect to rising healthcare costs, including changes negative to Accolade in various healthcare cost indices, could have a negative effect on Accolade’s ability to achieve performance guarantee revenues, as well as attract and retain customers and the pricing terms and margins Accolade might be able to secure. Discussion ensued regarding the possibility of the trends and challenges facing Accolade continuing into 2025 and the likelihood that such issues would affect Accolade’s ability to successfully execute its business plan and achieve the financial performance contemplated by the October Projections. Accolade management discussed the potential need for a downward adjustment in its forward-looking public guidance for its fourth fiscal quarter of fiscal year 2025 and in turn, fiscal year 2026 guidance, as a result of these challenges. Accolade management presented an illustrative set of adjustments to the October Projections reflecting a possible downside scenario resulting from the continuation of such challenges and trends (the “December Projections”). The December Projections are more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” The Special Committee discussed having Accolade management continue to monitor and assess these trends, including by continuing its assessment of a potential downside scenario in which the trends might continue to affect Accolade’s business.
From December 6, 2024, through December 12, 2024, as requested by Parent following review of data room materials, members of Accolade management, with representatives of Morgan Stanley present, engaged in business, financial and legal due diligence calls with Parent and its advisors.
On December 9, 2024, Accolade and Parent entered into a clean team agreement.
On December 17, 2024, Evercore delivered to Morgan Stanley a revised non-binding written proposal from Parent to acquire Accolade for $7.03 in cash per share of Common Stock and additional contingent consideration of up to $0.47 in cash per share of Common Stock, based on Parent’s determination of Accolade’s achievement of an annual recurring revenue target and gross margin target based upon the October Projections (the “Revised Parent Proposal”).
Following the receipt of the Revised Parent Proposal, the Special Committee held a meeting on December 17, 2024, with Accolade management, Morgan Stanley, Cooley and RLF present. Representatives of Morgan Stanley reviewed the Revised Parent Proposal. The Special Committee and advisors discussed the Revised Parent Proposal, including the potential structural, legal and timing-related challenges related to the proposed contingent consideration, including that the negotiation of contingent consideration provisions in a merger agreement could slow the timeline to signing a deal. The Special Committee also discussed concerns with Parent’s ability to adequately finance a potential transaction and to be in a position to reach a definitive agreement on a potential transaction on the proposed early-January 2025 timeline, including due to the contingent consideration component of the Revised Parent Proposal. Morgan Stanley noted that Sponsor H had not yet submitted an updated proposal. The Special Committee directed Accolade management to contact Sponsor H to determine whether Sponsor H remained interested in a potential transaction and would be submitting a revised proposal. The Special Committee discussed and compared possible alternatives for Accolade, including the prospect of Accolade remaining a stand-alone public company.

Following the Special Committee meeting, also on December 17, 2024, Mr. Singh met with a representative of Sponsor H. During the meeting, the representative of Sponsor H indicated to Mr. Singh that Sponsor H would not be submitting a revised proposal and was no longer interested in a potential transaction.
On December 18, 2024, the Special Committee held a meeting, with Mr. Singh, Morgan Stanley, Cooley and RLF present. The Special Committee received an update on Sponsor H and discussed Sponsor H’s confirmation that it would not be submitting a revised proposal and did not see a path to being able to present a proposal at a valuation sufficiently attractive to Accolade. The Special Committee discussed with Morgan Stanley that the three strategic parties that Morgan Stanley had contacted in early December had not engaged regarding a potential transaction (including that one of such parties had stated that it did not view Accolade or its business as an area of strategic interest). The Special Committee then discussed the Revised Parent Proposal and the value offered, both inclusive and exclusive of the contingent consideration component, compared to Accolade’s long-term prospects as a stand-alone public company, including in light of the competitive challenges and other difficulties facing Accolade and the industry. The Special Committee then discussed potential responses to the Revised Parent Proposal and related negotiating considerations with Morgan Stanley, after which the Special Committee directed Morgan Stanley to respond to Parent by rejecting the inclusion of the contingency on the consideration and encouraging Parent to improve the financial terms of its proposal. Following the meeting, Morgan Stanley provided the feedback to Evercore as directed by the Special Committee.
On December 19, 2024, the Accolade Board held a regularly scheduled meeting, with Accolade management, Cooley and Morgan Stanley present. Accolade management updated the Accolade Board on the status of the strategic process. Representatives of Cooley provided an overview of fiduciary duties attendant to a potential transaction. Accolade management then provided an overview of the challenges facing Accolade, including customer retention and employee retention, and an assessment of the competitive landscape. Accolade management discussed the risks associated with the October Projections. Accolade management also noted that they were conducting a review regarding the need and magnitude of a potential impairment to the fair value of the goodwill on its balance sheet associated with certain prior acquisitions, and that in connection with such review, Accolade shared the October Projections and the December Projections with Accolade’s outside accountants. Morgan Stanley reviewed the Revised Parent Proposal, including the contingent consideration included in such proposal, and stated that Morgan Stanley had delivered the feedback to Evercore that any contingent consideration was unacceptable and Accolade would need certainty as to Parent’s ability to finance the potential transaction.
Later on December 19, 2024, representatives of Morgan Stanley provided the auction draft merger agreement to representatives of Evercore, which included, among other terms, (i) a limited guarantee and an equity commitment letter in an amount sufficient to provide for the payment of the aggregate merger consideration, (ii) an obligation for Parent to divest or litigate in the event that antitrust authorities challenged the transaction, (iii) a cap on Accolade’s damages in an unspecified amount, and (iv) the termination fee payable by Accolade in an unspecified amount if Accolade (a) entered into alternative agreement under specified circumstances, (b) Parent terminated the merger agreement prior the Accolade shareholder vote because the Accolade Board had changed its recommendation or (c) Accolade terminated the merger agreement in favor of a superior proposal.
From December 20, 2024 through January 7, 2025, as requested by Parent following review of data room materials, members of Accolade management, with representatives of Morgan Stanley present, engaged in business, financial and legal due diligence calls with Parent and its advisors.
On December 24, 2024, representatives of Wilson Sonsini Goodrich & Rosati, PC (“Wilson Sonsini”), legal counsel to Parent, delivered a revised draft of the merger agreement to representatives of Cooley, which included, among other terms, (i) an Accolade termination fee of 4.0% of the equity value of the transaction, (ii) the construct of a stock purchase agreement to raise the necessary financing for a potential transaction instead of an equity commitment letter, which would be executed concurrently with the merger agreement, no limited guarantee or reverse termination fee, and a cap on Parent damages of 4.0% of the equity value of the transaction consistent with the cap on Accolade’s damages and (iii) no requirement on Parent to divest in the event of a challenge raised by antitrust authorities. Later that day, representatives of Morgan Stanley uploaded a draft of the Accolade disclosure letter to the Parent dataroom.
On December 27, 2024, the Accolade Board held a meeting, with Accolade management, Cooley and Morgan Stanley present. Representatives of Cooley reviewed, and the Accolade Board discussed, key terms of the revised draft merger agreement received from Wilson Sonsini, including (i) the proposed Accolade termination fee of 4.0% of the equity value of the transaction, (ii) no limited guarantee or reverse termination fee, but a cap on Parent damages of 4.0% of the equity value of the transaction consistent with the cap on Accolade’s damages, and (iii) no requirement on Parent to divest in the event of an antitrust challenge.
On December 30, 2024, Mr. Singh called Mr. Tullman to discuss the Revised Parent Proposal and certain key issues in the negotiations over a draft merger agreement. Based on discussions Mr. Singh had with the members of the Special Committee, Mr. Singh encouraged Mr. Tullman to increase the proposal and noted that although Mr. Singh could not confirm a value at which the Accolade Board would approve a potential transaction, Mr. Singh believed that a per share offer price of $8.50 per share would be compelling. Mr. Singh previewed key issues in the draft merger agreement, including (i) the need for a lower Accolade termination fee, (ii) the need for certainty as to financing under the stock purchase agreement and (iii) that Accolade would expect a reverse termination fee in the event of a financing failure or continuing antitrust review after the outside date and the need for certainty as to Parent’s ability to pay such a reverse termination fee. Mr. Singh and Mr. Tullman also discussed high-level due diligence matters.
On December 31, 2024, the Special Committee held a meeting, with Accolade management, Cooley and RLF present. Mr. Singh updated the Special Committee on his recent conversations with Mr. Tullman. Mr. Singh explained that, despite Accolade’s and Morgan Stanley’s efforts to solicit a higher price from Parent, Parent refused to increase the price of its proposal and that Parent highlighted the fact that the Revised Parent Proposal reflected a premium of over 100% to Accolade’s current trading price and that Accolade had faced additional challenges in its business, including with respect to customer retention. It was noted that Parent was expected to deliver its final proposal by January 2, 2025, and that no other prospective counterparties remained engaged in the strategic process. Accolade management then presented another update on Accolade’s business and the recent challenges and pressures facing Accolade and the healthcare and health insurance industries. Accolade management reviewed again with the Special Committee the December Projections, including identifying the specific adjustments to the October Projections that were reflected in the December Projections, as more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” Accolade management also confirmed that the December Projections were the same as those previously presented to the Special Committee on December 6, 2024, that the December Projections were used by Accolade management to assess the need and magnitude of a potential impairment to the fair value of the goodwill on its balance sheet associated with certain prior acquisitions, and that the December Projections were also shared with Accolade’s outside accountants. Following considerable discussion and after questions were asked by the Special Committee and answered by Accolade management, the Special Committee unanimously resolved to approve and adopt the December Projections; to recommend that the Accolade Board approve and adopt the December Projections; and to submit, subject to approval by the Accolade Board, the December Projections to Morgan Stanley for the purposes of its financial analyses, including any opinions or other evaluations or analysis as to the fairness of any potential transaction.
Later that day, Cooley sent a revised draft of the merger agreement to Wilson Sonsini, which included, among other terms, (i) an Accolade termination fee of 2.25% of the equity value of the transaction and (ii) a reverse termination fee (the “Parent termination fee”) of 10.0% of the equity value of the transaction in the event of a financing failure or continuing antitrust review after the outside date.
On January 2, 2025, Parent submitted a revised non-binding proposal to acquire Accolade at a price of $7.03 per share of Common Stock in cash, without contingencies (the “$7.03 Offer”).
Later that day, Mr. Singh called Mr. Tullman to discuss the $7.03 Offer and requested that Mr. Tullman increase the price per share for each share of Common Stock. Mr. Tullman noted that he would discuss further with the Parent board of directors.
That same day, Wilson Sonsini sent Cooley an initial draft of the stock purchase agreement for the equity financing that Parent intended to raise to finance the transaction.
On January 3, 2025, the Accolade Board held a meeting, with Accolade management, Cooley and RLF present. Mr. Singh reviewed the $7.03 Offer and updated the Accolade Board on his recent conversation with Mr. Tullman regarding a potential increase in price. Accolade management presented the December Projections and provided a detailed explanation of the changes from the October Projections. After discussion, the Accolade Board approved the December Projections, authorized the sharing of the December Projections with Parent and its potential financing sources, as requested, and directed Morgan Stanley to use the December Projections in connection with its assessment and analysis of any potential transaction and for purposes of any opinions that it may render to the Accolade Board. Representatives of Cooley then reviewed key terms of the draft merger agreement and draft stock purchase agreement, including (i) the lack of a financing failure reverse termination fee, (ii) conditions to the equity financing, (iii) an Accolade termination fee of 3.5% of equity value, (iv) the lack of a reverse termination fee in the event antitrust review was not complete as of the outside date (noting that Wilson Sonsini had previewed an antitrust-related reverse termination fee of 3.5% of equity value), and (v) treatment of unvested equity. The Accolade Board discussed the key points and that Accolade management and Cooley should continue negotiating the transaction documents for the best terms possible. Representatives of Morgan Stanley then joined the meeting and reviewed the terms of the $7.03 Offer and provided Morgan Stanley’s initial analysis of the proposed valuation.
Later that day, Mr. Singh called Mr. Tullman to discuss key terms in the transaction, including proposing (i) that Parent increase the price of its proposal to $7.50 in cash per share of Common Stock, (ii) a reverse termination fee for a financing failure or antitrust, to be 5.0% of equity value, (iii) eliminating all conditions to the equity financing other than (x) expiration or termination of any waiting period under the HSR Act and (y) satisfaction of certain closing conditions set forth in the merger agreement, (iv) an Accolade termination fee of 2.9%, and (v) appropriate treatment of unvested equity. Mr. Tullman indicated that he would work on the issues presented.
On January 5, 2025, the Accolade Board held a meeting with Accolade management and Cooley present. Mr. Singh provided an update on the latest discussions with Parent, including that Accolade management had discussed with Parent a range of potential revenue and Adjusted EBITDA outcomes, including outcomes consistent with the December Projections. Representatives of Cooley then discussed the status of the draft merger agreement and draft stock purchase agreement, including a detailed review of the terms and conditions applicable to the financing commitments in the draft stock purchase agreement. Mr. Singh then reviewed the status of the Morgan Stanley engagement letter.
Later that day, representatives of Cooley sent a revised draft of the stock purchase agreement to representatives of Wilson Sonsini, which eliminated all conditions to the equity financing other than (x) expiration or termination of any waiting period under the HSR Act and (y) satisfaction of certain closing conditions set forth in the merger agreement. Later that night, representatives of Wilson Sonsini sent a revised draft of the merger agreement to representatives of Cooley, which included, among other terms, (i) an Accolade termination fee of 3.3% of the equity value of the transaction and (ii) a Parent termination fee of 5.0% of the equity value of the transaction for each of a financing failure and failure to satisfy the antitrust closing conditions by the outside date.
From January 6, 2025 through the night of January 7, 2025, members of Accolade management and representatives of Cooley and members of Parent management and representatives of Wilson Sonsini continued to negotiate the proposed transaction documents, including the proposed merger agreement and stock purchase agreement.
On January 6, 2025, representatives of Evercore shared with representatives of Morgan Stanley Parent’s best and final offer to acquire Accolade for $7.03 in cash per share of Common Stock (the “Parent Final Offer”). That same day and after receipt of the Parent Final Offer, Mr. Singh called Mr. Klein and discussed the final offer price and related outstanding terms in the draft merger agreement, including with respect to financing protections and treatment of employee matters. Mr. Singh then called Mr. Tullman to discuss the outstanding issues in the draft merger agreement.
Also that day, the Accolade Board reviewed the Morgan Stanley relationship disclosure and proposed final engagement letter and approved Accolade’s entry into the engagement letter with Morgan Stanley.
On January 7, 2025, Accolade entered into the engagement letter with Morgan Stanley in the form reviewed and approved by the Accolade Board.
Later that night, the Accolade Board held a joint meeting of the Accolade Board and the Special Committee, with Accolade management, Cooley, Morgan Stanley and RLF present. Mr. Singh provided an update regarding the status of negotiations with Parent, including the Parent Final Offer. The Accolade Board received an overview of fiduciary duties attendant to a strategic process and in the context of evaluating the potential transaction. Representatives of Cooley then reviewed with the Accolade Board the terms of the final drafts of the merger agreement and stock purchase agreement and the proposed final drafts of the other transaction agreements. Representatives of Morgan Stanley reviewed Morgan Stanley’s financial analysis of the Parent Final Offer. Morgan Stanley then rendered its oral opinion to the Accolade Board, including the Special Committee, subsequently confirmed in writing, that, as of

January 7, 2025, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the per share consideration of $7.03 in cash to be received by the holders of shares of Common Stock (other than as specified in the merger agreement) pursuant to the merger agreement was fair from a financial point of view to such holders of shares of Common Stock, as more fully described in the section of this proxy statement captioned “—Opinion of Accolade’s Financial Advisor” and the full text of the opinion is attached as Annex B to this proxy statement. The Special Committee and RLF summarized the deliberations and related process undertaken by the Special Committee. Mr. Klein then provided an update from the Special Committee on the Special Committee’s assessment of the potential transaction with Parent, and the Special Committee unanimously recommended that the Accolade Board approve and declare advisable the proposed merger agreement and the consummation of the transactions contemplated thereby, including the merger, and recommend the merger agreement to the Accolade stockholders for adoption thereby. The Accolade Board, after considering the factors more fully described in the section of this proxy statement captioned “—Reasons for the Merger” and upon the recommendation of the Special Committee (1) determined that the entry into the merger agreement, and the consummation of the transactions contemplated by the merger agreement, including the merger, were advisable and fair to, and in the best interests of, Accolade and its stockholders; (2) authorized and approved the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions, including the merger; (3) recommended that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; and (4) directed that the merger agreement be submitted for consideration by the Accolade stockholders at the special meeting.
Following the meeting, later in the evening of January 7, 2025, Accolade management and representatives of Cooley and members of Parent management and representatives of Wilson Sonsini finalized the other transaction documents.
Just after 12:00 am Pacific Time on the morning of January 8, 2025, Accolade and Parent executed the merger agreement.
On January 8, 2025, prior to market open, Accolade and Parent issued a joint press release announcing the execution of the merger agreement.
Reasons for the Merger
In the course of reaching its determination and recommendation, the Accolade Board consulted with Accolade management and legal and financial advisors. The Accolade Board considered the following reasons (which are not listed in any relative order of importance), which the Accolade Board viewed as generally supporting its determination and recommendation:
•
Cash Consideration and Certainty of Value: the fact that the merger consideration to be paid in the merger is payable solely in cash, which allows Accolade stockholders to realize immediate liquidity and certainty of value in respect of their Shares, while eliminating the risks and uncertainties inherent in Accolade continuing as a standalone company, taking into account Accolade’s business, operations, prospects and strategic, short and long term operating plans;

•	Compelling Premium to Historical Trading Prices: the fact that the per share price of $7.03 to be received by Accolade stockholders constitutes a premium of:
○	approximately 110% over the closing price per share of Common Stock on January 7, 2025;
○	approximately 98% over the VWAP of Common Stock for the 30-day period ending January 7, 2025;
○	approximately 90% over the VWAP of Common Stock for the 90-day period ending January 7, 2025; and
○	approximately 26% over the VWAP of Common Stock for the previous twelve-month period ending January 7, 2025;
•
Attractive Valuation: the Accolade Board believes that the merger consideration provides Accolade stockholders with attractive value for their Shares, based on, among other things, the current and historical market prices for the Common Stock, current industry conditions and the Accolade Board’s familiarity with Accolade’s business, operations, prospects and strategic short- and long-term operating plans. After its review, the Accolade Board believed that the per share price of $7.03 to be received by Accolade stockholders represented the best value reasonably available for holders of shares of Common Stock, while providing an opportunity, in certain circumstances, to consider an unsolicited superior proposal made after the announcement of the merger agreement;
•
Best Alternative for Maximizing Stockholder Value: the Accolade Board considered possible alternatives to a sale of Accolade and whether any of them were more attractive to Accolade stockholders than the merger, including:

○
Results of Process Conducted; Highest Value Obtainable: the Accolade Board believed that (1) as a result of an active negotiating process, Accolade had obtained the highest price that Parent was willing to pay, (2) there was a substantial risk of losing Parent’s final offer of $7.03 per share if Accolade continued to pursue a higher price, and (3) the merger consideration represented the highest price per share value reasonably obtainable under the circumstances as of the date of the merger agreement, including the fact that of the 29 potential counterparties that were contacted or solicited during the process in an effort to obtain the best value reasonably available to Accolade stockholders, five parties provided proposals, with only Parent providing a final proposal, and no other party was willing to move forward with Accolade at the time regarding a potential transaction on terms that were better than Parent’s final proposal (as more fully described under the section of this proxy statement captioned “—Background of the Merger”); and

○
Risks Associated with Strategic and Financial Alternatives: the Accolade Board reviewed and determined that none of the possible alternatives to the merger at the time (including the possibility of continuing to operate Accolade as an independent company or pursuing a different strategic transaction, and the potential benefits and risks to Accolade stockholders and timing and likelihood of those alternatives) was reasonably likely to present superior opportunities for Accolade to create greater value for its stockholders taking into account execution risks as well as business, competitive, financial, industry, legal, market and regulatory considerations;

•
Opinion of Accolade’s Financial Advisor: the oral opinion of Morgan Stanley, subsequently confirmed in writing by delivery of a written opinion to the Accolade Board, to the effect that, as of January 7, 2025 (the date of the opinion) and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than the Excluded Shares) pursuant to the merger agreement was fair, from a financial point of view, to such holders of shares of Common Stock, as more fully described below in the section captioned “—Opinion of Accolade’s Financial Advisor.” For more information, please see the section of this proxy statement captioned “—Opinion of Accolade’s Financial Advisor” and the full text of the written opinion is attached as Annex B to this proxy statement and is incorporated by reference in this proxy statement in its entirety;

•	Likelihood of Completion: the likelihood that the closing of the merger would be achieved under the terms of the merger agreement based on:
○	the limited conditions to Parent’s and Merger Sub’s obligation to consummate the merger, including the absence of any financing condition in the merger agreement;
○	the stock purchase agreement and the sufficient financial capabilities and the creditworthiness of the investors thereto;
○
the initial outside date of October 7, 2025, with one three-month extension to January 7, 2026 in certain circumstances as set forth in the merger agreement relating to the failure of antitrust and state regulatory clearances to be obtained, allowing for time that the Accolade Board believed to be sufficient to complete the merger;

○
the commitment made by Parent to Accolade to use reasonable best efforts to obtain regulatory approval. For more information, please see the section of this proxy statement captioned “—Efforts to Close the Merger; Regulatory Approvals Required for the Merger”; and

○
the likelihood of satisfying the conditions to the consummation of the merger, which the Accolade Board believes are reasonable, customary and limited in number and scope, and which, in the case of the conditions related to the absence of Material Adverse Effect between January 8, 2025, the date of the merger agreement and closing of the merger and the accuracy of Accolade’s representations and warranties, are, in most circumstances, qualified by a traditional public company “Material Adverse Effect” standard. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Closing of the Merger”;

•	Additional Transaction Terms: the additional terms of the merger agreement and the related agreements, including:
○
Accolade’s right, subject to certain conditions set forth in the merger agreement, prior to the receipt of the requires stockholder vote, to respond to and negotiate certain unsolicited Acquisition Proposals made after the date of the merger agreement. For more information, please see of the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change”;

○
Accolade’s ability to terminate the merger agreement in order to accept a superior proposal or make an adverse change recommendation, in each case, subject to certain conditions set forth in the merger agreement and paying Parent the Accolade termination fee of $19,800,000;

○
the fact that the Accolade Board believed that the Accolade termination fee of $19,800,000, which is approximately 3.3% of Accolade’s equity value in the transaction, is reasonable, within market averages for such fees payable in comparable transactions, and not preclusive of, or a substantial impediment to, a third party making an Acquisition Proposal. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change”;

○
the fact that, in the event the merger agreement is terminated prior to the consummation of the merger in certain circumstances relating to a financing failure or the failure of antitrust clearances to be obtained, Parent will be required to pay Accolade the Parent termination fee of $29,950,000, subject to and in accordance with the terms of the merger agreement;

○
the remedies available to Accolade under the merger agreement in the event of a breach by Parent of the merger agreement, including, but not limited to, Accolade’s ability, under certain circumstances, to seek specific performance to prevent breaches of the merger agreement, and to enforce specifically the terms of the merger agreement;

○	the fact that the consummation of the merger is subject to the approval of Accolade stockholders, who will have the opportunity to adopt or reject the merger agreement;
○
the availability of appraisal rights under Section 262 of the DGCL to Accolade’s stockholders and beneficial owners who do not vote in favor of the Merger Agreement Proposal and who are entitled to and otherwise properly demand and exercise, and do not effectively waive, withdraw, fail to perfect or otherwise lose, their appraisal rights under Section 262 of the DGCL, which provides those eligible stockholders and beneficial ownership with an opportunity to seek an appraisal by the Delaware Court of Chancery of the “fair value” of their shares of Common Stock (exclusive of any elements of value arising from the accomplishment or expectation of the merger, together with interest to be paid on the amount determined to be fair value, if any), which may be determined by the court to be more than, less than, or the same as the merger consideration, as further described in the section of this proxy statement captioned “The Merger—Appraisal Rights”;

○
the fact that, taken as a whole, the comprehensive terms of the merger agreement, including the respective representations, warranties, covenants and termination rights and fees of the parties, as finally negotiated are reasonable and customary; and

○
the fact that the Accolade Board and Accolade’s management, in coordination with Accolade’s independent legal and financial advisors, negotiated with Parent on an arm’s-length basis, including with respect to price and other terms and conditions of the merger agreement.

The Accolade Board also assessed Accolade’s prospects for substantially increasing stockholder value as a standalone company in excess of the merger consideration, given the risks and uncertainties in Accolade’s business, including the following (which are not listed in any relative order of importance):
•	the various execution and other risks to achieving Accolade’s long-term operating plan and related uncertainties, including those described below;
•	the risks inherent in operating Accolade’s business in a heavily regulated and competitive industry that is closely scrutinized by federal, state and local authorities;
•	the expected loss of a key government customer and underperformance in Accolade’s corresponding government business;
•	the uncertainties with respect to federal, state and local authorities’ regulations and healthcare reforms and the impact on the industry;
•
the changes to the healthcare industry, including increased competition from large health plan carriers and their third party administrators, increased scrutiny on employer healthcare costs, and certain market factors, resulting in an elevated healthcare cost environment that could adversely affect Accolade’s ability to meet customer value expectations and earn revenue associated with performance guarantees;

•
the challenges within the businesses of Accolade’s enterprise clients, including changes to employee benefit programs or workforce reductions, and the potential adverse impact on membership numbers within existing customers and Accolade’s ability to retain existing customers;

•
the challenges inherent in operating as a publicly traded company, which is subject to scrutiny based on its quarterly performance, including the challenge of making investments to achieve long-term growth prospects; and

•
the potential volatility in the U.S. and global economies, including from escalating political and global trade tensions, and the current and potential impact of such factors in both the near term and long term on the industry.

The Accolade Board also considered a number of uncertainties and risks concerning the merger, including the following (which are not listed in any relative order of importance):
•
the fact that Accolade would no longer exist as an independent, publicly traded company, and stockholders would no longer participate in any future earnings or growth and would not benefit from any potential future appreciation in value of Accolade;

•
the fact that the potential outside date is as late as January 7, 2026 (if extended) and the Accolade stockholders could be asked to vote on the proposal to adopt the merger agreement well in advance of the completion of the transactions contemplate by the merger agreement;

•
the risks and costs to Accolade if the merger does not close or is not completed in a timely manner, including (1) the impact that (a) payment of the Accolade termination fee to Parent in certain circumstances set forth in the merger agreement and/or (b) other significant transaction costs in connection with the proposed merger, (2) the diversion of employee attention, (3) the possible loss of key management or other personnel of Accolade during the pendency of the merger, (4) the impact with respect to potential and existing patients and other third parties that may seek to change or may not enter into business relationships with Accolade during the pendency of the merger, and (5) if the merger does not close, the effect of the resulting public announcement of termination of the merger agreement on the trading price of Common Stock;

•
the restrictions on the conduct of Accolade’s business prior to the consummation of the merger, including the requirement that Accolade use commercially reasonable efforts to operate its business in the ordinary course of business consistent with past practice, subject to specific limitations, which may delay or prevent Accolade from undertaking business opportunities that may arise before the completion of the merger and that, absent the merger agreement, Accolade might have pursued;

•	the requirement that Accolade pay Parent the Accolade termination fee of $19,800,000 following termination of the merger agreement in certain circumstances set forth in the merger agreement, including if Accolade terminates the merger agreement in order to enter into an agreement with respect to a superior proposal. For more information, please see the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change”;
•	the fact that an all-cash transaction would generally be taxable to Accolade’s stockholders that are U.S. persons for U.S. federal income tax purposes;
•
the fact that, subject to and in accordance with the terms of the merger agreement, Accolade and its representatives are prohibited from soliciting any third-party Acquisition Proposals until the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms;

•
the significant costs involved in connection with entering into the merger agreement and completing the merger (many of which are payable whether or not the merger is consummated) and the substantial time and effort of Accolade management required to complete the merger, which may disrupt Accolade’s business operations and have a negative effect on its financial results;

•	the fact that there can be no assurance that all conditions to the parties’ obligations to consummate the merger will be satisfied or, if permissible, waived, including:
○	the fact that there can be no assurances that Accolade stockholders will approve the adoption of the merger agreement;
○	the fact that completion of the merger requires antitrust and state regulatory clearance, which could subject the merger to delays and risk; and
○	the possibility of the occurrence of a Material Adverse Effect with respect to Accolade, the non-continuance of which is a condition to Parent’s and Merger Sub’s obligation to consummate the merger;
•	the risk of potential litigation relating to the merger that could be instituted against Accolade or its directors and officers, and potential effects of outcomes related thereto;
•
the fact that Accolade’s directors and officers may have interests in the merger that may be different from, or in addition to, those of Accolade’s stockholders more generally. For more information, please see the section of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger”; and

•
other risks and uncertainties of the nature identified in the section of this proxy statement captioned “Forward-Looking Statements” and in Accolade’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in Accolade’s Annual Report on Form 10-K for the year ended February 29, 2024 and Accolade’s Quarterly Reports on Form 10-Q for the quarterly periods ended May 31, 2024, August 31, 2024 and November 30, 2024. For more information, see the section of this proxy statement captioned “Where You Can Find More Information.”

After taking into account all of the factors set forth above, as well as others, including the advice of its advisors and Accolade management, and the recommendation of the Special Committee, the Accolade Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger agreement and transactions contemplated by the merger agreement were outweighed by the positive factors and potential benefits associated with the merger agreement and the transactions contemplated by the merger agreement that supported its determination and recommendation. Accordingly, the Accolade Board determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Accolade and its stockholders.
The foregoing discussion of factors considered by the Accolade Board is not intended to be exhaustive, but summarizes the material factors considered by the Accolade Board in evaluating the merger agreement and the transactions contemplated by the merger agreement and making its recommendation and determination. The members of the Accolade Board evaluated the various factors listed above, among other things, in light of their knowledge of the business, financial condition and prospects of Accolade and considered the advice of Accolade’s independent financial and legal advisors. In view of the wide variety of factors considered by the Accolade Board in connection with its evaluation of the merger agreement, the transactions contemplated by the merger agreement and the complexity of these matters, the Accolade Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific reasons considered in reaching its determination and recommendation. Rather, in considering the information and reasons described above, individual members of the Accolade Board each applied his or her own personal business judgment to the process and may have given differing weights to differing factors. The Accolade Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determinations. The Accolade Board based its unanimous recommendation on the totality of the information presented, including thorough discussions with, and questioning of, Accolade management, and its independent legal and financial advisors.
When considering the recommendation of the Accolade Board that you vote to approve the Merger Agreement Proposal, stockholders should be aware that some of Accolade’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of stockholders more generally. The Accolade Board was aware of and considered these interests, among other matters, to the extent that they existed at the time, in reaching the determination that the merger agreement and the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, Accolade and its stockholders, in reaching its decision to authorize and approve the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger, in making its recommendation that the Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement and in directing that the merger agreement be submitted for consideration by the stockholders of Accolade at the special meeting. For more information, please see the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger.”
The explanation of the reasons and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement captioned “Forward-Looking Statements.”
Opinion of Accolade’s Financial Advisor
Accolade retained Morgan Stanley to act as its financial advisor in connection with a potential sale of Accolade and to provide financial advice and assistance and, upon the request of Accolade, to render a financial opinion in each case in connection therewith. Accolade selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of and involvement in recent transactions in Accolade’s industry. On January 7, 2025, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Accolade Board to the effect that, as of that date, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares) was fair, from a financial point of view, to such holders of Common Stock.
The full text of the written opinion of Morgan Stanley delivered to the Accolade Board, dated January 7, 2025, is attached as Annex B and is incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Stockholders and beneficial owners of Accolade are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Accolade Board (in connection with and for purposes of its consideration of the fairness of the merger consideration) and addressed only the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares). Morgan Stanley did not express any view on, and the opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternatives available to Accolade, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion does not constitute an opinion or recommendation as to how the stockholders of Accolade should vote at the special meeting to be held in connection with the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of Accolade;
•	reviewed certain internal financial statements and other financial and operating data concerning Accolade;
•
reviewed certain financial projections prepared by the management of Accolade and compared such projections to certain financial projections with respect to Accolade derived from a consensus of selected Wall Street equity research financial forecasts;

•	discussed the past and current operations and financial condition and the prospects of Accolade with senior executives of Accolade;
•	reviewed the reported prices and trading activity for Common Stock;
•	compared the financial performance of Accolade and the prices and trading activity of Common Stock with that of certain other publicly-traded companies comparable with Accolade and their securities;
•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
•	participated in certain discussions and negotiations among representatives of Accolade and Parent and certain other parties and their financial and legal advisors;
•
reviewed the draft merger agreement substantially in the form of the draft dated January 7, 2025, the draft stock purchase agreement by and between Parent and certain investors substantially in the form of the draft dated January 7, 2025, and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Accolade, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the financial projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Accolade of the future financial performance of Accolade. Morgan Stanley’s opinion expressed no view as to such financial projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that, in all respects material to Morgan Stanley’s analysis, the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the stock purchase agreement, and that the definitive merger agreement will not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Accolade and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Accolade’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares) in the merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Accolade, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternatives available to Accolade, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of January 7, 2025. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses
The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter, dated as of January 7, 2025, to the Accolade Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Accolade Board to rely upon, among other matters, the Projections, which are more fully described in the section of this proxy statement captioned “—Unaudited Prospective Financial Information.” In accordance with direction from the Accolade Board, except as otherwise expressly stated below, Morgan Stanley utilized the December Projections in its financial analyses described below.
Public Trading Benchmarks Analysis
Morgan Stanley performed a public trading benchmarks analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain equity analyst research estimates for Accolade with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies are referred to herein as the “public trading benchmarks”).
Morgan Stanley analyzed (i) the ratio of aggregate value to estimated revenue and (ii) the ratio of aggregate value to estimated EBITDA, in each case using Wall Street research consensus estimates and publicly disclosed information for the public trading benchmarks and Accolade. For purposes of its analyses, Morgan Stanley calculated “aggregate value” as a company’s fully diluted equity value, per the treasury stock method and using the market price per share as of January 6, 2025, plus total debt, less cash and cash equivalents drawn from the most recently publicly reported figures for such amounts. The trading multiples that were calculated using the market data as of January 6, 2025 are referred to as the “January 6 multiples.”
The January 6 multiples represented by the ratio of aggregate value to estimated revenue and the ratio of aggregate value to estimated EBITDA, in each case for calendar year 2025, for Accolade and the public trading benchmarks are set forth below:

	AV/CY 2025E Revenue January 6 Multiple	AV/CY 2025E EBITDA January 6 Multiple
Accolade	0.6x	9.5x
Public Trading Benchmarks
Definitive Healthcare Corp.	2.7x	9.5x
Evolent Health, Inc.	0.7x	9.9x
GoodRx Holdings, Inc.	2.2x	6.5x
Health Catalyst, Inc.	1.3x	11.7x
HealthEquity, Inc.	7.3x	17.5x
HealthStream Inc.	2.9x	12.7x
LifeStance Health Group, Inc.	2.2x	24.7x
Phreesia, Inc.	3.4x	19.8x
Progyny, Inc.	1.1x	6.6x
Teladoc Health, Inc.	0.8x	6.6x
Overall Public Trading Benchmarks Median	2.2x	10.8x

Morgan Stanley also performed a statistical analysis of the relationship between trading multiples and consensus research estimates for revenue growth and EBITDA margins for Accolade and the public trading benchmarks. Based on its analysis of the January 6 multiples for Accolade and each of the public trading benchmarks and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges of (i) aggregate value to estimated revenue multiples of 0.5x-1.0x and (ii) aggregate value to estimated EBITDA multiples of 7.0x-12.0x, in each case for calendar year 2025. Morgan Stanley then applied these ranges of multiples to the estimated relevant revenue and EBITDA metrics for Accolade in the December Projections to calculate a range of implied aggregate values. Morgan Stanley then added the net cash of Accolade, as provided by the management of Accolade, to this range of aggregate values to obtain a range of implied equity values. Morgan Stanley then divided the range of implied equity values by the number of outstanding shares of Common Stock on a fully diluted basis as of January 3, 2025, as provided by the management of Accolade, to obtain a range of implied values per share, each rounded to the nearest $0.05, as set forth below:

December Projections	Multiple Ranges	Implied Value Per Share of Accolade Common Stock ($)
AV / CY 2025E Revenue	0.5x – 1.0x	2.80 – 5.40
AV / CY 2025E EBITDA	7.0x – 12.0x	2.45 – 4.05

No company utilized in this analysis is identical to Accolade. In evaluating the public trading benchmarks, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Accolade’s control. These include, among other things, the impact of competition on Accolade’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Accolade and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using public trading benchmark data.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis for each of the December Projections and the October Projections, which is designed to provide insight into the potential future equity value of a company as a function of such company’s estimated future financial performance. The resulting future equity value is subsequently discounted at a rate based upon Accolade’s cost of equity in order to arrive at an estimate of the implied present value. The discounted equity value analysis for the October Projections was conducted for reference only and was not considered as a component of Morgan Stanley’s fairness analysis with respect to its opinion.
In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Common Stock on a standalone basis for each of the December Projections and the October Projections.
To calculate these discounted fully diluted equity values, Morgan Stanley utilized the EBITDA estimates from each of the December Projections and the October Projections for the fiscal year ending February 28, 2027. Based upon the application of its professional judgment and experience, Morgan Stanley then applied a range of next twelve month (“NTM”) EBITDA multiples of 7.0x-13.0x for the December Projections or 8.0x-14.0x for the October Projections to the applicable EBITDA estimate to determine a range of implied aggregate values of Accolade as of February 28, 2026. Morgan Stanley then calculated a range of implied equity values as of such date by increasing the range of aggregate values by the estimated net cash of Accolade as of such date, as provided by the management of Accolade. Morgan Stanley then divided this range of implied equity values by the number of fully diluted common shares as of such date, as provided by the management of Accolade, assuming no share repurchase over the projected period per the direction of the management of Accolade, to derive a range of implied values per share as of such date. Morgan Stanley then discounted this range of per share values to January 6, 2025, at a discount rate of 14.2%, which rate was selected by Morgan Stanley based on Accolade’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience) to determine a range of implied discounted equity values per share, each rounded to the nearest $0.05, as set forth below:

	Selected AV/ NTM Estimated EBITDA Multiple Range	Implied Discounted Value Per Share of Accolade Common Stock ($)
December Projections	7.0x – 13.0x	3.35 – 5.80
October Projections (Reference Only)	8.0x – 14.0x	6.40 – 10.75

Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis for each of the December Projections and the October Projections, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. The discounted cash flow analysis for the October Projections was conducted for reference only and was not considered as a component of Morgan Stanley’s fairness analysis with respect to its opinion.
Morgan Stanley calculated a range of fully diluted equity values per share as of January 6, 2025 based on a discounted cash flow analysis. Morgan Stanley utilized estimates from each of the December Projections and the October Projections for purposes of its discounted cash flow analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flows projected to be generated by Accolade based on estimates in each of the December Projections and the October Projections, as more fully described in the section of this proxy statement captioned “– Unaudited Prospective Financial Information.” These unlevered free cash flows were calculated as earnings before interest, taxes, depreciation and amortization, less (1) a portion of stock-based compensation expense, per the direction of the management of Accolade, (2) taxes (assuming an effective rate of 25.0%, as provided by the management of Accolade, and excluding net operating losses which are accounted for as provided below), (3) cash adjustment to revenue, (4) capitalized software development costs, (5) capital expenditures and (6) plus or minus changes in net working capital, plus an adjustment for bonus accrual, which such estimated unlevered free cash flow, in each case, was reviewed and approved by the management of Accolade for Morgan Stanley’s use. Terminal values were calculated using a perpetual growth rate ranging from 3.0% to 4.0%, with such rates selected upon the application of Morgan Stanley’s professional judgment and experience. The unlevered free cash flows and terminal values were discounted to present values as of January 6, 2025, using a midyear convention, at a discount rate ranging from 13.2% to 15.2%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Accolade’s weighted average cost of capital determined by the application of the capital asset pricing model. The resulting range of implied aggregate values was then increased by the net present value of Accolade’s net operating losses and the net cash of Accolade as of November 30, 2024, as provided by the management of Accolade, to derive a range of implied equity values. Morgan Stanley then divided the implied equity values by the number of fully diluted shares, as of January 3, 2025 as provided by the management of Accolade, to derive a range of implied values per share, each rounded to the nearest $0.05, as set forth below:

Implied Discounted Value Per Share of Accolade Common Stock ($)
December Projections	4.85 – 6.30
October Projections (Reference Only)	8.45 – 10.95

Precedent Transactions – Multiples Paid Analysis
Morgan Stanley considered, based on publicly available transaction information, comparable public company precedent transactions announced in and since 2016.
Based upon the application of its professional judgment and experience, Morgan Stanley selected the comparable transactions listed below that were included in Morgan Stanley’s multiples paid analysis. For each of these comparable transactions, Morgan Stanley reviewed, among other things, the multiple represented by the ratio of aggregate value to NTM EBITDA.

Announcement Date	Target	Acquirer	AV/ NTM EBITDA Multiple
September 6, 2023	NextGen Healthcare, Inc.	Thoma Bravo	13.8x
November 1, 2022	Benefitfocus, Inc.	Voya Financial, Inc.	13.3x
June 16, 2022	LifeWorks Inc.	TELUS Corporation	18.7x
April 5, 2022	Tivity Health, Inc.	Stone Point Capital	11.6x
July 13, 2020	Benefytt Technologies, Inc.	Madison Dearborn Partners	10.5x
December 20, 2019	Care.Com, Inc.	IAC, Inc.	23.3x
July 24, 2017	WebMD Health Corp.	Internet Brands / KKR	11.5x
October 21, 2016	Everyday Health, Inc.	Ziff Davis, LLC	9.0x
		Mean	14x
		Median	12.5x

Based on its analysis of such multiples in these comparable transactions and the application of its professional judgment and experience, Morgan Stanley selected a representative range of 9.0x-23.3x. Morgan Stanley then applied such range of multiples to the estimated NTM EBITDA metric for Accolade in the December Projections to calculate a range of implied aggregate values. Morgan Stanley then divided the range of implied aggregate values by the number of outstanding shares of Common Stock on a fully diluted basis as of January 3, 2025, as provided by the management of Accolade, to obtain a range of implied values per share of Common Stock, each rounded to the nearest $0.05, of $3.10 to $7.65.
No company or transaction utilized in the multiple paid analysis is identical to Accolade or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other factors beyond the control of Accolade, such as the impact of competition on the business of Accolade or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Accolade or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.
Precedent Transactions – Premiums Paid Analysis
Morgan Stanley considered, based on publicly available transaction information, transactions with global public targets larger than $100 million in aggregate value, paid in all-cash consideration (excluding terminated transactions, employee stock ownership plans, self-tenders, spin-offs, share repurchases, minority interest transactions, recapitalizations, and restructurings), since 2000 and announced on or before December 31, 2024. For these transactions, Morgan Stanley noted (i) the distribution of the mean of percentage premiums paid over unaffected stock price, which was defined as the stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors and (ii) the annual mean of percentage premiums paid over unaffected stock price, which was defined as stock price four weeks prior to the earliest date of the deal announcement, announcement of a competing bid, and market rumors. Morgan Stanley noted that the 25th percentile of the range of such premiums paid was 20.0%-30.0% and that the 75th percentile of the range of such premiums paid was 50.0%-60.0%.
Based on its analysis of the premia for these transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of premia of 20.0%-60.0%, and applied such range to Accolade’s closing price per share for January 6, 2025, which resulted in an implied price range per share, each rounded to the nearest $0.05, of $4.20 to $5.60.
No company or transaction utilized in the premiums paid analysis is identical to Accolade or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, market and financial conditions and other factors beyond the control of Accolade, such as the impact of competition on the business of Accolade or the industry generally, industry growth and the absence of any adverse material change in the financial condition of Accolade or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared. Mathematical analysis (such as determining the mean and median) is not in itself a meaningful method of using precedent transaction data.
Other Information
Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Accolade Board, including the following information described in the section of this proxy statement captioned “—Opinion of Accolade’s Financial Advisor—Other Information—Historic Trading Range,” and “—Opinion of Accolade’s Financial Advisor—Other Information—Broker Price Targets.”
Historical Trading Range
For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historic trading range of Common Stock for the 52-week period ending January 6, 2025, and noted low and high per share intraday prices of $3.08 on November 4, 2024 and $15.36 on January 10, 2024. Morgan Stanley also reviewed the trading range of Common Stock for the 6-month period ending January 6, 2025, and noted low and high per share intraday prices of $3.08 on November 4, 2024 and $4.55 on August 23, 2024.

Broker Price Targets
For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed future public market trading price targets for Common Stock that were prepared and published by equity research analysts on or before January 6, 2025 and subsequent to Accolade’s most recent earnings call on October 8, 2024. These forward targets reflected each analyst’s estimate of the future public market trading price of Common Stock. The range of undiscounted analyst price targets was $5.00 to $9.50 per share of Common Stock. Morgan Stanley discounted the range of analyst price targets, at a discount rate of 14.2%, which rate was selected by Morgan Stanley based on Accolade’s estimated cost of equity (estimated using the capital asset pricing model method and based on Morgan Stanley’s professional judgment and experience), to arrive at an implied range of equity values of $4.40 to $8.30 per share of Common Stock as of January 6, 2025.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Common Stock, and these estimates are subject to uncertainties, including the future financial performance of Accolade and future financial market conditions.
General
In connection with the review of the merger by the Accolade Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Accolade.
In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Accolade. These include, among other things, the impact of competition on the business of Accolade and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Accolade and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of shares of Common Stock (other than the Excluded Shares), and in connection with the delivery of its opinion to the Accolade Board. These analyses do not purport to be appraisals or to reflect the prices at which Common Stock might actually trade.
The value of the merger consideration to be received by the holders of shares of Common Stock was determined through arm’s-length negotiations between Accolade and Parent and was approved by the Accolade Board. Morgan Stanley acted as financial advisor to Accolade during these negotiations but did not, however, recommend any specific consideration to Accolade or the Accolade Board, nor opine that any specific consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternatives available to Accolade, or whether or not such alternatives could be achieved or are available. Morgan Stanley’s opinion was not intended to, and does not, constitute an opinion or a recommendation as to how stockholders of Accolade should vote at the special meeting to be held in connection with the merger.
Morgan Stanley’s opinion and its presentation to the Accolade Board was one of many factors taken into consideration by the Accolade Board in deciding to approve the execution, delivery and performance by Accolade of the merger agreement and the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Accolade Board with respect to the merger consideration or of whether the Accolade Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Accolade retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent, Accolade, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.
Under the terms of its engagement letter, Morgan Stanley provided Accolade financial advisory services and the Accolade Board with a fairness opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and Accolade has agreed to pay Morgan Stanley a fee of approximately $14,600,000 for its services, $2,000,000 of which was paid following delivery of the opinion described in this section and attached to this proxy statement as Annex B and the remainder of which is contingent upon the consummation of the merger. Accolade has also agreed to reimburse Morgan Stanley for its reasonable, documented, out-of-pocket expenses, including reasonable, documented, out-of-pocket fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Accolade has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws, including arising out of or in connection with litigation and other actions relating to Morgan Stanley’s engagement.
During the two years preceding the date of delivery of Morgan Stanley’s written opinion, except for the engagement with Accolade in connection with the merger, Morgan Stanley or its affiliates have not received any fees from Accolade or Parent for the rendering of financial advisory and financing services. Morgan Stanley may seek to provide financial advisory and financing services to Accolade and Parent and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Unaudited Prospective Financial Information
While Accolade has publicly issued limited short-term guidance concerning aspects of its expected financial performance from time to time, Accolade does not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, earnings or other results of operations given the inherent unpredictability of such projections and underlying assumptions.
In connection with the potential transaction, including the merger, Accolade management, at the direction of the Accolade Board, prepared certain non-public, unaudited prospective financial information, including (i) forecasts, which were prepared by Accolade management in October 2024, for the fourth quarter of fiscal year 2025 through fiscal year 2030 (the “October Projections”), and (ii) revised forecasts, which were prepared by Accolade Management in December 2024, for the fourth quarter of fiscal year 2025 through fiscal year 2030 (the “December Projections”). The October Projections and the December Projections are collectively referred to as the “Projections”. The October Projections were made available by Accolade to prospective bidders in the transaction process, including Parent. Accolade management also discussed with Parent a range of potential revenue and Adjusted EBITDA outcomes, including outcomes consistent with the December Projections. The Projections were also provided by Accolade to, and approved by the Accolade Board for use by, Morgan Stanley for purposes of performing its financial analyses, and the Accolade Board directed Morgan Stanley to use the December Projections in connection with rendering its opinion to the Accolade Board, which is described in the section of this proxy statement captioned “—Opinion of Accolade’s Financial Advisor”. Given the challenges Accolade faced with its business and the Accolade Board’s expectation that the financial performance contemplated by the October Projections was not achievable, the Accolade Board did not direct Morgan Stanley to use the October Projections, and Morgan Stanley did not use the October Projections, in connection with rendering its opinion to the Accolade Board.
The December Projections, as compared to the October Projections, assume lower estimated growth rates and forecasted profitability due to certain market factors, industry dynamics, and headwinds including reductions in outlook for new sales and customer retention performance, performance guarantee revenue achievement given an elevated healthcare cost environment, and usage-based revenues including direct-to-consumer revenues. The

December Projections assume (i) revenue growth rates of 7.4% in fiscal year 2025, 4.5% in fiscal year 2026, 8.5% in fiscal year 2027, 8.4% in fiscal year 2028, 8.2% in fiscal year 2029 and 8.0% in fiscal year 2030 (as compared to the October Projections which assume revenue growth rates of 11.0% in fiscal year 2025, 7.6% in fiscal year 2026 and 13.8% from fiscal year 2027 through fiscal year 2030); (ii) an adjusted gross margin of 49.7% in fiscal year 2025 and 50% in each fiscal year from 2026 to 2030 (as compared to the October Projections which assume an adjusted gross margin of 50.0% in fiscal year 2025 and an increase in adjusted gross margin from 51.5% in fiscal year 2026 to 56.5% in fiscal year 2030); (iii) moderated operational expenditures in light of reduced revenue growth, and (iv) reduced free cash flow realization rates.
In connection with performing its financial analyses, Morgan Stanley prepared certain extrapolations, based on guidance from Accolade management, for fiscal year 2031 through fiscal year 2035 (i) using the October Projections (the “October Extrapolations”) and (ii) using the December Projections (the “December Extrapolations”). The October Extrapolations and the December Extrapolations are collectively referred to as the “Extrapolations”.
Accolade operates on a fiscal year ending at the end of February of each year.
The information and tables set forth below is included solely to give Accolade stockholders access to certain information that was made available to the Accolade Board and Morgan Stanley and is not included in this proxy statement in order to influence any stockholder’s decision to vote with respect to the proposal to adopt the merger agreement or for any other purpose:
October Projections and Extrapolations
($ in millions)

	FY Projections						FY Extrapolations
	Q4 25E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	136.7	494.8	563.3	640.9	729.2	829.7	931.1	1,030.5	1,124.4	1,209.4	1,281.9
Adj. EBITDA(1)	22.4	35.5	74.0	103.0	139.3	179.6	201.6	223.1	243.4	261.8	277.5
Unlevered Free Cash Flow(2)	11.2	4.8	24.3	41.1	64.2	90.9	102.7	114.5	125.9	136.4	145.7

(1)
“Adjusted EBITDA” is a non-GAAP financial measure defined as net income (loss) adjusted to exclude interest expense (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, goodwill impairment, change in fair value of contingent consideration, severance costs, and other expense (income).

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less stock-based compensation, cash tax expenses, cash adjustment to revenue, capitalized software development costs and capital expenditures, plus any decrease (or less an increase in) net working capital and bonus accruals.

December Projections and Extrapolations
($ in millions)

	FY Projections						FY Extrapolations
	Q4 25E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E	2035E
Revenue	119.8	465.0	504.3	546.8	591.8	639.3	688.0	737.7	787.9	838.4	888.7
Adj. EBITDA	17.1	22.2	42.8	54.9	74.6	92.7	103.2	114.3	126.1	138.3	151.1
Unlevered Free Cash Flow	7.0	3.1	12.7	19.2	32.4	44.7	50.9	57.7	64.9	72.5	80.6

(1)
“Adjusted EBITDA” is a non-GAAP financial measure defined as net income (loss) adjusted to exclude interest expense (income), net, income tax expense (benefit), depreciation and amortization, stock-based compensation, acquisition and integration-related costs, goodwill impairment, change in fair value of contingent consideration, severance costs, and other expense (income).

(2)
“Unlevered Free Cash Flow” is a non-GAAP financial measure defined as Adjusted EBITDA less stock-based compensation, cash tax expenses, cash adjustment to revenue, capitalized software development costs and capital expenditures, plus any decrease (or less an increase in) net working capital and bonus accruals.

The Projections and Extrapolations were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (“GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of

Certified Public Accountants for preparation and presentation of projections of prospective financial information. Adjusted EBITDA and Unlevered Free Cash Flow, the non-GAAP financial measures used in the Projections and Extrapolations, were relied upon by the Accolade Board in connection with the merger. The Accolade Board and management historically have used Adjusted EBITDA to assess Accolade’s operating performance and for business planning purposes. The Accolade Board determined that the use of Adjusted EBITDA in the Projections and Extrapolations was most consistent with Accolade’s past practice and appropriate in generating financial projections on a period-to-period basis. While Accolade believes that Adjusted EBITDA provides useful supplemental information in analyzing Accolade’s financial results, there are limitations associated with the use of Adjusted EBITDA. In addition, Adjusted EBITDA as used by Accolade may not be directly comparable to similarly titled measures used by other companies, because not all companies calculate Adjusted EBITDA in the same manner, and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.
The most directly comparable GAAP financial measure for Adjusted EBITDA is net income (loss), and the most directly comparable GAAP financial measure for Unlevered Free Cash Flow is net cash provided by (used in) operating activities. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction, such as the transactions contemplated by the merger agreement, if the disclosure is included in a document such as this proxy statement. Accordingly, Accolade has not provided a reconciliation of Adjusted EBITDA included in the Projections and Extrapolations to net income (loss) or a reconciliation of Unlevered Free Cash Flow to net cash provided by (used in) operating activities.
The Projections and Extrapolations reflect estimates and assumptions made by Accolade management with respect to general business, economic, competitive, regulatory and other market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Accolade’s control. In particular, the Projections and Extrapolations, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain. The Projections and Extrapolations cover multiple years and, by their nature, become less predictive with each successive year and are unlikely to anticipate each circumstance that will have an effect on Accolade’s business and results of operations. None of Accolade, Parent or any of their respective affiliates, advisors or other representatives makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the Projections and Extrapolations, or the ultimate performance of Accolade relative to the financial projections. The inclusion of the Projections and Extrapolations in this proxy statement does not constitute an admission or representation of Accolade that the Projections and Extrapolations, or the information contained therein, is material. Except as required by applicable law, neither Accolade nor any of its affiliates intends to, and each of them disclaims any obligation to, update, correct or otherwise revise the Projections and Extrapolations if any or all of them have changed or change or otherwise have become, are or become inappropriate (even in the short term). These considerations should be taken into account in evaluating the Projections and Extrapolations, which were prepared as of an earlier date.
The Projections and Extrapolations should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Accolade in its public filings with the SEC. The Projections and Extrapolations may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date on which they were prepared. The Projections and Extrapolations were developed by Accolade management on a standalone basis without giving effect to the merger and the other transactions contemplated by the merger agreement, and therefore the Projections and Extrapolations do not give effect to the transactions contemplated by the merger agreement or any changes to Accolade’s operations or strategy that may be implemented after the consummation of the merger, including any costs incurred in connection with the transactions contemplated by the merger agreement. Furthermore, the Projections and Extrapolations do not take into account the effect of any failure of the transactions contemplated by the merger agreement to be completed and should not be viewed in that context.
The Projections and Extrapolations further reflect subjective judgment in many respects and, therefore, are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The inclusion of the Projections and Extrapolations should not be regarded as an indication that Accolade or anyone who received the Projections and Extrapolations then considered, or now considers, the Projections and Extrapolations to be necessarily predictive of actual future events, and this information should not be relied upon as such. Accolade management views the Projections and Extrapolations as subject to inherent risks and uncertainties associated with such long-range projections.
Interests of Accolade’s Directors and Executive Officers in the Merger
When considering the recommendation of the Accolade Board that you vote to approve the Merger Agreement Proposal, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our stockholders. In (1) evaluating and negotiating the merger agreement; (2) authorizing and approving the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; and (3) recommending that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement, the Accolade Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests are more fully described below.
Insurance, Indemnification and Advancement of Directors and Executive Officers
Pursuant to the terms of the merger agreement, directors and officers of Accolade will be entitled to certain ongoing indemnification, advancement and insurance coverage, including under directors’ and officers’ liability insurance policies and fiduciary liability insurance policies. For more information, see the section of this proxy statement captioned “The Merger Agreement—Indemnification and Insurance.”
Treatment of Equity Awards
Treatment of Accolade Options
As of [•], 2025 there were outstanding Accolade Options to purchase an aggregate of [•] Shares with an exercise price below the per share price, of which Accolade Options to purchase an aggregate of [•] Shares were held by our current executive officers and [•] Shares were held by our current non-employee directors.
At the effective time of the merger, each Accolade Option that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, with an exercise price per Share that is less than the merger consideration will be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares of Common Stock underlying such Accolade Option, multiplied by (ii) the excess, if any, of (A) the merger consideration over (B) the per share exercise price for such Accolade Option, less applicable tax withholdings. Any Accolade Option that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.
Treatment of Accolade RSUs
As of [•], 2025, there were outstanding awards of Accolade RSUs (or portions thereof) that cover an aggregate of [•] Shares, of which Accolade RSUs covering an aggregate of [•] Shares were held by our current executive officers and Accolade RSUs covering an aggregate of [•] Shares were held by our current non-employee directors.
At the effective time of the merger, each Accolade RSU that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. Each Accolade RSU that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.
Treatment of Accolade PSUs
As of [•], 2025, there were outstanding awards of Accolade PSUs (or portions thereof) that cover an aggregate of [•] Shares, of which Accolade PSUs covering an aggregate of Severance Arrangements with Executive Officers Shares were held by our current executive officers and Accolade PSUs covering an aggregate of [•] Shares were held by our current non-employee directors.

At the effective time of the merger, the portion of each Accolade PSU that is outstanding immediately prior to the effective time and that is vested or that will become vested at the effective time, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. At the effective time of the merger, each other portion of outstanding Accolade PSUs will be automatically cancelled for no consideration.
Treatment of our 2020 Employee Stock Purchase Plan
The merger agreement generally provides that, effective as of the date of the merger agreement, we will take all actions with respect to ESPP that are necessary to ensure that: (i) with respect to any ESPP Offering Period, no employee who is not already a participant in the ESPP as of such date may become a participant, and no existing participant may make additional contributions, whether through payroll deductions or otherwise, following such date; (ii) subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time of the merger; (iii) if any ESPP Offering Period concludes prior to the effective time of the merger, the ESPP will be suspended, and no new offering periods will be initiated prior to the termination of the merger agreement; and (iv) if any ESPP Offering Period remains in effect at the effective time of the merger, the last day of such offering period will be accelerated to a date prior to the closing date of the merger as determined by our board of directors in accordance with the ESPP, and we will apply the funds credited to each participant’s account as of such date to the purchase of whole Shares in accordance with the terms of the ESPP.
Vesting Acceleration
Accolade may amend outstanding equity awards held by Stephen Barnes and Messrs. Singh, and Eskew to provide for single-trigger acceleration of vesting in connection with the merger. We may amend equity awards held by certain of our other associates with double-trigger vesting acceleration agreements (agreements that would have provided accelerated vesting upon a qualifying termination of employment if unvested equity awards had continued in effect), including Robert Cavanaugh, to provide for single-trigger acceleration of vesting in connection with the merger, subject to Parent’s determination regarding their continued employment following an interview process and contingent on the execution of a customary release of claims in a form reasonably approved by Parent. Such single-trigger vesting acceleration of Accolade PSUs would be at the target level of performance.
Pursuant to the terms of our Amended and Restated Non-Employee Director Compensation Policy, all outstanding unvested equity awards held by our non-employee directors will become fully vested as of immediately prior to the closing of the merger, subject to their continued service to us through the closing date of the merger.
Annual Bonus Payments
Pursuant to the terms of the merger agreement, Accolade may determine and pay annual and quarterly bonus or commission payments to the extent earned in accordance with the terms of the applicable plans at any time following the conclusion of the fiscal year ending February 28, 2025, provided that such bonuses are based upon metrics agreed between the parties and payments are based on actual achievement as of February 28, 2025. Accolade may implement a performance-based cash bonus program for the fiscal year ending February 28, 2026. As of the date of this proxy statement, the amount of bonuses that may be payable to any of our executive officers, if any, has not been determined.
Retention Bonuses
Pursuant to the terms of Accolade disclosure letter to the merger agreement, we may establish a cash retention bonus program for certain of our employees, including our current executive officers, in such amounts as may be determined by our Chief Executive Officer or his designees (the “Retention Bonuses”). The Retention Bonuses will be subject to the continued employment of such employees through, and payable at, the closing of the merger. As of the date of this proxy statement, the amount of any such Retention Bonus payable to any of our executive officers, if any, has not been determined.
Parent Arrangements
Following the closing, Parent will adopt a cash retention program pursuant to which each continuing employee with a title of Vice President or above, as of the date of the merger agreement (other than Messrs. Singh, Barnes and Eskew), will be eligible to receive a retention bonus equal to three months of such continuing employee’s base salary as in effect immediately prior to the closing (each, a “VP+ Retention Award”). The VP+ Retention Awards will vest on the first anniversary of the closing of the merger and be paid as soon as practicable thereafter, provided that any eligible continuing employee whose employment is terminated by Parent without cause (as defined in the schedules to the merger agreement) within 12 months following the closing will be paid the VP+ Retention Award as soon as practicable following such termination of employment, subject to the execution of a release of claims in a form provided by Parent.
Additionally, the schedules to the merger agreement provide that, Parent will grant each continuing employee an option to purchase shares of Parent common stock (a “Parent Option”) based on the number of shares underlying the continuing employee’s unvested Accolade RSUs and earned but unvested Accolade PSUs terminated in connection with the merger, adjusted for the merger consideration and the price per share paid in the Equity Financing. Each Parent Option will be granted under Parent’s equity incentive plan, with an exercise price equal to the fair market value of Parent’s common stock on the date of grant and will vest 25% on the first anniversary of the closing of the merger, with the remainder vesting in equal monthly installments over the following three years, subject to continued service. For certain of our executives, including Mr. Cavanaugh, if his employment is terminated without cause (as defined in the schedules to the merger agreement) within 12 months following the closing, the portion of his Parent Option that would have vested in the 12 months following such termination will accelerate, subject to his execution of a release of claims.
Severance Arrangements with Executive Officers
Upon Mr. Singh’s termination of employment due to death or disability, termination of employment by Accolade without cause or resignation by Mr. Singh for good reason (each as defined in the Employment Agreement with Mr. Singh), Mr. Singh is eligible for severance benefits in the form of base salary continuation for a period of 12 months and the acceleration of all outstanding equity awards to the extent such awards would have otherwise become vested if Mr. Singh’s employment had not been terminated for a period of nine months following such termination. Upon termination without cause or resignation for good reason within one-year of a company transaction (as defined in the Amended and Restated 2007 Stock Option Plan (the “2007 Plan”), which includes consummation of the merger), Mr. Singh’s outstanding equity awards vest according to the vesting acceleration provisions set forth in the respective award agreements.
Upon Mr. Barnes’ termination of employment for any reason, except a termination by Accolade for cause (as defined in the Letter Agreement entered into with Mr. Barnes (the “Barnes Employment Agreement”)), Mr. Barnes is eligible for severance benefits in the form of (i) continued base compensation and (ii) payment of COBRA premiums, for up to one year from the date of termination or, if earlier, the date Mr. Barnes next becomes employed full-time by another employer. In the event that Mr. Barnes is terminated as a result of an acquisition of Accolade (including consummation of the merger), all of Mr. Barnes’ outstanding unvested Accolade Options shall immediately vest.
We may provide our named executive officers with cash severance equal to 12 months of their base salary, payable in a lump sum at closing, subject to the execution of a customary release of claims.
We have entered into Equity Vesting Acceleration Agreements (the “Acceleration Agreements”) with certain of our executive officers, including each of our named executive officers, which provide that, if the executive’s employment is terminated by Accolade without cause or by the executive for good reason (each as defined in the Acceleration Agreements) within 12 months following a corporate transaction (which would include consummation of the merger) or within two months preceding a corporate transaction, all outstanding unvested equity awards, including awards subject to performance criteria, will fully vest and become exercisable, if applicable, as of the date of such termination, subject to the executive’s execution of a release of claims. The vesting of equity awards held by our executive officers is subject further to the treatment described in “—Interests of Accolade’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Vesting Acceleration.”
Post-Closing Employment and Severance Arrangements with Other Executive Officers
As of the date of this proxy statement, none of Accolade’s executive officers have (1) reached an understanding on potential employment or other retention terms with the surviving corporation or with Parent or Merger Sub; or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Parent or Merger Sub to be effective following the consummation of the merger. Accolade’s executive officers may enter into an agreement with Parent or Merger Sub to provide for additional benefits to be effective following the consummation of the merger.

Golden Parachute Compensation
The following table sets forth the information required by Item 402(t) of Regulation S-K regarding certain compensation for each of Accolade’s named executive officers that is based on, or that otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the merger-related compensation payable to Accolade’s named executive officers. Accolade’s “named executive officers” for purposes of the disclosure in this proxy statement are Rajeev Singh, Stephen Barnes, Robert Cavanaugh and Richard Eskew. For additional details regarding the terms of the payments quantified below, see the other subsections of the section of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger.”
The amounts in the table are estimated using the following assumptions and such additional assumptions as may be set forth in the footnotes to the table solely for purposes of this golden parachute compensation disclosure:
•	that the effective time of the merger occurred on January 31, 2025;
•
that the named executive officer experiences a qualifying termination of his employment upon the effective time of the merger that results in change in control severance benefits becoming payable to such named executive officer under the terms of their respective current employment agreements and their Acceleration Agreements;

•
that our named executive officers will receive a lump sum cash severance equal to 12 months of their base salary as of immediately prior to the effective time of the merger in lieu of any existing salary continuation severance benefits;

•	that each named executive officer will receive 100% of their target annual bonus for the fiscal year ending February 28, 2025;
•
that for purposes of calculating the base salary severance benefit and annual bonuses, each named executive officers’ base salary as of immediately prior to the effective time are those in effect as of the date of the merger agreement;

•
that vesting of all unvested Accolade RSUs and Accolade PSUs held by our named executive officers will accelerate in full (and at the target level of performance in the case of Accolade PSUs) as of immediately prior to the effective time of, and subject to consummation of, the merger;

•	that none of our named executive officers will receive Parent Options;
•	that none of our named executive officers will receive VP+ Retention Awards;
•	that no named executive officer receives any additional equity grants on or prior to the closing of the merger; and
•
the amounts reported below are estimates based on these and other assumptions that may or may not actually occur or be accurate on the date the merger actually closes, and also assume that no amounts payable to the named executive officers are reduced to avoid the excise tax pursuant to Section 280G of the Internal Revenue Code. Accordingly, the ultimate values to be received by a named executive officer in connection with the merger may differ from the amounts set forth below. Accolade’s named executive officers will not receive pension, non-qualified deferred compensation or tax reimbursements in connection with the merger. As required by applicable SEC rules, all amounts below that are determined using the per share value of Common Stock have been calculated based on the merger consideration of $7.03 per share.

Our stockholders are being asked to approve the Compensation Proposal (see the section entitled “Proposal 2: The Compensation Proposal”). Because the vote to approve the Compensation Proposal is advisory only, it will not be binding on either Accolade or Parent. Accordingly, if the merger is approved by our stockholders and the merger is completed, the compensation will be payable regardless of the outcome of the advisory vote to approve the Compensation Proposal.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)	Total ($)
Rajeev Singh	1,000,000	3,961,904	—	—	4,961,904
Stephen Barnes	680,000	1,575,086	27,046	—	2,282,132
Robert Cavanaugh	717,500	1,400,608	—	—	2,118,108
Richard Eskew	542,500	823,045	—	—	1,365,544

(1)
The amounts reported in this column represent cash severance amounts equal to 12 months of each named executive officer’s base salary, payable in a lump sum at closing, subject to their execution of a customary release of claims, as described in more detail in the section of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger—Severance Arrangements with Executive Officers.” The amounts reported in this column also include full payment of annual bonuses in respect of the fiscal year ending February 28, 2025, at 100% achievement of target levels. See the sections of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger—” “Annual Bonus Payments” and “Retention Bonuses” for more details.

Name	Severance ($)	FY25 Annual Bonus ($)	Total Value ($)
Rajeev Singh	500,000	500,000	1,000,000
Stephen Barnes	400,000	280,000	680,000
Robert Cavanaugh	410,000	307,500	717,500
Richard Eskew	350,000	192,500	542,500

(2)
The amounts reported in this column represent the cash-out value of all Accolade RSUs, and Accolade PSUs held by each named executive officer that will receive the treatment in the merger described in more detail in the section of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”

Name	Value of Accolade RSUs ($)	Value of Accolade PSUs ($)	Total Value ($)
Rajeev Singh	1,773,514	2,188,390	3,961,904
Stephen Barnes	703,619	871,467	1,575,086
Robert Cavanaugh	617,016	783,592	1,400,608
Richard Eskew	367,789	455,256	823,045

(3)
The amount reported in this column represents the cost of continued health and welfare coverage to which Mr. Barnes may become entitled in the event of a qualifying termination of employment pursuant to the Barnes Employment Agreement, assuming that such coverage continues for the full severance period set forth therein and that the actual benefit elections made by Mr. Barnes for the 2025 calendar year continue unchanged for such period. See the section of this proxy statement captioned “—Interests of Accolade’s Directors and Executive Officers in the Merger— Severance Arrangements with Executive Officers” for more details.

Equity Interests of Accolade’s Named Executive Officers and Non-Employee Directors
The following table sets forth the number of Shares, and the number of Shares underlying equity awards, held by each of Accolade’s named executive officers and non-employee directors that were outstanding as of January 31, 2025. The table also sets forth the values of these Shares and equity awards, determined as the number of Shares multiplied by the per share price (minus the per share exercise price for any Accolade Option). No additional Shares or equity awards have been granted to any named executive officer or non-employee director in contemplation of the merger. The named executive officers and non-employee directors set forth in the table below may sell, transfer or otherwise dispose of their Shares from time to time before the effective time of the merger.

Name	Shares (#)(1)	Shares ($)	Options (#)(2)	Options ($)	RSUs (#)(3)	RSUs ($)	PSUs (#)(4)	PSUs ($)	Total ($)
Rajeev Singh(5)	1,471,830	$10,346,965	1,817,901	$2,635,591	252,278	$1,773,514	311,293	$2,188,390	$16,973,205
Stephen Barnes	300,244	$2,110,715	365,216	$62,255	100,088	$703,619	123,964	$871,467	$3,759,969
Rich Eskew	63,260	$444,718	131,515	$100,408	52,317	$367,789	64,759	$455,256	$1,373,925
Rob Cavanaugh	215,089	$1,512,076	1,003,101	$1,660,498	87,769	$617,016	111,464	$783,592	$4,585,095
Jeff Brodsky	44,632	$313,763	—	$—	37,199	$261,509	—	$—	$575,272
Elizabeth Nabel	39,804	$279,822	—	$—	37,199	$261,509	—	$—	$541,331
Jeff Jordan(6)	5,426,467	$38,148,063	—	$—	35,021	$246,198	—	$—	$38,394,261
Mike Hilton(7)	345,988	$2,432,296	774,760	$1,497,065	22,273	$156,579	—	$—	$4,085,940
Cindy Kent(8)	11,962	$84,093	—	$—	50,334	$353,848	—	$—	$437,941
Peter Klein	28,329	$199,153	28,600	$—	35,021	$246,198	—	$—	$445,351
Pat Wadors	27,759	$195,146	20,000	$—	35,021	$246,198	—	$—	$441,343
Dawn Lepore	—	$—	28,600	$—	61,858	$434,862	—	$—	$434,862

(1)	This number includes shares of Common Stock beneficially owned, excluding shares of Common Stock issuable upon exercise of Accolade Options or settlement of Accolade RSUs or Accolade PSUs.
(2)
The number of shares of Common Stock subject to Accolade Options includes vested and unvested Accolade Options, which will be receiving the treatment in connection with the merger described in this proxy statement under the caption “—Interests of Accolade’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Treatment of Accolade Options.” For any Accolade Options with an exercise price equal to or exceeding the per share price, the number of shares is included in the number of Accolade Options but the value reflected in the table above is $0.

(3)
The number of shares of Common Stock includes Accolade RSUs not yet vested, which will be receiving the treatment in connection with the merger described in this proxy statement under the caption “—Interests of Accolade’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Treatment of Accolade RSUs.”

(4)
This number reflects the sum of the number of shares of Common Stock subject to unvested Accolade PSUs, which will be receiving the treatment in connection with the merger described in this proxy statement under the caption “—Interests of Accolade’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Treatment of Accolade PSUs.” This number of shares reflects the target amount of Accolade PSUs for the fiscal year 2024 through 2027 performance periods.

(5)	Includes 651,619 shares held by Avanti Holdings, LLC. Mr. Singh is a partner of Avanti Holdints, LLC.
(6)
The number of shares beneficially owned by Mr. Jordan includes (i) 3,779,620 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the AH Parallel Fund IV Entities); and (ii) 1,619,088 shares held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the AH Fund IV Entities). AH Equity Partners IV (Parallel), L.L.C. (AH EP IV Parallel) is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. (AH EP IV) is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. Mr. Jordan is a member of the general partners of the Andreessen Horowitz Entities, but he disclaims the existence of a “group” and disclaims beneficial ownership of the shares held by the Andreessen Horowitz Entities and this report shall not be deemed an admission that he is the beneficial owner of such shares, except to the extent of his pecuniary interest, if any, in such shares by virtue of his interest in the Andreessen Horowitz Entities, and/or the general partner entities thereof, as applicable.

(7)
Includes 195,042 shares held by the Hilton Family Trust. Mr. Hilton is a trustee of the Hilton Family Trust and has voting and investment power with respect to the securities held by the Hilton Family Trust.

(8)	Includes 1,360 shares held by the Cindy R. Smith Kent Legacy Trust. Ms. Kent is a trustee of the Cindy R. Smith Kent Legacy Trust.
Appraisal Rights
If the merger is consummated, our stockholders (including beneficial owners of Shares) who do not vote in favor of the Merger Agreement Proposal, who properly demand an appraisal of their Shares, who continuously hold of record or beneficially own their Shares through the effective time of the merger, who otherwise comply with the procedures of Section 262 of the DGCL and who do not withdraw their demands or otherwise lose their rights to appraisal may, subject to the conditions thereof, seek appraisal of their Shares in connection with the merger under Section 262 of the DGCL (“Section 262”). Unless the context requires otherwise, all references in Section 262 and in this summary to a “stockholder” are to the record holder of Shares as to which appraisal rights are asserted, all references in Section 262 and in this summary to the words “beneficial owner” mean a person who is the beneficial owner of Shares of stock held either in voting trust or by a nominee on behalf of such person, and all references in Section 262 and in this summary to the word “person” mean any individual, corporation, partnership, unincorporated association or other entity.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is available at the following URL, accessible without subscription or cost, which is incorporated herein by reference: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. STOCKHOLDERS SHOULD CAREFULLY REVIEW THE FULL TEXT OF SECTION 262 AS WELL AS THE INFORMATION DISCUSSED BELOW.
Under Section 262, if the merger is completed, holders of record of Shares or beneficial owners who (1) submit a written demand for appraisal of such stockholder’s Shares prior to the vote on the Merger Agreement Proposal; (2) do not vote, in person or by proxy, in favor of the Merger Agreement Proposal; (3) continuously hold of record (or in the case of a demand by a beneficial owner, beneficially own) such Shares on the date of making the demand for appraisal through the effective time of the merger; and (4) otherwise comply with the procedures and satisfy certain ownership thresholds set forth in Section 262 may be entitled to have their Shares appraised by the Delaware Court of Chancery if certain conditions set forth in Section 262(g) are satisfied and to receive payment in cash, in lieu of the consideration set forth in the merger agreement, for the “fair value” of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with (unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown) interest on the amount determined by the Delaware Court of Chancery to be the fair value from the effective date of the merger through the date of payment of the judgment (or in certain circumstances described herein, on the difference between the amount determined to be the fair value and the amount paid by the surviving corporation in the merger to each person entitled to appraisal prior to the entry of judgment in the appraisal proceeding) as described further below. However, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all holders of shares of a class or series of stock that, immediately prior to the closing of the merger, were listed on a national securities exchange who are otherwise entitled to appraisal rights unless (A) the total number of shares of the class or series of stock for which appraisal rights have been pursued or perfected exceeds one percent of the outstanding shares of such class or series as measured in accordance with subsection (g) of Section 262; or (B) the value of the merger consideration in respect of such shares exceeds $1,000,000. We refer to these conditions as the “ownership thresholds”. Given that our Common Stock is listed on NASDAQ (and assuming such shares remain so listed up until closing of the merger), then the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless one of the ownership thresholds is satisfied.
Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on the amount determined to be the fair value of the Shares subject to appraisal will accrue and compound quarterly from the effective time of the merger through the date the judgment is paid at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period (except that, if at any time before the entry of judgment in the proceeding, the surviving corporation or Parent makes a voluntary cash payment to each person entitled to appraisal, interest will accrue thereafter only upon the sum of (x) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the Delaware Court of Chancery; and (y) interest theretofore accrued, unless paid at that time). Parent and the surviving corporation are under no obligation to make such voluntary cash payment prior to such entry of judgment.
Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders of record as of the record date for notice of such meeting that appraisal rights are available and include in the notice a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes Accolade’s notice to our stockholders that appraisal rights are available in connection with the merger, and the full text of Section 262 is available at the following URL: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the merger, any holder or beneficial owner of Shares who wishes to exercise appraisal rights, or who wishes to preserve such person’s right to do so, should review Section 262 carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A person who loses his, her or its appraisal rights will be entitled to receive the per share price described in the merger agreement without interest and less any applicable withholding taxes. Because of the complexity of the procedures for exercising the right to seek appraisal of Shares, Accolade believes that if a person is considering exercising such rights, such person should seek the advice of legal counsel.
Stockholders or beneficial owners wishing to exercise the right to seek an appraisal of their Shares must do ALL of the following:
•	such person must not vote, in person or by proxy, in favor of the proposal to adopt the merger agreement;
•	such person must deliver to Accolade a written demand for appraisal before the vote on the merger agreement at the special meeting;
•
such person must continuously hold of record if a record holder, or continuously beneficially own if a beneficial owner, the Shares from the date of making the demand through the effective time of the merger (a person will lose appraisal rights if the person transfers the Shares before the effective time of the merger); and

•
such person (or another person entitled to appraisal or the surviving corporation) must file a petition in the Delaware Court of Chancery demanding a determination of the value of the stock of all such persons within 120 days after the effective time of the merger (the surviving corporation is under no obligation to file any petition and has no intention of doing so).

In addition, after an appraisal petition has been filed, the Delaware Court of Chancery, at a hearing to determine persons entitled to appraisal rights, will dismiss appraisal proceedings as to all persons who asserted appraisal rights with respect to the Shares unless one of the ownership thresholds is met.
Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, each person who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal.
Filing Written Demand
A person wishing to exercise appraisal rights must deliver to Accolade, before the vote on the Merger Agreement Proposal at the special meeting, a written demand for the appraisal of such person’s Shares. In addition, that person must not vote or submit a proxy that is not revoked to vote in favor of the Merger Agreement Proposal. A vote in favor of the Merger Agreement Proposal, in person at the special meeting or by proxy (whether by mail or via the Internet or telephone), will constitute a waiver of your appraisal rights in respect of the Shares so voted and will nullify any previously filed written demands for appraisal. A person exercising appraisal rights must hold, beneficially or of record, the Shares on the date the written demand for appraisal is made and must continue to hold (if a record holder) or continue to beneficially own (if a beneficial owner) the Shares through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Agreement Proposal or abstain from voting on the Merger Agreement Proposal. Neither voting against the Merger Agreement Proposal nor abstaining from voting or failing to vote on the Merger Agreement Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Agreement Proposal. A proxy or vote against the Merger Agreement Proposal will not constitute a demand. A person’s failure to make the written demand prior to the taking of the vote on the Merger Agreement Proposal at the special meeting will constitute a waiver of appraisal rights.
In the case of a written demand for appraisal made by a stockholder of record, the demand must reasonably inform Accolade of the identity of the stockholder and that the stockholder intends thereby to demand an appraisal of such stockholder’s Shares. In the case of a written demand for appraisal made by a beneficial owner, the demand must reasonably identify the record holder of the Shares for which the demand is made, be accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such Shares and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provide an address at which such beneficial owner consents to receive notices given by the surviving corporation and to be set forth on the Verified List (as defined below).
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
Attention: Legal Department
At any time within 60 days after the effective time of the merger, or thereafter with the written approval of Accolade, any person who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw such person’s demand for appraisal and accept the per share price offered pursuant to the merger agreement, without interest and less any applicable withholding taxes, by delivering to Accolade, as the surviving corporation, a written withdrawal of the demand for appraisal. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including, without limitation, a reservation of jurisdiction (a “Reservation”) for any Application (as defined below); provided, however, that this shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the merger consideration within 60 days after the effective time of the merger. If the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a person, such person will be entitled to receive only the fair value determined in any such appraisal proceeding (together with interest, if any), which value could be less than, equal to or more than the per share price being offered pursuant to the merger agreement.
Notice by the Surviving Corporation
If the merger is completed, within ten days after the effective time of the merger, the surviving corporation will notify each record holder and beneficial owner of each constituent corporation who has properly made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the Merger Agreement Proposal, that the merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any person who has complied with Section 262 and is otherwise entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by any person other than the surviving corporation, demanding a determination of the fair value of the Shares held or beneficially owned by all persons entitled to appraisal. The surviving corporation is under no obligation, and has no present intention, to file a petition, and stockholders and beneficial owners should not assume that the surviving corporation will file a petition or initiate any negotiations with respect to the fair value of the Shares. Accordingly, any persons who desire to have their Shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their Shares within the time and in the manner prescribed in Section 262. The failure to file such a petition within the period specified in Section 262 could nullify a previous written demand for appraisal.
Within 120 days after the effective time of the merger, any person who has complied with the requirements for an appraisal of such person’s Shares pursuant to Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger Agreement Proposal and with respect to which Accolade has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such Shares (provided that where a beneficial owner makes a demand for appraisal directly, the record holder of such Shares shall not be considered a separate stockholder holding such Shares for purposes of this aggregate number). Such statement must be given within ten days after receipt by the surviving corporation of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for an appraisal is duly filed by any person other than the surviving corporation, service of a copy thereof must be made upon the surviving corporation, which will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list (the “Verified List”) containing the names and addresses of all persons who have demanded appraisal for their Shares and with whom agreements as to the value of their Shares have not been reached. The Delaware Court of Chancery may order that notice of the time and place fixed for the hearing of such petition be given to the surviving corporation and all of the persons shown on the Verified List at the addresses stated therein. The costs of any such notice are borne by the surviving corporation.
At the hearing on such petition, the Delaware Court of Chancery will determine the persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal for their Shares and who hold stock represented by stock certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any person fails to comply with this requirement, the Delaware Court of Chancery may dismiss the proceedings as to such person. Upon application by the surviving corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the Verified List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.
Given that our Common Stock is listed on NASDAQ (and assuming such Shares remain so listed up until closing of the merger), the Delaware Court of Chancery will dismiss any appraisal proceedings as to all holders and beneficial owners of Shares who are otherwise entitled to appraisal rights unless one of the ownership thresholds is met.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal, and provided that at least one of the ownership thresholds above has been satisfied in respect of persons seeking appraisal, then the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the “fair value” of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at five percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. However, the surviving corporation has the right, at any time prior to the Delaware Court of Chancery’s entry of judgment in the proceedings, to make a voluntary cash payment to each person seeking appraisal. If the surviving corporation makes a voluntary cash payment pursuant to subsection (h) of Section 262, interest will accrue thereafter only on the sum of (x) the difference, if any, between the amount paid by the surviving corporation in such voluntary cash payment and the fair value of the Shares as determined by the Delaware Court of Chancery; and (y) interest accrued before such voluntary cash payment, unless paid at that time.
In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Persons considering seeking appraisal should be aware that the fair value of their Shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their Shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and may not in any manner address, fair value under Section 262. ALTHOUGH ACCOLADE BELIEVES THAT THE PER SHARE PRICE IS FAIR, NO REPRESENTATION IS MADE AS TO THE OUTCOME OF THE APPRAISAL OF FAIR VALUE AS DETERMINED BY THE DELAWARE COURT OF CHANCERY, AND STOCKHOLDERS (INCLUDING BENEFICIAL OWNERS OF SHARES) SHOULD RECOGNIZE THAT SUCH AN APPRAISAL COULD RESULT IN A DETERMINATION OF A VALUE HIGHER OR LOWER THAN, OR THE SAME AS, THE PER SHARE PRICE. Neither Accolade nor Parent anticipates offering more than the per share price to any persons exercising appraisal rights, and each of Accolade and Parent reserves the rights to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a Share is less than the per share price. If a petition for appraisal is not timely filed or, with respect to the Shares, if neither of the ownership thresholds above has been satisfied in respect of persons seeking appraisal rights, then the right to an appraisal will cease.
The Delaware Court of Chancery will direct the payment of the fair value of the Shares, together with interest, if any, by the surviving corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order. The Delaware Court of Chancery’s decree may be enforced as other decrees in such Delaware Court of Chancery may be enforced.
The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Verified List who participated in the proceeding and incurred expenses in connection therewith (an “Application”), the Delaware Court of Chancery may also order that all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, be charged pro rata against the value of all the Shares entitled to an appraisal that were not dismissed pursuant to the terms of Section 262 or subject to an award pursuant to a Reservation. In the absence of such determination or assessment, each party bears its own expenses.
If any person who demands appraisal of his, her or its Shares under Section 262 fails to perfect, or loses or validly withdraws, such person’s right to appraisal, such person’s Shares will be deemed to have been converted at the effective time of the merger into the right to receive the per share price as provided in the merger agreement. A person will fail to perfect, or effectively lose, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the Shares, or if the person delivers to the surviving corporation a written withdrawal of such person’s demand for appraisal and an acceptance of the per share price as provided in the merger agreement in accordance with Section 262.
From and after the effective time of the merger, no person who has demanded appraisal rights with respect to some or all of such person’s Shares in compliance with Section 262 will be entitled to vote such Shares for any purpose or to receive payment of dividends or other distributions on the Shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger); provided, however, that if no petition for an appraisal is filed within the time provided in Section 262, if neither of the ownership thresholds above has been satisfied in respect of those seeking appraisal rights with respect to the Shares, or if such person delivers to the surviving corporation a written withdrawal of such person’s demand for an appraisal and an acceptance of the merger, within 60 days after the effective date of the merger, then the right of such person to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including, without limitation, a Reservation; provided, however, that the foregoing shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger within 60 days after the effective date of the merger.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of appraisal rights. In that event, you will be entitled to receive the per share price for your dissenting Shares in accordance with the merger agreement, without interest and less any applicable withholding taxes. Consequently, any person wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Accounting Treatment
The merger will be accounted for as a “business combination” for financial accounting purposes.
Material U.S. Federal Income Tax Consequences of the Merger
The following discussion is a summary of material U.S. federal income tax consequences of the merger that may be relevant to U.S. Holders and Non-U.S. Holders (each as defined below) of shares of Common Stock whose shares of Common Stock are converted into the right to receive cash pursuant to the merger. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated under the Code, court decisions, published positions of the U.S. Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold their shares of Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, as property held for investment purposes).
This discussion is for general information purposes only and does not address all of the tax consequences that may be relevant to holders in light of their particular circumstances. For example, this discussion does not address:
•
tax consequences that may be relevant to holders who may be subject to special treatment under U.S. federal income tax laws, such as banks and other financial institutions; tax-exempt organizations; governmental organizations; S corporations, partnerships and any other entity or arrangement treated as a partnership or pass-through entity for U.S. federal income tax purposes (or investors therein); insurance companies; mutual funds; brokers or dealers in stocks, foreign currencies, or securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; holders who hold their shares of Common Stock as “qualified small business stock” for purposes of Sections 1045 and 1202 of the Code, as “Section 1244 stock” within the meaning of Section 1244 of the Code, or through individual retirement or other tax-deferred accounts; or U.S. expatriates and certain former citizens or long-term residents of the United States;

•	tax consequences to holders holding shares of Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	tax consequences to holders who received their shares of Common Stock in a compensatory transaction or pursuant to the exercise of options or warrants;
•	tax consequences to U.S. Holders whose “functional currency” is not the U.S. dollar;
•	tax consequences to holders who hold their shares of Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•	tax consequences arising from the Medicare tax on net investment income or the application of the special tax accounting rules under Section 451(b) of the Code;
•	any U.S. federal estate, gift or alternative minimum tax consequences;
•	any state, local or non-U.S. tax consequences; or
•	tax consequences to holders that do not vote in favor of the merger and who properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a beneficial owner of shares of Common Stock, then the tax treatment of a partner (or an owner) in such entity will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships (or other pass-through entities) holding shares of Common Stock and partners (or owners) therein should consult their tax advisors regarding the consequences of the merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the merger described below. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder would ultimately prevail in a final determination by a court. Further, no opinion of counsel has been or will be rendered with respect to the tax consequences of the merger or related transactions.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL OR TAX ADVICE TO ANY HOLDER. A HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER U.S. FEDERAL NON-INCOME TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.
U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that is for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received by the U.S. Holder in the merger and the U.S. Holder’s adjusted tax basis in the shares of Common Stock surrendered pursuant to the merger. A U.S. Holder’s adjusted tax basis in shares of Common Stock generally will equal the amount that such U.S. Holder paid for such shares of Common Stock. Such gain or loss will generally be characterized as capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period in such shares of Common Stock is more than one year at the time of the completion of the merger. A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of shares of Common Stock at different times and/or different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of shares of Common Stock.
Non-U.S. Holders
For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
Subject to the discussions below regarding backup withholding and FATCA (as defined below), any gain realized by a Non-U.S. Holder pursuant to the merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to an additional “branch profits tax” at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the completion of the merger, and certain other specified conditions are met, in which case such gain will generally be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), which gain may be offset by certain U.S. source capital losses of such Non-U.S. Holder if the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses; or

•
shares of Common Stock constitute a “United States real property interest” as such term is defined in Section 897(c) of the Code (“USRPI”) because we are or have been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code ( “USRPHC”), at any time within the shorter of the five-year period preceding the merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of Common Stock (the “relevant period”) and, if shares of Common Stock are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owns (directly, indirectly or constructively) more than five percent of Common Stock at any time during the relevant period, in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons (as described in the first bullet point above), except that the branch profits tax will not apply. Generally, a corporation is a USRPHC if the fair market value of its USRPIs equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. For this purpose, a USRPI generally includes land, improvements and associated personal property. Although there can be no assurances in this regard, we believe that we are not, and have not been, a USRPHC at any time during the five-year period preceding the merger. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are a USRPHC.
Information Reporting and Backup Withholding
Information reporting and backup withholding (at a current rate of 24%) may apply to the proceeds received by a holder pursuant to the merger. Backup withholding generally will not apply to (1) a U.S. Holder that furnishes a correct taxpayer identification number and certifies that such U.S. Holder is not subject to backup withholding on an IRS Form W-9 (or a substitute or successor form); or (2) a Non-U.S. Holder that (a) provides a certification of such Non-U.S. Holder’s non-U.S. status on the appropriate series of IRS Form W-8 (or a substitute or successor form); or (b) otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, if the required information is timely furnished to the IRS.
A U.S. Holder may be required to retain records related to such holder’s shares of Common Stock and file with its U.S. federal income tax return, for the taxable year that includes the merger, a statement setting forth certain facts relating to the merger.
Additional Withholding Requirements Under the Foreign Account Tax Compliance Act (FATCA)
Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (collectively, “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as defined under those rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. accountholders of such institution (which include certain equity and debt holders of such institution, as well as certain accountholders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder may be eligible for refunds or credits of such taxes.
The U.S. Treasury Department has released proposed regulations which, if finalized in their present form, would eliminate the FATCA withholding applicable to the gross proceeds of a sale or other disposition of Common Stock. In its preamble to such proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.
Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of Common Stock pursuant to the merger.
THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH U.S. HOLDER AND NON-U.S. HOLDER SHOULD CONSULT SUCH HOLDER’S OWN TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO SUCH HOLDER AND THE PARTICULAR TAX EFFECTS OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL NON-INCOME, STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS.

Efforts to Close the Merger; Regulatory Approvals Required for the Merger
General Efforts
Accolade and Parent have each agreed to use, and to cause their respective controlled affiliates and the affiliated practices to use, their respective reasonable best efforts to do all things necessary, proper or advisable to satisfy the conditions to the closing of the merger and to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event prior to the termination date), including (1) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body; (2) the obtaining of all necessary approvals, consents, ratifications, permissions, waivers or authorizations (including governmental authorizations); and (3) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the transactions contemplated by the merger agreement.
HSR Act and State Regulatory Filings
Accolade and Parent each filed or caused to be filed the requisite notification and report forms under the HSR Act with the FTC and DOJ on January 22, 2025.
Each of Accolade, Parent and Merger Sub agreed to use their respective reasonable best efforts to take all actions necessary, proper or advisable to satisfy the conditions to the closing and consummate the transactions contemplated by the merger agreement prior to the termination date. However, none of Parent or Merger Sub are required to, and Accolade, its subsidiaries, and its affiliated practices may not without the prior written consent of Parent become subject to, consent to or offer or agree to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Accolade and its affiliated practices, Parent, Merger Sub or any subsidiary of any of the foregoing, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Accolade and its affiliated practices, Parent, Merger Sub or any subsidiary of any of the foregoing in any manner or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Accolade and its affiliated practices, Parent, Merger Sub or any subsidiary of any of the foregoing. Subject to the terms of the merger agreement, if requested by Parent, Accolade, its subsidiaries, and its affiliated practices must become subject to, consent to or offer or agree to, and take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Accolade, its subsidiaries, and its affiliated practices in the event the closing of the transactions contemplated by the merger agreement occurs. Parent, Merger Sub and Accolade further agreed to defend through litigation on the merits any claim asserted by any governmental body seeking any legal restraint that would prevent, materially impair or materially delay the closing prior to the termination date.
Additionally, Parent and Merger Sub agreed not to acquire or agree to acquire or enter into a strategic transaction with, by merging or consolidating with, or by purchasing or selling a substantial portion of the assets of or equity in, or by any other manner, any person or portion thereof if such entry into an agreement relating to or the consummation of such transaction would reasonably be expected to (1) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a governmental body necessary to consummate the merger and the transactions contemplated by the merger agreement, (2) materially increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the transactions contemplated by the merger agreement or (3) otherwise materially delay or impede the consummation of the merger and the transactions contemplated by the merger agreement.
At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the DOJ could take action under applicable antitrust law as it deems necessary or desirable, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of Accolade or Parent. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances.
Further, on January 24, 2025, Accolade and Parent each filed or caused to be filed the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review. Accolade and Parent will file or cause to be filed the requisite notification forms under any other applicable state notice of material change laws. Accolade and Parent will each take prompt action to address any questions or concerns raised by such regulators to help expediate their respective reviews. The Oregon Health Authority, the Office of the Minnesota Attorney General and Minnesota Department of Health, and certain other state agencies retain the authority to perform cost and impact reviews in connection with the merger and to challenge the merger on such grounds.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that they will be timely obtained, obtained at all or that they will not involve the imposition of additional conditions on the completion of the merger or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.
Financing of the Merger
The transactions contemplated by the merger agreement, including the payment of consideration due to holders of Shares, Accolade Options, Accolade RSUs and Accolade PSUs under the merger agreement, the repayment or refinancing of certain indebtedness of Accolade, including payments of all amounts required to be paid in connection with the merger pursuant to the Credit Agreement, the Indenture and the Convertible Notes issued pursuant thereto and the payment of all related fees and expenses in connection with the merger, will be funded with the proceeds of the Equity Financing.
Pursuant to the stock purchase agreement, the Equity Financing Parties have committed to capitalize Parent at or prior to the closing of the merger, with the proceeds from the Equity Financing to be used to fund the payment of the aggregate consideration to be paid in respect of Shares, Accolade Options, Accolade RSUs and Accolade PSUs pursuant to the merger agreement, the repayment of certain Accolade indebtedness, as well as any fees, costs and expenses that Parent, Merger Sub and Accolade are required to pay in connection with the consummation of the merger, all on the terms and subject to the conditions set forth in the stock purchase agreement.
Subject to specified exceptions, the stock purchase agreement will terminate upon the earliest of:
•	the mutual written consent of Parent and certain lead investors;
•
the filing of certain claims or actions as specified in the stock purchase agreement against the Equity Financing Parties, Parent, Merger Sub or any of their respective affiliates or other related parties by Accolade or any of its affiliates; or

•	the valid termination of the merger agreement unless there is any pending specific performance proceeding or termination objection proceeding.
Voting Agreements
In connection with the execution of the merger agreement, the Signing Stockholders entered into the Voting Agreements.
As of January 6, 2025, the Signing Stockholders held, in the aggregate, Shares representing approximately 9.7% of the voting power of the outstanding Shares and as of the record date, the Signing Stockholders held, in the aggregate, Shares representing approximately [•]% of the outstanding Shares. Under the Voting Agreements, the Signing Stockholders have agreed to, among other things, during the term of the Voting Agreements, vote the Signing Stockholders’ Shares (1) in favor of the Merger Agreement Proposal, the Compensation Proposal and the Adjournment Proposal and/or (2) against any other Acquisition Proposal (as defined in the merger agreement) or any action, proposal, agreement, transaction or arrangement that is intended, or would reasonably expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the consummation of the merger, result in a material breach of a covenant, representation or warranty or any obligation of Accolade under the merger agreement or any of the conditions to Accolade’s obligations under the merger agreement not being fulfilled or satisfied. As of January 6, 2025, the Signing Stockholders held, in the aggregate, Shares representing approximately 9.7% of the voting power of the outstanding Shares.

The description of the Voting Agreement in this section and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the complete text of the form of Voting Agreement, a copy of which was filed with the Current Report on Form 8-K filed by Accolade on January 8, 2025 and is incorporated by reference into this proxy statement.
Delisting and Deregistration of Our Common Stock
If the merger is completed, our Common Stock will no longer be traded on NASDAQ and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our Common Stock.

PROPOSAL 1: THE MERGER AGREEMENT PROPOSAL
We are asking you to approve the Merger Agreement Proposal. For a summary of and detailed information regarding the Merger Agreement Proposal, see the information about the merger agreement throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.
The Accolade Board recommends that you vote “FOR” the Merger Agreement Proposal.

PROPOSAL 2: THE COMPENSATION PROPOSAL
Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide stockholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation that will or may become payable by Accolade to our named executive officers in connection with the merger, as disclosed in the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger—Golden Parachute Compensation,” including the additional disclosures referenced therein that otherwise are disclosed in the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger.”
We are asking our stockholders to approve the compensation that will or may become payable by Accolade to our named executive officers in connection with the merger. These payments are set forth in the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” and the accompanying footnotes and additional disclosures referenced therein. The various plans and arrangements pursuant to which these compensation payments may be made generally have previously formed part of Accolade’s overall compensation program for our named executive officers and previously have been disclosed to stockholders in public filings, including our annual proxy statement. These historical arrangements were adopted and approved by the Compensation Committee of the Accolade Board, which is composed solely of non-employee directors, and are believed to be reasonable and in line with marketplace norms.
Accordingly, we are seeking approval of the following resolution at the special meeting:
“RESOLVED, that the stockholders of Accolade approve the compensation that will or may become payable to Accolade’s named executive officers in connection with the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the section captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger—Golden Parachute Compensation” in Accolade’s proxy statement for the special meeting.”
Our stockholders should note that approval of the Compensation Proposal is not a condition to completion of the merger, and as a non-binding, advisory vote, the result will not be binding on Accolade, the Accolade Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the merger is consummated our named executive officers will be eligible to receive the compensation that is based on or that otherwise relates to the merger in accordance with the terms and conditions applicable to those payments.
The Accolade Board recommends that you vote “FOR” the Compensation Proposal.

PROPOSAL 3: THE ADJOURNMENT PROPOSAL
We are asking you to approve the Adjournment Proposal. If stockholders approve this proposal, we can adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from stockholders that have previously returned properly signed proxies voting against the Merger Agreement Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we received proxies representing a sufficient number of votes against the Merger Agreement Proposal such that the Merger Agreement Proposal would be defeated, we could adjourn the special meeting without a vote on the Merger Agreement Proposal and seek to convince the holders of those shares to change their votes to votes in favor of the Merger Agreement Proposal. Additionally, we may seek stockholder approval to adjourn the special meeting if a quorum is not present.
The Accolade Board recommends that you vote “FOR” the Adjournment Proposal.

THE MERGER AGREEMENT
The following summary describes the material provisions of the merger agreement. The descriptions of the merger agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to carefully read and consider the merger agreement, which is the legal document that governs the merger, in its entirety because this summary may not contain all the information about the merger agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the merger agreement, and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the merger agreement (1) were made only for purposes of the merger agreement and as of specific dates; (2) were made solely for the benefit of the parties to the merger agreement; (3) may be subject to important qualifications, limitations and supplemental information agreed to by Accolade, Parent and Merger Sub in connection with negotiating the terms of the merger agreement; and (4) may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by Accolade and to Accolade by Parent and Merger Sub in connection with the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating contractual risk between Accolade and Parent and Merger Sub rather than to establish matters as facts. Further, the representations and warranties were negotiated with the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise. Our stockholders are not generally third-party beneficiaries under the merger agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of Accolade, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change or have changed since January 8, 2025, the date of the merger agreement. None of the representations and warranties will survive the closing of the merger, and, therefore, they will have no legal effect under the merger agreement after the effective time of the merger. In addition, you should not rely on the covenants in the merger agreement as actual limitations on the respective businesses of Accolade, Parent and Merger Sub because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure letter to the merger agreement (the “Company disclosure letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The merger agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide you with any other factual information regarding Accolade, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding Accolade and our business.
Closing and Effective Time of the Merger
The closing of the merger will take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern Time on the third business day after the satisfaction or waiver (to the extent such waiver is permitted by the merger agreement) of the conditions set forth in Article VI of the merger agreement (except for those conditions to the closing that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions at the closing), unless another time, date or place is mutually agreed to in writing by Accolade, Parent and Merger Sub. Concurrently with the closing of the merger, the parties will file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL. The merger will become effective upon the filing of the certificate of merger, or at a later date and time as agreed to in writing by the parties to the merger agreement and specified in such certificate of merger.
Effects of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers
The merger agreement provides that, upon the terms and subject to the conditions of the merger agreement, and in accordance with the DGCL, at the effective time of the merger: (1) Merger Sub will merge with and into Accolade; (2) the separate corporate existence of Merger Sub will cease; and (3) Accolade will continue as the surviving corporation in the merger and an indirect wholly owned subsidiary of Parent. At the effective time of the merger, all of the property, rights, privileges, powers and franchises of Accolade and Merger Sub will vest in the surviving corporation and all of the debts, liabilities and duties of Accolade and Merger Sub will become the debts, liabilities and duties of the surviving corporation.
At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated to read as set forth in Exhibit B to the merger agreement, and the bylaws of the surviving corporation will be amended and restated in its entirety to read as set forth in Exhibit C to the merger agreement.
The directors and officers of the surviving corporation immediately after the effective time of the merger will be the directors and officers of Merger Sub as of immediately prior to the effective time of the merger.
Conversion of Shares
Upon the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each Share that is issued and outstanding as of immediately prior to the effective time of the merger (excluding (1) any Shares then held by Accolade or any of its wholly owned subsidiaries or in its treasury, (2) any Shares then held by Parent, Merger Sub or any other wholly owned subsidiary of Parent and (3) any Shares held by holders who have properly exercised their appraisal rights) will be automatically converted into the right to receive the per share price, without interest thereon and less any applicable withholding taxes (or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the terms of the merger agreement).
In connection with the consummation of the merger, all outstanding Shares then held by Accolade or any of its wholly owned subsidiaries or in its treasury and all outstanding Shares then held by Parent, Merger Sub or any other wholly owned subsidiary of Parent, will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.
At the effective time of the merger, each share of common stock of Merger Sub that is outstanding immediately prior to the effective time of the merger will be converted into one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.
Treatment of Equity Awards
The merger agreement provides that Accolade’s equity awards that are outstanding immediately prior to the effective time of the merger will be treated in the following manner in connection with the merger and the 2007 Plan will terminate as of the effective time.
Treatment of Accolade Options
At the effective time of the merger, each Accolade Option that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, with an exercise price per Share that is less than the merger consideration will be automatically cancelled and converted into the right to receive an amount in cash equal to the product of (1) the total number of Shares underlying such Accolade Option, multiplied by (2) the excess, if any, of (a) the merger consideration over (b) the per share exercise price for such Accolade Option, less applicable tax withholdings. Any Accolade Option that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.
Treatment of Accolade RSUs
At the effective time of the merger, each Accolade RSU that is outstanding immediately prior to the effective time and that is vested, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. Each Accolade RSU that is unvested as of immediately prior to the effective time after giving effect to any accelerated vesting and separation right applicable to any individual other than a continuing employee will be automatically cancelled at the effective time of the merger for no consideration.
Treatment of Accolade PSUs
At the effective time of the merger, the portion of each Accolade PSU that is outstanding immediately prior to the effective time and that is vested or that will become vested at the effective time, including after giving effect to any applicable vesting acceleration and separation right applicable to any individual other than a continuing employee, will be automatically cancelled and converted into the right to receive an amount in cash equal to the merger consideration, less applicable withholding taxes. At the effective time of the merger, each other portion of outstanding Accolade PSUs will be automatically cancelled for no consideration.
Treatment of our 2020 Employee Stock Purchase Plan
The merger agreement generally provides that, effective as of the date of the merger agreement, we will take all actions with respect to the ESPP that are necessary to ensure that: (1) with respect to any ESPP Offering Period, no employee who is not already a participant in the ESPP as of such date may become a participant, and no existing participant may make additional contributions, whether through payroll deductions or otherwise, following such date; (2) subject to the consummation of the merger, the ESPP will terminate effective immediately prior to the effective time of the merger; (3) if any ESPP Offering Period concludes prior to the effective time of the merger, the ESPP will be suspended, and no new offering periods will be initiated prior to the termination of the merger agreement; and (4) if any ESPP Offering Period remains in effect at the effective time of the merger, the last day of such offering period will be accelerated to a date prior to the closing date of the merger as determined by our board of directors in accordance with the ESPP, and we will apply the funds credited to each participant’s account as of such date to the purchase of whole Shares in accordance with the terms of the ESPP.
Vesting Acceleration
Accolade may amend outstanding equity awards held by Messrs. Singh, Barnes and Eskew to provide for single-trigger acceleration of vesting in connection with the merger. We may amend equity awards held by certain of our other associates with double-trigger vesting acceleration agreements (agreements that would have provided accelerated vesting upon a qualifying termination of employment if unvested equity awards had continued in effect), including Mr. Cavanaugh, to provide for single-trigger acceleration of vesting in connection with the merger, subject to Parent’s determination regarding their continued employment following an interview process and contingent on the execution of a customary release of claims in a form reasonably approved by Parent. Such single-trigger vesting acceleration of Accolade PSUs would be at the target level of performance.
Parent Arrangements
Following the closing, Parent will adopt a cash retention program pursuant to which each continuing employee with a title of Vice President or above, as of the date of the merger agreement (other than Messrs. Singh, Barnes and Eskew), will be eligible to receive a VP+ Retention Award. The VP+ Retention Awards will vest on the first anniversary of the closing of the merger and be paid as soon as practicable thereafter, provided that any eligible continuing employee whose employment is terminated by Parent without cause (as defined in the schedules to the merger agreement) within 12 months following the closing will be paid the VP+ Retention Award as soon as practicable following such termination of employment, subject to the execution of a release of claims in a form provided by Parent.
Additionally, the schedules to the merger agreement provide that Parent will grant each continuing employee Parent Option based on the number of shares underlying the continuing employee’s unvested Accolade RSUs and earned but unvested Accolade PSUs terminated in connection with the merger, adjusted for the merger consideration and the price per share paid in the Equity Financing. Each Parent Option will be granted under Parent’s equity incentive plan, with an exercise price equal to the fair market value of Parent’s common stock on the date of grant and will vest 25% on the first anniversary of the closing of the merger, with the remainder vesting in equal monthly installments over the following three years, subject to continued service. For certain of our executives, including Mr. Cavanaugh, if his employment is terminated without cause (as defined in the schedules to the merger agreement) within 12 months following the closing, the portion of his Parent Option that would have vested in the 12 months following such termination will accelerate, subject to his execution of a release of claims.
The schedules to the merger agreement also provide that Parent will adopt a cash retention program for select continuing employees in sales roles, with award terms determined at Parent’s sole discretion, provided that any vesting conditions will be waived with respect to any participant whose employment is terminated by Parent without cause within 12 months following the closing date of the merger, subject to the participant executing a release agreement in a form provided by Parent.

Paying Agent, Payment Fund and Payment Procedures
Prior to the closing of the merger, Parent will appoint an agent reasonably acceptable to Accolade (the “paying agent”), to make payments in respect of Shares to our stockholders. At or prior to the closing of the merger, Parent will deposit (or cause to be deposited) with the paying agent an amount of cash that is sufficient in the aggregate to pay the aggregate payments in respect of Shares to our stockholders in accordance with the merger agreement.
As promptly as practicable after the effective time of the merger (but in no event later than two business days thereafter), Parent will cause the paying agent to mail to each holder of record of Shares that are represented by certificates evidencing such Shares (the “Certificates”), notice advising such holder of the occurrence of the effective time of the merger, which notice will include (1) appropriate transmittal materials, including a letter of transmittal (which will be in reasonable and customary form), specifying that delivery will be effected, and risk of loss and title to the Certificates will pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof), and (2) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) to the paying agent in exchange for the aggregate per share price that such holder is entitled to receive as a result of the merger. Upon receipt by the paying agent of, with respect to any certificated Shares, (A) surrendered Certificates for cancellation (or effective affidavits of loss in lieu thereof); and (B) a duly completed and signed letter of transmittal and such other documents as may be reasonably requested by the paying agent, the holder of such Certificate will be entitled to receive an amount in cash equal to the per share price for each Share formerly evidenced by such Certificates.
Any holder of Shares held in book-entry form (“book-entry shares”), which Shares were converted into the right to receive the per share price at the effective time of the merger in pursuant to the merger agreement, will not be required to deliver a Certificate or a letter of transmittal to the paying agent to receive the aggregate per share price that such holder is entitled to receive as a result of the merger. In lieu thereof, each registered holder of one or more book-entry shares will automatically, upon receipt of an “agent’s message” in customary form, be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as practicable after the effective time of the merger (but in no event later than two business days thereafter), the per share price payable for each such book-entry share.
If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to Parent, upon demand, and any of Shares as of immediately prior to the effective time of the merger who have not complied with the exchange procedures in the merger agreement will thereafter look only to Parent for payment of the per share price (subject to abandoned property law, escheat law or similar laws). None of the paying agent, Parent, the surviving corporation or any other party will be liable to any of our stockholders with respect to any cash amounts properly paid to a public official pursuant to any applicable abandoned property law, escheat law or similar laws.
If any stock certificate has been lost, stolen or destroyed, the paying agent will issue the applicable per share price to such holder in respect of the Shares formerly represented by such certificate upon the making by such holder of an affidavit for such lost, stolen or destroyed certificate and the posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against Parent with respect to such certificate.
Representations and Warranties
The merger agreement contains representations and warranties of Accolade, Parent and Merger Sub.
Some of the representations and warranties in the merger agreement made by Accolade are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, “Material Adverse Effect”, with respect to Accolade, means any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (y) prevents the ability of Accolade to consummate the transactions contemplated by the merger agreement prior to the termination date; provided, however, that, in the case of clause (x), none of the following, and no Effect arising out of, or resulting from the following, will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would reasonably be expected to occur, a Material Adverse Effect:
•
any change in the market price, credit rating or trading volume of the Shares (provided that the underlying factors contributing to any such change will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

•	any Effect arising out of the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement, including:
○	any action taken (or not taken) by any Acquired Company that is required to be taken (or not taken) pursuant to the merger agreement;
○	any Transaction Litigation (as defined in the merger agreement);
○	any change in customer, supplier, employee, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom; or
○	any Effect that arises out of or the identity of, or any facts or circumstances relating to, Parent or any of its affiliates;
•	any Effect affecting the industry in which the Acquired Companies operate;
•
economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region in which the Acquired Companies operate;

•	any Effect arising directly or indirectly from changes in interest rates, inflation rates or fluctuations in the value of any currency;
•
any act of terrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, disease outbreak, pandemic, or any other similar force majeure event (and any escalation or worsening of any of the foregoing);

•
any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure will not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect);

•	any Effect resulting or arising from Parent’s or Merger Sub’s breach of the merger agreement or an Equity Financing Party’s breach of the stock purchase agreement;
•	any change in, or any compliance with or action taken for the purpose of complying with, any legal requirements or GAAP, or interpretations of any legal requirements or GAAP; or
•	the availability of or cost of equity, debt or other financing to Parent or Merger Sub.
In the merger agreement, Accolade has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the Company disclosure letter. These representations and warranties relate to, among other things:
•	due organization, organizational documents and good standing of Accolade, its subsidiaries and its affiliated practices;
•	the capitalization of Accolade, its subsidiaries and its affiliated practices;
•	Accolade’s SEC reports and financial statements;
•	Accolade’s internal controls;
•	absence of certain changes;
•	title to assets;
•	real property matters;
•	intellectual property, privacy and security matters;
•	material contracts;
•	matters relating to Accolade’s top customers and top suppliers;
•	no undisclosed liabilities;
•	compliance with legal requirements;

•	export control matters;
•	business practices related to anti-corruption;
•	governmental authorizations;
•	tax matters;
•	employee and employee benefit plan matters;
•	compliance with certain healthcare laws;
•	third-party payors;
•	environmental matters;
•	insurance;
•	legal proceedings and orders;
•
due authorization of the merger agreement and the transactions contemplated by the merger agreement and the Accolade Board’s recommendation, upon the recommendation of the special committee, that Accolade’s stockholders vote “FOR” the adoption of the merger agreement;

•	related party transactions;
•	non-contravention and requisite approvals with respect to merger agreement and the transactions contemplated by the merger agreement;
•	anti-takeover laws;
•	the opinion of Accolade’s financial advisor delivered to the Accolade Board; and
•	financial advisors.
Certain of the representations and warranties made by Accolade are made as of January 8, 2025. Under the merger agreement, Parent and Merger Sub acknowledge that the Acquired Companies and their affiliates have not made any representations or warranties other than those expressly set forth in the merger agreement or the other written agreements and certificates contemplated thereby and delivered on behalf of Accolade, and expressly disclaim reliance on any representation, warranty or other information regarding the Acquired Companies, other than those expressly set forth in the merger agreement or the other written agreements or certificates delivered on behalf of Accolade pursuant to the merger agreement.
In the merger agreement, Parent and Merger Sub have made customary representations and warranties to Accolade that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. These representations and warranties relate to, among other things:
•	due organization and good standing;
•	formation and business activity of Merger Sub;
•	due authorization of the merger agreement and the transactions contemplated by the merger agreement;
•	non-contravention and requisite approvals with respect to merger agreement and the transactions contemplated by the merger agreement;
•	proxy statement disclosures;
•	legal proceedings and orders;
•	equity financing;
•	availability of funds;
•	absence of stockholder and management arrangements relating to the transactions contemplated by the merger agreement;
•	solvency;
•	ownership of Shares;
•	brokers and other advisors; and
•	CFIUS foreign person status.

Certain of the representations and warranties made by Parent or Merger Sub are made as of January 8, 2025. Under the merger agreement, Accolade acknowledges that Parent and Merger Sub have not made any representations or warranties other than those expressly set forth in the merger agreement or the other written agreements and certificates contemplated thereby and delivered on behalf of Parent or Merger Sub (including the stock purchase agreement) and expressly disclaims reliance on any representation, warranty or other information regarding Parent and Merger Sub, other than those expressly set forth in the merger agreement or the other written agreements or certificates delivered by Parent and Merger Sub pursuant to the merger agreement.
The representations and warranties contained in the merger agreement will not survive the consummation of the merger.
Conduct of Business Pending the Merger
Other than as expressly required by the merger agreement, as required by applicable legal requirements, with the written consent of Parent (which will not be unreasonably withheld, delayed or conditioned), or as set forth in the Company disclosure letter, from January 8, 2025 until the effective time of the merger (or termination of the merger agreement) (the “pre-closing period”), Accolade agreed to, and to cause each of its subsidiaries and the affiliated practices to, use commercially reasonable efforts to:
•	conduct its business in the ordinary course of business;
•	preserve intact its material assets, contracts and present lines of business;
•	maintain its rights, franchises and governmental authorizations necessary for the conduct of the business;
•	to keep available the services of its executive officers, key employees, and any of its other key service providers on commercially reasonable terms; and
•	to preserve the goodwill and current relationships of the Acquired Companies with material customers, suppliers and other persons with which the Acquired Companies have material business relations.
During the pre-closing period, Accolade has also agreed that, other than as expressly required by the merger agreement, as required by applicable legal requirements, with the prior written consent of Parent (which may not be unreasonably withheld, delayed or conditioned), or as set forth in the Company disclosure letter, the Acquired Companies will not:
•
establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, except for dividends or other distributions made by any subsidiary of Accolade to Accolade or one of its other wholly-owned subsidiaries;

•	repurchase, redeem or otherwise reacquire any of our shares of capital stock, or any rights, warrants or options to acquire any shares of our capital stock, other than:
○
repurchases or reacquisitions of Shares outstanding as of January 8, 2025, pursuant to Accolade’s right (under written commitments in effect as of January 8, 2025) to purchase or reacquire Shares held by an associate only upon termination of such associate’s employment or engagement by Accolade;

○
repurchases of Company Stock Awards (as defined in the merger agreement) (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on January 8, 2025 (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of on January 8, 2025) between Accolade and any associate or member of the Accolade Board of Directors only upon termination of such associate’s employment or engagement by Accolade;

○	in connection with withholding to satisfy the exercise price or tax obligations with respect to Company Stock Awards;
○	the purchase of shares in accordance with the terms of the in effect as of January 8, 2025;
○	pursuant to transactions solely between or among the Acquired Companies; or
○	pursuant to the terms of the Capped Call Confirmations (as defined in the merger agreement).
•	split, combine, subdivide or reclassify any shares of its capital stock or other equity interests;

•
sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of January 8, 2025) of (x) any capital stock, equity interest or other security of any Acquired Company, (y) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Company or (z) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of Accolade RSUs or Accolade PSUs, upon the exercise of Accolade Options or upon the vesting of Company Stock Awards, in each case, outstanding as January 8, 2025, (2) issue Shares in respect of any awards outstanding under the ESPP in respect of the ESPP Offering Period, (3) sell Shares upon exercise of Accolade Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or tax obligations with respect to Company Stock Awards, (4) authorize the sale of shares under a Rule 10b5-1 plan in place as of the date hereof, (5) upon the conversion of the Convertible Notes, issue Shares, cash or any combination of Shares and cash pursuant to the terms of the Indenture, (6) issue such securities in transactions solely between or among Acquired Companies and (7) transfers of interests in affiliated practices from one equityholder to another equityholder as reasonably determined by the Company in accordance with the terms of any affiliated practice document);

•
except as required by the terms of any Employee Plan (as defined in the merger agreement) outstanding as of January 8, 2025 and set forth in the Company disclosure letter, or as otherwise permitted under Section 4.3(b)(i) or Section 4.3(b)(iii) of the merger agreement, establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on January 8, 2025), amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), pay or agree to pay any bonus or special remuneration to any company associate, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any company associate, except that the Acquired Companies: (1) may, in the ordinary course of business, provide increases in salary or wages, which will not exceed 3.5% in the aggregate of total base pay for the 2025 fiscal year beginning on March 1, 2024 and ending on February 28, 2025, to any associate who is not (A) an associate with an annual base salary or base cash compensation greater than $250,000, (B) a member of the executive leadership team or (C) an associate that directly reports to the Company’s Chief Executive Officer (collectively, the associates who meet the criteria in clauses (A)-(C), the “Specified Employees”); (2) may replace, renew or extend a broadly applicable employee plan in the ordinary course of business that does not materially increase the annual cost of such employee plan (as compared to the cost on January 8, 2025) or benefits provided under such employee plan, and (3) may determine and pay annual and quarterly bonus or commission payments to the extent earned in accordance with the terms of the employee plans set forth on the Company disclosure letter to the merger agreement, including without limitation the determination and payment of annual cash bonuses for the fiscal year ending February 28, 2025 at any time following the conclusion of such fiscal year, provided that such bonuses are based upon metrics approved by the Accolade Board and payments are based on actual achievement as of February 28, 2025;

•
enter into (1) any change-of-control agreement with any director, executive officer, employee or independent contractor or (2) any retention agreement with any director, executive officer, employee or independent contractor;

•
enter into any employment, severance or other material agreement with, or hire or engage, any director, executive officer, employee, or independent contractor, to the extent necessary to hire an individual other than an individual who is or would be a Specified Employee in the ordinary course of business;

•
take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the Worker Adjustment and Retraining Notification Act of 1988 or any similar legal requirement;

•	amend or permit the adoption of any amendment to its certificate of incorporation, bylaws or charter or other similar organizational documents;

•	materially amend or permit the adoption of any material amendment to any Corporate Practice Document (as defined in the merger agreement);
•
make any loans, advances or capital contributions to, or investments in, any other person, except for (1) loans solely between or among the Acquired Companies, (2) advances for employee expenses in the ordinary course of business, or (3) the extension of trade credit in the ordinary course of business;

•	enter into any corporate joint venture, partnership, limited liability corporation or similar arrangement;
•	make or authorize any capital expenditures, except for capital expenditures that do not exceed $5,000,000 in the aggregate during any fiscal year;
•
incur any indebtedness after January 8, 2025, except for (a) the accrual of interest pursuant to the terms of any existing credit facilities or similar arrangements in effect on January 8, 2025, and (b) any intercompany indebtedness between or among the Acquired Companies;

•
sell, lease, transfer, license or otherwise dispose of or assign any portion of its properties or assets individually for consideration in excess of $1,000,000 or in the aggregate for consideration in excess of $2,000,000, except (1) dispositions of supplies, inventory, merchandise or products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company, or (2) transfers between or among the Acquired Companies; provided, that any such sale, lease transfer, license or disposition is on commercially reasonable terms (including with respect to price), consistent with past practice;

•
acquire any entity (including a material portion of the outstanding voting securities of any entity) or business (including assets constituting a material business or business lines), including by merger, consolidation or acquisition of stock or assets, except for acquisitions with respect to transactions between or among the Acquired Companies;

•
materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP or applicable legal requirements;

•
make or change any material tax election, settle or compromise any material tax liability, file any amendment to any material tax return, adopt or change any tax accounting method, enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar legal requirement) with any governmental body or request any tax ruling from any governmental body; enter into any tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (1) exclusively between or among the Acquired Companies or (2) with third parties made in the ordinary course of business, the principal purpose of which is not tax); or waive or extend the statute of limitations with respect to any tax return other than pursuant to extensions of time to file tax returns obtained in the ordinary course of business and consistent with past practices;

•
commence or threaten any legal proceeding, except (1) with respect to routine matters in the ordinary course of business where the amounts at issue do not and would not reasonably be expected to exceed $1,000,000; or (2) in connection with a breach of the merger agreement or any other agreements contemplated thereby;

•
settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than (1) any legal proceeding relating to a breach of the merger agreement or any other agreements contemplated by the merger agreement, or (2) a settlement involving only the payment of monies by the Acquired Companies of not more than $1,000,000 individually, or $2,000,000 in the aggregate; provided that no such settlement or compromise may involve any injunctive or equitable relief, or impose restrictions, on the business activities of the Parent, Merger Sub, or Acquired Companies other than customary confidentiality restrictions;

•	enter into, amend or extend any collective bargaining agreement or other agreement with any labor organization;
•	adopt or implement any stockholder rights plan or similar arrangement;

•
adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant subsidiary of Accolade in the ordinary course of business);

•	abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any governmental authorizations;
•
(1) sell, exclusively license or assign to any person or enter into any contract to sell, exclusively license or assign to any person any rights to any material Company IP (as defined in the merger agreement); or (2) abandon or permit any Registered IP (as defined in the merger agreement) that is Company IP to lapse or enter into the public domain (other than any applications related to immaterial Company IP that the Company intentionally abandons or allows to lapse in its reasonable business judgment and in consultation with Parent);

•
subject to the provisions of the merger agreement addressing Accolade’s Convertible Notes and Capped Call Confirmations, (1) (A) accelerate, terminate or cancel, or waive, release or assign any right, obligation or claim under, any Material Contract (as defined in the merger agreement), or (B) amend or modify any Material Contract, in each case of (A) and (B), both outside of the ordinary course of business and in a manner that is material and adverse to the Acquired Companies, taken as a whole, (2) enter into any contract, which, if entered into would be a Material Contract (subject to certain exceptions), or (3) enter into any contract that, after the closing, would purport to bind Parent or any of its subsidiaries;

•
enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company leases;

•	cancel, reduce, terminate or fail to maintain in effect any insurance policies covering the Acquired Companies and their respective properties, assets and businesses;
•	enter into any new line of business that is not related to, and is not an extension of, the business of the Acquired Companies as January 8, 2025, or form a new subsidiary of Accolade; or
•	authorize, or agree or commit to take, any of the foregoing actions.
No Solicitation of Other Acquisition Proposals
Accolade agreed to, immediately following the execution of the merger agreement, cease and cause to be terminated any discussions or negotiations between Accolade or any of the other Acquired Companies and any other person and its representatives in connection with any acquisition proposal or acquisition inquiry. Accolade has also agreed to terminate any data room access (or other access to diligence) granted to any person and its representatives (other than Parent and its representatives) in connection with a potential acquisition proposal.
In particular, under and subject to the terms of the merger agreement, Accolade has agreed that during the pre-closing period, Accolade will not and will cause the other Acquired Companies and its and their respective directors and officers, and will direct its financial advisors and legal advisors not to, and will not authorize or permit any of its and their other respective representatives to, directly or indirectly:
•	continue any solicitation, knowing facilitation or encouragement, discussions or negotiations with any persons that may be ongoing with respect to an acquisition proposal or acquisition inquiry;
•
solicit, initiate, knowingly induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any acquisition proposal or any acquisition inquiry;

•
engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any non-public information relating to any Acquired Company, or afford to any other person access to the properties, assets, or to any personnel of the Acquired Companies, in connection with or for the purpose of soliciting, initiating, knowingly facilitating or encouraging, an acquisition proposal or any acquisition inquiry;

•	enter into or accept any acquisition agreement; or
•	approve, endorse or recommend any acquisition proposal.

Under and subject to the terms of the merger agreement, from January 8, 2025 until Accolade receives the required stockholder vote, in the event that Accolade or any of the other Acquired Companies or any of their respective representatives receives an unsolicited written acquisition proposal from any person, which acquisition proposal was made or renewed on or after January 8, 2025, (1) Accolade and its representatives may contact and engage in discussions with such person to the extent necessary to clarify the terms and conditions of such acquisition proposal and to inform such person of the terms of the non-solicitation provisions under the merger agreement, and (2) if the Accolade Board of Directors (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to as superior proposal, and, after consultation with outside legal counsel, that the failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, then Accolade and its representatives may (A) enter into an acceptable confidentiality agreement and furnish information with respect to Accolade and its subsidiaries to such person and its representatives and financing sources and (B) engage in or otherwise participate in discussions or negotiations with such person.
Accolade has agreed that it will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any acquisition proposal or acquisition inquiry is received by any Acquired Company or any of their respective representatives. Accolade has also agreed to (1) provide Parent with the identity of the person(s) making such acquisition proposal or acquisition inquiry and a written summary of the material terms and conditions thereof (including copies of any written proposal and written summaries of any oral proposal relating thereto), and indicate whether Accolade has furnished non-public information to, or entered into discussions or negotiations with, such person in connection with such acquisition proposal or acquisition inquiry, (2) keep Parent reasonably informed of the status of (including changes to any terms of, and any other material developments with respect to) any acquisition proposal or acquisition inquiry, including the discussions related thereto, on a prompt basis and (3) upon the reasonable request of Parent, reasonably inform Parent of the status of such acquisition proposal. Furthermore, Accolade will promptly (and in no event later than 24 hours after delivery or receipt) provide Parent with copies of any written counterproposal by Accolade or any of its representatives in connection with such acquisition proposal or acquisition inquiry and any other written documents between Accolade or any of its representatives, on the one hand, and the person making such acquisition proposal or acquisition inquiry or any of its representatives, on the other hand, in connection with such acquisition proposal or acquisition inquiry. Accolade agrees that no Acquired Company will enter into any agreement with any person after January 8, 2025 which prohibits Accolade from providing any of the foregoing information to Parent.
For purposes of this proxy statement and the merger agreement:
•
“acceptable confidentiality agreement” means any customary confidentiality agreement that (1) contains provisions that are not materially less favorable in the aggregate to Accolade (and the other Acquired Companies) than those contained in the confidentiality agreement between Accolade and Parent (except that the confidentiality agreement need not contain standstill provisions) and (2) does not prohibit Accolade from complying with any of its obligations under the merger agreement.

•
“acquisition agreement” means any letter of intent, term sheet, acquisition agreement, agreement in principle or similar agreement with respect to an acquisition proposal or any proposal or offer that is or would reasonably be expected to lead to an acquisition proposal.

•	“acquisition inquiry” means any inquiries regarding, or that would reasonably be expected to lead to, an acquisition proposal.
•
“acquisition proposal” means any proposal or offer from any person (other than Parent and its controlled affiliates) or “group,” (as defined in Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any direct or indirect (1) acquisition, purchase, transfer, lease or license of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets or to which 20% or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (2) issuance by Accolade or acquisition by any person or group, of 20% or more of the outstanding Shares, (3) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or (4) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company that, if consummated, would result in any person or group beneficially owning

20% or more of the outstanding Shares or voting power of the resulting direct or indirect parent of Accolade or the surviving entity in such transaction, in each case of the foregoing clauses (1) through (4), other than the transactions contemplated by the merger agreement.
•
“superior proposal” means a bona fide written acquisition proposal that the Accolade Board of Directors (or committee thereof) determines in its good faith judgment (a) is reasonably expected to be completed taking into account all legal, regulatory and financing aspects of the proposal and the person making the proposal and other aspects of the acquisition proposal that the Accolade Board of Directors deems relevant, and (b) if consummated, would result in a transaction more favorable to Accolade’s stockholders (solely in their capacities as such) from a financial point of view than the transactions contemplated by the merger agreement; provided that for purposes of the definition of “superior proposal,” the references to “20% or more” in the definition of “acquisition proposal” will be deemed to be references to “more than 50%.”

The Accolade Board’s Recommendation; Accolade Board Recommendation Change
The Accolade Board, after considering the factors described in the section of this proxy statement captioned “The Merger—Reasons for the Merger” and upon the recommendation of the Special Committee, (1) determined that the entry into the merger agreement, and the consummation of the transactions contemplated by the merger agreement, including the merger, are advisable and fair to, and in the best interests of, Accolade and its stockholders; (2) authorized and approved the execution, delivery and performance by Accolade of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger; (3) recommended that Accolade stockholders adopt the merger agreement and approve the merger and the transactions contemplated by the merger agreement; and (4) directed that the merger agreement be submitted for consideration by the Accolade stockholders at the special meeting.
The Accolade Board recommends that you vote “FOR” the Merger Agreement Proposal (such recommendation, the “Accolade Board recommendation”).
Under the merger agreement, except as set forth below, at no time may the Accolade Board of Directors (or any committee thereof) take any of the following actions (any such actions, an “adverse change recommendation”):
•
withdraw, change, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub) or publicly propose to withdraw, change, withhold or qualify (or modify in a manner adverse to Parent or Merger Sub), the Accolade Board recommendation;

•	approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any acquisition proposal;
•	fail to cause Accolade to issue a press release that unanimously reaffirms the Accolade Board recommendation within ten (10) business days after any acquisition proposal is publicly announced;
•	approve, recommend or declare advisable, or allow Accolade to execute or enter into any acquisition agreement (other than an acceptable confidentiality agreement);
•	fail to include the Accolade Board recommendation in this proxy statement; or
•	fail to reaffirm, unanimously and publicly, the Accolade Board recommendation, within ten days after Parent requests that the Accolade Board recommendation be reaffirmed publicly.
At any time prior to obtaining the required stockholder vote, if any Acquired Company has received a written acquisition proposal (which did not result from a breach (other than immaterial breaches) of the non-solicitation restrictions under the merger agreement and that has not been withdrawn) that the Accolade Board (or a committee thereof) has determined in good faith (after consultation with Accolade’s financial advisor and outside legal counsel) is a superior proposal, then the Accolade Board may (1) make an adverse change recommendation; or (2) authorize Accolade to terminate the merger agreement to enter into an acquisition agreement with respect to such superior proposal, in each case if and only if:
•
the Accolade Board (or a committee thereof) determines in good faith (after consultation with Accolade’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•
Accolade has given Parent prior written notice (which notice includes the material terms and conditions of such acquisition proposal, the identity of the person or group of persons making such proposal and copies of all definitive agreements relating to such acquisition proposal) (the “determination notice”) of its intention to consider making an adverse change recommendation or terminate the merger agreement at least four business days prior to taking such action;

•
Accolade has afforded Parent four business days (the “match period”) after delivery of the determination notice to propose revisions to the terms of the merger agreement or to make another proposal so that such acquisition proposal would cease to constitute a superior proposal, and, to the extent Parent desires to negotiate, Accolade has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
after considering the terms of the merger agreement, the stock purchase agreement and any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the match period, the Accolade Board has determined, in good faith, after consultation with Accolade’s financial advisors and outside legal counsel, that such acquisition proposal continues to constitute a superior proposal and, after consultation with Accolade’s outside legal counsel, the failure to make the adverse change recommendation or terminate the merger agreement would be inconsistent with its fiduciary duties under applicable law. Issuance of any “stop, look and listen” communication by or on behalf of Accolade will not, in and of itself, be considered an adverse change recommendation and will not require the giving of a determination notice so long as such communication solely describes Accolade’s receipt of an acquisition proposal and the operation of the merger agreement with respect thereto.

These provisions also apply to any material amendment to any acquisition proposal and require a new determination notice, except that the match period will be deemed to be three business days.
At any time prior to obtaining the required stockholder vote, other than in connection with an acquisition proposal, the Accolade Board (or a committee thereof) may effect an adverse change recommendation in response to a change in circumstance if and only if:
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the Accolade Board determines in good faith, after consultation with Accolade’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•
Accolade has given Parent a determination notice at least four business days prior to making any such adverse change recommendation (which notice describes the change in circumstance in reasonable detail);

•
Accolade has afforded Parent four business days after the delivery of the determination notice to propose revisions to the terms of the merger agreement or make another proposal so that such change in circumstances would no longer necessitate an adverse change recommendation, and, to the extent Parent desires to negotiate, Accolade has negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and

•
after considering the terms of the merger agreement and the stock purchase agreement and any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth business day following delivery of the determination notice, the Accolade Board determines, in good faith after consultation with Accolade’s outside legal counsel, that the failure to make the adverse change recommendation in response to such change in circumstances would still be inconsistent with its fiduciary duties under applicable law.

These provisions also apply to any material change to the facts and circumstances relating to such change in circumstance and require a new determination notice, except that the match period with respect thereto will be two business days.
For purposes of this proxy statement, “change in circumstance” means any material event, fact, occurrence or development or material change in circumstances with respect to the Acquired Companies that (1) was not known or reasonably foreseeable to the Accolade Board as of January 8, 2025 (or if known to the Accolade Board as of the January 8, 2025, the consequences of which were not known or reasonably foreseeable to the Accolade Board as of January 8, 2025) and first becomes known (or the consequences become known, if applicable) to the Accolade Board after January 8, 2025 and prior to the time the required stockholder vote is obtained and (2) is not an acquisition proposal; provided, that none of the following will constitute a “change in circumstance”: (A) the fact that Accolade meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after January 8, 2025 (provided that the exception in this clause (A) will not prevent or otherwise affect consideration of any such development or change that causes Accolade meeting or exceeding such metrics from being taken into account in determining whether a change in circumstance has occurred), (B) any changes after January 8, 2025 in the market price or trading volume of the Shares (provided that the exception in this clause (B) will not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading volume from being taken into account in determining whether a change in circumstance has occurred), or (C) any events, facts, occurrences, changes or circumstances resulting from a breach of the merger agreement by Accolade.
The Special Meeting
Accolade has agreed to take all action necessary to establish a record date for, duly call, give notice of, convene and hold the special meeting within 35 days of the initial mailing of this proxy statement. Accolade is permitted to postpone or adjourn the special meeting in certain circumstances related to soliciting additional proxies in order to obtain the required stockholder vote or requirements of applicable law. Accolade has agreed that no matters will be brought before our shareholders at the special meeting other than the adoption of the merger agreement (and any related and customary procedural matters).
Employee Benefits
The merger agreement provides that, for no less than one year following the closing date of the merger, Parent will provide, or will cause to be provided, to each continuing employee of Accolade and, to the extent permitted by the affiliated practice documents and any legal requirements, Accolade’s subsidiaries and the affiliated practices:
•	aggregate cash compensation that is substantially comparable to the aggregate cash compensation of such continuing employee as of January 8, 2025; and
•	aggregate health and welfare benefits that are substantially comparable to the aggregate health and welfare benefits of such continuing employee as of January 8, 2025.
Notwithstanding anything to the contrary set forth in the merger agreement, nothing in the merger agreement, including the above, will: (i) be construed to create a right in any continuing employee to employment with Parent or any subsidiary of Parent or the affiliated practices; (ii) be deemed to establish, amend, modify or cause to be adopted any employee plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent or any of its affiliates; or (iii) limit the ability of Parent, the surviving corporation or any of their respective affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the effective time of the merger.
With respect to any accrued but unused personal, sick or vacation time to which any continuing employee is entitled pursuant to the personal, sick or vacation policies applicable to such continuing employee immediately prior to the effective time of the merger agreement, Parent will, or will instruct its affiliates to, as applicable (and without duplication of benefits), assume, as of the effective time of the merger, the liability for such accrued personal, sick or vacation time and allow such continuing employee to use such accrued personal, sick or vacation time in accordance with Accolade’s practice and policies.
Additionally, to the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the surviving corporation or any of Parent’s affiliates, Parent will, or will cause its affiliates to, to the extent permitted under the applicable benefit plan:
•
waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the continuing employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the effective time of the merger;

•
ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit continuing employees (and their eligible dependents) for service and amounts paid prior to the effective time of the merger with Accolade or any of its subsidiaries or any affiliated practices to the same extent that such service and amounts paid was recognized prior to the effective time of the merger under the corresponding health or welfare benefit plan of Accolade or any of its subsidiaries or any affiliated practice (as applicable); and
•
as applicable, credit each continuing employee with his or her contribution balances, if any, under the health savings accounts, flexible spending accounts and dependent care spending accounts administered under employee benefit plans which contributions are made during the benefit plan year in which the closing of the merger occurs.

To the extent any employee notification or consultation requirements are imposed by legal requirements with respect to the transactions contemplated by the merger agreement, Accolade has agreed to ensure that any such legal requirements are complied with and to consult with Parent prior to delivering any such notification or consultation. Prior to the effective time of the merger, subject to applicable legal requirements, Accolade will not, and will ensure that none of the other Acquired Companies (as applicable) will, communicate with continuing employees regarding post-closing employment matters, including post-closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the transactions contemplated by the merger agreement (whether alone or in combination with additional events), including the matters described above, without the prior written approval of Parent, which will not be unreasonably withheld, conditioned or delayed.
Unless Parent provides written notice directing otherwise at least ten business days prior to the effective time of the merger, we will terminate our 401(k) plan effective immediately prior to the effective time of the merger. If terminated, Parent will, as soon as practicable thereafter and to the extent permitted under Parent’s 401(k) plan, allow continuing employees previously eligible under our 401(k) plan to participate in Parent’s 401(k) plan and permit continuing employees to transfer their account balances, including any outstanding loans, subject to maintaining their plan’s tax-qualified status and compliance with its terms.
Efforts to Close the Merger
Subject to the terms and conditions of the merger agreement, Accolade and Parent have each agreed to use, and to cause their respective controlled affiliates and the affiliated practices to use, their respective reasonable best efforts to take, or cause to be taken, all actions to file, or cause to be filed, all documents and do or cause to be done, and to assist and cooperate with the other parties to the merger agreement in doing all things necessary, proper or advisable, including eliminating any impediments under applicable legal requirements that are asserted by a governmental body, to satisfy the conditions to the closing of the merger and to consummate and make effective the transactions contemplated by the merger agreement as soon as reasonably practicable, and in any event prior to the termination date, including (1) the obtaining of all necessary actions or nonactions, waivers or Consents (as defined in the merger agreement) from governmental bodies, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body; (2) the obtaining of all necessary Consents from third parties; and (3) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the transactions contemplated by the merger agreement.
HSR Act and State Regulatory Filings
Accolade and Parent each filed or caused to be filed the requisite notification forms under the HSR Act with the FTC and the DOJ on January 22, 2025.
Accolade and Parent each filed or caused to be filed the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review on January 24, 2025, and will file or cause to be filed the requisite notification forms under other applicable state notice of material change laws. Accolade and Parent will each take prompt action to address any questions or concerns raised by such regulators to help expediate their respective reviews. The Oregon Health Authority and certain other state agencies retain the authority to perform cost and impact reviews in connection with the merger and to challenge the merger on such grounds.

Prior to the closing, Accolade, Parent and Merger Sub, subject to certain exceptions, will use their reasonable best efforts to:
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cooperate and consult with each other in connection with any filing or submission in connection with any investigation or inquiry by or before a governmental body, including allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions,

•
promptly give the other parties notice of the making or commencement of any request, inquiry, investigation or legal proceeding brought by a governmental body or brought by a third party before any governmental body, with respect to the transactions contemplated by the merger agreement,

•	promptly and regularly keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding,
•	promptly inform the other parties of any communication to or from the FTC, DOJ or any other governmental body in connection with any such request, inquiry, investigation, action or legal proceeding,
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promptly furnish to the other parties with copies of documents, written communications or materials provided to or received from any governmental body in connection with any such request, inquiry, investigation, action or legal proceeding,

•
to the extent reasonably practicable, consult in advance and cooperate with the other parties and consider in good faith the views of the other parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or legal proceeding and

•
unless prohibited by any governmental body or by any legal requirement, and to the extent practical, provide advance notice of and permit authorized representatives of the other party to be present at each meeting, telephone or video conference relating to such request, inquiry, investigation or legal proceeding.

Each party will use reasonable best efforts to respond as promptly as practicable to any request for information, documentation, other material or testimony that may be reasonably requested by any governmental body. Parent will pay all filing fees under the HSR Act and all filing fees required under other antitrust laws or to obtain any other governmental authorization. Parent and Accolade each will bear its own costs for the preparation of any such filings.
Parent will seek to consult with Accolade and consider Accolade’s views in good faith with respect to strategy around seeking any Consents relating to the merger, however Parent will ultimately control such strategy in the event of a dispute and will take the lead in all meetings and communications with any governmental body in connection with obtaining any such action or consent. None of Parent, Merger Sub or any of their respective subsidiaries or affiliates will be required to, and Accolade may not and may not permit any other Acquired Company to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any Acquired Company, Parent, Merger Sub or any subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of any Acquired Company, Parent, Merger Sub or any subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any Acquired Company, Parent, Merger Sub or any subsidiary of any of the foregoing; provided that if requested by Parent, Accolade will and will cause the other Acquired Companies to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Acquired Companies in the event the closing occurs.
Prior to the closing, neither Parent nor Merger Sub will enter into any strategic transactions which would reasonably be expected (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a governmental body necessary to consummate the merger and the other transactions contemplated by the merger agreement, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable legal requirements, (ii) materially increase the risk of any governmental body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the merger and the other transactions contemplated by the merger agreement or (iii) otherwise materially delay or impede the consummation of the merger and the other transactions contemplated by the merger agreement.
Parent, Merger Sub, and Accolade have agreed to litigate against any claim asserted by any governmental body, seeking any legal restraint (whether temporary, preliminary or permanent) that would prevent, materially impair or materially delay the closing from occurring prior to the termination date. Parent will control the litigation strategy in the event of a dispute among the parties regarding strategy.
Financing
Prior to the closing, Parent will not permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the stock purchase agreement if such amendment, replacement, modification or waiver would, or would reasonably be expected to:
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reduce the aggregate amount of the Equity Financing contemplated by the stock purchase agreement to less than an amount necessary to fund the transactions contemplated by the merger agreement, except to the extent replaced with certain debt financing;

•
impose new or additional conditions or other terms or otherwise expand, amend or modify any of the terms or conditions of the equity financing in a manner that would reasonably be expected to materially delay the closing or prevent the funding of all or any portion of the equity financing in an amount necessary to fund the Required Amount (as defined in the merger agreement);

•	prevent or materially delay the timely consummation of the equity financing or the closing; or
•	adversely affect the ability of Parent or Accolade to enforce its rights against other parties to the stock purchase agreement.
Parent will not permit any termination of the stock purchase agreement. Parent will deliver to the Company copies of any amended or restated stock purchase agreement or any written waiver thereto promptly following the execution thereof. Subject to the terms and conditions of the merger agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the equity financing on the terms and conditions described in the stock purchase agreement, including using its reasonable best efforts to:
•	maintain in effect the stock purchase agreement in accordance with the terms thereof and subject to the conditions set forth therein;
•	satisfy on a timely basis all conditions to funding the equity financing;
•	consummate the equity financing at or prior to the closing; and
•	comply with its obligations pursuant to the stock purchase agreement.
Parent will not, without the prior written consent of Accolade, take any action or enter into any transaction that would or would be reasonably expected to materially delay or prevent the delivery of all or any portion of the cash amount of the equity financing necessary, after taking into account other immediately available sources and amounts available on or prior to the closing (none of which are subject to any conditions to funding), to fund in cash at least the Required Amount. Parent has agreed to fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the stock purchase agreement when they become due. Parent will provide updates regarding the status of its efforts to arrange the equity financing as are reasonably requested by Accolade and will give Accolade prompt notice (1) of any breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the stock purchase agreement, and (2) if for any reason Parent believes that it will not be able to obtain all or any portion of the equity financing contemplated to be funded at closing and necessary (together with any cash on hand and other available financing, none of which are subject to any conditions to funding) to fund the Required Amount at closing. Obtaining the debt financing, the equity financing, or any alternative financing, is not a condition to the closing and Accolade and Parent are obligated to consummate the transactions contemplated by the merger agreement irrespective and independently of the availability of the debt financing, equity financing or any alternative financing, subject to the other requirements of the merger agreement.

Cooperation with the Debt Financing
Prior to the closing, Accolade will use reasonable best efforts to provide, and to cause its subsidiaries and the affiliated practices (as applicable) and each of its and their representatives to use reasonable best efforts to provide, such customary cooperation as is reasonably requested in connection with the arrangement and/or consummation of debt financing by Parent, including:
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subject to the confidentiality agreement, furnishing Parent with financial and operating information regarding the Acquired Companies as Parent reasonably requests in writing, that is reasonably required in connection with the arrangement and/or consummation of the debt financing or the preparation of customary financing documentation in connection therewith and that is available to the Acquired Companies in the ordinary course of business,

•
assisting in the preparation, execution and delivery of the debt financing documents, provided, that no obligation of the Acquired Companies under any such document or agreement will be effective until the closing,

•
no later than three business days prior to the closing date, furnishing all documentation and other information about the Acquired Companies under applicable “know-your-customer” and anti-money laundering rules and regulations as is, in each case, reasonably requested at least 10 business days prior to the closing date, and facilitating the pledge of collateral in connection with the debt financing, provided, that no such pledge will be effective until the closing; provided that any obligations contained in all such documents will be subject to the occurrence of the closing and any execution thereof will only be required to the extent the officer or director requested to execute the same will continue in his or her existing role following the closing date.
Notwithstanding the foregoing, prior to the closing none of the Acquired Companies, nor their respective affiliates will be required to:
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provide any financial information other than the financial statements filed by Accolade with the SEC or prepare, produce or provide any pro forma financial information or pro forma financial statements,

•	deliver any solvency opinions, negative assurance letters or legal opinions in connection with the debt financing,
•
pledge any assets or execute or enter into any debt financing documents or any certificate, instrument, agreement or other document in connection with the debt financing, in each case, which will be effective prior to the closing and such execution will solely be required to the extent that such director, officer, employee or agent will be continuing in such capacity following closing,

•
cooperate in connection with the debt financing to the extent (A) it would waive or amend any term of the merger agreement or result in the breach of any provision of the merger agreement or inaccuracy of any representation and warranty of the parties thereunder, or the failure to satisfy any closing condition set forth in the merger agreement, (B) it would reasonably be expected to conflict with or result in a violation or breach of, or default under, any applicable legal requirement or order or any contract to which any Acquired Company or their respective affiliates are a party or by which any of their respective properties or assets is bound, or (C) it could reasonably be expected to unreasonably interfere with the businesses or operations of any of the Acquired Companies or any of their respective affiliates in any material respect,

•
pay or agree to pay any commitment or other similar fee, or incur or agree to incur any other liability or obligation, or bear or agree to bear any unreimbursed cost or expense, or give or agree to give any indemnities to any third parties, or otherwise commit to take any similar action,

•	adopt resolutions approving any debt financing document or any other agreements, documents or instruments pursuant to which the debt financing is made,
•	take any other actions that could reasonably be expected to result in personal liability to the representatives of any of the Acquired Companies,

•
cooperate or take other action that would reasonably be expected to result in a violation of any binding confidentiality arrangement or that would reasonably be expected to jeopardize any applicable legal privilege (provided that Accolade will use its reasonable best efforts to notify Parent of any action not so taken and to provide such information without causing such violation or loss), and

•	take any action that would conflict with or violate their respective organizational documents.
Obtaining the debt financing, the equity financing, or any alternative financing, is not a condition to the closing and Accolade and Parent are obligated to consummate the transactions contemplated by the merger agreement irrespective and independently of the availability of the debt financing, equity financing or any alternative financing, subject to the other requirements of the merger agreement.
Indemnification and Insurance
The merger agreement provides that the rights to indemnification, advancement of expenses and exculpation by the Acquired Companies pursuant to the organizational documents of the Acquired Companies in effect as of January 8, 2025 and any indemnification agreements in effect on January 8, 2025 between any of the Acquired Companies, on the one hand, and any of their respective current or former directors or officers, on the other hand (collectively, the “indemnified persons”), for their acts or omissions occurring prior to the effective time of the merger, will survive the closing of the merger for a period of six years after the effective time of the merger. In addition, under the merger agreement, during such six-year period following the closing of the merger, such organizational documents and indemnification agreements may not be repealed, amended or otherwise modified in any manner that would adversely affect the rights thereunder of any indemnified persons. If prior the sixth anniversary of the effective time of the merger, any indemnified person delivers to Parent a written notice asserting a claim for indemnification pursuant to the merger agreement, then the claim asserted in such notice will survive the sixth anniversary until disposition of such claim.
Furthermore, during such six-year period following the closing of the merger, the surviving corporation must indemnify and hold harmless, to the fullest extent permitted by applicable law, each indemnified person from and against any losses, claims, damages, liabilities, fees, expenses, judgments, amounts paid in settlement or fines incurred by such indemnified person in connection with any pending or threatened legal proceeding based on or arising out of, in whole or in part, the fact that such indemnified person is or was (or any acts or omissions by such indemnified person in his her or capacity as) a director or officer of any of the Acquired Companies at or prior to the effective time and pertaining to any and all matters pending, existing or occurring at or prior to the effective time (whether asserted or claimed prior to, at or after the effective time), including any such matter arising under any claim with respect to the transactions contemplated by the merger agreement, in each case, to the extent required by the relevant Acquired Company’s existing indemnification obligations. In addition, Parent and the surviving corporation will advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the indemnified persons in connection with such matters for which such indemnified person was eligible to be so indemnified within fifteen days after receipt by Parent of a written request for such advance.
In accordance with the terms of the merger agreement, Accolade has elected to purchase a prepaid six-year “tail” policy with respect to the directors’ and officers’ liability insurance maintained by Accolade. The surviving corporation will (and Parent will cause the surviving corporation to) maintain the tail policy in full force and effect and continue to honor its obligations thereunder for so long as the tail policy is in full force and effect.
For more information, refer to the section of this proxy statement captioned “The Merger—Interests of Accolade’s Directors and Executive Officers in the Merger.”
Certain Additional Covenants and Agreements
The merger agreement also contains additional covenants between Accolade, Parent and Merger Sub relating to, among other things, (1) public announcements with respect to the transactions contemplated by the merger agreement; (2) access to information and confidentiality; (3) termination of Accolade’s 401(k) plan; (4) certain retention arrangements to be adopted by Parent; (5) coordination with respect to litigation relating to the merger; (6) covenants relating to the delisting of the Shares from NASDAQ and deregistering such Shares under the Exchange Act; (7) the filing of this proxy statement; (8) the treatment of the convertible notes and capped call transactions; and (9) certain cash actions that Parent may request Accolade to take prior to the closing of the merger.

Conditions to the Closing of the Merger
The respective obligations of Parent, Merger Sub and Accolade, to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of certain conditions, including the following:
•	the receipt of the required stockholder vote;
•	the expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement;
•
no agreement with the FTC or DOJ not to consummate the merger being in effect, if such agreement is mutually agreed to in writing by Parent and Accolade (which will not be unreasonably withheld, conditioned or delayed); and

•	the absence of any law, order, injunction or other binding legal restraint that prohibits the consummation of the merger.
The obligations of Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Parent:
•
the accuracy of the representations and warranties of Accolade set forth in the merger agreement, subject to applicable materiality or other qualifiers, as of January 8, 2025 and as of the closing date or, if the representation or warranty was expressly made as of an earlier date or time, the date or time in respect of which such representation or warranty was specifically made;

•	Accolade having performed and complied in all material respects with all covenants in the merger agreement required to be performed or complied with by it at or prior to the closing of the merger;
•	the absence of any Material Adverse Effect having occurred since January 8, 2025, that is continuing;
•	the receipt by Parent and Merger Sub of a customary closing certificate of Accolade; and
•
Accolade will have submitted the requisite notification forms under the Oregon HCMO Program and the Minnesota Transaction Review, respectively, and any required notice periods will have passed and/or receipt of any required approvals will have been obtained.

The obligations of Accolade to consummate the merger are subject to the satisfaction or waiver (where permitted by applicable law) at or prior to the effective time of the merger of each of the following additional conditions, any of which may be waived exclusively by Accolade:
•
the accuracy of the representations and warranties of Parent and Merger Sub set forth in the merger agreement, subject to applicable standards of materiality or other qualifiers, as of the closing date or the date in respect of which such representation or warranty was specifically made except where the failure of any such representation or warranty to be true and correct will not have had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect (as defined in the merger agreement);

•
Parent and Merger Sub having performed and complied in all material respects with all covenants in the merger agreement required to be performed and complied with by Parent and Merger Sub at or prior to the closing of the merger; and

•	the receipt by Accolade of a customary closing certificate of Parent and Merger Sub.

Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders (except as otherwise provided in the merger agreement), in the following circumstances:
•	by mutual written consent of Accolade and Parent;
•	by either Accolade or Parent if:
○
a court of competent jurisdiction or other governmental body has issued or enacted a legal restraint that would prohibit the closing of the merger and such legal restraint has become final and non-appealable; provided, that this right to terminate the merger agreement will not be available to a party if its (or in the case of Parent, its or Merger Sub’s) material breach of any provision of the merger agreement has resulted in, or was a principal cause of, the failure to satisfy the no legal restraint condition or such legal restraint becoming final and non-appealable;

○
the effective time has not occurred on or prior to the termination date; provided, however, that in the event that on the termination date, all closing conditions have been satisfied except that (1)(A) the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement has not expired or terminated and/or (B) there exists any agreement with the FTC or DOJ not to consummate the merger, (2) any legal restraint prohibiting the consummation of the merger is in effect that relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act, or (3) such notifications required to be submitted pursuant to the terms of the merger agreement have not been submitted and/or approvals required to be received pursuant to the terms of the merger agreement have not been received in respect of certain state healthcare regulations, then the termination date will be automatically extended until 11:59 p.m. Eastern Time on January 7, 2026; provided further, that this right to terminate the merger agreement will not be available to any party if its (or in the case of Parent, its or Merger Sub’s) material breach of any provision of the merger agreement, or was a principal cause of, or directly resulted in, the failure of the effective time to occur by the termination date; or

○	the special meeting (including any adjournment or postponement thereof) has concluded and the required stockholder vote has not been obtained.
•	by Parent if:
○
subject to a 30-day cure period, Accolade has breached or failed to perform in any material respect any of its representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, provided that Parent’s right to terminate on these grounds will not be available if Parent is in breach of the merger agreement such that a condition to closing would not then be satisfied; or

○
prior to receiving the requisite stockholder vote, (1) the Accolade Board (or a committee thereof) makes an adverse change recommendation (as defined in the section of this proxy statement captioned “The Merger Agreement—The Accolade Board’s Recommendation; Accolade Board Recommendation Change”).

•	by Accolade if:
○
subject to a 30-day cure period, Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties or covenants in the merger agreement such that the related closing condition would not be satisfied, provided that Accolade’s right to terminate on these grounds will not be available if Accolade is in breach of the merger agreement such that a condition to closing would not then be satisfied;

○
prior to receiving the required stockholder vote in order to accept a superior proposal and enter into an acquisition agreement providing for the consummation of such superior proposal with respect thereto, so long as (1) Accolade has not breached (other than immaterial breaches) any of its obligations under the merger agreement with respect to such superior proposal, and (2) prior to or substantially concurrently with such termination, Accolade pays the applicable termination fee; or

○
(1) all of the closing conditions set forth in the merger agreement have been and continue to be satisfied ((A) other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be, satisfied at the closing of the merger, or (B) unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in the merger agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in the merger agreement) or waived; (2) Parent and Merger Sub fail to consummate the closing of the merger by the time required under the merger agreement; (3) Accolade has irrevocably notified Parent in writing that (A) all the conditions in the merger agreement to Accolade’s obligations to effect the merger have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the closing of the merger, each of which is capable of being, and reasonably expected to be satisfied at the closing of the merger) and (B) Accolade is ready, willing and able to consummate the merger and the other transactions contemplated by the merger agreement; (4) Accolade gives Parent written notice at least three business days prior to such termination stating Accolade’s intention to terminate the merger agreement; and (5) the closing of the merger has not been consummated by the end of such three business day period (such events, a “financing failure”).

In the event that the merger agreement is validly terminated pursuant to the termination rights above, the merger agreement will be of no further force or effect without liability of any party (or any of its or its affiliates’ current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, successors and assignees) to the other parties, as applicable, except certain sections of the merger agreement will survive the termination of the merger agreement, in each case in accordance with their respective terms. Notwithstanding the previous sentence, nothing in the merger agreement will relieve any party from any liability for any willful breach of the merger agreement prior to the termination of the merger agreement (subject to the certain limitations on liability specified in the merger agreement). Furthermore, no termination of the merger agreement will affect the rights or obligations of any party pursuant to any confidentiality agreement or the limited guarantee, which rights, obligations and agreements will survive the termination of the merger agreement in accordance with their respective terms.
Termination Fees and Remedies
The merger agreement contains certain termination rights for Accolade and Parent. Upon valid termination of the merger agreement under specified circumstances, Accolade agreed to pay Parent a termination fee of $19,800,000 (the “Accolade termination fee”). Specifically, this termination fee will be payable by Accolade to Parent if the merger agreement is terminated:
•	by Accolade in order to enter into an acquisition agreement with respect to a superior proposal in accordance with the terms of the merger agreement; or
•
by Parent if prior to obtaining the required stockholder vote the Accolade Board (or a committee thereof) makes an adverse change recommendation or Accolade is in willful breach of certain obligations under the merger agreement which has not been cured.

The termination fee will also be payable by Accolade in certain circumstances if:
•	the merger agreement is terminated by either Parent or Accolade if the effective time of the merger has not occurred on or prior to 11:59 p.m. Eastern Time on the termination date;
•
following the execution of the merger agreement and prior to the termination of the merger agreement, an acquisition proposal has been publicly announced or otherwise made and not publicly withdrawn; and

•
within twelve months of such termination, Accolade consummates an acquisition proposal involving the acquisition of at least 50% of Accolade’s assets, Shares or voting interests or enters into a definitive agreement with respect to such an acquisition proposal.

Upon valid termination of the merger agreement under specified circumstances, Parent has agreed to pay Accolade a termination fee of $29,950,000 (the “Parent termination fee”). Specifically, this termination fee will be payable by Parent to Accolade if the merger agreement is terminated:
•
(1) by Accolade for a financing failure, or (2) by Parent for the failure of the effective time of the merger to have occurred by the termination date at a time when Accolade would have been entitled to terminate the merger agreement for a financing failure, in each case if Accolade provides written notice to Parent that it is seeking the parent termination fee for such termination; or

•
by either Accolade or Parent (1) if a court of competent jurisdiction or other governmental body has issued or enacted a legal restraint that would prohibit the closing of the merger and such legal restraint has become final and non-appealable to the extent that such legal restraint relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act, or (2)(A) if the effective time of the merger has not occurred on or prior to 11:59 p.m. Eastern Time on the termination date and (B) all of the conditions to closing have been satisfied or waived except that (x) (i) the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement has not expired or terminated and/or there exists any agreement with the FTC or DOJ not to consummate the merger, or (ii) any legal restraint prohibiting the consummation of the merger is in effect that relates to, arises under or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act and (y) any other condition to the closing of the merger that by its nature is to be, and reasonably expected to be, satisfied at the closing of the merger is not so satisfied.

Neither Accolade nor Parent, as applicable, is required to pay a termination fee on more than one occasion. The merger agreement also provides that Accolade, on the one hand, or Parent and Merger Sub, on the other hand, may specifically enforce the obligations under the merger agreement, except that Accolade may only cause Parent and Merger Sub to consummate the merger, and Parent to cause the Equity Financing to be funded pursuant to the stock purchase agreement, if certain conditions are satisfied.
Subject to limited exceptions, Parent’s and Merger Sub’s aggregate liability for monetary damages for breaches of the merger agreement are capped at an amount equal to $29,950,000, plus the amount of any enforcement expenses plus certain reimbursement obligations under the merger agreement, and Accolade’s liability for monetary damages for breaches of the merger agreement if the merger agreement is terminated is capped at $19,800,000 plus the amount of any enforcement expenses.
Notwithstanding anything to the contrary in the merger agreement, (1) in the event that the Accolade termination fee is paid pursuant to the merger agreement, Parent’s receipt of the Accolade termination fee (and any enforcement expenses that may be owed to Parent) will be the sole and exclusive remedy of (A) Parent and Merger Sub, and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Equity Financing Parties, affiliates (other than Parent and Merger Sub), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent and Merger Sub (the persons in clauses (A) and (B) collectively, the “Parent related parties”) against (i) Accolade and its affiliates and (ii) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of Accolade and its affiliates (the persons in clauses (i) and (ii) collectively, the “Accolade related parties”) arising out of or in connection with the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure, and (2) in the event that Parent pursues a grant of specific performance pursuant to the merger agreement and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Accolade termination fee, except for Accolade’s willful breach or actual and intentional fraud), Parent’s receipt of a grant of specific performance or monetary damages, as applicable, will be the sole and exclusive remedy of the Parent related parties against the Accolade related parties arising out of or in connection with the merger agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure. Upon payment of the Accolade termination fee to the extent owed pursuant to the merger agreement and any enforcement expenses that may be owed to Parent, (1) none of the Accolade related parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of the merger agreement, any agreement executed in connection therewith or the transactions contemplated thereby or any matters forming the basis of such termination (except that the parties to the merger agreement (or their respective affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement (as defined in the merger agreement)); and (2) none of Parent, Merger Sub or any other person will be entitled to bring or maintain any legal proceeding against Accolade or any Accolade related party arising out of the merger agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the parties to the merger agreement (or their respective affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement). Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of the merger agreement the Parent related parties will be permitted to pursue both a grant of specific performance and monetary damages or the Accolade termination fee, but under no circumstances (whether prior to or following the termination of the merger agreement) will the Parent related parties be permitted to receive both a grant of specific performance and monetary damages (including the Accolade termination fee plus any enforcement expenses that may be owed to Parent) or both the Accolade termination fee (plus any enforcement expenses that may be owed to Parent) and any other monetary damages, in each case, in connection with the merger agreement, the transactions contemplated hereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any such breach, termination or failure.
Notwithstanding anything to the contrary in the merger agreement, (1) in the event that the Parent termination fee is paid pursuant to the merger agreement, Accolade’s receipt of the Parent termination fee (any enforcement expenses that may be owed to Accolade and any reimbursement obligation that may be owed to Accolade) will be the sole and exclusive remedy of the Accolade related parties against the Parent related parties arising out of or in connection with the merger agreement, any agreement executed in connection herewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure, and (2) in the event that Accolade pursues a grant of specific performance pursuant to the merger agreement and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Parent termination fee, except for Parent’s or Merger Sub’s willful breach or actual and intentional fraud), Accolade’s receipt of a grant of specific performance or monetary damages, as applicable, will be the sole and exclusive remedy of the Accolade related parties against the Parent related parties arising out of or in connection with the merger agreement, any agreement executed in connection therewith and the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any breach, termination or failure. If the merger agreement is validly terminated pursuant to its terms, upon payment of the Parent termination fee to the extent owed pursuant to the terms of the merger agreement, any enforcement expenses that may be owed to Accolade, and any reimbursement obligations, none of the Parent related parties will have any further liability or obligation to the Accolade related parties relating to or arising out of the merger agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the parties to the merger agreement (or their respective affiliates) will remain obligated with respect to, and Accolade may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement); and none of the Accolade related parties or any other person will be entitled to bring or maintain any legal proceeding against any Parent related party arising out of the merger agreement, any agreement executed in connection herewith or the transactions contemplated hereby (except that the parties to the merger agreement (or their respective affiliates) will remain obligated with respect to, and Accolade may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement). Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of the merger agreement the Accolade related parties will be permitted to pursue both a grant of specific performance and monetary damages or the Parent termination fee, but under no circumstances (whether prior to or following the termination of the merger agreement) will the Accolade related parties be permitted to receive both a grant of specific performance and monetary damages (including the Parent termination fee plus any enforcement expenses that may be owed to Accolade and any reimbursement obligation) or both the Parent termination fee (plus any enforcement expenses that may be owed to Accolade and any reimbursement obligation) any other monetary damages, in each case, in connection with the merger agreement, the transactions contemplated thereby, the termination of the merger agreement, the failure to consummate the transactions contemplated by the merger agreement or any claims or actions under applicable legal requirements arising out of or in connection with any such breach, termination or failure.
Parent and Accolade acknowledge that any amount payable by Accolade or Parent pursuant to termination fee provisions in the merger agreement, including the Accolade termination fee and the Parent termination fee, does not constitute a penalty, but rather will constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under the merger agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Under no circumstances may Accolade or Parent and Merger Sub receive both a grant of specific performance or other equitable relief to effect the closing of the merger, and payment of a termination fee or any monetary damages.
Fees and Expenses
Except in specified circumstances, whether or not the merger is completed, Accolade, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the merger agreement and the merger.
No Third-Party Beneficiaries
The merger agreement is binding upon and inures solely to the benefit of each party thereto, and nothing in the merger agreement, express or implied, is intended to or will confer upon any other person any rights or remedies, except (1) if the closing occurs, the rights of the holders of Shares, Accolade Options, Accolade RSUs and Accolade PSUs to receive the consideration to which they are entitled under the merger agreement; (2) if the closing occurs, as set forth in or contemplated by the merger agreement, including with respect to certain rights of certain Accolade and Parent related parties and indemnified persons; and (3) with respect to certain terms of the merger agreement, the debt financing sources and their successors and assigns.
Assignment
None of Accolade, Parent or Merger Sub may assign the merger agreement or any of its rights or obligations thereunder without the prior written consent of the other parties to the merger agreement, except that Parent and Merger Sub have the right to assign all or any portion of their respective rights and obligations pursuant to the merger agreement to any of their respective affiliates; provided that such assignment will not impede or delay the consummation of the transactions contemplated by the merger agreement or otherwise impede the rights of Accolade stockholders. Subject to the preceding sentence, the merger agreement is binding upon and will inure to the benefit of Accolade, Parent and Merger Sub and their respective successors and permitted assigns. No assignment by any party to the merger agreement will relieve such party of any of its obligations thereunder, and any such assignment will not (1) affect the obligations of the parties to the stock purchase agreement or (2) prevent or delay the consummation of the merger beyond the termination date or otherwise impede the rights of the holders of Shares and Accolade’s equity awards pursuant to the merger agreement.
Amendment, Extension and Waiver
Subject to applicable law and as otherwise prohibited by the merger agreement, the merger agreement may be amended or waived by the parties at any time by execution of an instrument in writing signed on behalf of each Parent, Merger Sub and Accolade prior to the effective time of the merger. However, (1) after the adoption of the merger agreement by our stockholders, no amendment that requires further approval by such stockholders pursuant to the DGCL may be made without such approval, and (2) no amendments will be made to the merger agreement after the effective time of the merger agreement. To the extent any modification, waiver or termination of certain provisions of the merger agreement would modify the substance of certain provisions of the merger agreement relating to any debt financing sources, such provisions may not be amended, modified or altered without the prior written consent of the applicable debt financing sources.
At any time and from time to time prior to the effective time of the merger, subject to applicable legal requirements, Accolade and Parent may (1) waive any inaccuracies in the representations and warranties made to such party in the merger agreement, (2) extend the time for the performance of any of the obligations or other acts of the other parties and (3) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement. Any agreement by a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party, and no failure on the part of any party to exercise any power, right, privilege or remedy under the merger agreement will constitute a waiver of such power, right, privilege or remedy.
Governing Law and Venue
The merger agreement and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to the merger agreement or the negotiation, execution or performance thereof (the “relevant matters”) are governed by and construed in accordance with the laws of the State of Delaware. The venue for disputes relating to the relevant matters is the Delaware Court of Chancery and any state appellate court therefrom or, to the extent that the Delaware Court of Chancery does not have jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, provided, that any legal proceeding against any of the debt financing sources arising out of, or relating to, the merger, any debt financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof (subject to certain specified exceptions as more fully described in the merger agreement).
Waiver of Jury Trial
Each of the parties has irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or relating to the merger agreement or the negotiation, execution or performance thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock as of January 31, 2025 by:
•	each of our named executive officers;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or group of affiliated persons known by us to beneficially own more than 5% of our Common Stock.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Common Stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of January 31, 2025. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of shares beneficially owned shown in the table below is based upon 81,884,227 Shares outstanding as of January 31, 2025.
Except as otherwise noted below, the address for persons listed in the table is c/o Accolade, Inc., 1201 Third Avenue, Suite 1700, Seattle, WA 98101.

Name of Beneficial Owner	Number	Percentage
Blackrock, Inc.(1)	5,660,665	6.9%
Entities affiliated with Andreessen Horowtiz(2)	5,398,708	6.6%
Magnetar Financial LLC(3)	5,135,671	6.3%
The Vanguard Group(4)	4,157,154	5.1%
Rajeev Singh(5)	3,290,607	4.0%
Robert Cavanaugh(6)	1,217,947	1.5%
Stephen Barnes(7)	665,355	*
Richard Eskew(8)	197,693	*
Jeffrey Brodsky(9)	44,632	*
Michael Hilton(10)	1,112,200	1.4%
Jeffrey Jordan(11)	27,759	*
Cindy Kent(12)	10,556	*
Peter Klein(13)	56,929	*
Dawn Lepore(14)	28,600	*
Elizabeth Nabel(15)	39,804	*
Patricia Wadors(16)	47,759	*
All Executive Officers and Directors as a Group (12 Persons)(17)	6,749,841	8.3%

*	Represents beneficial ownership of less than 1%
(1)
This information is based on a Schedule 13G filed with the SEC on January 26, 2024 by BlackRock, Inc. (BlackRock). According to the Schedule 13G, as of December 31, 2023, BlackRock has sole power to vote of 5,541,814 shares and sole power to dispose or direct the disposition of 5,660,665 shares. The address for this entity is 50 Hudson Yards, New York, NY 10001.

(2)
Consists of: (i) 3,779,620 shares held of record by AH Parallel Fund IV, L.P., for itself and as nominee for AH Parallel Fund IV-A, L.P., AH Parallel Fund IV-B, L.P. and AH Parallel Fund IV-Q, L.P. (collectively, the AH Parallel Fund IV Entities); and (ii) 1,619,088 shares held of record by Andreessen Horowitz Fund IV, L.P., for itself and as nominee for Andreessen Horowitz Fund IV-A, L.P., Andreessen Horowitz Fund IV-B, L.P. and Andreessen Horowitz Fund IV-Q, L.P. (collectively, the AH Fund IV Entities). AH Equity Partners IV (Parallel), L.L.C. (AH EP IV Parallel) is the general partner of the AH Parallel Fund IV Entities. The managing members of AH EP IV Parallel are Marc Andreessen and Ben Horowitz. AH EP IV Parallel has sole voting and dispositive power with regard to the shares held by the AH Parallel Fund IV Entities. AH Equity Partners IV, L.L.C. (AH EP IV) is the general partner of the AH Fund IV Entities. The managing members of AH EP IV are Marc Andreessen and Ben Horowitz. AH EP IV has sole voting and dispositive power with regard to the shares held by the AH Fund IV Entities. The address for each of these individuals and entities is 2865 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

(3)
This information is based on a Schedule 13D filed with the SEC on January 21, 2025 by Magnetar Capital LLC (Magnetar). According to the Schedule 13D, as of January 14, 2025, Magnetar has shared power to vote and direct the disposition of 5,135,671 shares. The address for this entity is 1603 Orrington Ave., Evanston, IL 60201.

(4)
This information is based on a Schedule 13G filed with the SEC on November 4, 2024 by The Vanguard Group (Vanguard). According to the Schedule 13G, as of September 30, 2024, Vanguard has shared power to vote or direct the vote of 60,637 shares, sole power to dispose or direct the disposition of 4,071,138 shares, and shared power to dispose or direct the disposition of 86,016 shares. The address for this entity is 100 Vanguard Blvd, Malvern, PA 19355.

(5)
Consists of: (i) 820,211 shares held directly; (ii) 1,802,253 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025; (iii) 16,524 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025; and (iv) 651,619 shares held by Avanti Holdings, LLC. Mr. Singh is a partner of Avanti Holdings, LLC.

(6)
Consists of: (i) 215,089 shares held directly; (ii) 995,712 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025; and (iii) 7,146 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025.

(7)
Consists of: (i) 300,244 shares held directly; (ii) 358,037 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025; and (iii) 7,074 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025.

(8)
Consists of: (i) 63,260 shares held directly; (ii) 130,996 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025; and (iii) 3,437 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025.

(9)	Consists of 44,632 shares held directly.
(10)
Consists of: (i) 150,946 shares held directly; (ii) 774,760 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025; (iii) 1,452 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025; and (iv) 195,042 shares held by the Hilton Family Trust. Mr. Hilton is trustee of the Hilton Family Trust.

(11)	Consists of 27,759 shares held directly.
(12)	Consists of (i) 9.196 shares held directly and (ii) 1,360 shares held by the Cindy R. Smith Kent Legacy Trust. Cindy Kent is trustee of the Cindy R. Smith Kent Legacy Trust.
(13)	Consists of: (i) 28,329 shares held directly and (ii) 28,600 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2025.
(14)	Consists of 28,600 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2025.
(15)	Consists of 39,804 shares held directly.
(16)	Consists of: (i) 27,759 shares held directly and (ii) 20,000 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2025.
(17)
Consists of: (i) 2,575,250 shares held directly; (ii) 4,138,958 shares issuable pursuant to a stock option exercisable within 60 days of January 31, 2025; and (iii) 35,633 shares issuable pursuant to restricted stock units that will vest within 60 days of January 31, 2025, held by our directors, executive officers, and affiliated entities.

FUTURE STOCKHOLDER PROPOSALS
If the merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings.
Accolade will hold an annual meeting of stockholders in 2025 only if the merger has not already been completed and Accolade remains a public company.
To be considered for inclusion our proxy materials for presentation at our in 2025 annual meeting of stockholders, your proposal must be submitted in writing by February 21, 2025 to Accolade’s Corporate Secretary at 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462. If you wish to submit a proposal (including a director nomination) at the 2025 annual meeting of stockholders that is not to be included in our proxy materials, the proposal must be received by our Corporate Secretary not later than the close of business on May 8, 2025 nor earlier than the close of business on April 8, 2025; provided, further, that if our 2025 annual meeting of stockholders is held before July 7, 2025 or after September 5, 2025, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
In addition, stockholders who intend to solicit proxies in support of director nominees other than Accolade’s nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act.

WHERE YOU CAN FIND MORE INFORMATION
Accolade files annual, quarterly and current reports, proxy statements and other information with the SEC.
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.
The following Accolade filings with the SEC are incorporated by reference:
•	Annual Report on Form 10-K for the fiscal year ended February 29, 2024, filed with the SEC on April 26, 2024;
•
the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended February 29, 2024 from the Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 21, 2024;

•
Quarterly Reports on Form 10-Q for the quarters ended May 31, 2024, filed with the SEC on June 27, 2024, August 31, 2024, filed with the SEC on October 8, 2024, and November 30, 2024, filed with the SEC on January 10, 2025; and

•	Current Reports on Form 8-K filed with the SEC on April 25, 2024, June 27, 2024, August 7, 2024, October 8, 2024, January 8, 2025 and [•].
Notwithstanding the above, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
We also incorporate by reference into this proxy statement each additional document that we may file with the SEC under Sections 13(a), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), proxy statements, proxy solicitation materials and other information.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include annual, quarterly and current reports, proxy statements and other information.
These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.
You may obtain any of the documents that we file with the SEC, without charge, by requesting them in writing from us at the following address: Accolade, Inc., Richard Eskew, Corporate Secretary, 660 West Germantown Pike, Suite 500, Plymouth Meeting, PA 19462.
If you would like to request documents from us, please do so as soon as possible to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method. Please note that all of our documents that we file with the SEC are also promptly available by going to our Investor Relations page on our website at https://ir.Accolade.com/ and clicking on “SEC Filings”. The information included on our website is not incorporated by reference into this proxy statement. The website addresses, and the website addresses included in any documents incorporated by reference in this proxy statement, are not intended to function as hyperlinks, and the information contained on such websites and on the SEC’s website is not incorporated by reference in this proxy statement and you should not consider it a part of this proxy statement.

If you have any questions concerning the merger, the special meeting or the accompanying proxy statement, would like additional copies of this proxy statement or need help voting your Shares, please contact our proxy solicitor:
MacKenzie Partners, Inc.
7 Penn Plaza
New York, NY 10001
(212) 929-5500 (Call Collect)
Call Toll-free: (800) 322-2885
proxy@mackenziepartners.com

Annex A

Execution Version
AGREEMENT AND PLAN OF MERGER

by and among

ACCOLADE, INC.,

TRANSCARENT, INC.

and

ACORN MERGER SUB, INC.

Dated as of January 8, 2025

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of January 8, 2025, by and among: Transcarent, Inc., a Delaware corporation (“Parent”), Acorn Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and Accolade, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue in its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes hereinafter referred to as the “Surviving Corporation”) and, following the Merger, will be an indirect wholly owned Subsidiary of Parent.
B. The board of directors of the Company (the “Company Board”), upon the recommendation of a special committee thereof (the “Special Committee”), has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and in the best interest of, the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (iii) subject to the terms and conditions of this Agreement, resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the Transactions (the “Company Board Recommendation”).
C. The board of directors of each of Parent and Merger Sub has (i) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable and in the best interest of Parent and Merger Sub and their respective stockholders and (ii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions, including the Merger (the “Parent and Merger Sub Board Recommendations”).
D. Parent will cause Evergreen Holdings, Inc., in its capacity as sole stockholder of Merger Sub, to adopt this Agreement by written consent immediately following its execution.
E. Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain Company Stockholders have entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which, among other things, such Persons have agreed, on the terms and subject to the conditions set forth in the Voting Agreements, to vote all of such Persons’ Shares in favor of the adoption of this Agreement and the approval of the Merger and the other Transactions.
NOW THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows:
ARTICLE I

THE MERGER
Section 1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, the Parties shall consummate the Merger, whereby Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company will continue as the Surviving Corporation.
Section 1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.3 Closing; Effective Time.
(a) Unless this Agreement shall have been terminated pursuant to ARTICLE VII, and unless otherwise mutually agreed in writing between the Company, Parent and Merger Sub, the consummation of the Merger (the “Closing”) shall take place remotely by electronic exchange of deliverables at 8:00 a.m. Eastern time on the third business day after the satisfaction or waiver (to the extent such waiver is permitted by this Agreement) of the conditions in ARTICLE VI (except for those conditions to the Closing that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time, date or place is mutually agreed to in writing by the Parties. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.
(b) Subject to the provisions of this Agreement, at the Closing, the Company and Merger Sub shall file or cause to be filed a certificate of merger with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the Parties hereto and specified in the certificate of merger (such date and time, the “Effective Time”).
Section 1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, subject to Section 5.6:
(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;
(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C; and
(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the directors and officers of Merger Sub as of immediately prior to the Effective Time.
Section 1.5 Conversion of Shares.
(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
(i) any shares of Company Common Stock (each, a “Share”) then held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(ii) any Shares then held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(iii) except as provided in clauses (i) and (ii) above and subject to Section 1.5(b), each Share then outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined below) shall be canceled and cease to exist and be converted into the right to receive $7.03 in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Legal Requirements in accordance with Section 1.6(f), and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration with respect to each such Share; and
(iv) each share of the common stock, $0.001 par value per share, of Merger Sub then outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.
(b) If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately and equitably adjusted to provide the holders of Shares and holders of Company Options, Company PSUs and Company RSUs with the same economic effect as contemplated by this Agreement prior to such event.

Section 1.6 Surrender of Certificates; Stock Transfer Books.
(a) Prior to the Effective Time, Parent shall, at its sole cost and expense, designate a bank or trust company reasonably acceptable to the Company to act as agent for Parent (the “Paying Agent”) to make payments in respect of Shares to holders of such Shares pursuant to Section 1.5 and to pay applicable amounts payable in accordance with Section 1.8(d). The agreement entered into at Closing pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company (the “Paying Agent Agreement”). At or prior to the Closing, Parent shall deposit, or shall cause to be deposited with the Paying Agent cash in U.S. dollars sufficient to make payment of the aggregate Merger Consideration payable pursuant to Section 1.5 (the total cash deposited with the Paying Agent to make payments pursuant to Section 1.5, plus applicable amounts deposited in accordance with Section 1.8(d), the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as and to the extent reasonably directed by Parent; provided that (i) such investments shall be solely in obligations of, or obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-01 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available), (ii) no such investment shall have a maturity exceeding three months, (iii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iv) no gain or loss on the Payment Fund shall affect the amounts payable hereunder. In the event the Payment Fund shall be insufficient to pay the Merger Consideration in accordance with Section 1.5(a)(iii), plus applicable amounts deposited in accordance with Section 1.8(d), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the shortfall that is required to make such payment.
(b) As promptly as practicable after the Effective Time (but in no event later than two business days thereafter), Parent shall cause the Paying Agent to mail or otherwise provide to each Person who was, as of immediately prior to the Effective Time, a holder of record of Shares that are represented by certificates evidencing such Shares (the “Certificates”), notice advising such Person of the occurrence of the Effective Time, which notice shall include (1) appropriate transmittal materials, including a letter of transmittal (which shall be in reasonable and customary form), specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof), and (2) instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 1.5(a)(iii). Any holder of Book-Entry Shares, which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement, shall not be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 1.5(a)(iii). In lieu thereof, each registered holder of one or more such Book-Entry Shares shall automatically, upon receipt of an “agent’s message” in customary form (it being understood that the holders of Book-Entry Shares will be deemed to have surrendered such Book-Entry Shares upon receipt of an “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time (but in no event later than two business days thereafter), the Merger Consideration payable for each such Book-Entry Share. No interest shall accrue or be paid on the Merger Consideration payable to holders of any Certificates or Book-Entry Shares for the benefit of the holder thereof.
(c) Upon surrender to the Paying Agent of the Shares that are represented by Certificates, by physical surrender of such Certificates (or effective affidavits of loss in lieu thereof) together with duly completed and executed appropriate transmittal materials required by the Paying Agent, the holder of such Certificates shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver, out of the Payment Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds equal to the Merger Consideration for each Share formerly evidenced by such Certificates. If the payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificates formerly evidencing the Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or shall have established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.
(d) At any time following twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Certificates or Book Entry Shares (including, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Legal Requirements) only as general creditors thereof with respect to the Merger Consideration that may be payable upon due surrender of the Certificates or Book Entry Shares held by them. Neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of Certificates or Book Entry Shares for the Merger Consideration delivered in respect of such share to a public official pursuant to any abandoned property, escheat or other similar Legal Requirements. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Body shall become, to the extent permitted by applicable Legal Requirements, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(e) As of the Effective Time, the stock transfer books of the Company with respect to the Shares outstanding prior to the Effective Time shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Legal Requirements.
(f) Each of the Acquired Companies, the Surviving Corporation, Parent and Merger Sub shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any consideration otherwise payable pursuant to this Agreement such amounts as it is required by any applicable Tax Legal Requirements to deduct and withhold. To the extent that amounts are so deducted or withheld and timely and properly remitted to the appropriate Governmental Body, such amounts so remitted shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(g) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate (which shall not exceed the Merger Consideration payable with respect to such Certificate), the Paying Agent will pay (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(f)), in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this ARTICLE I.
Section 1.7 Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, Shares outstanding immediately prior to the Effective Time that are held by holders or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) (a) who are entitled to demand appraisal rights under Section 262 of the DGCL, (b) have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and (c) as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (such Shares, the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration as of the Effective Time, but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to Section 262 of the DGCL; provided that if any holder or “beneficial owner” of Shares shall have failed to perfect or shall have effectively withdrawn or lost such Person’s right to appraisal and payment under the DGCL, such Person’s Shares shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (less any amounts entitled to be deducted or withheld pursuant to Section 1.6(f)), and such Shares shall not be deemed to be Dissenting Shares. The Company shall provide Parent prompt written notice of any written demands received by the Company for appraisal of any Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL or other applicable Legal Requirements that relates to such demand, and Parent will have the opportunity and right to participate in, and after the Effective Time direct, all negotiations and Legal Proceedings with respect to such demands. The Company shall not make or permit any payment to be made with respect to, or offer to settle or settle, any such demands without the prior written consent of Parent.
Section 1.8 Treatment of Equity Awards.
(a) No Company Options shall be assumed or substituted by Parent. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company Option that is outstanding immediately prior to the Effective Time and that is vested, after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, and has a per share exercise price less than the Merger Consideration (a “Vested Company Option”), shall be cancelled and converted into the right to receive an amount in cash equal to the product of (i) the total number of Shares underlying such Company Option, multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested Company Option Consideration”). Each Company Option with a per share exercise price that is equal to or greater than the Merger Consideration and each Company Option that is unvested as of immediately prior to the Effective Time, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, shall be cancelled at the Effective Time without the payment of consideration therefor.
(b) No Company RSUs shall be assumed or substituted by Parent. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, each Company RSU that is outstanding immediately prior to the Effective Time and that is vested after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee (each, a “Vested Company RSU”), shall be cancelled and converted into the right to receive an amount in cash equal to the Merger Consideration, less applicable Tax withholdings, which amount shall be paid in accordance with Section 1.8(d) (the “Vested Company RSU Consideration”). Each Company RSU that is unvested as of immediately prior to the Effective Time shall be cancelled at the Effective Time, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, without the payment of consideration therefor.
(c) No Company PSUs shall be assumed or substituted by Parent. At the Effective Time, the portion of each Company PSU that is outstanding immediately prior to the Effective Time that is vested or that will become vested at the Effective Time, including, for the avoidance of doubt after giving effect to any Accelerated Vesting and Separation Right applicable to any individual other than a Continuing Employee, shall be treated as a Vested Company RSU. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or the Company, the portion of each Company PSU that is not treated as a Vested Company RSU (including, for the avoidance of doubt, Company PSUs that have satisfied, or are treated as satisfying, the performance condition as of the Effective Time, but that will not accelerate vesting as a result of a termination of employment at the Effective Time, which shall be treated as earned and unvested Company PSUs) shall be cancelled without the payment of consideration therefor.
(d) As soon as reasonably practicable after the Effective Time (but no later than the later of (i) ten (10) business days after the Effective Time or (ii) the first regularly scheduled payroll date after the Effective Time), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through the Surviving Corporation’s or the applicable Subsidiary’s payroll, the aggregate Vested Company Option Consideration and Vested Company RSU Consideration payable with respect to Vested Company Options and Vested Company RSUs held by current or former employees or service providers of the Acquired Companies (net of any withholding Taxes required to be deducted and withheld by applicable Legal Requirements in accordance with Section 1.6(f)); provided, however, that to the extent the holder of a Vested Company Option or Vested Company RSU is not, and was not at any time during the vesting period of the Vested Company Option or Vested Company RSU, an employee of the Company or any other Acquired Company for employment tax purposes, the Vested Company Option Consideration and Vested Company RSU Consideration payable pursuant to Section 1.8 with respect to such vested Company Option or Vested Company RSU shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 1.6.

(e) Prior to the Closing, the Company shall adopt such resolutions as are necessary to give effect to the transactions contemplated by this Section 1.8, including to provide that the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.
Section 1.9 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty contained in ARTICLE II is subject to (a) exceptions and disclosures set forth in the part or subpart of the Company Disclosure Letter corresponding to the particular section or subsection in this ARTICLE II, (b) any exception or disclosure set forth in any other part or subpart of the Company Disclosure Letter to the extent it is reasonably apparent from the content and context of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty and (c) disclosure in the Company SEC Documents publicly filed or furnished at least one business day prior to the date of this Agreement other than any disclosures in the “Risk Factors,” “Risk Factor Summary” or “Special Note Regarding Forward-Looking Statements” sections of such Company SEC Documents or other forward-looking statements in such Company SEC Documents, (it being understood that this clause (c) shall not apply to any of the representations or warranties set forth in Section 2.1(a), Section 2.3, Section 2.23, Section 2.24, or Section 2.28 of this Agreement)):
Section 2.1 Due Organization; Subsidiaries, Etc.
(a) The Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own, lease, operate and use its assets in the manner in which its assets are currently owned, leased, operated and used, except, in each case, where the failure to have such power or authority does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) Section 2.1(b) of the Company Disclosure Letter identifies each Subsidiary of the Company and indicates its jurisdiction of organization. Neither the Company nor any Subsidiary of the Company owns any capital stock of, or any other equity interest of, or any equity interest of any nature in, any other Entity other than the Company or any Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
(c) Each Subsidiary of the Company is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d) Each Subsidiary of the Company has all requisite power and authority to own, lease, operate and use its properties and assets and carry on its business as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(e) Each Affiliated Practice is an Entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Affiliated Practice is foreign qualified in each jurisdiction other than its jurisdiction of formation in which such Affiliated Practice transacts business, and the owners of each Affiliated Practice have complied in all material respects with all Legal Requirements pertaining to the qualification for ownership of such Affiliated Practices.

Section 2.2 Certificate of Incorporation and Bylaws. The Company has delivered or made available to Parent or Parent’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of each of the Company and the Subsidiaries of the Company, including all amendments thereto, as in effect on the date hereof. Neither the Company nor any of the Subsidiaries of the Company are in violation of their respective certificates of incorporation, bylaws or other charter or organizational documents, as applicable, in any material respect.
Section 2.3 Capitalization, Etc.
(a) The authorized capital stock of the Company consists of: (i) 500,000,000 Shares, of which 81,678,821 shares are issued and outstanding as of the close of business on the Reference Date; and (ii) 25,000,000 shares of Company Preferred Stock, none of which are issued and outstanding as of the close of business on the Reference Date. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding Shares have been issued in violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in this Section 2.3(a), the Company has no other shares of capital stock authorized. Since the Reference Date, the Company has not issued or granted any shares of its capital stock, Company Equity Awards or other equity interests in the Company, or securities convertible into or exchangeable for such capital stock, Company Equity Awards or other equity interests in the Company, other than (x) pursuant to the exercise, vesting and settlement of Company Equity Awards outstanding as of the Reference Date in accordance with their terms as in effect as of the Reference Date, (y) Company Equity Awards issued in compliance with Section 4.3(b)(iii), or (z) in connection with conversions of the Company Convertible Notes.
(b) (i) None of the outstanding Shares is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, redemption right, repurchase right, anti-dilutive right or any similar right, (ii) none of the outstanding Shares is subject to any right of first refusal in favor of the Company, (iii) there are no outstanding bonds, debentures, notes or other Indebtedness of the Company (other than, upon conversion into Shares, the Company Convertible Notes) having a right to vote on any matters on which the Company Stockholders have a right to vote and (iv) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Shares, other than pursuant to the Capped Call Confirmations. The Company Common Stock constitutes the only outstanding class of securities of the Company or any Subsidiary of the Company registered under the Securities Act or the Exchange Act. There are no accrued and unpaid dividends with respect to any outstanding capital stock of the Company.
(c) As of the close of business on the Reference Date: (i) 5,881,600 Shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Equity Plans; (ii) 4,897,178 Shares are subject to or otherwise deliverable in connection with outstanding Company RSUs under Company Equity Plans, assuming a maximum number of shares to be issued under such Company RSUs; (iii) 1,179,210 Shares are subject to or otherwise deliverable in connection with outstanding Company PSUs under the Company Equity Plans, assuming a maximum number of shares to be issued under such Company PSUs; (iv) 1,886,666 Shares are reserved for future issuance under the Company ESPP; and (v) 4,180,469 Shares are reserved for issuance pursuant to the Indenture. Other than as set forth in this Section 2.3(c) and Section 2.3(b), as of the close of business on the Reference Date, there is no issued, reserved for issuance, outstanding or authorized stock option, restricted stock unit award, performance-based restricted stock unit award, stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company.
(d) Section 2.3(d) of the Company Disclosure Letter accurately sets forth the following information with respect to each Company Equity Award outstanding as of the close of business on the Reference Date: (A) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (B) the name of the holder of such Company Equity Award; (C) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (D) the exercise price (if any) of such Company Equity Award; (E) the date on which such Company Equity Award was granted; (F) the applicable vesting schedule (including any performance-based vesting requirements), and the extent to which such Company Equity Award is vested and/or exercisable (including achievement of any performance-based vesting requirements and the number of shares of Company Common Stock vested due to the achievement of any performance-based vesting requirements); (G) the date on which such Company Equity Award expires; and (H) if such Company Equity Award is a Company Option, whether it is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has delivered or made available to Parent or Parent’s Representatives copies of all Company Equity Plans covering the Company Options, Company RSUs and Company PSUs outstanding as of the date of this Agreement, the forms of all stock option agreements evidencing such Company Options, the forms of stock unit agreements evidencing such Company RSUs and the form of stock unit agreements evidencing such Company PSUs. The Company has delivered or made available to Parent or Parent’s Representatives copies of the Company ESPP and applicable offering documents.
(e) Except for the Company Convertible Notes, the Capped Call Transactions and as otherwise explicitly set forth in Section 2.3(a) or Section 2.3(c), there are no: (i) outstanding shares of capital stock of, or other equity interest in, the Company; (ii) outstanding subscriptions, options, calls, warrants, earnouts or other rights (whether or not currently exercisable) to acquire or that obligate the Company or any Subsidiary of the Company to issue, any shares of capital stock, restricted stock units, stock-based performance units or any other rights that are linked to, or the value of which is in any way based on or derived from the value of any shares of capital stock or other securities of the Company or any Subsidiary of the Company; (iii) outstanding securities, instruments, bonds, debentures, notes or obligations that are or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any Subsidiary of the Company; or (iv) stockholder rights plans (or similar plan commonly referred to as a “poison pill”) or Contracts under which the Company or any Subsidiary of the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
(f) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, beneficially and of record, free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities Legal Requirements, and are duly authorized and validly issued and are fully paid and nonassessable. No outstanding capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company has been issued in violation of any preemptive rights, rights of first refusal or other similar rights. No Subsidiary of the Company has any outstanding or authorized any options or other rights to acquire from such Subsidiary, or any obligations to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of such Subsidiary.
(g) All outstanding shares of Company Common Stock, Company Equity Awards and other securities of the Company or any Subsidiary of the Company have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements in all material respects.
(h) Section 2.3(h) of the Company Disclosure Letter lists (i) (A) each Affiliated Practice and indicates its jurisdiction of organization and (B) each of the Affiliated Practice Owners and the amount and type of equity interests held in each Affiliated Practice by each Affiliated Practice Owner and (ii) the states in which each Affiliated Practice Owner is licensed. Each of the Affiliated Practice Owners has executed a valid and effective securities transfer restriction agreement or substantially similar agreement which allows the Company or its Subsidiaries to effectuate the transfer of the equity interests in each Affiliated Practice to a licensed person designated by the Company. Since January 1, 2022, no Affiliated Practice Owner has had any medical license suspended, restricted, or revoked in any state. Each Affiliated Practice Owner owns all equity interests in the applicable Affiliated Practices free and clear of all Encumbrances and transfer restrictions, except for such Encumbrances and transfer restrictions of general applicability as may be provided under the Securities Act or other applicable securities laws or those contemplated under any applicable securities transfer restriction agreement.
Section 2.4 SEC Filings; Financial Statements.
(a) Since January 1, 2022, the Company has filed or furnished all material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC (the “Company SEC Documents”). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and, except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(b) The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents (except to the extent that information contained in such Company SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Company SEC Document): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, be material in amount). No financial statements of any Person other than the Subsidiaries of the Company are required by GAAP to be included in the consolidated financial statements of the Company.
(c) The Company maintains, and at all times since January 1, 2022 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since January 1, 2022, neither the Company nor, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (C) any claim or allegation regarding any of the foregoing.
(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are designed to provide reasonable assurance that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.
(e) Neither the Company nor any Subsidiary of the Company is a party to nor has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any Subsidiary of the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.
(f) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(g) Each document required to be filed by the Company with the SEC in connection with the Merger (the “Company Disclosure Documents”) (including the Proxy Statement), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The Company Disclosure Documents, at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto with the SEC and at the time such Company Disclosure Documents or any supplements or amendments thereto are first distributed or disseminated to the Company Stockholders, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to statements made or incorporated by reference in any Company Disclosure Document based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents.
Section 2.5 Absence of Changes. From the date of the Balance Sheet through the date of this Agreement, (a) except for the Transactions and discussions and negotiations related thereto and to other strategic transactions and alternatives considered by the Company, each of the Company and any Subsidiary of the Company has operated in all material respects in the ordinary course of business, (b) neither the Company nor any Subsidiary of the Company has taken, committed or agreed to take any action that would be prohibited by Section 4.3 if taken or proposed to be taken after the date hereof through the Effective Time, and (c) there has not occurred a Material Adverse Effect.
Section 2.6 Title to Assets. The Company and the Subsidiaries of the Company have good and valid title to all tangible assets necessary for the conduct of the business of the Company and the Subsidiaries of the Company, taken as a whole, as currently conducted, free of any Encumbrances other than Permitted Encumbrances, including all tangible assets (other than capitalized or operating leases) reflected on the Company’s unaudited balance sheet in the most recent Quarterly Report on Form 10-Q (the “Balance Sheet”) filed by the Company with the SEC (but excluding intellectual property which is covered by Section 2.8), except for assets sold or otherwise disposed of in the ordinary course of business since the date of such Balance Sheet and except where such failure to have good and valid title would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.7 Real Property.
(a) The Acquired Companies do not own any real property, have never owned any real property and are not parties to any Contract to purchase or sell any real property.
(b) Section 2.7(b) of the Company Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from the Acquired Companies or otherwise used or occupied by any acquired Companies (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the address of the real property, the start date and term of the lease, sublease or license, and aggregate annual rent. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Company Leases”). The Acquired Companies hold a valid and existing leasehold interest in the Leased Real Property free and clear of all Encumbrances other than Permitted Encumbrances. None of the Acquired Companies have received any written notice regarding any material violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that have not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. There is not, under any Company Leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Acquired Companies, or to the Company’s knowledge, any other party thereto, in each case except as have not had, and would not be reasonably likely to have individually or in the aggregate, a Material Adverse Effect. The Acquired Companies currently occupy all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property except as set forth on Section 2.7(b) of the Company Disclosure Letter.

(c) The Leased Real Property is in good operating condition and repair in all material respects, normal wear and tear excepted. Neither the operation of the Acquired Companies nor, to the Company’s knowledge, such Leased Real Property, violate any Legal Requirement relating to such property or operations thereon in any material respect.
Section 2.8 Intellectual Property; Privacy; Security.
(a) Section 2.8(a) of the Company Disclosure Letter identifies, as of the date of this Agreement, each item of Registered IP owned in whole or in part by the Company or any Subsidiary of the Company, and for each such item, as applicable, the nature of the right, title or interest held by the Company or any Subsidiary of the Company, and the title, application number, filing date, issuance or grant date, jurisdiction, and registration number. As of the date of this Agreement, no interference, opposition, reissue, reexamination or similar proceeding (other than initial examination and other ordinary course prosecution proceedings) is pending or, to the knowledge of the Company, threatened in writing, in which the scope, validity, enforceability or ownership of any Registered IP listed or required to be listed on Section 2.8(a) of the Company Disclosure Letter is being or has been contested or challenged.
(b) The Company and the Subsidiaries of the Company own all right, title and interest in and to all Company IP, free and clear of all Encumbrances. In each case in which the Company and the Subsidiaries of the Company have acquired or sought to acquire any ownership of material Intellectual Property Rights from any Person, including as a result of engaging any Person to develop or create any material, software, work, invention, or other embodiment or expression of Intellectual Property Rights for the Company and the Subsidiaries of the Company, the Company or such Subsidiary of the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all such Intellectual Property Rights to the Company or a Subsidiary of the Company.
(c) No funding, facilities or personnel of any Governmental Body or any university, college, research institute or other educational institution was used by the Company to create material items of Company IP that would result in such Governmental Body or institution obtaining ownership rights or license rights to such Company IP or the right to receive royalties with respect to such Company IP.
(d) Section 2.8(d) of the Company Disclosure Letter sets forth each Company Contract, as of the date of this Agreement, pursuant to which the Company and the Subsidiaries of the Company (i) licenses in any material Intellectual Property Right that is incorporated into or distributed with any product of the Company or any Subsidiary of the Company (each an “Inbound License”) or (ii) licenses out any material Company IP (each an “Outbound License”), in each case, other than any such licenses which are Standard Licenses.
(e) The operation of the business of the Acquired Companies as previously conducted within the past three years and as currently conducted did not and does not infringe, misappropriate or otherwise violate any other Intellectual Property Right owned by any Person, except as is not and would not reasonably be expected to be material and adverse to the Company and any Subsidiary of the Company.
(f) To the knowledge of the Company, as of the date of this Agreement, no other Person is infringing, misappropriating or otherwise violating any Company IP, except as would not reasonably be expected to, individually or in the aggregate, to have a Material Adverse Effect. None of the material Company IP is subject to any pending or outstanding injunction, directive, order, judgment or other disposition of dispute that adversely and materially restricts the use, transfer or registration of any such material Company IP. Since January 1, 2022, neither the Company nor any Subsidiary of the Company has (i) received any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Intellectual Property Right of another Person by the Company or any Subsidiary of the Company, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and any Subsidiary of the Company, and (ii) issued any written notice or other written communication relating to any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP to any Person.
(g) Each of the Company and any Subsidiary of the Company has taken commercially reasonable steps to protect its rights in such Company’s or such Subsidiary of the Company’s confidential information and trade secrets that it wishes to protect and any trade secrets or confidential information of third Persons provided to the Company or any such Subsidiary of the Company.

(h) Neither the Company nor any of the Subsidiaries of the Company used, incorporated, modified, hosted, distributed or otherwise accessed any Open Source Software, in whole or in part, in any manner that would (i) require the disclosure or distribution in source code form of any portion of any embodiments of Company IP or any software proprietary to the Company or any Subsidiary of the Company (“Affected Technology”); (ii) require the licensing of any portion of any Affected Technology for the purpose of making derivative works; (iii) grant, or require the Company or any Subsidiary of the Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any portion of any Affected Technology; or (iv) impose any restriction on the consideration to be charged for the marketing, licensing, distribution or otherwise making available any portion of any Affected Technology; for each of (i)-(iv), in a way that would be material and adverse to the Company or any Subsidiary of the Company. With respect to any Open Source Software that is or has been used by the Company or any Subsidiary of the Company, the Company or such Subsidiary of the Company has been and is in compliance with all applicable licenses with respect thereto, except as would not reasonably be expected to, individually or in the aggregate, be material to the Company and the Subsidiaries of the Company.
(i) Neither the execution of this Agreement or the consummation of the Transactions will cause or result in Parent and its Subsidiaries, or the Company or any Subsidiary of the Company, as a result of a Contract to which the Company or any Subsidiary of the Company is a party, (i) granting to any third party any right to or with respect to any Intellectual Property Rights (other than rights granted by the Company or any Subsidiary of the Company prior to the Closing Date to Intellectual Property Rights owned by the Company or any Subsidiary of the Company prior to the Closing Date); (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses; or (iii) being obligated to pay any royalties or other fees or consideration with respect to Intellectual Property Rights in excess of those payable by the Company and the Subsidiaries of the Company in the absence of this Agreement and the Transactions.
(j) Each Acquired Company maintains commercially reasonable policies and procedures (taking into account the Acquired Companies’ business) designed to protect the confidentiality and security of Acquired Company Data and Systems. The Acquired Companies have remediated or otherwise reasonably addressed all material security vulnerabilities, risks, and deficiencies identified by or to any Acquired Company prior to the date of this Agreement.
(k) The Acquired Companies and the operation of the Company’s and the Subsidiaries of the Company’s business is, and since January 1, 2022 has been, in compliance in with all applicable (1) Legal Requirements governing the Acquired Companies’ privacy, protection, and security of Personal Data, (2) the Acquired Companies’ externally published policies, notices, and statements governing the Acquired Companies’ Processing of Acquired Company Data, privacy, data protection, or security (“Privacy and Data Processing Policies”), and (3) requirements of any Contracts to which any Acquired Company is a party or by which any Acquired Company is bound governing the Acquired Companies’ Processing of Acquired Company Data (collectively, “Privacy and Data Processing Requirements”), except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Companies have made available their currently in effect Privacy and Data Processing Policies. Each Acquired Company has, to the extent required by Privacy and Data Processing Requirements, at all applicable times since January 1, 2022, provided all notices, and obtained and maintained all rights and consents, to Process Personal Data as Processed by or for such Acquired Company, except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(l) There is no, and, since January 1, 2022, has been no, Security Incident, except as not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(m) There is no, and since January 1, 2022, has been no, Legal Proceeding against or to any Acquired Company (1) relating to the Processing of Acquired Company Data by or for any Acquired Company, privacy, data protection, security, or the confidentiality or security of any System or (2) alleging any violation of any Privacy and Data Processing Requirement by any Acquired Company, except to the extent that such noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.9 Contracts.
(a) Section 2.9(a) of the Company Disclosure Letter identifies each Company Contract that constitutes a Material Contract as of the date of this Agreement. For purposes of this Agreement, other than any Company Contract (1) that is a nondisclosure agreement entered into (x) in ordinary course of business or (y) in connection with discussions, negotiations and transactions related to this Agreement or other potential strategic transactions or (2) that is an Employee Plan (except as would be required to be set forth on Section 2.9(a)(i)), each of the following Company Contracts, together with each Contract that would be required to be disclosed in Section 2.8(d) of the Company Disclosure Letter if such Contract were entered into prior to the date hereof, shall be deemed to constitute a “Material Contract”:
(i) any Company Contract (A) with any current Company Associate pursuant to which the Company or any of its Subsidiaries is or may be obligated to make any cash payments for severance, termination, or similar payment to such Company Associate, or (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to grant or accelerate the vesting of, or otherwise modify, any Company Stock Award;
(ii) any Company Contract with a Top Customer or Top Supplier;
(iii) any Company Contract pursuant to which the Company or any Subsidiary of the Company (i) grants any exclusivity to any other Person, (ii) limits the freedom or right of the Company or any Subsidiary of the Company, to engage in any line of business or develop or distribute any product, service, software, asset or other technology, to do business with any other Person, or to compete with any other Person in any location or line of business, (iii) provide for the most favored nation or similar treatment to another Person, or (iv) provides for a “sole source” or similar relationship or contains any provision that requires the purchase of all or any portion of the Company’s or a Subsidiary of the Company’s requirements from any third party;
(iv) any Company Contract with any third-party that is a part of the Company’s “Trusted Partner Ecosystem” (the “Trusted Partner Ecosystem Contracts”);
(v) other than the Trusted Partner Ecosystem Contracts, any Company Contract where a third-party that resells the Company’s or its Subsidiaries’ products and services where amounts in excess of $1,000,000 were received by the Company or its Subsidiaries in the most recently completed fiscal year;
(vi) any Company Contract, other than any (A) a Company Contract with a customer, supplier, third-party payor, or reseller or (B) as otherwise disclosed in Section 2.9(a) of the Company Disclosure Letter, that requires by its terms the payment or delivery of cash or other consideration by or to the Company or any Subsidiary of the Company in an amount having an expected value in excess of $1,000,000 in fiscal year ending February 29, 2024, or the nine (9)-month period ended November 30, 2024;
(vii) any Company Contract relating to Indebtedness in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset) of the Company or any Acquired Company;
(viii) any Company Contract constituting a corporate joint venture, partnership, or limited liability corporation, in each case, for the sharing of profits and losses;
(ix) any Company Contract that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary of the Company, the pledging of the capital stock or other equity interests of the Company or any Subsidiary of the Company or prohibits the issuance of any guaranty by the Company or any Subsidiary of the Company;
(x) any Company Lease;
(xi) any Company Contract providing for any disposition or acquisition by the Company or any Subsidiary of the Company of any Entity (including a material portion of the outstanding voting securities of any Entity) or business (including assets constituting a material business or business lines), that has material obligations remaining to be performed or material liabilities continuing after the date of this Agreement (other than indemnification obligations for fundamental representations under which there are no pending claims);

(xii) any Company Contract with any Governmental Body under which payments in excess of $1,000,000 were received by the Acquired Companies in the most recently completed fiscal year;
(xiii) any Company Contract with a Material Payor;
(xiv) the Corporate Practice Documents;
(xv) any Contracts (A) with any record or, to the knowledge of the Company, beneficial owner as of the date hereof of five percent or more of the voting securities of the Company, or (B) of the type that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act;
(xvi) any Company Contract relating to the settlement of any Legal Proceeding that contains material continuing obligations on the part of any of the Acquired Companies;
(xvii) any hedging, swap, derivative or similar Company Contracts; and
(xviii) any other Company Contract not otherwise described in any other subsection of this Section 2.9(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) with respect to the Company.
(b) As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives a copy of each Material Contract. Neither the applicable Acquired Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any Material Contract and, neither the applicable Acquired Company, nor, to the knowledge of the Company, any other party thereto has taken or failed to take any action that with or without notice, lapse of time or both would constitute a material breach of or material default under any Material Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is, to the knowledge of the Company, enforceable by the applicable Acquired Company in accordance with its terms, subject to the Enforceability Exceptions. From January 1, 2022 through the date of this Agreement, the Acquired Companies have not received any written notice regarding any violation or breach or default under any Material Contract that has not since been cured, except for violations or breaches that would not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No Acquired Company has waived in writing any rights under any Material Contract, the waiver of which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
Section 2.10 Top Customers and Top Suppliers
(a) Section 2.10(a) of the Company Disclosure Letter contains a true and correct list of the top twenty (20) currently active customers of the Acquired Companies by revenues generated in each of the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each such customer, a “Top Customer”) and the amount of such revenues generated from each Top Customer during each such period. No Acquired Company has received written notice, nor does the Company have any knowledge, that any Top Customer intends to cancel or otherwise materially and adversely modify its relationship with an Acquired Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise.
(b) Section 2.10(b) of the Company Disclosure Letter contains a true and correct list of the top ten (10) currently active suppliers of the Acquired Company, whether of products, good, services or otherwise (but excluding Leased Real Property), by dollar volume of sales and purchases, respectively, for each of the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each such supplier, a “Top Supplier”) and the amount of such dollar volume of sales and purchases from each Top Customer during each such period. No Acquired Company has received written notice, nor does the Company have knowledge, that any Top Supplier intends to cancel or otherwise materially and adversely modify its relationship with an Acquired Company (whether related to payment, price or otherwise) on account of the Transactions or otherwise.
Section 2.11 Liabilities. Neither the Company nor any Subsidiary of the Company has any liabilities of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, except for: (i) liabilities disclosed on the Balance Sheet contained in the Company SEC Documents filed prior to the date of this Agreement; (ii) liabilities or obligations incurred pursuant to the terms of this Agreement; (iii) liabilities for performance of executory obligations of the Company or the Subsidiaries of the Company under Contracts binding upon the Company or such Subsidiary of the Company (other than resulting from any breach or acceleration thereof) either delivered or made available to Parent or Parent’s Representatives prior to the date of this Agreement or entered into in the ordinary course of business, including commercially available off-the-shelf software licenses, generally available patent license agreements and non-exclusive outbound license agreements; (iv) liabilities incurred since the date of the Balance Sheet in the ordinary course of business (none of which results from, arises out of or relates to any material breach or violation of, or default under, any Contract) or in connection with the Transactions; and (v) liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
Section 2.12 Compliance with Legal Requirements. The business of the Company and each of the Subsidiaries of the Company and each Affiliated Practice is, and since January 1, 2022, has been, in compliance with all applicable Legal Requirements (including, for the avoidance of doubt, applicable escheat or unclaimed property Legal Requirements), except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2022, neither the Company nor the Subsidiaries of the Company, nor, to the knowledge of the Company, any Affiliated Practice, has received any written notice alleging a violation of any Legal Requirement, except, in each case, for any such violation that has not had and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
Section 2.13 Export Controls. The Company and each Subsidiary of the Company, and to the knowledge of the Company, each Affiliated Practice, has at all times conducted its export transactions in accordance with all applicable export, re-export and anti-boycott Legal Requirements and regulations, including the Export Administration Regulations, the Arms Export Control Act and International Traffic in Arms Regulations, and U.S. economic Sanctions Laws and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and all other applicable import and export controls in other countries in which any Acquired Company conducts business. Without limiting the foregoing: (a) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, have obtained, and is in compliance with all export licenses and other consents, authorizations, waivers, approvals, and orders, and has made or filed any and all required notices, registrations, declarations and filings with any Governmental Body, and have met the requirements of any license exception or exemptions, as required in connection with (i) the export and re-export of products, software, source code, technology, or services, and (ii) its releases of technology, software, or source code to foreign nationals located in the United States and abroad (“Export Approvals”); (b) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, are in compliance with the terms of all applicable Export Approvals; (c) the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, have never, directly or indirectly, sold, exported, reexported, transferred or provided any products, software, services, or technology to any destination, entity or person in a Sanctioned Country or a Sanctioned Target; (d) there are no pending or, to the knowledge of the Company, threatened inquiries, investigations, enforcement actions, voluntary disclosure or other claims against the Company and the Subsidiaries of the Company, and to the knowledge of the Company, the Affiliated Practices, with respect to Export Approvals; (e) to the knowledge of the Company, there are no actions, conditions or circumstances pertaining to the export transactions by any Acquired Company that may reasonably give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures or other claims; and (f) no Export Approvals for the transfer of export licenses to Parent are required in connection with the Transactions, or such Export Approvals can be obtained expeditiously without material cost. Section 2.13 of the Company Disclosure Letter sets forth the export control classification numbers applicable to the products, software, source code, and technology of the Acquired Companies. The Company and the Subsidiaries of the Company, and to the Company’s knowledge, each of their respective directors, officers, employees, agents and representatives as well as the Affiliated Practices and each of their respective directors, officers, employees, agents and representatives, while acting on behalf of the Company, are (A) in compliance with all Sanctions and anti-boycott laws and are not a Sanctioned Target, and (B) not engaged in any activity that could reasonably and likely trigger a designation of any Acquired Company as a Sanctioned Target or cause them to be in breach of Sanctions. No Acquired Company has distributed any of its products, software, source code, technology, or services to or otherwise conducted any activities with any third party located in a Sanctioned Country.

Section 2.14 Certain Business Practices.
(a) Since January 1, 2020, none of the Acquired Companies (including their respective, directors, officers, employees, and to the knowledge of the Company, agents, or any other Person acting on their behalf), has, directly or indirectly: (i) offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to a Governmental Body, for purposes of (A) influencing any act or decision of a Governmental Official or other Person in their official capacity; (B) inducing a Governmental Official or other Person to do or omit to do any act in violation of their lawful duties; (C) securing any improper advantage; or (D) inducing a Governmental Official or other Person to use his or her influence improperly, including with a Governmental Body, to affect or influence any act or decision, including of such Governmental Body, with (A)-(D) being in order to obtain or retain or direct or assist in obtaining, retaining or directing business to any Person; or (ii) requested, agreed to receive, or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, improper rebate, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive in violation of any Anti-Corruption Laws.
(b) Since January 1, 2020, none of the Acquired Companies (including their respective, directors, officers, employees, and to the knowledge of the Company, agents, and any other Person acting on their behalf), has maintained any off-the-books funds, engaged in any off-the-books transactions, or falsified any documents of the Company. The Acquired Companies have made and kept books and records that are true, correct and complete in all material respects and accurately and fairly reflect, in all material respects, the transactions and disposition of assets of the Acquired Companies.
(c) The Acquired Companies have established and maintain compliance programs and reasonable internal controls and procedures to ensure that the Acquired Companies do not violate Anti-Corruption Laws. The Acquired Companies have not: (i) received any allegation or whistleblower complaint, (ii) conducted any internal or government-initiated investigation, or (iii) made a voluntary, directed, or involuntary disclosure to any Governmental Body or similar agency, in each case, related to potential or actual violations of the Anti-Corruption Laws.
(d) To the Company’s knowledge, there are no pending or threatened Legal Proceedings against any of the Acquired Companies with respect to any Anti-Corruption Laws, and there is no reasonable basis therefor.
Section 2.15 Governmental Authorizations. The Acquired Companies hold all Governmental Authorizations necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted, except where failure to hold such Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Governmental Authorizations held by the Acquired Companies are valid and in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Acquired Companies are in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2022, neither the Company nor any Subsidiary of the Company, nor to the knowledge of the Company, any Affiliate Practice, has received any written notice from a Governmental Body regarding any violation of the terms or requirements of any Governmental Authorizations or any actual or proposed material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization. To the knowledge of the Company, no event has occurred which would reasonably be expected to result in the material modification, non-renewal, revocation, withdrawal, suspension, cancellation, or termination of any Governmental Authorization.
Section 2.16 Tax Matters.
(a) (i) Each material Tax Return required to be filed by the Acquired Companies with any Governmental Body has been filed on or before the applicable due date (taking into account any valid extensions of such due date), and all such Tax Returns are accurate and complete, (ii) all material Taxes (whether or not shown as due on such Tax Returns) required to be paid by the Acquired Companies have been paid, and (iii) the Acquired Companies have made adequate provision for all material unpaid Taxes not yet due in accordance with GAAP in the Balance Sheet, and since the date of Balance Sheet, no Acquired Company has incurred, individually or in the aggregate, any material liability for Taxes outside the ordinary course of business consistent with past practice.

(b) No material deficiency for any Tax has been proposed or assessed by a Governmental Body in writing against any Acquired Company which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Legal Requirements. The Company has not received written notice of any assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes of the Company that is pending or threatened.
(c) Each Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or any other Person.
(d) There are no Encumbrances for Taxes (other than Permitted Encumbrances that are described in clause (a) of the definition thereof) upon any assets of the Acquired Companies.
(e) No Acquired Company is a party to, is bound by or has any material liability under any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements (i) exclusively between or among the Acquired Companies or (ii) with third parties made in the ordinary course of business, the principal purpose of which is not Tax).
(f) No Acquired Company (i) has been a member of an affiliated group (as defined in Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of another Person (other than the Acquired Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of U.S. state, local or non-U.S. Legal Requirements), as a transferee or successor, or otherwise by operation of Legal Requirements.
(g) Within the past two years, no Acquired Company has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h) To the knowledge of the Company, no Acquired Company has entered into any “listed transaction” (as defined in Treasury Regulations Section 1.6011-4(b)(2)).
(i) No Acquired Company is a resident for any income Tax purpose in any country other than the country in which it is organized by virtue of having a permanent establishment, an office or fixed place of business in such other country. No claim has been made in writing by any Governmental Body in a jurisdiction where an Acquired Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that such Acquired Company is required to pay Taxes or file Tax Returns of such type that has not since been resolved.
(j) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) made prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. income Tax Legal Requirements) entered into or created prior to the Closing; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) an election pursuant to Section 965(h) of the Code.
Section 2.17 Employee Matters; Benefit Plans.
(a) Except as required by applicable Legal Requirements, the employment of each of the Acquired Companies’ employees located in United States is terminable by the applicable Acquired Company at will. Other than any officers, the employment of each of the Acquired Companies’ employees located outside of the United States is terminable by the applicable Acquired Company without payment of severance or provision of advance notice in excess of those required by applicable Legal Requirements.
(b) Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any Affiliated Practice is party to, nor is currently negotiating in connection with entering into, any collective bargaining agreement or other Contract with a labor organization, labor or trade union, or works council representing any of its employees and there are no labor organizations or works councils representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Companies. Since January 1, 2022, there has not been any strike, material slowdown, work stoppage, lockout, picketing or labor dispute, or any threat thereof affecting the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any Affiliated Practice or any of their respective employees. To the knowledge of the Company, no Acquired Company has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or similar Legal Requirements.
(c) Since January 1, 2022, and except for those matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Subsidiary of the Company, and, to the knowledge of the Company, each Affiliated Practice has complied in all material respects with all applicable Legal Requirements related to employment and employment practices, including, but not limited to, any pertaining to payment wages and hours of work, leaves of absence, plant closing notifications, employment statutes or regulations, workplace health and safety, retaliation, or discrimination matters, including charges of unfair labor practices or harassment complaints, and there is no material Legal Proceeding pending or, to the knowledge of the Company, threatened in writing relating to such applicable Legal Requirements, with the exception of those set forth in Section 2.17(c) of the Company Disclosure Letter. There is currently no pending or, to the knowledge of the Company, threatened Legal Proceeding or settlement or, to the knowledge of the Company, allegation, in each case, relating to sex-based discrimination, sexual harassment or sexual misconduct involving the Company or any Subsidiary of the Company, or, to the knowledge of the Company, any Affiliated Practice or any of their current or former executives, officers or directors.
(d) Section 2.17(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the material Employee Plans (provided that the Company need not disclose any individual employment, termination, or severance agreement for non-officer employees of the Company or any Subsidiary of the Company and equity grant notices and award agreements, and related documentation, with respect to employees of the Company and any Subsidiary of the Company and agreements with consultants entered into in the ordinary course of business which do not materially deviate from a form of agreement disclosed) and separately identifies each material Employee Plan that is maintained primarily for the benefit of employees outside the United States (each, a “Foreign Employee Plan”). The Company has either delivered or made available to Parent or Parent’s Representatives prior to the execution of this Agreement with respect to each material Employee Plan accurate and complete copies of the following (other than any employment offer letter, termination or severance agreement for non-officer employees of the Company or any Subsidiary of the Company and equity grant notices, and related documentation, with respect to employees of the Company and any Subsidiary of the Company and agreements with consultants entered into in the ordinary course of business), as relevant: (i) all material plan documents and all material amendments thereto, and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent Form 5500; (iv) the most recent summary plan descriptions and any material modifications thereto; and (v) the nondiscrimination tests required to be performed under the Code for the most recent plan year.
(e) Neither the Company nor any Subsidiary of the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six years maintained, contributed to, or been required to contribute to a plan subject to Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan or any “multiemployer plan” (each as defined in Section 4001 of ERISA).
(f) Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. Except as has not had, and would not reasonably be expected to have a Material Adverse Effect, each of the Employee Plans is now and has been operated in compliance in with its terms and all applicable Legal Requirements, including ERISA and the Code.
(g) Neither the Company nor any Subsidiary of the Company nor any Employee Plan has any obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any present or former employee, officer or director of the Company or any Subsidiary of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan, other than (i) coverage mandated by Legal Requirements, including under Section 4980B of the Code or similar state or local Legal Requirements, or (ii) healthcare coverage through the end of the calendar month in which a termination of employment occurs.
(h) Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Foreign Employee Plans comply with applicable local Legal Requirements, and (ii) all such plans that are required to be funded or book-reserved are funded or book-reserved or secured by an insurance policy, as appropriate, based on reasonable actuarial assumptions.
(i) Except as otherwise provided in this Agreement, the consummation of the Transactions (including in combination with other events or circumstances) will not (i) entitle any current or former Company Associate to any cash payment, or (ii) accelerate the time of payment or vesting, or increase the amount of, compensation or benefits due to any such Company Associate.
(j) No individual who qualifies as a “disqualified individual” (as defined under Section 280G of the Code) with respect to the Company or any of its Subsidiaries or Affiliates could receive any payment or benefit in connection with the consummation of the transactions contemplated by this Agreement (either alone or together with any other event) that, individually or in the aggregate, would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.
(k) Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been documented and operated in form and operation in material compliance with, or pursuant to an exemption from, Section 409A of the Code and applicable guidance thereunder and no amount under any such Employee Plan is, or is reasonably expected to be, or has been subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code. The Company and its Subsidiaries do not have any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.
Section 2.18 Compliance with Healthcare Laws.
(a) The Acquired Companies are, and since January 1, 2022, have been, in compliance in all material respects with all applicable Healthcare Laws. Since January 1, 2022, the Acquired Companies have not received any written notification from any Governmental Body of: (i) any material violation of any Healthcare Law or (ii) any pending or threatened material Legal Proceeding under any Healthcare Law. The Acquired Companies are not party to any corporate integrity agreement and do not have reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Body relating to compliance with applicable Healthcare Laws. The Acquired Companies (i) currently maintain policies and procedures addressing compliance in all material respects with applicable Health Care Laws and OIG guidance (the “Health Care Laws Policies and Procedures”) and (ii) is currently conducting its business in material compliance with the Health Care Laws Policies and Procedures. Copies of all current Health Care Laws Policies and Procedures used have been made available to Parent.
(b) Section 2.18(b) of the Company Disclosure Letter provides a true, correct, and complete list of the Federal Health Care Program provider numbers held by each Acquired Company. Each of the Acquired Company entities and their Affiliates that participates in any Federal Health Care Program is qualified to participate in such Federal Health Care Program and is duly enrolled and certified in such Federal Health Care Program as a provider of medical or administrative services at every location at which such Person has operations. Each of the Acquired Companies and their Affiliates is operating and since January 1, 2022, has operated in material compliance with all Federal Health Care Program rules and regulations and all provisions of each applicable Federal Health Care Program Contract to which it is a party or by which it is bound. There is no Legal Proceeding or inquiry or investigation pending or, to the knowledge of the Company, threatened with respect to the termination or suspension of the participation by any of the Acquired Companies and their Affiliates in any Federal Health Care Program because of alleged violations of or non-compliance with applicable Federal Health Care Program regulations or other participation requirements. No Acquired Company entity has been the subject of any focused reviews, Recovery Audit Contractor audits, Medicaid Integrity Program audits, Zone Program Integrity Contractor audits, Unified Program Integrity Contractor audit, targeted probe and educate review, or other audits with respect to any Federal Health Care Program.

(c) Since January 1, 2022, neither the Acquired Companies, nor, any of their respective directors, officers, employees nor, to the knowledge of the Company, any of its contractors, is or has ever been: (i) debarred, excluded, or suspended from participating in any Federal Healthcare Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Federal Healthcare Program requirement, (iii) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Healthcare Laws, (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a governmental health program, or (vi) has made any voluntary or self-disclosure to any Governmental Body or payor of any potential or actual non-compliance with any Healthcare Law.
(d) Each Acquired Company has timely filed all material reports and billings required to be filed with respect to each Third-Party Payor, all of which were prepared materially in compliance with all applicable Legal Requirements governing reimbursement and claims and the payment policies of the applicable Third-Party Payor. All claims submitted by any Acquired Company since January 1, 2022, were for services actually performed by such Acquired Company to eligible patients in accordance with the applicable payment rates of the applicable Third-Party Payor program, and such Acquired Company has sufficient documentation that is required to support such billings. Each Acquired Company has paid all known and undisputed refunds, overpayments, and adjustments due with respect to any such report or billing, and there is no pending or threatened appeal, adjustment, voluntary refund, challenge, audit (including written notice of an intent to audit), inquiry or litigation by any Third-Party Payor with respect to any Acquired Company’s billing practices and reimbursement claims other than in the ordinary course of business (which shall not be interpreted to include repayments exceeding $2,000). No Acquired Company entity has not been audited or otherwise examined by any Third-Party Payor other than in the ordinary course of business.
(e) Each Acquired Company and, with respect to such Acquired Company’s businesses, their Control Persons, personnel and authorized representatives are operating and, since January 1, 2022, have operated in material compliance with, to the extent applicable, the federal health care program anti-kickback statute (42 U.S.C. § 1320a-7b, et seq.), the federal physician self-referral law (commonly known as the Stark Law) (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and all other applicable Legal Requirements with respect to direct and indirect compensation arrangements, ownership interests or other relationships between such Person and any past, present or potential patient, physician, supplier, contractor, Third-Party Payor or other Person in a position to refer, recommend or arrange for the referral of patients or other health care business (a “Referral Source”) or to whom such Person refers, recommends or arranges for the referral of patients or other health care business (a “Referral Recipient”). None of the Acquired Companies and their Control Persons, personnel or authorized representatives has, directly or indirectly, in a manner prohibited by applicable Legal Requirements (i) offered or paid any remuneration (in cash or in kind) to or made any financial arrangements with any Referral Source to obtain any patient referrals or other business or payments from any such Person, (ii) received or solicited any remuneration (in cash or in kind) from or made any financial arrangements with any Referral Recipient to make or deliver any patient or other health care business referrals, (iii) given or agreed to give any gift or gratuitous payment (in cash or in kind) to any such Referral Source or (iv) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of, any Governmental Body or any government official, employee or agent.
(f) Each of the Acquired Companies’ personnel that prescribe controlled substances or other pharmaceuticals maintain the appropriate licensure, supervision arrangements, prescriptive authority, and waivers to prescribe such controlled substances.
(g) The Acquired Companies have and, since January 1, 2022, have had privacy and security plans, policies and procedures that comply in all material respects with then-applicable HIPAA requirements (collectively, “HIPAA Policies and Procedures”). Since January 1, 2022, the Company and each Acquired Company is and has been in compliance in all material respects with all applicable law pertaining to health information privacy and security, including but not limited to HIPAA. Each Acquired Company has a written and signed business associate agreement with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such Acquired Company and has a written and signed business associate agreement with each

“covered entity” (as defined in 45 C.F.R. § 160.103) and business associate of which any Acquired Company is a business associate. The Acquired Companies have provided to the Parent complete and accurate copies of all HIPAA Policies and Procedures. Neither the Company nor any Acquired Company has reported any breach of individually identifiable health information to, any other Governmental Body, customer, affected individual or other person, had any security or data breaches compromising or otherwise involving individually identifiable health information, and no event has occurred that required the Company or any Acquired Company to provide notification to any Governmental Body or other person under any applicable Healthcare Law. Since January 1, 2021, neither the Company nor any Acquired Company has not received any written notice from any Governmental Body or other person regarding any actual or possible violation of, or failure to comply with, any Healthcare Law pertaining to health information privacy and security.
(h) To the extent any Acquired Company has created de-identified health information that is derived from protected health information (the “De-Identified Data”), such protected health information has been de-identified in accordance with the requirements of HIPAA, and such Acquired Company has obtained any legal right necessary to create the De-Identified Data.
(i) The Acquired Companies are operating and, since January 1, 2022, have operated in material compliance with all applicable Managed Care Laws and have not purposefully denied medically necessary services contrary to a Third-Party Payor’s coverage guidelines. Each Acquired Company is in material compliance with all licensing requirements under Managed Care Laws and does not engage in activities subject to licensure or other regulatory approval, including the practice of medicine or the business of insurance, in jurisdictions in which such licenses or other required regulatory approvals are not maintained. No Acquired Company is nor has ever been accredited by URAC. All fees charged to ERISA-covered plans and the participants of those plans are fully disclosed to those plans, and there are no fees, profits or amounts retained by any Acquired Company.
(j) The Company, each Acquired Company and their respective personnel hold all required Governmental Authorizations, and all such Governmental Authorizations are valid, in full force and effect and constitute all of the Governmental Authorizations the Company and each Acquired Company necessary to enable the Acquired Companies to conduct their business in the manner in which their business is currently being conducted, except where failure to hold such Governmental Authorizations have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.19 Third-Party Payors. Section 2.19 of the Company Disclosure Letter sets forth (a) a true, correct and complete list of the top five (5) Third-Party Payors (on a consolidated basis determined by revenue) for the calendar year 2023 and for the nine (9)-month period ended September 30, 2024 (each a “Material Payor”). No Material Payor has terminated, cancelled or materially adversely modified its relationship with any Acquired Company (or threatened to do so) or given written notice to any Acquired Company of: (i) the termination, reduction, stoppage, limitation, change or negative alteration of such Material Payor’s business relationship with any Acquired Company, or (ii) such Material Payor’s intention to terminate, reduce stop, limit, change or negatively alter the extent of such Material Payor’s business relationship with any Acquired Company, and no Material Payor has proposed to adversely modify costs, rates or prices paid to or paid by, or terms or amount of the business, including the scope of services, with, as applicable, any Acquired Company that is inconsistent with the terms of its existing Contract with any Acquired Company. There is no, and for the last three (3) years has been no, material claim or dispute with any Material Payors.
Section 2.20 Environmental Matters. Except for those matters that have not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and each Subsidiary of the Company are, and since January 1, 2022 have been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of their respective business, (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary of the Company or any Leased Real Property, (c) as of the date hereof, neither the Company nor any Subsidiary of the Company has received any written notice, report or other information of or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the respective Company or Subsidiary of the Company relating to or arising under Environmental Laws, (d) (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any Subsidiary of the Company at levels in excess of applicable permissible exposure levels; (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property and (iii) neither the Company nor any Subsidiary of the Company has manufactured, distributed, disposed of, arranged for the disposal of, transported, or released any Hazardous Materials; and (e) neither the Company nor any Subsidiary of the Company has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.
Section 2.21 Insurance. The Company has delivered or made available to Parent or Parent’s Representatives an accurate and complete copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies as of the date hereof. Except as has not had, and would not or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all such insurance policies are in full force and effect (except for any expiration thereof in accordance with its terms), (b) no notice of cancellation or modification has been received as of the date hereof, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, (d) all premiums due and payable in respect of such insurance policies have been timely paid, (e) no Acquired Company has reached or exceeded the policy limits of such insurance policies, and (f) there is no and has not been any claim by any Acquired Company pending under any such insurance policy as to which coverage has been denied.
Section 2.22 Legal Proceedings; Orders.
(a) There is no, and since January 1, 2022, there has not been any Legal Proceeding pending and served (or, to the knowledge of the Company, pending and not served or threatened) against an Acquired Company or to the knowledge of the Company, against any present or former officer, director or employee of an Acquired Company in such individual’s capacity as such, other than any Legal Proceedings that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(b) There is no and since January 1, 2022, there has not been any order, writ, injunction or judgment to which an Acquired Company is subject that would prevent or materially delay the consummation of the Merger or the ability of the Acquired Companies to fully perform its covenants pursuant to this Agreement.
(c) With the exception of the items listed in Section 2.22(c) of the Company Disclosure Letter, there is no and since January 1, 2022, there has not been any investigation or review by any Governmental Body with respect to an Acquired Company pending or, to the knowledge of the Company, threatened.
Section 2.23 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and deliver and to perform its obligations under this Agreement and any other agreement contemplated hereby and, subject to obtaining the Company Required Vote, to consummate the Transactions. The Company Board (at a meeting duly called and held) has, upon the recommendation of the Special Committee, (a) determined that the entry into this Agreement and the consummation of the Transactions, including the Merger, are advisable to, and in the best interest of, the Company and its stockholders, (b) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions, including the Merger and (c) resolved to make the Company Board Recommendation, which resolutions, subject to Section 5.1, have not been subsequently withdrawn or modified in a manner adverse to Parent. The only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Merger is the Company Required Vote. This Agreement has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the legal, valid and binding obligations of the Company and is enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Legal Requirements affecting or relating to creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies ((i) and (ii) collectively, the “Enforceability Exceptions”).
Section 2.24 Related Party Transactions. Other than the Employee Plans, there are no Contracts to which the Company or any Subsidiary of the Company is a party or any of their respective properties or assets are bound, and no stockholders, members, managers, directors, officers, employees, agents or Affiliates of the Company or any

Subsidiary of the Company, including the Affiliated Practices (as applicable) has any material interest in any property used by the Company or the Subsidiaries of the Company, in each case, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that has not been so disclosed.
Section 2.25 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, any applicable filing, notification or approval in any jurisdiction required by other Antitrust Laws or the rules and regulations of Nasdaq, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not: (a) conflict with or cause a violation of any of the provisions of the Certificate of Incorporation or bylaws (or similar organizational documents) of the Company; (b) conflict with or cause a violation by the Company of any Legal Requirements or order applicable to the Company, or to which the Company is subject; or (c) with or without notice or lapse of time, or both, (i) conflict with, result in breach of, or constitute a default under, (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or (iii) require any notice, consents, waivers and approvals under, any Material Contract, except in the case of clauses (b) and (c), as do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as required by the Exchange Act, the DGCL, the HSR Act and any filing, notification or approval in any jurisdiction required by other Antitrust Laws and any filing, notification or approval set forth on Schedule 6.2(e), or the rules and regulations of Nasdaq, no authorization, registration, approval, order, Consent, notice or filing is required on the part of any Acquired Company with any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Company of the Merger and the other Transactions, except those authorizations, registrations, approvals, orders, Consents, notices or filings that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 2.26 Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 3.11, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL or any other “fair price,” “moratorium,” “control share acquisition,” or other similar anti-takeover statute or regulation shall be inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Merger and the other Transactions.
Section 2.27 Fairness Opinion. The Company Board has received the opinion (the “Fairness Opinion”) of Morgan Stanley & Co. LLC (“Morgan Stanley”), as financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the limitations, factors, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than (i) Shares (x) held by the Company or any direct or indirect wholly owned Subsidiary of the Company or held in the Company’s treasury (other than, in each case, Shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties) or (y) held by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent or (ii) the Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub or any of their respective Affiliates or any other Person). As of the date hereof, such Fairness Opinion has not been withdrawn, revoked or modified.
Section 2.28 Financial Advisor. Except for Morgan Stanley, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisory or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company. The Company has made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Morgan Stanley.
Section 2.29 No Other Representations or Warranties; Acknowledgment by the Company.
(a) Except for the representations and warranties expressly set forth in this ARTICLE II or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, none of the Acquired Companies or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to the Acquired Companies or their respective businesses or with respect to any other information made available to Parent, Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof and the Acquired Companies hereby expressly disclaim any such other representations and warranties.
(b) The Company acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in this Agreement or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of Parent or Merger Sub (including the Parent SPA), none of Parent, Merger Sub or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of Parent, Merger Sub or any of their Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Subsidiaries or any other matter made available to the Company or its Representatives in expectation of, or in connection with, this Agreement or the Transactions. The Company is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Parent, Merger Sub and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company as follows (it being understood that each representation and warranty contained in ARTICLE III is subject to (a) exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Letter corresponding to the particular section or subsection in this ARTICLE III and (b) any exception or disclosure set forth in any other part or subpart of the Parent Disclosure Letter to the extent it is reasonably apparent from the content and context of such exception or disclosure that such exception or disclosure is relevant to qualify such representation and warranty):
Section 3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary power and authority: (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Contracts by which it is bound, except where any such failure does not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company or Company’s Representatives accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub, including all amendments thereto.
Section 3.2 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and those incidental to its formation and its entry into this Agreement and performance hereunder. Parent is the indirect owner of all of the outstanding capital stock of Merger Sub and Merger Sub does not have any other outstanding securities or instruments exercisable for, or otherwise convertible or exchangeable into, capital stock or any other security of Merger Sub.
Section 3.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite corporate power and authority to execute and deliver and perform their obligations under this Agreement and any other agreement contemplated hereby and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions (subject, in case of the Merger, to the recordation of appropriate merger documents as required by the DGCL). This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, and assuming due authorization, execution and delivery by the Company, is enforceable against them in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the DGCL, the HSR Act, if applicable, and any applicable filing, notification or approval in any jurisdiction required by Antitrust Laws, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (a) conflict with or cause a violation of any of the provisions of the certificate of incorporation or bylaws or other organizational documents of Parent or Merger Sub; (b) conflict with or cause a violation by Parent or Merger Sub of any Legal Requirements or order applicable to Parent or Merger Sub, or to which they are subject; or (c) with or without notice or lapse of time, or both, (i) conflict with, result in a breach of, or constitute a default on the part of Parent or Merger Sub under, (ii) give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under, or (iii) require any notice, consents, waivers and approvals under, any Contract to which Parent or Merger Sub is a party, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as required by the Exchange Act (including the filing with the SEC of the Proxy Statement), state takeover laws, the DGCL or the HSR Act, any filing, notification or approval in any jurisdiction required by other Antitrust Laws and any filing, notification or approval set forth on Schedule 6.2(e), no authorization, registration, approval, order, Consent, notice or filing is required on the part of Parent or Merger Sub with any Governmental Body at any time prior to the Closing in connection with the execution and delivery of this Agreement, or the consummation by the Parent or Merger Sub of the Merger and the other Transactions, except those authorizations, registrations, approvals, orders, Consents, notices or filings that the failure to make, obtain or receive would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No vote of Parent’s stockholders, or of any equity holders of any Affiliate of Parent, is necessary to approve this Agreement or any of the Transactions that has not already been obtained as of the date hereof.
Section 3.5 Disclosure. None of the information with respect to Parent or Merger Sub supplied or to be supplied by or on behalf of Parent or Merger Sub or any of their Subsidiaries specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
Section 3.6 Legal Proceedings; Orders. There is no Legal Proceeding pending and served or, to the knowledge of Parent, pending and not served or overtly threatened against Parent or Merger Sub, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order, judgment, injunction, decree, determination or award of, consent decree, settlement agreement or similar written agreement with, or continuing investigation by, any Governmental Body, except as would not and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
Section 3.7 Equity Financing. Parent has provided to the Company a true, complete and correct copy of the fully executed stock purchase agreement, dated as of the date hereof, between Parent and the investors party thereto (the “Parent SPA”) pursuant to which the investor parties thereto (the “Equity Financing Parties”) have committed, subject to the terms and conditions set forth therein, to invest in Parent the cash amounts set forth therein (the “Equity Financing”). As of the date hereof, (i) neither the Parent SPA nor the terms of the Equity Financing have been amended or modified, and (ii) the respective commitments contained therein have not been withdrawn, terminated or rescinded in any respect and, to the knowledge of Parent, no such withdrawal, termination or rescission is contemplated. As of the date hereof, there are no side letters or other Contracts or arrangements related to the funding or investing, as applicable, of the Equity Financing other than as expressly set forth in or contemplated by the Parent SPA. Parent or its Affiliates have fully paid any and all commitment fees or other fees in connection with the Parent SPA that are payable on or prior to the date hereof. The Parent SPA is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent and each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Parent SPA. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or, to the knowledge of Parent, any other party to the Parent SPA. As of the date hereof, Parent has no reason to believe that (i) any of the conditions to the Equity Financing contemplated by the Parent SPA will not be satisfied prior to the Closing, or (ii) the Equity Financing will not be available at the Closing if the terms or conditions contained in the Parent SPA to be satisfied, are satisfied. The Parent SPA provides that the Company is an express third-party beneficiary thereof and that Parent and the Equity Financing Parties will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.
Section 3.8 Available Funds.
(a) Assuming the satisfaction of the conditions set forth in Section 6.1 and Section 6.2, Parent and Merger Sub will, collectively, have immediately available funds, sufficient to consummate the Merger on the terms contemplated by this Agreement and to perform their respective obligations under this agreement, including to (a) pay the aggregate Merger Consideration, (b) make any payments and/or settle any conversions required to be made on or after the Closing under the Indenture in respect of the Company Convertible Notes (including any make-whole adjustment to the conversion rate with respect thereto) as a result of the Transactions (without giving effect to any payments received pursuant to the Capped Call Transactions) and to repurchase the Company Convertible Notes as required pursuant to Article 15 of the Indenture, (c) pay all amounts payable in respect of Company Options, Company RSUs and Company PSUs, (d) pay all amounts necessary to repay any Indebtedness for borrowed money of the Acquired Companies outstanding as of the date of this Agreement or incurred under the Credit Agreement in compliance with Section 4.3(b) and (e) pay fees of Morgan Stanley pursuant to the terms of the engagement letter made available to Parent (together, the aggregate of such amounts, the “Required Amount”), and there is no restriction on the use of such proceeds for such purposes. Parent will have, and shall cause Merger Sub to have, at the Closing, the financial resources and capabilities to fully perform its obligations under this Agreement.
(b) Parent has immediately available and unrestricted cash on hand in the amount of the Parent Termination Fee. There are no existing, and there shall be no, conditions, restrictions or other limitations, contractual or otherwise, that would prevent or delay Parent (including any obligations under Indebtedness) from making any payment that could be required to be made under Section 7.3 by Parent to the Company.
Section 3.9 Stockholder and Management Arrangements. As of the date hereof, except for the Voting Agreements, neither Parent or Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any Company Stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement, the Merger or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which any (i) such holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
Section 3.10 Solvency. As of the Effective Time and immediately after giving effect to the Merger, and, assuming the accuracy of the representations and warranties set forth in ARTICLE II, (a) the amount of the “fair saleable value” of the assets (on a going concern basis) of the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will exceed (i) the value of all liabilities of the Surviving Corporation and such Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of each of the Surviving Corporation and its Subsidiaries on their existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its Subsidiaries, on a consolidated basis, taken as a whole, will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of itself (or of the Surviving Corporation or any of its Subsidiaries).

Section 3.11 Ownership of Company Common Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times for the past three years, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of the Company’s capital stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date hereof, neither Parent nor Merger Sub is an “interested stockholder” of the Company under Section 203(c) of the DGCL.
Section 3.12 Brokers and Other Advisors. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries except for Persons, if any, whose fees and expenses shall be paid by Parent.
Section 3.13 CFIUS Foreign Person Status. Purchaser is not a “foreign person” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.
Section 3.14 No Other Representations or Warranties; Acknowledgement by Parent and Merger Sub.
(a) Except for the representations and warranties expressly set forth in this ARTICLE III or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of Parent or Merger Sub, none of Parent, Merger Sub or any of their Affiliates nor any other Person on behalf of any of them is making or has made any express or implied representation or warranties of any kind or nature whatsoever, including with respect to Parent, Merger Sub or their respective businesses or with respect to any other information made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof and Parent and Merger Sub hereby expressly disclaim any such other representations and warranties.
(b) Parent and Merger Sub acknowledge and agree that, except for the representations and warranties made by the Acquired Companies in this Agreement (as qualified by the Company Disclosure Letter) or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, none of the Acquired Companies or any of their Affiliates nor any other Person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Acquired Companies, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Acquired Companies or any other matter made available to Parent, Merger Sub or their Representatives in expectation of, or in connection with, this Agreement or the Transactions. Neither Parent nor Merger Sub is relying upon and specifically disclaim that they are relying upon or have relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that the Acquired Companies and their Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.
(c) Without limiting the representations and warranties made by the Acquired Companies in this Agreement or any other written agreements or certificates expressly contemplated hereby and delivered pursuant hereto on behalf of the Company, Parent and Merger Sub have conducted their own independent investigation of the Acquired Companies and the Transactions and have had an opportunity to discuss and ask questions regarding the Acquired Companies’ businesses with the management of the Company.
ARTICLE IV

CERTAIN COVENANTS OF THE COMPANY
Section 4.1 Access and Investigation. During the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 7.1 (the “Pre-Closing Period”), upon reasonable advance notice to the Company, the Company shall, and shall cause the Representatives of the Company to, provide Parent and Parent’s Representatives with reasonable access to the Company’s properties, offices, books and records, Contracts, commitments and personnel and other data or information relating to any of the Company or any Subsidiary of the Company (other than any of the foregoing to the extent specifically related to the negotiation and execution of this Agreement or any sale process preceding the execution and delivery of this Agreement, or, except as expressly provided in Section 4.1 or Section 5.1, to any Acquisition Proposal), in each case as Parent reasonably requests solely for purposes of furthering or preparing for post-Closing integration or in connection with the Merger or the other Transactions (including the Equity Financing or, subject to Section 5.11, any Debt Financing); provided, however, that any such access shall be conducted at Parent’s sole cost and expense at a reasonable time during the Company’s normal business hours, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company, and shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Nothing herein shall require the Company to disclose or provide access to any information, if such disclosure or access would, in the Company’s reasonable discretion, (i) materially undermine or waive any attorney-client or other legal privilege (provided, that the Company shall use its commercially reasonable efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not result in a loss of attorney-client or other legal privilege), (ii) contravene any applicable Legal Requirement, fiduciary duty or binding agreement entered into prior to the date of this Agreement (including any confidentiality agreement to which the Company or its Affiliates is a party) (provided, that the Company shall use its reasonable best efforts to allow the disclosure of such document or information (or as much of it as possible) in a manner that does not contravene such Legal Requirement, fiduciary duty or binding agreement); provided, further, that applicable information may be disclosed subject to execution of a joint defense agreement in customary form, disclosure may be limited to Clean Team Representatives (as defined in that certain Clean Team Agreement, dated as of December 7, 2024, by and between Parent and the Company (the “Clean Team Agreement”)), redacted to remove references of the identity of alternative acquirers, and/or disclosure may be limited to “outside counsel” of Parent in which case such documents and information shall be provided only to outside counsel retained by Parent and shall not be disclosed by such outside counsel to any other person unless express permission is obtained in advance from the Company, (iii) result in the disclosure of any valuations of the Company prepared in connection with the Transactions or any other strategic alternative, or (iv) result in the disclosure or use of such document or information in any pending Legal Proceeding between the Parties (provided that the foregoing shall not limit applicable rules of discovery with respect to any Legal Proceeding between the Parties). With respect to the information disclosed pursuant to this Section 4.1, Parent shall comply with, and shall instruct each of Parent’s Representatives who receives such information to comply with, all of its obligations under the Confidentiality Agreement dated November 21, 2024, between the Company and Parent (the “Confidentiality Agreement”) and the Clean Team Agreement. All requests for information made pursuant to this Section 4.1 shall be directed to an executive officer of the Company or other Person designated by the Company. Notwithstanding anything in this Section 4.1 to the contrary, nothing in this Section 4.1 shall be construed to require the Company, any Subsidiary of the Company or any of their respective Representatives to prepare any financial statements, projections, reports, analyses, appraisals or opinions that are not readily available.
Section 4.2 Fairness Opinion. Promptly following the execution of this Agreement, the Company shall deliver or make available to Parent a copy of the Fairness Opinion for informational purposes only.
Section 4.3 Operation of the Acquired Companies’ Business.
(a) During the Pre-Closing Period except (i) as expressly required by this Agreement, (ii) as required by applicable Legal Requirements, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in Section 4.3(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries and each Affiliated Practice, to use commercially reasonable efforts to (A) to conduct its business in the ordinary course of business, (B) to preserve intact their material assets, Contracts and present lines of business, (C) to maintain their rights, franchises and Governmental Authorizations necessary for the conduct of the business of the Acquired Companies, (D) to keep available the services of the executive officers, key employees, and any other key service providers of the Acquired Companies on commercially reasonable terms, and (E) to preserve the goodwill and current relationships of the Acquired Companies with material customers, suppliers and other persons with which the Acquired Companies have material business relations; provided that any failure to take any action prohibited by Section 4.3(b) shall not be deemed a breach of this Section 4.3(a).

(b) During the Pre-Closing Period, except (i) as expressly required by this Agreement, (ii) as required by applicable Legal Requirements, (iii) with the written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, or (iv) as set forth in Section 4.3(b) of the Company Disclosure Letter, the Company and the Subsidiaries of the Company shall not, and, to the extent permitted by applicable Legal Requirements and the terms of the Affiliated Practice Documents, the Company and the Subsidiaries of the Company shall cause the Affiliated Practices not to:
(i) (A) establish a record date for, declare, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Common Stock), except for dividends or other distributions by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Common Stock), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Shares held by a Company Associate only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Stock Awards (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Stock Award (in effect as of the date hereof) between the Company and a Company Associate or member of the Company Board only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to Company Stock Awards; (4) the purchase of Shares in accordance with the terms of the Company ESPP in effect as of the date hereof; (5) pursuant to transactions solely between or among Acquired Companies or (6) pursuant to the terms of the Capped Call Confirmations;
(ii) split, combine, subdivide or reclassify any shares of its capital stock (including the Company Common Stock) or other equity interests;
(iii) sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by any Acquired Company (other than pursuant to agreements in effect as of the date of this Agreement) of (A) any capital stock, equity interest or other security of any Acquired Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of any Acquired Company or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of any Acquired Company (except that the Company may (1) issue Shares as required to be issued upon the settlement of Company RSUs or Company PSUs, upon the exercise of Company Options or upon the vesting of Company Stock Awards, in each case, outstanding as of the date of this Agreement, (2) issue Shares in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (3) sell shares upon exercise of Company Options if necessary to effectuate an optionee direction upon exercise or sales to satisfy the exercise price or Tax obligations with respect to Company Stock Awards, (4) authorize the sale of shares under a Rule 10b5-1 plan in place as of the date hereof, (5) upon the conversion of the Company Convertible Notes, issue Shares, cash or any combination of Shares and cash pursuant to the terms of the Indenture, (6) issue such securities in transactions solely between or among Acquired Companies and (7) transfers of interests in Affiliated Practices from one equityholder to another equityholder as reasonably determined by the Company in accordance with the terms of any Affiliated Practice Document);
(iv) except as required by the terms of any Employee Plan outstanding as of the date hereof and set forth on Section 2.17(d) of the Company Disclosure Letter, or as otherwise permitted under Section 4.3(b)(i) or Section 4.3(b)(iii), establish, adopt, terminate or amend any Employee Plan (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Employee Plans (or any plan, program, arrangement, practice or agreement that would be an Employee Plan if it were in existence on the date hereof), pay or agree to pay any bonus or special remuneration to any Company Associate, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of any Company Associate, except that the Acquired Companies: (A) may, in the ordinary course of business, provide increases in salary or wages, which shall not exceed 3.5% in the aggregate of total base pay for the 2025 fiscal year beginning on March 1, 2024 and ending on February 28,

2025, to any Company Associate who is not (x) a Company Associate with an annual base salary or base cash compensation greater than $250,000, (y) a member of the executive leadership team or (z) a Company Associate that directly reports to the Company’s Chief Executive Officer (collectively, the Company Associates who meet the criteria in clauses (x)-(z), the “Specified Employees”); (B) may replace, renew or extend a broadly applicable Employee Plan in the ordinary course of business that does not materially increase the annual cost of such Employee Plan (as compared to the cost on the date of this Agreement) or benefits provided under such Employee Plan, and (C) may determine and pay annual and quarterly bonus or commission payments to the extent earned in accordance with the terms of the Employee Plans set forth on Section 2.17(d) of the Company Disclosure Letter, including without limitation the determination and payment of annual cash bonuses for the fiscal year ending February 28, 2025 at any time following the conclusion of such fiscal year, provided that such bonuses are based upon metrics approved by the Company Board and payments are based on actual achievement as of February 28, 2025;
(v) (A) enter into (1) any change-of-control agreement with any director, executive officer, employee, or independent contractor or (2) any retention agreement with any director, executive officer employee, or independent contractor, or (B) enter into any employment, severance or other material agreement with, or hire or engage, any director, executive officer, employee, or independent contractor, to the extent necessary to hire an individual other than an individual who is or would be a Specified Employee in the ordinary course of business;
(vi) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of, or would otherwise trigger notice requirements under, the Worker Adjustment and Retraining Notification Act of 1988 or any similar Legal Requirement;
(vii) (x) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents or (y) materially amend or permit the adoption of any material amendment to any Corporate Practice Document;
(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely between or among the Acquired Companies, (B) advances for employee expenses in the ordinary course of business, or (C) the extension of trade credit in the ordinary course of business;
(ix) enter into any corporate joint venture, partnership, limited liability corporation or similar arrangement;
(x) make or authorize any capital expenditures, except for capital expenditures that do not exceed $5,000,000 in the aggregate during any fiscal year;
(xi) incur any Indebtedness after the date of this Agreement, except for (a) the accrual of interest pursuant to the terms of any existing credit facilities or similar arrangements in effect on the date hereof, and (b) any intercompany indebtedness between or among the Acquired Companies;
(xii) sell, lease, transfer, license or otherwise dispose of or assign any portion of its properties or assets individually for consideration in excess of $1,000,000 or in the aggregate for consideration in excess of $2,000,000, except (A) dispositions of supplies, inventory, merchandise or products in the ordinary course of business and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of any Acquired Company, or (B) transfers between or among the Acquired Companies; provided, that any such sale, lease transfer, license or disposition shall be on commercially reasonable terms (including with respect to price), consistent with past practice;
(xiii) acquire any Entity (including a material portion of the outstanding voting securities of any Entity) or business (including assets constituting a material business or business lines), including by merger, consolidation or acquisition of stock or assets, except for acquisitions with respect to transactions between or among the Acquired Companies;
(xiv) materially change any material accounting policies or procedures or any of its methods of reporting income, deductions or other material items, except as required by GAAP or applicable Legal Requirements;

(xv) (A) make or change any material Tax election; (B) settle or compromise any material Tax liability; (C) file any amendment to any material Tax Return; (D) adopt or change any Tax accounting method; (E) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar Legal Requirement) with any Governmental Body or request any Tax ruling from any Governmental Body; (F) enter into any Tax sharing, allocation or indemnification agreement or arrangement (other than such agreements or arrangements (1) exclusively between or among the Acquired Companies or (2) with third parties made in the ordinary course of business, the principal purpose of which is not Tax); or (G) waive or extend the statute of limitations with respect to any Tax Return other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business and consistent with past practices;
(xvi) commence or threaten any Legal Proceeding, except (A) with respect to routine matters in the ordinary course of business where the amounts at issue do not and would not reasonably be expected to exceed $1,000,000; or (B) in connection with a breach of this Agreement or any other agreements contemplated hereby;
(xvii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby, or (B) a settlement involving only the payment of monies by the Acquired Companies of not more than $1,000,000 individually, or $2,000,000 in the aggregate; provided that no such settlement or compromise may involve any injunctive or equitable relief, or impose restrictions, on the business activities of the Parent, Merger Sub, or Acquired Companies other than customary confidentiality restrictions;
(xviii) enter into, amend or extend any collective bargaining agreement or other agreement with any labor organization;
(xix) adopt or implement any stockholder rights plan or similar arrangement;
(xx) adopt a plan or agreement of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization or other reorganization of any of the Acquired Companies (other than a dormant Subsidiary of the Company in the ordinary course of business);
(xxi) abandon, withdraw, terminate, suspend, abrogate, amend or modify in any material respect any Governmental Authorizations;
(xxii) (A) sell, exclusively license or assign to any Person or enter into any Contract to sell, exclusively license or assign to any Person any rights to any material Company IP; or (B) abandon or permit any Registered IP that is Company IP to lapse or enter into the public domain (other than any applications related to immaterial Company IP that the Company intentionally abandons or allows to lapse in its reasonable business judgment and in consultation with Parent);
(xxiii) subject to Section 5.10 with respect to the Company Convertible Notes and Capped Call Confirmations, (A) (1) accelerate, terminate or cancel, or waive, release or assign any right, obligation or claim under, any Material Contract, or (2) amend or modify any Material Contract, in each case of (1) and (2), both outside of the ordinary course of business and in a manner that is material and adverse to the Acquired Companies, taken as a whole, (B) enter into any Contract, which, if entered into would be a Material Contract (other than any Contract (x) with a Top Customer which would be a Material Contract solely by reason of Section 2.9(a)(ii), or (y) which would be a Material Contract solely by reason of Section 2.9(a)(v), in each case, in the ordinary course of business), or (C) enter into any Contract that, after the Closing, would purport to bind Parent or any of its Subsidiaries; -
(xxiv) enter into any agreement to purchase or sell any interest in real property, grant any security interest in real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, violate or terminate any of the terms of any Company Leases;
(xxv) cancel, reduce, terminate or fail to maintain in effect any insurance policies covering the Acquired Companies and their respective properties, assets and businesses;

(xxvi) enter into any new line of business that is not related to, and is not an extension of, the business of the Acquired Companies as of the date of this Agreement or form a new Subsidiary of the Company; or
(xxvii) authorize, or agree or commit to take, any of the actions described in the foregoing clauses of this Section 4.3(b).
(c) Notwithstanding the foregoing, nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time to the extent prohibited by applicable Antitrust Law. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its and its Subsidiaries’ respective operations.
Section 4.4 No Solicitation.
(a) For the purposes of this Agreement, “Acceptable Confidentiality Agreement” shall mean any customary confidentiality agreement that (i) contains provisions that are not materially less favorable in the aggregate to the Company (and the other Acquired Companies) than those contained in the Confidentiality Agreement (except that the confidentiality agreement need not contain standstill provisions) and (ii) does not prohibit the Company from providing any information to Parent in accordance with this Section 4.4 or otherwise prohibit the Company from complying with its obligations under this Section 4.4.
(b) Except as permitted by this Section 4.4 or Section 5.1, during the Pre-Closing Period, the Company shall not, and shall cause the other Acquired Companies and its and their respective directors and officers, and will direct its financial advisors and legal advisors not to, and shall not authorize or permit any of its and their other respective Representatives to, (i) continue any solicitation, knowing facilitation or encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal or Acquisition Inquiry, or (ii) directly or indirectly, (A) solicit, initiate, knowingly induce the making, submission or announcement of, or knowingly facilitate or knowingly encourage (including by way of furnishing non-public information) any Acquisition Proposal or any Acquisition Inquiry, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information relating to any Acquired Company, or afford to any other Person access to the properties, assets, or to any personnel of the Acquired Companies, in connection with or for the purpose of soliciting, initiating, knowingly facilitating or encouraging, an Acquisition Proposal or any Acquisition Inquiry, (C) enter into or accept any letter of intent, term sheet, acquisition agreement, agreement in principle or similar agreement with respect to an Acquisition Proposal or any proposal or offer that is or would reasonably be expected to lead to an Acquisition Proposal (each, a “Company Acquisition Agreement”), or (D) except as otherwise provided in this Section 4.4, approve, endorse or recommend any Acquisition Proposal. Promptly following (and in no event later than twenty-four (24) hours following) the execution of this Agreement, the Acquired Companies shall terminate access by any third party (other than Parent and its Representatives) to any physical or electronic data room organized in connection with, or that would be used to facilitate, any potential Acquisition Proposal and, no later than the second business day following the execution of this Agreement, request the prompt return or destruction of all non-public information concerning any of the Acquired Companies theretofore furnished to any third party within the last twelve (12) months in connection with any potential Acquisition Proposal.
(c) Notwithstanding anything to the contrary set forth in this Agreement, prior to the receipt of the Company Required Vote, if the Company has complied with its obligations under this Section 4.4 (except for failures to comply which are immaterial) and any Acquired Company or any of their respective Representatives receives an unsolicited written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made or renewed on or after the date of this Agreement, (i) the Company and its Representatives may contact and engage in discussions with such Person or group of Persons to the extent necessary to clarify the terms and conditions of such Acquisition Proposal and to inform such Person or group of Persons of the terms of this Section 4.4 and (ii) if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Legal Requirements, then the Company and its Representatives may (A) enter into an Acceptable Confidentiality Agreement and furnish, pursuant to such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Acquired Companies to such Person or group of Persons who has made such Acquisition Proposal and their respective Representatives and financing sources; provided that the Company shall substantially concurrently provide to Parent any non-public information concerning the Acquired Companies that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal, including soliciting the submission of a revised Acquisition Proposal.
(d) Following the date of this Agreement, the Company shall (i) promptly, and in any event, within twenty-four (24) hours after receipt, notify Parent, in writing, if any Acquisition Proposal or Acquisition Inquiry is received by any Acquired Company or any of their Representatives, (ii) provide Parent with the identity of the Person or group of Persons making such Acquisition Proposal or Acquisition Inquiry and a written summary of the material terms and conditions thereof (including copies of any written proposal and written summaries of any oral proposal relating thereto provided to the Company or any of its Representatives), and indicate whether the Company has furnished non-public information to, or entered into discussions or negotiations with, such Person in connection with such Acquisition Proposal or Acquisition Inquiry, (iii) keep Parent reasonably informed of the status of (including changes to any terms of, and any other material developments with respect to) any Acquisition Proposal or Acquisition Inquiry, including the discussions related thereto, on a prompt basis and (iv) upon the reasonable request of Parent, reasonably inform Parent of the status of such Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall promptly (and in no event later than 24 hours after delivery or receipt) provide Parent with copies of any written counterproposal by the Company or any of its Representatives in connection with such Acquisition Proposal or Acquisition Inquiry and any other written documents between the Company or any of its Representatives, on the one hand, and the Person making such Acquisition Proposal or Acquisition Inquiry or any of its Representatives, on the other hand, in connection with such Acquisition Proposal or Acquisition Inquiry. The Company agrees that no Acquired Company will enter into any agreement with any person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 4.4.
(e) Nothing in this Section 4.4 or elsewhere in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (nor shall any of the following constitute a Company Adverse Change Recommendation) (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company Stockholders that is required by applicable Legal Requirements, (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iv) electing to take no position with respect to an Acquisition Proposal until the close of business on the tenth business day after the commencement of such Acquisition Proposal pursuant to Rule 14e-2 under the Exchange Act; provided, however, that this Section 4.4(e) shall not permit (1) the Company to take any actions contemplated by Section 4.4 other than in compliance with Section 4.4 or (2) the Company Board to effect a Company Adverse Change Recommendation, or the Company to effect a termination of the Agreement in accordance with Section 7.1(h), other than in accordance with Section 5.1 and Section 7.1(h).
(f) The Company agrees that (i) in the event any Acquired Company or any director, officer, financial advisor, or legal advisor of any of the Acquired Companies takes any action which, if taken by the Company, would constitute a breach of this Section 4.4, then such action shall be deemed to constitute a breach of this Section 4.4 to the same extent as if the Company took such action, and (ii) if any Acquired Company (A) affirmatively permits any of its Representatives to take any action or (B) is made aware of an action by one of its Representatives and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a breach of this Section 4.4 if taken by the Company, then such action will be deemed to constitute a breach by the Company of this Section 4.4.
ARTICLE V

ADDITIONAL COVENANTS OF THE PARTIES
Section 5.1 Company Board Recommendation.
(a) During the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) withdraw, change, withhold, or qualify (or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw, change, withhold, or qualify (or modify in a manner adverse to Parent or Merger Sub), the

Company Board Recommendation, (ii) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, (iii) fail to cause the Company to issue a press release that unanimously reaffirms the Company Board Recommendation within ten (10) business days after any Acquisition Proposal is publicly announced, (iv) approve, recommend or declare advisable, or allow the Company to execute or enter into any Company Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (v) fail to include the Company Board Recommendation in the Proxy Statement, or (vi) fail to reaffirm, unanimously and publicly, the Company Board Recommendation, within ten (10) days after Parent requests that the Company Board Recommendation be reaffirmed publicly (any action described in clause (i)-(vi) being referred to as a “Company Adverse Change Recommendation”).
(b) Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, at any time prior to the receipt of the Company Required Vote:
(i) in the event that (x) any Acquired Company or any of their Representatives receives a written Acquisition Proposal from any Person, that did not result from a breach of Section 4.4 (other than immaterial breaches), and that has not been withdrawn and (y) the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, the Company Board may (A) make a Company Adverse Change Recommendation or (B) authorize the Company to terminate this Agreement in accordance with Section 7.1(h) and enter into a Company Acquisition Agreement with respect to such Superior Proposal, in the case of each of clauses (A) and (B), if and only if: (1) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take the actions described in clauses (A) or (B) would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (2) the Company has given Parent at least four business days’ prior written notice of its intention to take the actions described in clauses (A) and (B), which notice shall include the material terms and conditions of such Acquisition Proposal, the identity of the Person or group of Persons making such proposal and copies of all definitive agreements relating to such Acquisition Proposal (a “Determination Notice”) (which delivery of such Determination Notice shall not constitute a Company Adverse Change Recommendation); and (3) (I) the Company has complied in all respects (other than immaterial breaches) with its obligations under Section 4.4(d), (II) the Company has afforded Parent four business days (the “Match Period”) after delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Acquisition Proposal would cease to constitute a Superior Proposal, and, to the extent Parent desired to negotiate, the Company has negotiated (and has caused its Representatives to negotiate) in good faith with Parent and its Representatives with respect to such proposed revisions or other proposal, if any, and (III) after considering the terms of this Agreement, the Parent SPA and if any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the last day of the Match Period were to be given effect, the Company Board determined, in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that such Acquisition Proposal continued to constitute a Superior Proposal, and, after consultation with the Company’s outside legal counsel that the failure to make the Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 7.1(h) would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. Issuance of any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not, in and of itself, be considered a Company Adverse Change Recommendation and shall not require the giving of a Determination Notice or compliance with the procedures set forth in this Section 5.1 so long as such communication solely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto; provided, however, that if any such communication has the effect of withdrawing (or qualifying or modifying in a manner adverse to Parent or Merger Sub) the Company Board Recommendation, such communication shall constitute a Company Adverse Change Recommendation. The provisions of this Section 5.1(b)(i) shall also apply to any material amendment to any Acquisition Proposal and require a new Determination Notice, except that the Match Period shall be deemed to be three business days; and
(ii) other than in connection with an Acquisition Proposal, the Company Board (or a committee thereof) may make a Company Adverse Change Recommendation in response to a Change in Circumstances, if and only if: (A) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements; (B) the Company has given Parent a Determination Notice at least four business days prior to making any such Company Adverse Change Recommendation (which notice describes the Change in Circumstance in reasonable detail); and (C) (1) the Company has afforded Parent four business days after the delivery of the Determination Notice to propose revisions to the terms of this Agreement or make another proposal so that such Change in Circumstances would no longer necessitate a Company Adverse Change Recommendation, and, to the extent Parent desired and requested to negotiate, has made its Representatives reasonably available to negotiate in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (2) after considering the terms of this Agreement and the Parent SPA and any written proposals made by Parent, if any, prior to 11:59 p.m. Eastern Time on the fourth business day following delivery of the Determination Notice were to be given effect, the Company Board (or a committee thereof) determined, in good faith, after consultation with and the Company’s outside legal counsel, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstances would be inconsistent with the fiduciary duties of the Company Board under applicable Legal Requirements. For the avoidance of doubt, the provisions of this Section 5.1(b)(ii) shall also apply to any material change to the facts and circumstances relating to such Change in Circumstance and require a new Determination Notice, except that the references to four business days shall be deemed to be three business days.
Section 5.2 Proxy Statement.
(a) As promptly as reasonably practicable (and in any event, within twenty (20) business days) following the date of this Agreement, the Company shall prepare and file with the SEC, in preliminary form, a proxy statement relating to a meeting of the Company Stockholders (the “Company Stockholder Meeting”) (as amended or supplemented from time to time, the “Proxy Statement”). Subject to Section 5.1(b), the Board of Directors of the Company shall include the Company Board Recommendation in the Proxy Statement. Parent shall furnish all information concerning itself and its Affiliates that is reasonably requested by the Company to be included in the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any (written or oral) substantive comments of the SEC with respect to the Proxy Statement and to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable and to file the Proxy Statement with the SEC in definitive form promptly thereafter. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent upon the receipt of any written or oral comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with a copy of all material written correspondence between the Company or any of the Company’s Representatives, on the one hand, and the SEC or its staff, on the other hand (and a summary of any substantive oral conversations) with respect to the Proxy Statement or the Transactions. Until such time as there has been a Company Adverse Change Recommendation, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to filing such documents with the SEC and disseminating such documents to the Company Stockholders and reasonable opportunity to review and comment on all responses to requests for additional information and shall give due consideration, in good faith, to including any comments on each such document or response that are reasonably proposed by Parent. If, at any time prior to the Company Stockholders Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers, directors or other Representatives should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and the Company shall promptly file an appropriate amendment or supplement to the Proxy Statement describing such information with the SEC and, to the extent required by applicable Legal Requirements, cause such amendment or supplement to be promptly disseminated to the Company Stockholders.
(b) If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Merger pursuant to applicable Legal Requirements (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company will use its reasonable best efforts to promptly prepare and file such Other Required Company Filing with the SEC. The Company will use its reasonable best efforts to cause any Other Required Company Filing to comply as to form in with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. Except in connection with a Company Adverse Change Recommendation or thereafter, the Company shall give Parent and its counsel a reasonable opportunity to review and comment on any Other Required Company Filing, including all amendments and supplements thereto, prior to filing with the SEC and shall give due consideration, in good faith, to including any comments on each such Other Required Company Filing that are reasonably proposed by Parent.
(c) The Company shall (i) establish a record date for the Company Stockholder Meeting in accordance with applicable Legal Requirements, the Certificate of Incorporation and the Company’s bylaws, (ii) commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith, and (iii) as promptly as reasonably practicable (and in any event within five (5) business days) after the earlier to occur of (x) the date on which the Company is informed that the SEC does not intend to review the Proxy Statement or has no further comments thereon and (y) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, (A) mail or cause to be mailed the Proxy Statement (including a form of proxy) in definitive form to the Company Stockholders in accordance with applicable Legal Requirements and the Company’s bylaws; and (B) subject to applicable Legal Requirements, take all other action necessary under all applicable Legal Requirements, the Certificate of Incorporation, the Company’s bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholders Meeting. The Company will schedule the Company Stockholder Meeting to be held within thirty-five (35) (unless the Company’s nationally recognized proxy solicitor advises that thirty-five (35) days from the date of the initial mailing the Proxy Statement is insufficient time to submit and obtain the Company Required Vote, in which case, such later date to which Parent consents (such consent not to be unreasonably delayed, conditioned or withheld)) days of the initial mailing of the Proxy Statement. The Company agrees that no matters will be brought before the Company Stockholder’s Meeting other than the adoption of this Agreement and any related and customary procedural matters (including for the avoidance of doubt, any customary advisory vote to approve certain compensation that may become payable to the Company’s named executive officers in connection with the consummation of the Merger and any customary proposal to adjourn or postpone such Company Stockholder Meeting). The Company may adjourn, recess or postpone the Company Stockholder Meeting (I) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, (II) to solicit additional proxies for the purpose of obtaining the Company Required Vote, (III) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (IV) after consultation with Parent, to the extent necessary (y) to permit the preparation, filing and dissemination of any supplement or amendment to the Proxy Statement that the Company has reasonably determined, in consultation with its outside legal counsel, is required under applicable Legal Requirements and (z) to provide an adequate amount of time for such supplement or amendment to be reviewed by the Company Stockholders in advance of the Company Stockholders Meeting, (V) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions; provided that unless otherwise agreed by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be adjourned, recessed, or postponed to a date that is more than ten (10) days after the date for which the then most-recent Company Stockholders Meeting was scheduled or to a date that is on or after the fifth (5th) business day preceeding the Termination Date and the Company may not adjourn, recess, or postpone the Company Stockholders Meeting pursuant to the foregoing clauses (I) and (II) on more than two (2) occassions. The Company shall, unless there has been a Company Adverse Change Recommendation, use its reasonable best efforts to (x) solicit from the Company Stockholders proxies in favor of the Company Required Vote and (y) take all other actions necessary or advisable to secure the Company Required Vote. Notwithstanding the foregoing, and unless this Agreement has been terminated in accordance with Section 7.1, the Company’s obligation to call, give notice of, convene and hold the Company Stockholders Meeting in accordance shall not be limited or otherwise affected by the making, commencement, public disclosure, public announcement or submission to the Company (or the Company Board or any committee thereof) of any Acquisition Proposal, Acquisition Inquiry, or any Company Adverse Change Recommendation. If requested by Parent on up to two (2) separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Company Required Vote, the Company shall postpone or adjourn the Company Stockholders Meeting for up to ten (10) business days on each such occasion, so long as such postponement or adjournment would not require a change to the record date for the Company Stockholders Meeting.
(d) The Company shall, upon the request of Parent following the dissemination of the definitive Proxy Statement, keep Parent reasonably informed regarding the proxies received by the Company with respect to the Company Stockholders Meeting.
(e) Nothing in this Section 5.2 shall be deemed to prevent the Company, the Company Board or any committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 4.4 or Section 5.1(b).
Section 5.3 Filings, Consents and Approvals.
(a) Subject to the terms and conditions set forth in this Agreement, each of the Parties shall use, and shall cause their respective controlled Affiliates and the Affiliated Practices to, use, their respective reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable, including eliminating any impediments under applicable Legal Requirements that are asserted by a Governmental Body, to satisfy the conditions to the Closing and consummate and make effective the Transactions as soon as reasonably practicable, and in any event prior to the Termination Date, including (i) the obtaining of all necessary actions or nonactions, waivers or Consents from Governmental Bodies, including obtaining all consents and otherwise fulfilling all requirements set forth on Schedule 6.2(e), and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body, (ii) the obtaining of all necessary Consents from third parties, and (iii) the execution and delivery of any additional instruments necessary or reasonably advisable to consummate the Transactions.
(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall (and shall cause their respective Affiliates, if applicable, to): (i) promptly, but in no event later than ten (10) business days after the date hereof, or such other date as may be agreed in writing between antitrust counsel for each Party, make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions; and (ii) promptly make all other filings, notifications or other consents as may be required to be made or obtained by such Party as identified on Schedule 6.2(e).
(c) Parent and the Company each shall use reasonable best efforts to promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.3(a). Without limiting the generality of anything contained in this Section 5.3, during the Pre-Closing Period, each Party hereto shall use its reasonable best efforts to (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry by a Governmental Body or third party before a Governmental Body, including allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) promptly give the other Parties notice of the making or commencement of any request, inquiry, investigation or Legal Proceeding brought by a Governmental Body or brought by a third party before any Governmental Body, in each case, with respect to the Transactions, (iii) promptly and regularly keep the other Parties informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding, (iv) promptly inform the other Parties of any communication to or from the FTC, DOJ or any other Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (v) promptly furnish to the other Parties with copies of documents, written communications or materials provided to or received from any Governmental Body in connection with any such request, inquiry, investigation, action or Legal Proceeding, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal to be made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding and (vii) except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any such request, inquiry, investigation or Legal Proceeding in respect of the Transactions, provide advance notice of and permit authorized Representatives of the other Party to be present at each meeting, telephone or video conference relating to such request, inquiry, investigation or Legal Proceeding (to the extent practicable); provided that documents and information provided to the other Party pursuant to this paragraph (A) may be redacted (1) to remove references to valuation of the Company or the identity of alternative acquirers, (2) to comply with contractual arrangements existing as of the date hereof, or (3) to protect legal privilege, and (B) may, if deemed advisable or necessary by the providing Party, be designated as “outside counsel only,” in which case such documents and information shall be provided only to outside counsel and consultants retained by such counsel and shall not be disclosed by such outside counsel or consultants to any other Person unless express permission is obtained from the source of the materials or its counsel. Each Party, unless otherwise agreed to in writing, shall use reasonable best efforts to respond as promptly as practicable to any request for information, documentation, other material or testimony that may be reasonably requested by any Governmental Body. Parent shall pay all filing fees under the HSR Act and all filing fees required under other Antitrust Laws or to obtain any other Governmental Authorization; provided that Parent and the Company each shall bear its own costs for the preparation of any such filings.
(d) Notwithstanding anything herein to the contrary, (i) after seeking to consult with the Company and considering in good faith the views the Company provides in a reasonable amount of time thereafter, Parent shall control the strategy of the parties with respect to seeking any Consents of any Governmental Body with respect to the Merger in the event of a dispute among the Parties, and shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent; and (ii) none of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates shall be required to, and the Company may not and may not permit any other Acquired Company to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of any Acquired Company, Parent, Merger Sub or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of any Acquired Company (including the Surviving Corporation), Parent, Merger Sub or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of any Acquired Company (including the Surviving Corporation), Parent, Merger Sub or any Subsidiary of any of the foregoing; provided that if requested by Parent, the Company shall and shall cause the other Acquired Companies to become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Acquired Companies in the event the Closing occurs.
(e) Prior to the Closing, Parent and Merger Sub shall not, and shall cause their respective Subsidiaries to not, acquire, agree to acquire, or enter into a strategic transaction with, by merging or consolidating with, or by purchasing or selling a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise enter into any acquisition agreement, if the entering into of any agreement relating to or the consummation of such acquisition, merger, or consolidation would reasonably be expected to, (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, clearance, approval or order of a Governmental Body necessary to consummate the Merger and the Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Legal Requirements, (ii) materially increase the risk of any Governmental Body entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger and the Transactions or (iii) otherwise materially delay or impede the consummation of the Merger and the Transactions.
(f) Parent, Merger Sub, and the Company shall defend through litigation on the merits any claim asserted by any Governmental Body, seeking any Legal Restraint (whether temporary, preliminary or permanent) that would prevent, materially impair or materially delay the Closing from occurring prior to the Termination Date; provided that Parent shall control the strategy with respect thereto in the event of a dispute among the Parties.

Section 5.4 Company ESPP. Effective as of the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (each a “Current ESPP Offering Period”), no employee who is not a participant in the Company ESPP as of the date hereof may become a participant in the Company ESPP and no participant may make additional contributions (whether in the form of payroll deductions or otherwise) following the date hereof; (ii) subject to the consummation of the Merger, the Company ESPP shall terminate effective immediately prior to the Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date prior to the Closing Date as specified by the Company Board in accordance with the Company ESPP. On such date, the Company will apply the funds credited as of such date pursuant to the ESPP within each participant’s account to the purchase of whole shares of Company Common Stock in accordance with the terms of the ESPP. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Transactions), the Company will terminate the ESPP.
Section 5.5 Employee Benefits.
(a) For no less than one year following the Closing Date, Parent shall provide, or cause to be provided, and to the extent permitted by the terms of the Affiliated Practice Documents and subject to applicable Legal Requirements, cause the Affiliated Practices to provide, to each employee of the Company and its Subsidiaries and the Affiliated Practices (as applicable) who is employed by the Company or one of its Subsidiaries or the Affiliated Practices (as applicable) as of immediately prior to the Effective Time and who continues to be employed by the Surviving Corporation (or any Affiliate thereof) during such period (each, a “Continuing Employee”) (i) aggregate cash compensation that is substantially comparable to the aggregate cash compensation of such Continuing Employee as of the date of this Agreement and (ii) aggregate health and welfare benefits that are substantially comparable to the aggregate health and welfare benefits of such Continuing Employee as of the date of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 5.5 or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent or the Surviving Corporation or the Affiliated Practices; (ii) be deemed to establish, amend, modify or cause to be adopted any Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time. Except as explicitly provided in Section 8.7, no Company Associate shall be deemed to be a third-party beneficiary of this Agreement.
(b) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.
(c) To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Parent or the Surviving Corporation or any of its Affiliates, then Parent shall, and shall cause its Affiliates to, to the extent permitted under the applicable benefit plan, (i) waive all limitations as to pre-existing conditions, exclusions, actively-at-work requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents), to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated immediately prior to the Effective Time, (ii) ensure that such health or welfare benefit plan shall, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees (and their eligible dependents) for service and amounts paid prior to the Effective Time with the Company or any Subsidiary of the Company or any Affiliated Practice (as applicable) to the same extent that such service and amounts paid was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company or any Subsidiary of the Company or any Affiliated Practice (as applicable) and (iii) as applicable, credit each Continuing Employee with his or her contribution balances, if any, under the health savings accounts, flexible spending accounts and dependent care spending accounts administered under Employee Plans which contributions are made during the Employee Plan year in which the Closing occurs.
(d) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Transactions, the Company shall ensure that any such Legal Requirements are complied with and consult with Parent prior to delivering any such notification or consultation. Prior to the Effective Time, subject to applicable Legal Requirements, the Company shall not, and shall ensure that none of the other Acquired Companies (as applicable) shall, communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation or other compensation or benefits matters related to or impacted by any of the Transactions (whether alone or in combination with additional events), including the matters described in this Section 5.5, without the prior written approval of Parent, which shall not be unreasonably withheld, conditioned or delayed.
Section 5.6 Company 401(k) Plan. Unless, at least ten (10) business days prior to the Effective Time, Parent provides written notice to the Company directing the Company not to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the Effective Time occurs (the “401(k) Termination Date”). If the Company 401(k) plan is terminated pursuant to this Section 5.6, then as soon as practicable following the 401(k) Termination Date, Parent shall, to the maximum extent permitted under Parent’s 401(k) plan, permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer their account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.
Section 5.7 Retention Arrangements.
(a) Promptly following the Closing, Parent shall adopt a cash retention award program described on Schedule 5.7(a).
(b) Promptly following the Closing, Parent shall grant to each Continuing Employee a retention option award in accordance with the parameters described on Schedule 5.7(b).
Section 5.8 Indemnification of Officers and Directors.
(a) The Parties agree that, to the fullest extent permitted by applicable Legal Requirements, all rights to indemnification, advancement of expenses and exculpation by the Company or another Acquired Company existing in favor of those Persons who are directors and officers of any Acquired Company as of the date of this Agreement or have been directors or officers of any Acquired Company in the past (the “Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), as provided in the certificate of incorporation and bylaws (or applicable governing documents) of the applicable Acquired Company (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Acquired Company and said Indemnified Persons as set forth on Section 5.8(a) of the Company Disclosure Letter and in effect as of the date of this Agreement in the forms made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement (such obligations, the “Existing Indemnification Obligations”), shall survive the Closing and to the fullest extent permitted under applicable Legal Requirements shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of such Indemnified Persons, and shall be observed by the Surviving Corporation and its Subsidiaries to the fullest extent available under applicable Legal Requirements for a period of six years from the Effective Time, and any claim made pursuant to such rights within such six-year period shall continue to be subject to this Section 5.8(a) and the rights provided under this Section 5.8(a) until disposition of such claim (even if after such six-year period).
(b) From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall (and Parent shall cause the Surviving Corporation to), to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person in his or her capacity as an officer or director of an Acquired Company against all losses, claims, damages, liabilities, fees, expenses (including reasonable and documented attorneys’ fees), judgments, amounts paid in settlement or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding based on or arising out of, in whole or in part, the fact that such Indemnified Person is or was (or any acts or omissions by such Indemnified Person in his her or capacity as) a director or officer of an Acquired Company at or prior to the Effective Time and pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time), including any such matter arising under any claim with respect to the Transactions, in each case, to the extent required by the Existing Indemnification Obligations. Without limiting the foregoing, from the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Legal Requirements, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 5.8(b) within 15 days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of appropriate undertakings in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 5.8(b).
(c) From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (an accurate and complete copy of which has been made available by the Company to Parent or Parent’s Representatives prior to the date of this Agreement) for the benefit of the Indemnified Persons who are currently covered by such existing policy with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable) on terms with respect to coverage, deductibles and amounts no less favorable than such existing policy. At Parent or the Company’s election prior to the Effective Time, Parent or the Company, as applicable, may (through a nationally recognized insurance broker) purchase a six-year “tail” policy for the existing policy, effective as of the Effective Time, and if such “tail policy” has been obtained, it shall be deemed to satisfy all obligations to obtain or maintain insurance pursuant to this Section 5.8(c); provided that the cost of such “tail” policy shall not exceed 275% of the annual premium currently payable by the Company as of the date of this Agreement with respect to such existing policy. Notwithstanding anything to the contrary in this Section 5.8(c), in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 275% of the annual premium currently payable by the Acquired Companies as of the date of this Agreement with respect to such existing policy, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount.
(d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall expressly assume the obligations set forth in this Section 5.6.
(e) The provisions of this Section 5.6 shall survive the Merger and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns and heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract, under applicable Legal Requirements or otherwise. Unless required by applicable Legal Requirement, this Section 5.6 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their successors, assigns or heirs without the prior written consent of the affected Indemnified Person.
Section 5.9 Securityholder Litigation. Until the termination of this Agreement in accordance with ARTICLE VII, the Company shall promptly (and in any event within 24 hours) notify Parent of any Transaction Litigation and shall keep Parent informed on a prompt and timely basis with respect to the status and any material developments thereof (including by providing Parent copies of all notices, demands, correspondence, or pleadings with respect thereto, in each case subject to taking any action necessary to preserve attorney-client privilege between such Party and its counsel, including entering into a joint defense agreement). The Company shall give Parent a reasonable opportunity to participate (at Parent’s expense) in the defense or settlement of any such Transaction Litigation, including the right to review and comment on all material filings or responses to be made by the Company in connection with such Transaction Litigation and the right to consult on the settlement with respect to such litigation, and reasonably cooperate with Parent in conducting the defense or settlement of such Transaction Litigation, including by considering any comments from Parent with respect thereto in good faith. No settlement shall be agreed to without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.9, “participate” means that Parent will have the right to review and may offer comments or suggestions with respect to such Transaction Litigation, including on filings and responses, and the Company will give good faith consideration to such comments and suggestions, but Parent will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
Section 5.10 Convertible Notes; Capped Call Transactions.
(a) On the Closing Date, Parent, Merger Sub and the Company shall, as and to the extent required by the Indenture, execute, and use reasonable best efforts to cause the Trustee to execute, any supplemental indenture(s) required by the Indenture and deliver any certificates and other documents required by the Indenture to be delivered by such persons in connection with such supplemental indenture(s). Prior to the Effective Time, the Company shall use its reasonable best efforts to, and within the time periods required, give any notices and take all actions required under, and with prior consent of Parent, not to be unreasonably withheld, conditioned or delayed, may take actions permitted, under the terms of the Company Convertible Notes, the Indenture or under applicable Legal Requirements, which actions shall include the Company (or its Subsidiaries or other Representatives, as applicable) (i) giving any notices that may be required in connection with the Merger and the other transactions contemplated by this Agreement and settling any conversions of the Company Convertible Notes occurring prior to or as a result of the Merger, (ii) preparing any supplemental indentures required in connection with the Merger and the other transactions contemplated by this Agreement and the consummation thereof to be executed and delivered to the Trustee at or prior to the Effective Time, in form and substance reasonably satisfactory to the Trustee and Parent, (iii) delivering any officer’s certificates and legal opinions, as may be necessary to comply with all of the terms and conditions of the Indenture in connection with the Merger and the other transactions contemplated by this Agreement and (iv) providing all assistance and taking all other actions reasonably requested by Parent that are customary or necessary in connection therewith or required to the fulfillment of the Company’s obligations under the terms of the Company Convertible Notes and the Indenture. The Company will give Parent and it counsel the opportunity to review and comment on each such document or instrument, in each case, in accordance with the foregoing, at least three (3) business days before such document or instrument is provided to a trustee under the Indenture. Notwithstanding anything to the contrary in this Agreement, prior to the Effective Time, the Company may make any settlement election with respect to any Conversion Date (as defined in the Indenture) under the Indenture and settle conversions of the Company Convertible Notes pursuant to the terms of the Indenture. Notwithstanding anything to the contrary in this Section 5.10, but subject to the terms of the Indenture, nothing herein shall require the Company to make any payment with respect to the Company Convertible Notes in connection with the Merger (including in connection with the settlement of any conversion obligations), prior to the occurrence of the Effective Time.
(b) Prior to the Effective Time, the Company shall use its reasonable best efforts to (i) take actions reasonably requested by Parent in connection with making elections under, amending, negotiating adjustments, obtaining waivers or unwinding or otherwise settling the Capped Call Confirmations effective as of on or after the Effective Time, (ii) promptly advise Parent of any notices or other communications with the counterparties to the Capped Call Confirmations in respect of any settlement or termination thereof or adjustment thereto (including notices of adjustments received by the Company arising out of an Announcement Event (as defined in the Capped Call Confirmations)), and (iii) cooperate with Parent with respect to its efforts to settle, terminate or amend the Capped Call Confirmations effective as of on or after the Effective Time and the negotiation of any termination or settlement payment or valuation related thereto or the negotiation of any amendment thereto, as applicable; provided, that the Company shall not agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, nothing in this Section 5.10 shall require the Company to (i) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Indenture or any Capped Call Confirmation prior to the occurrence of the Effective Time (other than to the extent expressly required under the Indenture or Capped Call Confirmation), (ii) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, in each case with respect to the Indentures or any Capped Call Confirmation, that is effective prior to the occurrence of the Effective Time, or (iii) refrain from delivering, or delay the delivery of, any notice required by the terms of the Indentures or the Capped Call Confirmations (it being understood that to the extent reasonably practicable the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).
Section 5.11 Payoff of Existing Credit Agreement. The Company will deliver to Parent at least three (3) business days prior to the Closing a customary payoff letter (the “Payoff Letter”) in connection with the repayment of all amounts outstanding under the Credit Agreement, which Payoff Letter will provide for, among other customary items (and subject to receipt of the applicable payoff amount), customary lien and guarantee releases with respect to the assets of the Company and the Subsidiaries of the Company.
Section 5.12 Financing; Financing Cooperation.
(a) Prior to the Closing, the Company shall use reasonable best efforts to provide, and to cause the Subsidiaries of the Company and the Affiliated Practices (as applicable) and each of its and their Representatives to use reasonable best efforts to provide, such customary cooperation as is reasonably requested in connection with the arrangement and/or consummation of the Debt Financing by Parent, including: (a) subject to the Confidentiality Agreement, furnishing Parent with financial and operating information regarding the Acquired Companies as Parent shall reasonably request in writing, that is reasonably required in connection with the arrangement and/or consummation of the Debt Financing or the preparation of customary financing documentation in connection therewith and that is available to the Acquired Companies in the ordinary course of business, (b) assisting in the preparation, execution and delivery of the Debt Financing Documents, including the schedules and exhibits thereto, provided, that no obligation of the Acquired Companies under any such document or agreement shall be effective until the Closing, (c) no later than three (3) business days prior to the Closing Date, furnishing all documentation and other information about the Acquired Companies under applicable “know-your-customer” and anti-money laundering rules and regulations as is, in each case, reasonably requested at least ten (10) business days prior to the Closing Date, and (d) facilitating the pledge of collateral in connection with the Debt Financing, provided, that no such pledge shall be effective until the Closing; provided that any obligations contained in all such documents shall be subject to the occurrence of the Closing and any execution thereof shall only be required to the extent the officer or director requested to execute the same shall continue in his or her existing role following the Closing Date. Notwithstanding anything in this Agreement to the contrary, (i) none of the Acquired Companies or their respective Affiliates shall be required to provide any financial information other than the financial statements filed by the Company with the SEC in accordance with its reporting obligations under the Exchange Act or prepare, produce or provide any pro forma financial information or pro forma financial statements, (ii) none of the Acquired Companies or their respective Affiliates shall be required to deliver any solvency opinions, negative assurance letters or legal opinions in connection with the Debt Financing, (iii) none of the Acquired Companies or their respective Affiliates or any of their respective Representatives shall be required to pledge any assets or execute or enter into any Debt Financing Documents or any certificate, instrument, agreement or other document in connection with the Debt Financing, in each case, which will be effective prior to the Closing and such execution shall solely be required to the extent that such director, officer, employee or agent will be continuing in such capacity following Closing, (iv) nothing in this Section 5.12 shall require cooperation or other actions or efforts on the part of the Acquired Companies or their respective Affiliates, or any of their respective Representatives in connection with the Debt Financing to the extent (A) it would waive or amend any term of this Agreement or result in the breach of any provision of this Agreement or inaccuracy of any representation and warranty of the Parties hereunder, or the failure to satisfy (or delay in the satisfaction of) any closing condition set forth in this Agreement, (B) it would reasonably be expected to conflict with or result in a violation or breach of, or default (with or without notice, or lapse of time or both) under, any applicable Legal Requirement or order or any Contract to which any Acquired Company or their respective Affiliates are a party or by which any of their respective properties or assets is bound, or (C) it could reasonably be expected to unreasonably interfere with the businesses or operations of any of the Acquired Companies or any of their respective Affiliates in any material respect,

(v) none of the Acquired Companies or their respective Affiliates, or any of their Representatives will be required to pay or agree to pay any commitment or other similar fee, or incur or agree to incur any other liability or obligation, or bear or agree to bear any unreimbursed cost or expense, or give or agree to give any indemnities to any third parties, or otherwise commit to take any similar action pursuant to this Section 5.12, prior to the Closing, (vi) nothing in this Section 5.12 shall require the pre-Closing board of directors or pre-Closing similar governing body of any of the Acquired Companies to adopt resolutions approving any Debt Financing Document or any other agreements, documents or instruments pursuant to which the Debt Financing is made, (vii) none of the Acquired Companies, their respective Affiliates or any of their respective Representatives shall be required to take any other actions that could reasonably be expected to result in personal liability to the Representatives of any of the Acquired Companies, (viii) nothing in this Section 5.12 shall require cooperation or other action that would reasonably be expected to result in a violation of any binding confidentiality arrangement or that would reasonably be expected to jeopardize any applicable legal privilege (provided that the Company shall use its reasonable best efforts to notify Parent of any action not so taken and to provide such information without causing such violation or loss), and (ix) nothing in this Section 5.12 shall require any of the Acquired Companies or their respective Affiliates to take any action that would conflict with or violate their respective certificate of formation, bylaws, partnership agreement, operating agreement or comparable organizational documents. The Company hereby consents to the use of the logos of the Acquired Companies in a customary manner solely in connection with the Debt Financing; provided, that such logos shall be used solely in a manner that is not intended to, and would not reasonably be expected to, harm, disparage or otherwise materially and adversely affect any of the Acquired Companies or their reputation or goodwill. Notwithstanding anything to the contrary in the Confidentiality Agreement, the Company hereby agrees and consents for all financing sources or potential financing sources of Parent to be deemed Permitted Financing Sources (as defined in the Confidentiality Agreement) under the Confidentiality Agreement. The Company will be deemed to be in compliance with this Section 5.12 at all times unless and until (A) Parent provides written notice (the “Non-Cooperation Notice”) to the Company of any alleged failure to comply, or action or failure to act which could be believed to be a breach of this Section 5.12, (B) Parent includes in such Non-Cooperation Notice reasonable detail regarding the cooperation required to cure such alleged failure (which will not require the Company to provide any cooperation that it would not otherwise be required to provide under this Section 5.12) and (C) the Company fails to take the actions specified in such Non-Cooperation Notice within five business days from delivery of such Non-Cooperation Notice.
(b) Parent will not permit any replacement, amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Parent SPA if such amendment, replacement, modification or waiver would, or would reasonably be expected to: (i) reduce the aggregate amount of the Equity Financing contemplated by the Parent SPA to be funded on the Closing Date to less than an amount necessary to fund the Required Amount, except to the extent replaced with a Qualified Debt Financing (as defined in the Parent SPA); (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the funding of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to materially delay the Closing or prevent the funding of all or any portion of the Equity Financing (or satisfaction of the conditions to the funding of all or any portion of the Equity Financing) in an amount necessary to fund the Required Amount; (iii) prevent or materially delay the timely consummation of the Equity Financing or the Closing; or (iv) adversely affect the ability of Parent or the Company to enforce its rights against other parties to the Parent SPA as so amended, replaced, modified or waived, relative to the ability of Parent or the Company to enforce its rights against such other parties to the Parent SPA as in effect on the date hereof. Parent will not permit any termination of the Parent SPA. Parent shall deliver to the Company copies of any amended or restated Parent SPA or any written waiver thereto promptly following the execution thereof. Any reference in this Agreement to “Equity Financing” will include the financing contemplated by the Parent SPA as amended, restated, amended and restated, supplemented, replaced or modified. Subject to the terms and conditions of this Agreement, Parent will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the Equity Financing on the terms and conditions described in the Parent SPA, including using its reasonable best efforts to (i) maintain in effect the Parent SPA in accordance with the terms thereof and subject to the conditions set forth therein; (ii) satisfy on a timely basis all conditions to funding the Equity Financing contemplated under the Parent SPA to be funded on the Closing Date that are applicable to Parent in the Parent SPA; (iii) consummate the Equity Financing at or prior to the Closing; and (iv) comply with its obligations pursuant to the Parent SPA. Parent shall not, without the prior written consent of the Company, take any action or enter into any transaction that would or would be reasonably expected to materially delay or prevent the delivery of all or any portion of the cash amount of the Equity Financing necessary, after taking into account other immediately available sources and amounts available on or prior to the Closing Date (none of which are subject to any conditions to funding), to fund in cash at least the Required Amount. Parent will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Parent SPA when they become due. Parent shall provide such updates regarding the status of its efforts to arrange the Equity Financing as are reasonably requested by the Company. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (i) of any breach or default (or any event or circumstance that, with notice or lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Parent SPA, in each case, of which Parent becomes aware, or (ii) if for any reason Parent at any time believes that it will not be able to obtain all or any portion of the Equity Financing contemplated to be funded at Closing and necessary (together with any cash on hand and other available financing, none of which are subject to any conditions to funding) to fund the Required Amount at Closing.
(c) Parent and Merger Sub acknowledge and agree that the obtaining of the Debt Financing, the Equity Financing, or any alternative financing, is not a condition to the Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Debt Financing, Equity Financing or any alternative financing, subject to fulfillment or waiver of the conditions to the Closing set forth in Section 6.1 and Section 6.2. If the Debt Financing, Equity Financing or any alternative financing has not been obtained, Parent will continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2, to consummate the Transactions.
Section 5.13 Costs and Expenses. Parent will (a) promptly (and in any event no later than the proper and valid termination of this Agreement pursuant to, and in accordance with Section 7.1) following written request therefor, reimburse the Acquired Companies for any reasonable and documented out-of-pocket costs and expenses incurred or otherwise payable by any of the Acquired Companies in connection with their cooperation pursuant to and in compliance with Section 4.1 and Section 5.12 and (b) indemnify and hold harmless the Acquired Companies, and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in complying with their obligations in connection with the arrangement of the Debt Financing taken in accordance with Section 5.12 and any information utilized in connection therewith. Any such request submitted by the Acquired Companies or its Representatives under this Section 5.13 or otherwise, shall be delivered promptly to Parent following the incurrence of such costs as a condition precedent to the Reimbursement Obligation being a valid and binding obligation on Parent. Parent’s obligations pursuant to this Section 5.13 are referred to collectively as the “Reimbursement Obligations.” Notwithstanding the foregoing or anything to the contrary in this Agreement, in no event shall Parent be obligated to reimburse, indemnify or otherwise pay or hold harmless any Persons pursuant to the foregoing sentence of this Section 5.13 to the extent such cost, loss, liability, fine, expense or damage resulted, as finally determined by a court and not subject to appeal, from the willful misconduct or gross negligence of such Person.
Section 5.14 Confidentiality. All non-public or other confidential information provided by any of the Acquired Companies or any of their respective Representatives pursuant to this Agreement will be kept confidential in accordance with the Confidentiality Agreement and the Clean Team Agreement (as applicable), except that Parent and the Merger Sub will be permitted to disclose such information to any Debt Financing Sources or prospective debt financing sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with any such Debt Financing (and, in each case, to their respective Representatives) so long as such Persons (i) agree to be bound by the Confidentiality Agreement and Clean Team Agreement (as applicable) as if parties thereto or (ii) are otherwise subject to customary confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary.
Section 5.15 Disclosure. The initial press release relating to this Agreement shall be a joint press release issued by, and whose form and content shall be agreed to in advance by, the Company and Parent and thereafter Parent and the Company shall consult with each other before issuing any further press release(s), otherwise making any public statement or making any announcement to Company Associates (to the extent disclosure of the content thereof was not previously issued or made in accordance with this Agreement), in each case with respect to the Merger, this Agreement or any of the other Transactions and shall not issue any such press release, public statement or announcement to Company Associates without the other Party’s written consent (which shall not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing: (a) each Party may, without such consultation or consent, make any public statement to (including to media, analysts, Company Stockholders, investors or those attending industry conferences) and, subject to Section 5.5, make internal announcements to its employees and contractors, in each case so long as such statements, announcements or disclosures are consistent with previous press releases, public disclosures or public statements made in accordance with this Section 5.15; (b) a Party may, without the prior consent of the other Party hereto but subject to giving advance notice to the other Party, issue any such press release or make any such public announcement or statement as may be required by any Legal Requirement; (c) the Company need not consult with Parent in connection with any press release, public statement that relates to any Acquisition Proposal or Company Adverse Change Recommendation and any related matters; and (d) no consultation or consent of the other Party shall be required with respect to any dispute between the Parties related to this Agreement or the Transactions.
Section 5.16 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent and the Company and the members of their respective boards of directors (or respective committees thereof) shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.
Section 5.17 Section 16 Matters. The Company, and the Company Board, shall, to the extent necessary, take appropriate action, prior to or as of the Closing, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Stock Awards in the Transactions by applicable individuals and to cause such dispositions or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.18 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Legal Requirement and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as possible after such delisting. Unless required by applicable Legal Requirements, the Company shall not cause the Shares to be delisted from Nasdaq prior to the Effective Time.
Section 5.19 Director and Officer Resignations. Unless otherwise requested by Parent, the Company shall use commercially reasonable efforts to cause to be delivered to Parent prior to the Closing resignations, in form and substance reasonably satisfactory to Parent, executed by each director (or similar position) or officer of the Company and each of its Subsidiaries, in each case, conditioned and effective upon the Effective Time, and the Company shall cooperate with Parent in preparing for the replacement, upon the Effective Time, of directors and officers of the Company and each of its Subsidiaries with those Persons designated by Parent.
Section 5.20 Notice of Certain Events. Each Party hereto will deliver, as promptly as practicable, notice to the other Parties hereto of such Party becoming aware (a) of any breach of any covenant or agreement made by such Party in this Agreement or (b) that any representation or warranty made by such party has become untrue or inaccurate in any respect, in the case of each of (a) and (b), if and only to the extent that such untruth, inaccuracy or breach would reasonably be expected to cause any of the conditions set forth in ARTICLE VI to fail to be satisfied; provided, that the delivery of any notice pursuant to this Section 5.19 shall not cure any breach or inaccuracy of any covenant, agreement, representation or warranty made by or of the notifying party or limit the remedies available to the parties receiving such notification.
Section 5.21 Merger Sub Stockholder Consents. Immediately following the execution of this Agreement the sole stockholder of Merger Sub shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting this Agreement.
Section 5.22 Cash Maintenance. At all times after the execution of this Agreement on the date hereof until the earlier of the payment of (a) the Parent Termination Fee and (b) the Merger Consideration, Parent (i) shall maintain an amount of immediately available, unrestricted cash on hand equal to the Parent Termination Fee, such that there is no condition, restriction or other limitation, contractual or otherwise, that would prevent or delay Parent from making any payment that could be required to be made under Section 7.3 by Parent to the Company, and (ii) shall not agree to, commit to or otherwise enter into any condition, restriction or other limitation, contractual or otherwise, that would prevent or delay Parent from making any payment that could be required to be made under Section 7.3 by Parent to the Company.
Section 5.23 FIRPTA Statement. Prior to the Closing, the Company shall deliver to Parent a certificate in the form and substance required under Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, in each case, duly executed by the Company and in form and substance reasonably acceptable to Parent. Notwithstanding anything to the contrary in this Agreement, the failure to deliver such certificate pursuant to this Section 5.23 shall only entitle Parent to withhold Taxes as required by applicable Legal Requirements.
ARTICLE VI

CONDITIONS PRECEDENT TO THE MERGER
Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions:
(a) The Company will have received the Company Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof).
(b) (i) Any waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) no agreement with the FTC or DOJ not to consummate the Merger, if such agreement is mutually agreed to in writing by Parent and the Company (which shall not be unreasonably withheld, conditioned or delayed), shall be in effect.
(c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction shall be in effect, nor shall any Legal Requirement have been entered, enforced, enacted, or deemed applicable to the Merger after the date hereof by any Governmental Body, in each case which prohibits or makes illegal the consummation of the Merger (any such Order or Legal Requirement, a “Legal Restraint”). For the avoidance of doubt, the receipt of a Specified Letter by a Party shall not be a basis for concluding that any closing condition is not satisfied for purposes of Section 6.1(b) or this Section 6.1(c).
Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction (or waiver, if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:
(a) (i) the representations and warranties of the Company set forth in this Agreement (except for the representations and warranties described in clauses (ii) and (iii) of this Section 6.2(a)) shall be true and correct in all respects (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Section 2.1(a)-(d), Section 2.2, the first sentence of Section 2.3(f), Section 2.5(c), Section 2.26, Section 2.27 and the first sentence of Section 2.28 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), and (iii) the representations and warranties of the Company set forth in Section 2.3(a) (other than the fourth sentence thereof), Section 2.3(c) and Section 2.3(e) shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar qualification or limitation set forth therein) in all respects on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date except for any inaccuracies which are de minimis in amount and nature.
(b) The Company shall have performed and complied in all material respects with the covenants and agreements it is required to comply with or perform at or prior to the Closing under this Agreement.
(c) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.
(d) Parent and Merger Sub shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
(e) The Company shall have submitted all notifications and obtained all approvals contemplated under Schedule 6.2(e).
Section 6.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver if permissible pursuant to applicable Legal Requirements) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:
(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality”, “Parent Material Adverse Effect”, or similar qualification or limitation set forth therein) on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date or time, in which case as of such earlier date or time), except where the failure of any such representation or warranty to be true and correct has not had, and would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.
(b) Parent and Merger Sub shall have performed and complied in all material respects with the covenants and agreements they are required to comply with or perform at or prior to the Closing under this Agreement.
(c) The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
ARTICLE VII

TERMINATION
Section 7.1 Termination. This Agreement may be terminated prior to the Effective Time:
(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;
(b) by either Parent or the Company if the condition set forth in Section 6.1(c) is not satisfied and a Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a Party if in the case of the Company, its, and in the case of Parent, its or Merger Sub’s, material breach of any provision of this Agreement was a principal cause of the failure to satisfy the condition set forth in Section 6.1(c) or of such Legal Restraint becoming final and nonappealable;
(c) by either Parent or the Company if the Effective Time shall not have occurred on or prior to 11:59 p.m. Eastern Time on October 7, 2025 (such date, the “Termination Date”); provided, however, that in the event that on the original Termination Date, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) (to the extent such Legal Restraint relates to, arises under, or is in connection with the Sherman Act, the Clayton Act, the HSR Act or the Federal Trade Commission Act) or Section 6.2(e) (to the extent such Legal Restraint relates to, arises under, or is in connection with state healthcare regulatory laws) have not been satisfied but all other conditions set forth in ARTICLE VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being satisfied at the Closing), then the Termination Date shall be automatically extended without further action by the Parties until 11:59 p.m. Eastern Time on January 7, 2026 (and in the case of such extension, any reference to the Termination

Date in this Agreement shall be a reference to the Termination Date, as extended); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to any Party if its (or in the case of Parent, Merger Sub’s) material breach of any provision of this Agreement was a principal cause of, or directly resulted in, the failure of the Effective Time to occur by the Termination Date;
(d) by either Parent or the Company, if the Company Stockholder Meeting (including any adjournment or postponement thereof) shall have concluded and the Company Required Vote shall not have been obtained;
(e) by Parent if the Company has breached or failed to perform any of its respective covenants or agreements in this Agreement, or if any of the representations or warranties of the Company in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of the condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, if measured as of the time Parent asserts a right of termination pursuant to this Section 7.1(e), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 7.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Company Breach Notice Period”), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Company Breach Notice Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if Parent or Merger Sub is then in breach of any covenant or agreement of this Agreement or any representation or warranty of Parent in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not then be satisfied;
(f) by Parent, if at any time prior to the Company obtaining the Company Required Vote, the Company Board has effected a Company Adverse Change Recommendation;
(g) by the Company, if Parent or Merger Sub has breached or failed to perform any of its respective covenants or agreements in this Agreement, or if any of the representations or warranties of Parent or Merger Sub in this Agreement is inaccurate, which breach, failure to perform or inaccuracy would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b), as applicable, if measured as of the time the Company asserts a right of termination pursuant to this Section 7.1(g), except that if such breach, failure or inaccuracy is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 7.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least thirty (30) days prior to such termination (or such shorter period of time as remains prior to the Termination Date, the shorter of such periods, the “Parent Breach Notice Period”), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach, failure or inaccuracy has been cured prior to the expiration of the Parent Breach Notice Period; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if the Company is then in breach of any covenant or agreement of this Agreement or any representation or warranty of the Company in this Agreement is inaccurate, in each case, such that any condition set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not then be satisfied;
(h) by the Company, at any time prior to the receipt of the Company Required Vote, in order to accept a Superior Proposal and enter into a Company Acquisition Agreement providing for the consummation of such Superior Proposal in accordance with Section 5.1(b), so long as (i) the Company has not breached (other than immaterial breaches) any of its obligations under Section 4.4 or Section 5.1 with respect to such Superior Proposal and (ii) substantially concurrently with such termination, the Company pays the Company Termination Fee due to Parent in accordance with Section 7.3(b).
(i) by the Company, at any time prior to the Effective Time, if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied ((A) other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing, or (B) unless the failure to be so satisfied is due to any material breach or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub or the failure of Parent or Merger Sub to perform or comply with any of its respective covenants or agreements contained in this Agreement) or, to the extent permitted by applicable Legal Requirements, waived, (ii) Parent and Merger Sub shall have failed to consummate the Merger by the time the Closing was required to occur under Section 1.3(a); (iii) the Company shall have irrevocably notified Parent in writing that (1) all the conditions set forth in Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing), and (2) the Company is ready, willing and able to consummate the Merger and the other transactions contemplated hereby; and (iv) following delivery of the notice contemplated by the foregoing clause (iii), the Company shall have notified Parent in writing at least three (3) business days prior to such termination of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(i); and (v) the Merger shall not have been consummated by the end of such three (3) business day period; provided that notwithstanding anything to the contrary in this Agreement, Parent will not be entitled to terminate this Agreement during such three (3) business day period.
Section 7.2 Manner and Notice of Termination; Effect of Termination.
(a) The Party terminating this Agreement pursuant to Section 7.1 (other than pursuant to Section 7.1(a)) must deliver prompt written notice thereof to the other Parties specifying the provision of Section 7.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.
(b) Any proper and valid termination of this Agreement pursuant to Section 7.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall immediately be of no further force or effect, without any liability or obligation on any Party (or any Parent Related Party or Company Related Party) to the other Parties, as applicable, except that this Section 7.2, Section 7.3 and ARTICLE VIII will each survive the termination of this Agreement and shall remain in full force and effect in accordance with their respective terms. Notwithstanding the foregoing, but subject to Section 7.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful Breach of this Agreement arising prior to the valid termination of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement or Clean Team Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.
Section 7.3 Expenses; Termination Fee.
(a) Except as set forth in Section 5.3(c) and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Paying Agent.
(b) Company Payments.
(i) If (A) (1) this Agreement is validly terminated pursuant to Section 7.1(c), Section 7.1(d) or Section 7.1(e), (B) after the date hereof and prior to the date of such termination (except in the case of termination pursuant to Section 7.1(d), in which case prior to the Company Stockholder Meeting) a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise publicly made known to the Company Board or the Company Stockholders, and in each case, is not publicly withdrawn or in the case of a termination pursuant to Section 7.1(c) or Section 7.1(e) otherwise received by the Company and (C) within twelve months of such termination, an Acquisition Proposal is consummated or a definitive agreement in respect of an Acquisition Proposal is entered into (which Acquisition Proposal is subsequently consummated), then the Company will concurrently with the consummation of such Acquisition Proposal pay to Parent an amount equal to $19,800,000 in cash (the “Company Termination Fee”). For purposes of this Section 7.3(b)(i), all references to “20% or more” in the definition of “Acquisition Proposal” will be deemed to be references to “more than 50%.”
(ii) If this Agreement is validly terminated pursuant to Section 7.1(f), then the Company must promptly (and in any event within two business days) following such termination pay to Parent the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 7.1(h), then the Company must prior to or substantially concurrently with such termination pay to Parent the Company Termination Fee.
(c) Parent Payment.
(i) If this Agreement is validly terminated pursuant to Section 7.1(i) (or by Parent under Section 7.1(c) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(i)), then, if the Company has provided a written notice to Parent that it is seeking the Parent Termination Fee for such termination, Parent must promptly (and in any event within two business days) following such termination pay to the Company (as directed by the Company) an amount equal to $29,950,000 in cash (the “Parent Termination Fee”).
(ii) In the event that (A) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(b) (to the extent such Legal Restraint relates to, arises under, or is in connection with the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act) or (B) (1) this Agreement is validly terminated by either Parent or the Company pursuant to Section 7.1(c) and (2) at the time of any such termination, all of the conditions set forth in ARTICLE VI have been satisfied or duly waived by the parties entitled to the benefit thereof, except for (x) the condition set forth in Section 6.1(b) or Section 6.1(c) (to the extent such Legal Restraint relates to, arises under, or is in connection the Sherman Act, Clayton Act, the HSR Act or the Federal Trade Commission Act) and (y) any other condition to the Closing that by its nature is to be, and reasonably expected to be, satisfied at the Closing (each if which is capable of being satisfied at the Closing (if the Closing were then to occur)), then Parent must promptly (and in any event within two business days) following such termination pay to the Company (as directed by the Company) an amount equal to the Parent Termination Fee.
(d) Single Payment Only. The Parties acknowledge and agree that in no event will (i) the Company, be required to pay the Company Termination Fee on more than one occasion, or (ii) Parent be required to pay the Parent Termination Fee on more than one occasion, in each case of the foregoing, whether or not the Company Termination Fee or Parent Termination Fee, as applicable, may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.
(e) Payment; Default. The Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if either Party fails to promptly pay any amount owed pursuant to this Section 7.3, and, in order to obtain such payment, the payee Party commences a Legal Proceeding that results in a judgment against the payor Party for the applicable payment set forth in this Section 7.3 or any portion thereof, the payor Party will pay to the payee Party its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the payee Party and its Representatives in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Legal Requirements (collectively, the “Enforcement Expenses”). All payments under this Section 7.3 shall be made by the payor Party to the payee Party by wire transfer of immediately available funds to an account designated in writing by the payee Party.
(f) Sole and Exclusive Remedy.
(i) Notwithstanding anything to the contrary in this Agreement, (A) in the event that the Company Termination Fee is paid pursuant to Section 7.3(b), Parent’s receipt of the Company Termination Fee (and any Enforcement Expenses that may be owed to Parent) shall be the sole and exclusive remedy of (1) Parent and Merger Sub, and (2) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Equity Financing Parties, Affiliates (other than Parent and Merger Sub), members, managers, general or limited partners, stockholders, successors and assignees of each of Parent and Merger Sub (the Persons in clauses (1) and (2) collectively, the “Parent Related Parties”) against the (x) the Company and its Affiliates and (y) the former, current and future holders of any equity, controlling Persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, successors and assignees of each of the Company and its Affiliates (the Persons in clauses (x) and (y) collectively, the “Company Related Parties”) arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure, and (B) in the event that Parent pursues a grant of specific performance pursuant to Section 8.5 and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Company Termination Fee, except for the Company’s Willful Breach or actual and intentional fraud), Parent’s receipt of a grant of specific performance or monetary damages, as applicable, shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. Upon payment of the Company Termination Fee to the extent owed pursuant to Section 7.3(b) and any Enforcement Expenses that may be owed to Parent, (A) none of the Company Related Parties will have any further liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement); and (B) none of Parent, Merger Sub or any other Person will be entitled to bring or maintain any Legal Proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and Parent may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement). Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of this Agreement the Parent Related Parties shall be permitted to pursue both a grant of specific performance and monetary damages or the Company Termination Fee, but under no circumstances (whether prior to or following the termination of this Agreement) shall the Parent Related Parties be permitted to receive both a grant of specific performance and monetary damages (including the Company Termination Fee plus any Enforcement Expenses that may be owed to Parent) or both the Company Termination Fee (plus any Enforcement Expenses that may be owed to Parent) and any other monetary damages, in each case, in connection with this Agreement, the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure.
(ii) Notwithstanding anything to the contrary in this Agreement, (A) in the event that the Parent Termination Fee is paid pursuant to Section 7.3(c), the Company’s receipt of the Parent Termination Fee (any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation that may be owed to the Company) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure, and (B) in the event that the Company pursues a grant of specific performance pursuant to Section 8.5 and/or monetary damages (provided that any such monetary damages shall not exceed the amount of the Parent Termination Fee, except for Parent’s or Merger Sub’s Willful Breach or actual and intentional fraud), the Company’s receipt of a grant of specific performance or monetary damages, as applicable, shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties arising out of or in connection with this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any breach, termination or failure. If this Agreement is validly terminated pursuant to Section 7.1, upon payment of the Parent Termination Fee to the extent owed pursuant to Section 7.3(c), any Enforcement Expenses that may be owed to the Company, and any Reimbursement Obligations, none of the Parent Related Parties will have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the

Company may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement); and none of the Company Related Parties or any other Person will be entitled to bring or maintain any Legal Proceeding against any Parent Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby (except that the Parties (or their respective Affiliates) will remain obligated with respect to, and the Company may be entitled to remedies with respect to, the Confidentiality Agreement and the Clean Team Agreement). Notwithstanding anything herein to the contrary, it is acknowledged and agreed that, prior to termination of this Agreement the Company Related Parties shall be permitted to pursue both a grant of specific performance and monetary damages or the Parent Termination Fee, but under no circumstances (whether prior to or following the termination of this Agreement) shall the Company Related Parties be permitted to receive both a grant of specific performance and monetary damages (including the Parent Termination Fee plus any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation) or both the Parent Termination Fee (plus any Enforcement Expenses that may be owed to the Company and any Reimbursement Obligation) any other monetary damages, in each case, in connection with this Agreement, the transactions contemplated hereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of or in connection with any such breach, termination or failure.
(iii) The Parties acknowledge that any amount payable by the Company or Parent pursuant to this Section 7.3, including the Company Termination Fee and the Parent Termination Fee, does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.
(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 7.3(f), it is agreed that Company and Parent, in their sole discretion, may each determine its choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 8.5(c), under no circumstances will either Party be permitted or entitled to receive both (i) an award of specific performance and (ii) any monetary damages.
(h) Non-Recourse Party. This Agreement may only be enforced against the Parties (subject to the terms, conditions and other limitations set forth herein), and (i) all claims or causes of action that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made against the Persons that are expressly identified as the Parties and (ii) in no event will a Party seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Person that is not a Party (including any Company Related Party or Parent Related Party) with respect to this Agreement, the Parent SPA or the transactions contemplated hereby and thereby (including any breach by the Equity Financing Parties, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Legal Requirements arising out of any such breach, termination or failure, in each case, except for the rights, claims and remedies that the Company, Parent or Merger Sub, as applicable, may assert against (A) any Person that is party to the Confidentiality Agreement or the Clean Team Agreement in accordance with the terms thereof, (B) the other Parties, to the extent expressly provided for in this Agreement or (C) the Equity Financing Parties or the Debt Financing Sources to the extent expressly provided for in the Parent SPA or the definitive agreements relating to the Debt Financing.
ARTICLE VIII

MISCELLANEOUS PROVISIONS
Section 8.1 Amendment. Prior to the Effective Time and subject to Section 5.8(e), this Agreement may be amended, modified and supplemented in any and all respects with respect to any of the terms of this Agreement; provided, however, that (a) after obtaining the Company Required Vote, there shall be made no amendment, modification or supplement that by Legal Requirement requires further approval by the Company Stockholders without such approval and (b) no amendment, modification or supplement shall be made to this Agreement after the Effective Time. Any such amendment, modification or supplement shall be effective only if it is expressly set forth in a written instrument duly executed and delivered by each of the Parties. Notwithstanding anything to the contrary in this Agreement, the provisions relating to any Debt Financing Sources set forth in this Section 8.1, Section 8.5(b),

Section 8.7, and/or Section 8.12 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to any Debt Financing Sources set forth in this Section 8.1, Section 8.5(b), Section 8.7, and/or Section 8.12) may not be amended, modified or altered without the prior written consent of the applicable Debt Financing Sources.
Section 8.2 Waiver. At any time prior to the Effective Time, Parent and the Company may, subject to applicable Legal Requirements, (a) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Party or (c) waive compliance by the other Party with any of the agreements contained herein applicable to such Party or, except as otherwise provided herein, waive any of such Party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single Party for purposes of the foregoing). No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy of such Party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
Section 8.3 No Survival of Representations, Warranties, Covenants and Agreements. The Parties acknowledge and agree that (a) none of the representations and warranties contained in this Agreement, the Company Disclosure Letter or in any certificate or schedule or other document delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at, the Effective Time, and (b) except for any covenant or agreement that by its terms contemplates performance after the Effective Time, none of the covenants or agreements of the Parties in this Agreement shall survive, and all rights, claims and causes of actions (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time.
Section 8.4 Entire Agreement; Counterparts. This Agreement, taken together with the other agreements, exhibits, annexes and schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect; provided, further, that notwithstanding anything herein to the contrary, the other agreements, exhibits, annexes and schedules referred to herein (including, without limitation, any disclosure schedules) do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein to provide “facts ascertainable” as that term is used in Section 251(b) of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
Section 8.5 Applicable Legal Requirements; Jurisdiction; Specific Performance; Remedies.
(a) This Agreement and all claims or causes of action (whether at law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (the “Relevant Matters”) shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 8.5(c), in any Legal Proceeding in connection with any Relevant Matter each of the Parties irrevocably (i) submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (such courts, the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 8.5(a) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties hereto), (ii) waives the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any Legal Proceeding in the

Chosen Courts, (iii) agrees to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any Chosen Court and (iv) agrees not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any court other than the Chosen Courts (except for an action to enforce a judgment of a Chosen Court). Each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 8.8. The Parties hereto agree that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements; provided, however, that nothing in the foregoing shall restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment in a Chosen Court.
(b) Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, against any Debt Financing Sources arising out of, or relating to, the Merger, any Debt Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such action or proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York. Notwithstanding anything to the contrary in this Agreement, (A) the interpretation of the definition of Material Adverse Effect and whether or not a Material Adverse Effect has occurred, (B) the determination of the accuracy of any representation made by or on behalf of the Acquired Companies or their respective businesses in this Agreement as are material to the interests of any Debt Financing Sources, but only to the extent that Parent or Merger Sub would have the right (taking into account any applicable cure provisions) to terminate their respective obligations or decline to consummate the Merger, in each case, in accordance with Section 6.2 of this Agreement as a result of a breach of such representation and (C) the determination of whether the Merger has been consummated in all material respects accordance with the terms of this Agreement and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case, shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
(c) The Parties agree that irreparable damage for which monetary damages (including any fees payable by the Company pursuant to Section 7.3), even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (or the Parent SPA) in accordance with its (or their) specified terms or otherwise breach such provisions. The Parties acknowledge and agree subject to the following sentence, (i) each Party shall be entitled, in addition to any other remedy to which it is entitled at law or in equity, to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.5(a) without proof of damages or otherwise, this being in addition to any other remedy to which each Party is entitled under this Agreement, (ii) the provisions set forth in Section 7.3 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific enforcement and (iii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Company shall be entitled to an injunction, specific performance or other equitable remedies in order to enforce Parent’s and Merger Sub’s obligations to consummate the Merger, including to cause the Equity Financing to be funded (including to cause Parent and Merger Sub to enforce the obligations of the Equity Financing Parties under the Parent SPA in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Parent SPA) if, and only if, (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing or, to the extent permitted by applicable Legal Requirements, waived), (ii) the Company has irrevocably notified Parent in writing that (1) all the conditions set forth in Section 6.3 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which is capable of being, and reasonably expected to be, satisfied at the Closing), and (2) the Company is ready, willing and able to consummate the Merger and the other transactions contemplated hereby, and (iii) following delivery of the notice contemplated by the foregoing clause (ii), Parent fails to consummate the Closing on or prior to the later of the date the Closing should have occurred pursuant to Section 1.3 and three (3) business days following the delivery by the Company of the notice referenced in forgoing clause (ii). The Parties acknowledge and agree that any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.5(c) shall not be required to provide any bond or other security in connection with any such order or injunction, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Legal Requirements or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The Parties further agree that (x) by seeking the remedies provided for in this Section 8.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, and (y) nothing set forth in this Section 8.5 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 8.5 prior to, or as a condition to, exercising any termination right under ARTICLE VII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding by a Party pursuant to this Section 8.5 or anything set forth in this Section 8.5 restrict or limit such Party’s right to terminate this Agreement in accordance with the terms of ARTICLE VII or pursue any other remedies under this Agreement that may be available then or thereafter. If, prior to the Termination Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party or the Company brings any action seeking an injunction, specific performance or other equitable relief in connection with the Parent SPA, the Termination Date shall automatically be extended by such time period as established by the court presiding over such Legal Proceeding.
(d) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO OR AGAINST THE EQUITY FINANCING PARTIES ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER (AS DEFINED ABOVE).
Section 8.6 Assignability. Neither this Agreement nor any of the rights hereunder may be directly or indirectly assigned (including by operation of law, merger or otherwise), in whole or in part, without the prior written consent of the other Parties hereto, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect; provided that Parent or Merger Sub may assign all or any portion of their respective rights and obligations pursuant to this Agreement to any of their Affiliates (provided that such assignment shall not impede or delay the consummation of the Transactions or otherwise impede the rights of the stockholders of the Company), it being understood that such assignment will not (i) affect the obligations of the parties to the Parent SPA; or (ii) prevent or delay the consummation of the Merger beyond the Termination Date or otherwise impede the rights of the holders of shares of Company Common Stock and Company Equity Awards pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder. Any purported assignment not permitted under this Section 8.6 shall be null and void.
Section 8.7 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; except for: (a) if the Closing occurs, the rights of the Company equityholders to receive the consideration set forth in Article I, (b)if the Closing occurs, the rights of the Indemnified Persons in accordance with Section 5.8, (c) the rights of the indemnified parties in respect of the Reimbursement Obligations in accordance with Section 5.13, and (d) limitations on liability of the Company Related Parties and the Parent

Related Parties set forth in Section 7.3(f). Notwithstanding the foregoing, the provisions of Section 8.1, Section 8.5(b), Section 8.6, Section 8.12 and/or this Section 8.7 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom are intended to be third party beneficiaries thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns).
Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto) or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and no “bounce back” or similar message of non-delivery is received with respect thereto, the day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party below (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Company):

Transcarent, Inc.
4700 S. Syracuse Street, Suite 900
Denver, Colorado 80237
Attn: General Counsel
Email: [***]

with a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Rich Mullen; Jack Hamilton; Ross Tanaka; Lianna Whittleton
Email: rich.mullen@wsgr.com; jhamilton@wsgr.com; rtanaka@wsgr.com; lwhittleton@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, Professional Corporation
650 Page Mill Road
Palo Alto, California 94304
Attn: Mark Baudler
Email: mbaudler@wsgr.com

if to the Company (prior to the Effective Time):

Accolade, Inc.
660 W Germantown Pike
Plymouth Meeting, Pennsylvania 19462
Attn: Richard Eskew; Stephen Barnes
Email: [***], [***]

with a copy to (which shall not constitute notice):

Cooley LLP
3 Embarcadero Center, 20th Floor
San Francisco, CA 94111-4004
Attn: Jamie Leigh; Anne Lieberman; Alan Hambelton
Email: jleigh@cooley.com; alieberman@cooley.com; ahambelton@cooley.com

Section 8.9 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any Legal Requirement or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Legal Requirements.
Section 8.10 Obligation of Parent. Parent shall ensure that each of its Subsidiaries duly performs, satisfies and discharges on a timely basis each of the covenants, obligations and liabilities applicable to its Subsidiaries under this Agreement, and Parent, as applicable, shall be jointly and severally liable with its Subsidiaries for the due and timely performance and satisfaction of each of said covenants, obligations and liabilities.
Section 8.11 Transfer Taxes. Except as expressly provided in Section 1.6(c), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions shall be paid by Parent when due.
Section 8.12 No Liability of Financing Sources. No Equity Financing Source or Debt Financing Source will have any liability to any of the Acquired Companies or any of its or their Affiliates relating to or arising out of this Agreement, the Parent SPA, the Debt Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Acquired Companies nor any of their respective Affiliates will have any rights or claims against any of the Equity Financing Sources or Debt Financing Sources hereunder or thereunder; provided that nothing in this Section 8.12 shall limit the rights of the Company and its Affiliates under the Parent SPA or, from and after the Effective Time, any debt commitment letter or the definitive debt documents executed in connection with any Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto or an express third party beneficiary thereunder.
Section 8.13 Affiliated Practices. Notwithstanding the representations and warranties of the Acquired Companies with respect to the Affiliated Practices in ARTICLE II nor the covenants of the Acquired Companies relating to the Affiliated Practices set forth in ARTICLE IV or ARTICLE V, nothing contained herein or in any schedules are intended by the Company to, nor shall they be deemed for any purpose to mean, suggest or serve as evidence that the Company is in any way engaged in the practice of medicine or is in violation of any applicable Legal Requirements requiring that only duly licensed professionals engage in the practice of medicine. Neither the Company nor any Subsidiary or the Company owns or controls the Affiliated Practices. To the contrary, the Affiliated Practices are separate legal entities wholly owned and operated by duly licensed physicians who are solely responsible for the Affiliated Practices’ own conduct and actions, and the Company and its Subsidiaries’ responsibilities to such Affiliated Practices are limited to comprehensive non-clinical administrative and back office support services. Notwithstanding the foregoing, in no event shall this Section 8.13 be construed to limit or otherwise modify any of the representations, warranties, covenants or agreements contained in this Agreement or any of the rights or remedies of the Parent and Merger Sub hereunder.
Section 8.14 Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. For purposes of this Agreement, where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires.
(b) Each Party has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, the Parties agree that any rule of construction to the effect that ambiguities or questions of intent or interpretation are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authority of any of the provisions of this Agreement.
(c) As used in this Agreement, unless otherwise indicated, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement, unless otherwise stated, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. As used in this Agreement, the term “or” is not exclusive and shall mean “and/or.” As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and shall not simply mean “if.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes or Schedules to this Agreement.
(e) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.
(f) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(g) References to “made available” shall mean that such documents or information referenced: (i) were delivered to the Company, Parent, Merger Sub or their respective Representatives, as applicable, prior to the execution and delivery of this Agreement; (ii) were contained in the Company’s electronic data room maintained by Datasite prior to the execution and delivery of this Agreement; or (iii) were publicly available, without redactions, on the EDGAR website at least one business day prior to the date of this Agreement.
(h) References to any specific Legal Requirement or to any provision of any Legal Requirement includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Legal Requirement will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued or promulgated thereunder or pursuant thereto) as of such date.
(i) References to “ordinary course of business” means the ordinary course of operations of the Acquired Companies consistent with past practice.
(j) References to “$” or “dollars” refer to United States dollars unless otherwise noted.
(k) The table of contents and bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

Accolade, Inc.

By:	/s/ Rajeev Singh
Name:	Rajeev Singh
Title:	Chief Executive Officer

TRANSCARENT, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

ACORN MERGER SUB, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

CERTAIN DEFINITIONS
For purposes of this Agreement (including this Exhibit A):
“Accelerated Vesting and Separation Rights” shall mean any and all rights to change in control, separation or severance benefits (including the payment of cash or other benefits, accelerated vesting of equity awards, or other rights) from any of the Acquired Companies arising as a result a termination of employment or other service, including in combination with other events or circumstances such as the Transactions.
“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 4.4(a).
“Acquired Companies” shall mean the Company, each of its Subsidiaries, and the Affiliated Practices.
“Acquired Company Data” shall mean all Personal Data or sensitive or confidential data and information Processed by or for any Acquired Company.
“Acquisition Inquiry” shall mean any inquiries regarding, or that would reasonably be expected to lead to, an Acquisition Proposal.
“Acquisition Proposal” shall mean any proposal or offer from any Person (other than Parent and its controlled Affiliates) or “group,” (as defined in Section 13(d) of the Exchange Act) relating to, in a single transaction or series of related transactions, any direct or indirect (A) acquisition, purchase, transfer, lease or license of assets of the Acquired Companies equal to 20% or more of the Acquired Companies’ consolidated assets or to which 20% or more of the Acquired Companies’ consolidated revenues or earnings are attributable, (B) issuance by the Company, or acquisition by any Person or group, of 20% or more of the outstanding Shares, (C) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the outstanding Shares, or (D) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving any Acquired Company that, if consummated, would result in any Person or group beneficially owning 20% or more of the outstanding Shares or voting power of the resulting direct or indirect parent of the Company or the surviving entity in such transaction, in each case of the foregoing clauses (A) through (D), other than the Transactions.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.
“Affiliated Practice Owner” shall mean the owner, in part or in whole, of an Affiliated Practice.
“Affiliated Practices” shall mean any professional entity or other entity providing healthcare services to which the Company or its Subsidiaries provides administrative and back-office support services.
“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the UK Bribery Act 2010, and any applicable Legal Requirements addressing corruption.
“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Legal Requirements (including non-U.S. laws and regulations) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.
“Balance Sheet” shall have the meaning set forth in Section 2.6.
“Book-Entry Shares” shall mean non-certificated Shares represented by book-entry.
“business day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York or City of Seattle are authorized or required by Legal Requirements to be closed.
A-A-1

“Capped Call Confirmations” shall mean (i) the letter agreements Re: Base Capped Call Transaction, each dated as of March 24, 2021, between the Company and each of Morgan Stanley & Co LLC, Deutsche Bank AG, London Branch, and Bank of America, N.A., and (ii) the letter agreements Re: Additional Capped Call Transaction, each dated as of March 25, 2021, between the Company and each of Morgan Stanley & Co LLC, Deutsche Bank AG, London Branch, and Bank of America, N.A.
“Capped Call Transactions” means the transactions documented under the Capped Call Confirmations.
“Certificate of Incorporation” shall mean the Eighth Amended and Restated Certificate of Incorporation of the Company as filed on July 7, 2020, as amended.
“Certificates” shall have the meaning set forth in Section 1.6(b).
“Change in Circumstance” shall mean any material event, fact, occurrence or development or material change in circumstances with respect to the Acquired Companies that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and first becomes known (or the consequences become known, if applicable) to the Company Board after the execution and delivery of this Agreement and prior to the time the Company Required Vote is obtained and (b) is not an Acquisition Proposal; provided, that none of the following shall constitute a “Change in Circumstance”: (i) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date of this Agreement (provided that the exception in this clause (i) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Change in Circumstance has occurred), (ii) any changes after the date of this Agreement in the market price or trading volume of the shares of Company Common Stock (provided that the exception in this clause (ii) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading volume from being taken into account in determining whether a Change in Circumstance has occurred), or (iii) any events, facts, occurrences, changes or circumstances resulting from a breach of this Agreement by the Company.
“Chosen Courts” shall have the meaning set forth in Section 8.5(a).
“Clean Team Agreement” shall have the meaning set forth in Section 4.1.
“Closing” shall have the meaning set forth in Section 1.3(a).
“Closing Date” shall have the meaning set forth in Section 1.3(a).
“Code” shall mean the Internal Revenue Code of 1986.
“Company” shall have the meaning set forth in the preamble to this Agreement.
“Company Acquisition Agreement” shall have the meaning set forth in Section 4.4(b).
“Company Adverse Change Recommendation” shall have the meaning set forth in Section 5.1(a).
“Company Associate” shall mean each officer or other employee, or individual who is an individual, natural person independent contractor, consultant or director, of or to any of the Acquired Companies.
“Company Board” shall have the meaning set forth in Recital C of this Agreement.
“Company Board Recommendation” shall have the meaning set forth in Recital C of this Agreement.
“Company Breach Notice Period” shall have the meaning set forth in Section 7.1(e).
“Company Common Stock” shall mean the common stock, $0.0001 par value per share, of the Company.
“Company Contract” shall mean any Contract to which an Acquired Company is a party or any of their assets or properties are bound.
“Company Convertible Notes” shall mean the 0.50% Convertible Senior Notes due in 2026 issued under the Indenture.
“Company Disclosure Documents” shall have the meaning set forth in Section 2.4(g).
A-A-2

“Company Disclosure Letter” shall mean the disclosure letter that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.
“Company Equity Award” shall mean Company Stock Awards and any award of compensation (including deferred compensation) that is required under the terms of such existing award to be or may be paid or settled in Shares.
“Company Equity Plan” shall mean the Company’s Amended and Restated 2007 Stock Option Plan, as amended, and the Company’s 2020 Equity Incentive Plan, as amended.
“Company ESPP” shall mean the Company’s 2020 Employee Stock Purchase Plan.
“Company IP” shall mean all Intellectual Property Rights that are owned or purported to be owned by an Acquired Company.
“Company Lease” shall mean any Company Contract pursuant to which any Acquired Company leases or subleases Leased Real Property from another Person.
“Company Option” shall mean each option to purchase Shares (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company), other than pursuant to the Company ESPP. For the avoidance of doubt, Company Options shall not include the Capped Call Transactions.
“Company Preferred Stock” shall mean the preferred stock, $0.0001 par value per share, of the Company.
“Company PSU” shall mean each restricted stock unit award, whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company, which vests, or becomes eligible to vest, based on the achievement of performance conditions.
“Company Related Parties” shall have the meaning set forth in Section 7.3(f)(i).
“Company Required Vote” shall mean the affirmative vote of the holders of at least a majority of the outstanding Shares in favor of the adoption of this Agreement and approval of the Merger.
“Company RSU” shall mean each restricted stock unit (whether granted by the Company pursuant to the Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted by the Company) that vests based on service-related conditions alone, including, for the avoidance of doubt, Company PSUs with respect to which the applicable performance conditions are satisfied or deemed satisfied in connection with the Merger.
“Company SEC Documents” shall have the meaning set forth in Section 2.4(a).
“Company Stock Awards” shall mean all Company Options, Company RSUs and Company PSUs.
“Company Stockholder” shall mean a holder of Company Common Stock.
“Company Stockholder Meeting” shall have the meaning set forth in Section 5.2.
“Company Termination Fee” shall have the meaning set forth in Section 7.3(b)(i).
“Confidentiality Agreement” shall have the meaning set forth in Section 4.1.
“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Continuing Employee” shall have the meaning set forth in Section 5.5.
“Contract” shall mean any legally binding agreement, contract, subcontract, lease, instrument, bond, debenture, note, indenture, option, warrant, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature (except, in each case, ordinary course of business purchase orders).
A-A-3

“Control Persons” means each Acquired Company’s equityholders, directors, limited liability company managers or equivalent governing authorities, officers and any other individual who qualifies as a “person with an ownership or control interest” or “managing employee” (as those terms are defined in 42 C.F.R. § 420.201).
“Corporate Practice Documents” shall mean the set of contractual agreements between the Company and its Subsidiaries, the Affiliated Practices, and the Affiliated Practice Owners, including but not limited to the (i) management services agreements, (ii) credit agreements, (iii) securities transfer restriction agreement, and (iv) any other material contractual arrangement utilized by the Company to effectuate its contractual relationship with the Affiliated Practices or the Affiliated Practice Owners.
“Credit Agreement” shall mean that certain Credit Agreement, dated as of July 19, 2019, by and among the Company, the lenders from time to time party thereto, and Comerica Bank, as agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Current ESPP Offering Periods” shall have the meaning set forth in Section 5.4.
“Debt Financing” shall mean any debt financing in the form of secured or unsecured term loans, revolving credit facilities, notes or similar arrangements, all or a portion of the proceeds of which will be used to pay amounts required to be paid by Parent, Merger Sub or any of their respective Affiliates under this Agreement and related fees and expenses.
“Debt Financing Documents” shall mean the customary agreements, certificates and other documents required by the Debt Financing Sources in connection with the Debt Financing or which are otherwise customary for transactions similar to the Debt Financing.
“Debt Financing Sources” shall mean any entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing or other financing in connection with the transactions contemplated hereby (including the parties to any commitment letter with respect to any other financing and any engagement letters, joinder agreements, credit agreements, loan documents, purchase agreements, underwriting agreements or indentures relating thereto, together with their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns), it being understood and agreed that none of Parent, the Merger Sub or any of their respective Affiliates shall be deemed to be a Debt Financing Source.
“Determination Notice” shall have the meaning set forth in Section 5.1(b)(i).
“DGCL” shall mean the Delaware General Corporation Law.
“Dissenting Shares” shall have the meaning set forth in Section 1.7.
“DOJ” shall mean the Antitrust Division of the U.S. Department of Justice.
“Effective Time” shall have the meaning set forth in Section 1.3(b).
“Employee Plan” shall mean any salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, profit-sharing, pension or retirement plan, policy, program, agreement or arrangement and each other employee benefit plan, or arrangement sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any current or former employee of the Company or with respect to which the Company could reasonably be expected to have any liability, excluding compensation and benefit plans, programs and arrangements that are sponsored or maintained by a Governmental Body.
“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset); provided that “Encumbrance” shall not include any non-exclusive license of Intellectual Property Rights.
“Enforceability Exceptions” shall have the meaning set forth in Section 7.3(f)(i).
A-A-4

“Enforcement Expenses” shall have the meaning set forth in Section 7.3(e).
“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.
“Environmental Law” shall mean any federal, state, local or foreign Legal Requirements relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“Equity Financing” shall have the meaning set forth in Section 3.7.
“Equity Financing Parties” shall have the meaning set forth in Section 3.7.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE and similar or successor programs with or for the benefit of any government authority.
“Foreign Employee Plan” shall have the meaning set forth in Section 2.17(d).
“FTC” shall mean the U.S. Federal Trade Commission.
“GAAP” shall have the meaning set forth in Section 2.4(b).
“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, exemption, approval, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, arbitrator or other tribunal.
“Governmental Official” shall mean any: (a) officer, agent, or employee of a Governmental Body, (b) person acting in an official capacity for or on behalf of a Governmental Body, (c) candidate for government or political office, or (d) member of a royal family.
“Hazardous Materials” shall mean any waste, material, or substance for which liability or standards of conduct may be imposed, or that is listed, regulated or defined, under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum-derived substance or waste.
“Healthcare Laws” means all applicable federal, state, or local health care laws, pharmacy laws, and coordination of employee benefits laws, relating to the regulation of the Company and each Acquired Company and the provision, administration, marketing or advertising of, or billing, coding, reimbursement or payment for, medical services and any other services rendered by the Acquired Companies, including, but not limited to: the Medicare Statute, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll, the Medicaid statute, Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5; the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the criminal false statements law, 42 U.S.C. § 1320a-7b(a); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Exclusions Law, 42 U.S.C. § 1320a 7; the Health Insurance Portability and Accountability Act, 42 U.S.C. §§ 1320d et seq., as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq. and their implementing regulations (collectively, “HIPAA”); all similar state or local laws that address the subject matter
A-A-5

of the foregoing; all laws relating to the corporate practice of a learned or licensed healthcare profession; all laws concerning the splitting of healthcare professional fees; all laws concerning beneficiary inducement, false claims, false billing, false coding, reimbursement and reassignment, and financial relationships with referral sources, including healthcare professional self-referral laws; all laws regarding health record documentation or related record retention requirements, prior authorizations and pre-certifications, or medical necessity; all laws regarding healthcare professional or entity licensure, qualifications, accreditations, or scope of practice requirements, including the practice of telehealth and healthcare professional supervision; all health information privacy laws, including HIPAA; all laws concerning the organization and coordination of medical, dental and pharmacy benefits, all laws concerning the provision of expert clinical opinions and medical second opinions, and all applicable implementing regulations, rules, ordinances and orders related to any of the foregoing.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.
“Inbound License” shall have the meaning set forth in Section 2.8(d).
“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all indebtedness for borrowed money (including the issuance of any debt security) to any Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection with such borrowed money), (b) all obligations evidenced by notes, bonds, debentures or similar Contracts to any Person, (c) all obligations in respect of letters of credit (to the extent drawn) and bankers’ acceptances (other than letters of credit used as security for leases) to the extent drawn upon by the counterparty thereto, (d) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property, equipment and software (other than ordinary course trade payables), including any earn-out or other similar contingent payment obligations, (e) all obligations of such Person pursuant to securitization or factoring programs or arrangements, (f) all obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (g) any guaranty of any such obligations described in clauses “(a)” through “(f)” of any Person other than an Acquired Company (and other than, in any case, accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business).
“Indemnified Persons” shall have the meaning set forth in Section 5.8(a).
“Indemnifying Parties” shall have the meaning set forth in Section 5.8(b).
“Indenture” shall mean the Indenture, dated March 29, 2021, by and between the Company and the Trustee, as amended, amended and restated, supplemented or otherwise modified from time to time.
“Intellectual Property Rights” shall mean any and all intellectual property rights, which may exist under the laws of any jurisdiction in the world, including: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, and moral rights; (b) rights in trademarks, service marks, trade dress, logos, trade names and other source identifiers, and any goodwill associated therewith; (c) rights associated with trade secrets, know how, and confidential information; (d) patents and industrial property rights; and (e) all registrations, renewals, extensions, statutory invention registrations, provisionals, continuations, continuations-in-part, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (d) above.
“IRS” shall mean the Internal Revenue Service.
“knowledge” shall mean, (a) with respect to the Company, the actual knowledge of the individuals listed in Part A of the Company Disclosure Letter after reasonable inquiry of their direct reports reasonably expected to have knowledge of such matter at issue and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed in Part A of the Parent Disclosure Letter following reasonable inquiry of their direct reports reasonably expected to have knowledge of such matter at issue.
“Leased Real Property” shall have the meaning set forth in Section 2.7(b).
A-A-6

“Legal Proceeding” shall mean any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of Nasdaq).
“Legal Restraint” shall have the meaning set forth in Section 6.1(c).
“Managed Care Laws” means all applicable Legal Requirements relating to (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Legal Requirements that regulate managed care, third-party payors, discount health programs, and Persons bearing the financial risk for the provision of health care or dental care services, (ii) health insurance, health maintenance organization or managed care Laws related to the business of insurance or to the provision and payment of health or dental benefits, (iii) the administration of health and dental care claims or benefits or processing or payment for services, treatment and supplies furnished by health care and dental care providers (including third-party administrators), (iv) billing or claim for reimbursement submitted to third-party payors or otherwise related to insurance fraud, (v) establishing, marketing and managing networks of health care and dental care providers, (vi) to the extent applicable, Legal Requirements regarding the administration of employee welfare benefit plans, including ERISA, and (vii) the Patient Protection and Affordable Care Act, 42 U.S.C. § 18001, et seq., as amended by the Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152.
“Match Period” shall have the meaning set forth in Section 5.1(b)(i).
“Material Adverse Effect” shall mean any fact, event, occurrence, effect, change, development or circumstance (each, an “Effect”) that (x) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole or (y) prevents the ability of the Company to consummate the Transactions prior to the Termination Date; provided, however, that, in the case of clause (x), none of the following, and no Effect arising out of, or resulting from the following, shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there is, or would reasonably be expected to occur, a Material Adverse Effect: (a) any change in the market price, credit rating or trading volume of the Company Common Stock (provided that the underlying factors contributing to any such change shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (b) any Effect arising out of the announcement or pendency of this Agreement and the Transactions, including (i) any action taken (or not taken) by any Acquired Company that is required to be taken (or not taken) pursuant to this Agreement, (ii) any Transaction Litigation, (iii) any change in customer, supplier, employee, regulatory, partner or similar relationships of the Acquired Companies resulting therefrom, or (iv) any Effect that arises out of or the identity of, or any facts or circumstances relating to, Parent or any of its Affiliates; (c) any Effect affecting the industry in which the Acquired Companies operate; (d) economic, legislative, regulatory or political conditions or conditions in any securities, credit, financial or other capital markets, in each case in the United States or any other country or region in which the Acquired Companies operate; (e) any Effect arising directly or indirectly from changes in interest rates, inflation rates or fluctuations in the value of any currency; (f) any act of terrorism, war, civil unrest, national or international calamity, weather, earthquakes, hurricanes, tornados, natural disasters, disease outbreak, pandemic, or any other similar force majeure event (and any escalation or worsening of any of the foregoing); (g) any failure by any Acquired Company to meet any internal or external projection, budget, forecast, estimate or prediction in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying factors contributing to any such failure shall not be excluded unless such underlying factors would otherwise be excluded from the definition of Material Adverse Effect); (h) any Effect resulting or arising from Parent’s or Merger Sub’s breach of this Agreement or an Equity Financing Party’s breach of the Parent SPA; (i) any change in, or any compliance with or action taken for the purpose of complying with, any Legal Requirements or GAAP, or interpretations of any Legal Requirements or GAAP; or (j) the availability of or cost of equity, debt or other financing to Parent or Merger Sub; provided, further that any Effect
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referred to in the foregoing clauses (a), (c), (d), (e) or (f) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Acquired Companies, taken as a whole, as compared to other similarly situated participants in the industries in which the Acquired Companies operate (in which case any such incremental disproportionate adverse impact (and only such incremental disproportionate adverse impact) may be taken into account in determining whether there is, or would reasonably be expected to be, a Material Adverse Effect).
“Material Contract” shall have the meaning set forth in Section 2.9(a).
“Medicaid” means the medical assistance program established by Title XIX of the Social Security Act of 1965, 42 U.S.C. § 1396, et seq.
“Medicare” means the health insurance program for the elderly and disabled established by Title XVIII of the Social Security Act of 1965, 42 U.S.C. § 1395, et seq.
“Merger” shall have the meaning set forth in Recital B of this Agreement.
“Merger Consideration” shall have the meaning set forth in Section 1.5(a)(iii).
“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.
“Morgan Stanley” shall have the meaning set forth in Section 2.27.
“Nasdaq” shall mean The Nasdaq Global Market.
“Non-Cooperation Notice” shall have the meaning set forth in Section 5.12(b).
“Open Source License” shall mean any license meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html.
“Open Source Software” shall mean any software, data, or other asset or technology that is distributed or otherwise made available pursuant to any Open Source License.
“Order” means any order, judgment, injunction, ruling, award, decree or writ of any Governmental Body.
“Outbound License” shall have the meaning set forth in Section 2.8(d).
“Parent” shall have the meaning set forth in the preamble to this Agreement.
“Parent Breach Notice Period” shall have the meaning set forth in Section 7.3(g).
“Parent Disclosure Letter” shall mean the disclosure letter that has been prepared by Parent in accordance with the requirements of this Agreement and that has been delivered by Parent to the Company on the date of this Agreement.
“Parent Material Adverse Effect” shall mean any Effect that, individually or in the aggregate with one or more other Effects, prevents the ability of Parent or Merger Sub to consummate the Transactions prior to the Termination Date.
“Parent Related Parties” shall have the meaning set forth in Section 7.3(f)(i).
“Parent SPA” shall have the meaning set forth in 0.
“Parent Termination Fee” shall have the meaning set forth in Section 7.3(c).
“Parties” shall mean Parent, Merger Sub and the Company.
“Paying Agent” shall have the meaning set forth in Section 1.6(a).
“Paying Agent Agreement” shall have the meaning set forth in Section 1.6(a).
“Payment Fund” shall have the meaning set forth in Section 1.6(a).
“Permitted Encumbrance” shall mean (a) any Encumbrance for Taxes not yet delinquent or that is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (b) any statutory or common law liens in favor of mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar liens
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granted or which arise in the ordinary course of business for amounts not delinquent, (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) any Encumbrances for which appropriate reserves have been established in the consolidated financial statements of the Acquired Companies, (e) any non-exclusive license of Intellectual Property Rights, (f) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Bodies having jurisdiction over such real property which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location and (g) except with respect to Intellectual Property Rights, any other Encumbrance that does not materially impair the value or current use of any asset of the Acquired Companies.
“Person” shall mean any individual, Entity or Governmental Body.
“Personal Data” shall mean data or information Processed by or for any Acquired Company that constitutes “personal data,” “personal information,” “protected health information,” or any similar term as defined by any applicable Legal Requirement.
“Pre-Closing Period” shall have the meaning set forth in Section 4.1.
“Privacy and Data Processing Policies” shall have the meaning set forth in Section 2.8(l).
“Privacy and Data Processing Requirements” shall have the meaning set forth in Section 2.8(l).
“Process” means, with respect to any data or information, or set of data or information, any operation or set of operations performed thereon, whether or not by automated means, including access, adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, derivation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, retrieval, storage, structuring, transmission, and use.
“Proxy Statement” shall have the meaning set forth in Section 5.2.
“Reference Date” shall mean the last business day prior to the date of this Agreement.
“Registered IP” shall mean all patents, registered copyrights, registered trademarks, service marks and trade dress, and all applications for any of the foregoing, and domain names, in each case, that are registered or issued under the authority of any Governmental Body or other administrative body.
“Reimbursement Obligations” shall have the meaning set forth in Section 5.13.
“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Relevant Matters” shall have the meaning set forth in Section 8.5(a).
“Representatives” shall mean, with respect to a Person, the officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives of such Person.
“Required Amount” shall have the meaning set forth in Section 3.8(a).
“Sanctioned Country” means a country or territory that is, at the time of the specific conduct at issue, the subject or target of country-wide or territory-wide Sanctions (currently including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, Luhansk People’s Republic, Kherson, Zaporizhzhia regions of Ukraine).
“Sanctioned Target” means any individual or entity that is: (i) named on any applicable export- or sanctions-related list of restricted or prohibited persons; (ii) a government of a Sanctioned Country; (iii) an
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agent, agency or instrumentality of, or any entity directly or indirectly owned or controlled by, a government of a Sanctioned Country; (iv) organized, located, or resident in a Sanctioned Country; (v) any entity directly or indirectly 50% or more owned or otherwise controlled by one or more Sanctioned Targets described in the foregoing clauses (i) to (iv); or (vi) otherwise the subject of Sanctions.
“Sanctions” means the economic, financial and trade sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the United States (including without limitation OFAC or the Department of State), (ii) the European Union or any European Union member state, (iii) the United Nations, (iv) the United Kingdom, or (v) any other governmental entity of relevance to any Acquired Company.
“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.
“SEC” shall mean the United States Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Security Incident” shall mean any unauthorized access to, or disclosure, use, modification, or other Processing of, Personal Data Processed by or for any Acquired Company or breach of the Acquired Companies’ security that results in the unauthorized access to, or disclosure, use, or modification of Systems owned or controlled by the Acquired Companies.
“Shares” shall have the meaning set forth in Section 1.5(a)(i).
“Special Committee” shall have the meaning set forth in the recitals to this Agreement.
“Specified Letter” means a pre-consummation letter from the Federal Trade Commission in substantially similar form to that set forth in its blog post dated August 3, 2022.
“Standard Licenses” means (a) nonexclusive licenses granted by an Acquired Company for the use of the products and services of the Acquired Companies in the ordinary course of business; (b) non-exclusive licenses granted to the Acquired Companies for standard, generally commercially available, “off-the-shelf” third-party products on standard terms; (c) Open Source Licenses; (d) licenses under nondisclosure agreements to use confidential information for a specified purpose only; (e) any incidental licenses granted to a service provider in support of the services provided to the Acquired Companies; (f) licenses granted pursuant to terms substantially consistent with the Acquired Companies’ standard form Contracts made available to Parent; and (g) licenses granted to the Company by employees and consultants on an Acquired Company’s standard form of Contract made available to Parent without substantial deviation therefrom.
“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association, joint venture, limited liability company or other entity (a) of which 50% or more of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly by such Person, (b) of which such Person is entitled to elect, directly or indirectly, at least 50% of the board of directors (or managers) or similar governing body of such entity, or (c) if such entity is a limited partnership or limited liability company, of which such Person or one of its Subsidiaries is a general partner or managing member or otherwise has the power to direct or cause the direction of the management or policies thereof. For the avoidance of doubt, the Affiliated Practices are not Subsidiaries of the Company.
“Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Company Board (or committee thereof) determines in its good faith judgment (a) is reasonably expected to be completed, taking into account all legal, regulatory and financing aspects of the proposal and the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board deems relevant, and (b) if consummated, would result in a transaction more favorable to the Company Stockholders (solely in their capacities as such) from a financial point of view than the Transactions; provided that for purposes of the definition of “Superior Proposal,” the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%.”
“Surviving Corporation” shall have the meaning set forth in Recital B of this Agreement.
“Systems” means all information technology or data processing networks, systems, equipment, facilities, or services owned, controlled, or used by or for any Acquired Company.
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“Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state anti-takeover laws and regulations.
“Tax” shall mean any all U.S. federal, state, local and non-U.S. taxes of any kind whatsoever (including any income, franchise, capital gains, gross receipts, value-added, estimated, unemployment, excise, ad valorem, transfer, stamp, sales, use, property, business, withholding, payroll, employment, disability, social security, or registration tax, and any surtaxes, customs duties and other taxes, fees, assessments, charges or levies, in each case in the nature of a tax), including any interest, penalty or addition thereto, in each case imposed, assessed or collected by or under the authority of any Governmental Body.
“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax.
“Termination Date” shall have the meaning set forth in Section 7.1(c).
“Third-Party Payors” means all Federal Health Care Programs and all other state or local governmental insurance programs and private, non-governmental insurance and managed care programs with which any Acquired Company contracts to provide goods and services or through which any Acquired Company receives payments or reimbursements for goods and services provided.
“Transaction Litigation” means any Legal Proceeding commenced or threatened against a Party or any of its Subsidiaries, Affiliates, directors, employees or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, Affiliates, directors or employees, in each case in connection with, arising from or otherwise relating to the Merger, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement or any Other Required Company Filing or any other communications to the Company Stockholders, in each case other than any Legal Proceedings solely among the Parties or their respective Affiliates, related to this Agreement, the transactions and agreements contemplated by this Agreement or the Merger.
“Transactions” shall mean (a) the execution and delivery of this Agreement and (b) all of the transactions contemplated by this Agreement, including the Merger and the Equity Financing.
“Trustee” means U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, in its capacity as trustee under the Indenture.
“Vested Company Option” shall have the meaning set forth in Section 1.8(a).
“Vested Company Option Consideration” shall have the meaning set forth in Section 1.8(a).
“Vested Company RSU” shall have the meaning set forth in Section 1.8(b).
“Vested Company RSU Consideration” shall have the meaning set forth in Section 1.8(b).
“Willful Breach” means a material breach of this Agreement that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.
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EXHIBIT B
SURVIVING CORPORATION CERTIFICATE OF INCORPORATION
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Exhibit B
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ACCOLADE, INC.
ARTICLE I
The name of the corporation is Accolade, Inc. (the “Company”).
ARTICLE II
The address of the Company’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.
ARTICLE IV
This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.
ARTICLE V
In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.
ARTICLE VI
Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.
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ARTICLE VII
To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
ARTICLE VIII
The Company shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such Proceeding. The Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board.
The Company shall indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent (and any other persons to which applicable law permits the Company to provide indemnification) of the Company who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by such person in connection with any such Proceeding.
A right to indemnification or to advancement of expenses arising under a provision of this Certificate of Incorporation or a bylaw of the Company shall not be modified, eliminated or impaired by an amendment to this Certificate of Incorporation or the bylaws of the Company after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
ARTICLE IX
Except as provided in ARTICLE VII and ARTICLE VIII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
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EXHIBIT C
SURVIVING CORPORATION BYLAWS

Exhibit C
AMENDED AND RESTATED

BYLAWS OF

ACCOLADE, INC.

Adopted       , 2025

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AMENDED AND RESTATED BYLAWS

ARTICLE I — MEETINGS OF STOCKHOLDERS
1.1 Place of Meetings. Meetings of stockholders of Accolade, Inc. (the “Company”) shall be held at any place, within or outside the State of Delaware, determined by the Company’s board of directors (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.
1.2 Annual Meeting. An annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by resolution of the Board from time to time. Any other proper business may be transacted at the annual meeting. The Company shall not be required to hold an annual meeting of stockholders, provided that (i) the stockholders are permitted to act by written consent under the Company’s certificate of incorporation and these bylaws, (ii) the stockholders take action by written consent to elect directors and (iii) the stockholders unanimously consent to such action or, if such consent is less than unanimous, all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.
1.3 Special Meeting. A special meeting of the stockholders may be called at any time by the Board, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.
If any person(s) other than the Board calls a special meeting, the request shall:
(i) be in writing;
(ii) specify the time of such meeting and the general nature of the business proposed to be transacted; and
(iii) be delivered personally or sent by registered mail or by facsimile transmission to the Chairperson of the Board, the Chief Executive Officer, the President (in the absence of a Chief Executive Officer) or the Secretary of the Company.
The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with these bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this section 1.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.
1.4 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
1.5 Quorum. Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in section 1.6, until a quorum is present or represented.
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1.6 Adjourned Meeting; Notice. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and section 1.10 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
1.7 Conduct of Business. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by the Chief Executive Officer, or in the absence of the foregoing persons by the President, or in the absence of the foregoing persons by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.
1.8 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of section 1.10 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission (as defined in section 7.2 of these bylaws), provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
Except as otherwise required by law, the certificate of incorporation or these bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the certificate of incorporation or these bylaws.
1.9 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the certificate of incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
An electronic transmission (as defined in section 7.2) consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed and dated for purposes of this section, provided that any such electronic transmission
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sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission.
In the event that the Board shall have instructed the officers of the Company to solicit the vote or written consent of the stockholders of the Company, an electronic transmission of a stockholder written consent given pursuant to such solicitation may be delivered to the Secretary or the President of the Company or to a person designated by the Secretary or the President. The Secretary or the President of the Company or a designee of the Secretary or the President shall cause any such written consent by electronic transmission to be reproduced in paper form and inserted into the corporate records.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.
1.10 Record Dates. In order that the Company may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this section 1.10 at the adjourned meeting.
In order that the Company may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with applicable law. If no record date has been fixed by the Board and prior action by the Board is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.
In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which
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record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
1.11 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
1.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Company shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
ARTICLE II — DIRECTORS
2.1 Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the certificate of incorporation.
2.2 Number of Directors. The Board shall consist of one or more members, each of whom shall be a natural person. Unless the certificate of incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
2.3 Election, Qualification and Term of Office of Directors. Except as provided in section 2.4 of these bylaws, and subject to sections 1.2 and 1.9 of these bylaws, directors shall be elected at each annual meeting of stockholders. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
2.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
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Unless otherwise provided in the certificate of incorporation or these bylaws:
(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the certificate of incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
If at any time, by reason of death or resignation or other cause, the Company should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the certificate of incorporation or these bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
2.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
2.6 Conduct of Business. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.7 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.
2.8 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or any two directors.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile; or
(iv) sent by electronic mail,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Company’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the
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notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting.
2.9 Quorum; Voting. At all meetings of the Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
If the certificate of incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
2.10 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.11 Fees and Compensation of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board shall have the authority to fix the compensation of directors.
2.12 Removal of Directors. Unless otherwise restricted by statute, the certificate of incorporation or these bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.
No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE III — COMMITTEES
3.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Company.
3.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
3.3 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) section 2.5 (Place of Meetings; Meetings by Telephone);
(ii) section 2.7 (Regular Meetings);
(iii) section 2.8 (Special Meetings; Notice);
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(iv) section 2.9 (Quorum; Voting);
(v) section 2.10 (Board Action by Written Consent Without a Meeting); and
(vi) section 7.5 (Waiver of Notice)
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the Board; and
(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws.
Any provision in the certificate of incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the certificate of incorporation or these bylaws.
3.4 Subcommittees. Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE IV — OFFICERS
4.1 Officers. The officers of the Company shall be a President and a Secretary. The Company may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
4.2 Appointment of Officers. The Board shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of section 4.3 of these bylaws.
4.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Company may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
4.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
4.5 Vacancies in Offices. Any vacancy occurring in any office of the Company shall be filled by the Board or as provided in section 4.3.
4.6 Representation of Shares of Other Corporations. Unless otherwise directed by the Board, the President or any other person authorized by the Board or the President is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares of any other corporation or corporations standing in the name of the Company. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
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4.7 Authority and Duties of Officers. Except as otherwise provided in these bylaws, the officers of the Company shall have such powers and duties in the management of the Company as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
ARTICLE V — INDEMNIFICATION
5.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of (and any other persons to which applicable law permits the Company to provide indemnification) another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liability and loss (including attorneys’ fees judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
5.2 Indemnification of Directors and Officers in Actions by or in the Right of the Company. Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of (and any other persons to which applicable law permits the Company to provide indemnification) another corporation, partnership, joint venture, trust or other enterprise against all expenses liability, and loss (including attorneys’ fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred or suffered by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
5.3 Right to Indemnification. A right to indemnification or to advancement of expenses arising under a provision of these bylaws shall not be eliminated, modified or impaired by an amendment to these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
5.4 Successful Defense. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in section 5.1 or section 5.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
5.5 Indemnification of Others. Subject to the other provisions of this Article V, the Company shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.
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5.6 Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article V or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the Company or by persons serving at the request of the Company as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding referenced in section 5.6(ii) or 5.6(iii) prior to a determination that the person is not entitled to be indemnified by the Company.
5.7 Limitation on Indemnification. Subject to the requirements in section 5.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article V in connection with any Proceeding (or any part of any Proceeding):
(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(iii) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (c) otherwise required to be made under section 5.7 or (d) otherwise required by applicable law; or
(v) if prohibited by applicable law.
5.8 Determination; Claim. If a claim for indemnification or advancement of expenses under this Article V is not paid in full by the Company or on its behalf within 90 days after receipt by the Company of a written request therefor, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be within 15 days of a written request by the claimant, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. To the extent not prohibited by law, the Company shall indemnify such person against all expenses actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article V, to the extent such person is successful in whole or in part in such action. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
5.9 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
5.10 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director,
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officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.
5.11 Survival. The rights to indemnification and advancement of expenses conferred by this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
5.12 Effect of Repeal or Modification. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.
5.13 Certain Definitions. For purposes of this Article V, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article V.
5.14 Savings Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each claimant to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each claimant to the fullest extent under any other applicable law.
ARTICLE VI — STOCK
6.1 Stock Certificates; Partly Paid Shares. The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Company by the Chairperson of the Board or Vice-Chairperson of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.
The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Company in the case of uncertificated partly paid shares, the
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total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Company shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2 Special Designation on Certificates. If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Company shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section 6.2 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3 Lost Certificates. Except as provided in this section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4 Dividends. The Board, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the certificate of incorporation.
The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5 Stock Transfer Agreements. The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.6 Registered Stockholders. The Company:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and
(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.7 Transfers. Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
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ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER
7.1 Notice of Stockholder Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Company’s records. An affidavit of the Secretary or an Assistant Secretary of the Company or of the transfer agent or other agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the certificate of incorporation or these bylaws, any notice to stockholders given by the Company under any provision of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any such consent shall be deemed revoked if:
(i) the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent; and
(ii) such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;
(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv) if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.
7.4 Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the
A-C-12

same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.5 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
ARTICLE VIII — GENERAL MATTERS
8.1 Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.
8.2 Seal. The Company may adopt a corporate seal, which shall be in such form as may be approved from time to time by the Board. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
8.3 Annual Report. The Company shall cause an annual report to be sent to the stockholders of the Company to the extent required by applicable law. If and so long as there are fewer than 100 holders of record of the Company’s shares, the requirement of sending an annual report to the stockholders of the Company is expressly waived (to the extent permitted under applicable law).
8.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
ARTICLE IX — AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the Company may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.
A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.
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Annex B

Execution Version
January 7, 2025
Board of Directors
Accolade, Inc.
1201 Third Avenue, Suite 1700
Seattle, WA 98101
Members of the Board:
We understand that Accolade, Inc. (the “Company”), Transcarent, Inc. (“Parent”) and Acorn Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated January 8, 2025 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company being the surviving corporation in the Merger. Pursuant to the Merger, the Company will become an indirect wholly owned subsidiary of Parent, and each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares (i) held by the Company or any direct or indirect wholly owned subsidiary of the Company or held in the Company’s treasury (other than, in each case, shares that are held in a fiduciary or agency capacity and are beneficially owned by third parties), (ii) held by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent or (iii) as to which dissenters' rights have been perfected (collectively, the “Excluded Shares”), will be converted into the right to receive $7.03 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)
Reviewed certain financial projections prepared by the management of the Company and compared such projections to certain financial projections with respect to the Company derived from a consensus of selected Wall Street equity research financial forecasts;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Company Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;
8)	Participated in certain discussions and negotiations among representatives of the Company and Parent and certain other parties and their financial and legal advisors;
9)
Reviewed the Merger Agreement, the draft Series D-1 Preferred Stock Purchase Agreement (the “Parent SPA”) by and between Parent and certain investors substantially in the form of the draft dated January 7, 2025, and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion.

At your direction, our analysis relating to the business and financial prospects for the Company for purposes of this opinion have been made on the basis of certain financial projections with respect to the Company prepared by the management of the Company, which financial projections were extrapolated at the direction of the Company for certain fiscal years based on the management’s guidance and approved by you for our use (such financial projections and extrapolations thereof, the “Company Financial Projections”). We have been advised by the Company, and have assumed, with your consent, that the Company Financial Projections reflect the best currently available estimates of the future financial performance of Company are reasonable bases upon which to evaluate the business and financial prospects of the Company. We express no view as to the Company Financial Projections or the assumptions on which they were based.
In addition, we have assumed that, in all respects material to our analysis, the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Parent SPA, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger in a matter that would be material to our analysis. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby other than with respect to the fairness from a financial point of view of the Consideration to be received by the holders of the shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock (other than the Excluded Shares) pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
This opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to enter into the Merger Agreement or proceed with the transactions contemplated by the Merger Agreement.
We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, except for our current engagement with the Company, we have not received any fees from Parent or the Company for the rendering of financial advisory and financing services. Morgan Stanley may seek to provide financial advisory and financing services to Parent and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent and the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Excluded Shares).

Very truly yours, MORGAN STANLEY & CO. LLC

By:	/s/ Morgan Stanley & Co. LLC
Name: Ari Terry
Title: Managing Director

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V62059-S08781

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCOLADE, INC.

The Board of Directors recommends you vote FOR each of the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) [PLEASE SIGN WITHIN BOX]	Date

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V62060-S08781

ACCOLADE, INC.
Special Meeting of Stockholders
[TBD], 2025 at [TBD], Pacific Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) hereby appoint(s) Rajeev Singh, Stephen Barnes and Richard Eskew, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Accolade, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting to be held at [TBD], Pacific Time, on [TBD], 2025, at www.virtualshareholdermeeting.com/ACCD2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations for each of the proposals included herein. If any other matters properly come before the Special Meeting, or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion on such matters.

Continued and to be signed on reverse side